Exhibit T3E
                                                                   -----------


                       UNITED STATES BANKRUPTCY COURT
                         SOUTHERN DISTRICT OF TEXAS
                              HOUSTON DIVISION


- - - - - - - - - - - - - - - - - - - - - - - - - - - x
                                                      :
                                                      :  Chapter 11
In re:                                                :
                                                      :  Case No. 01-37805-H4-11
STERLING CHEMICALS HOLDINGS, INC., et al.,            :
                                                      :  Jointly Administered
         Debtors.                                     :
                                                      x
- - - - - - - - - - - - - - - - - - - - - - - - - - -


       DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN OF REORGANIZATION
                UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
             OF STERLING CHEMICALS HOLDINGS, INC., ET AL., DEBTORS


                                        D. J. Baker
                                        (Texas Bar No. 01566500)
                                        Rosalie Walker Gray
                                        (Texas Bar No. 20729020)
                                        Alexandra Margolis
                                        (Texas Bar No. 12978500)
                                        Skadden, Arps, Slate, Meagher & Flom LLP
                                        Four Times Square
                                        New York, New York 10036-6522
                                        Telephone: (212) 735-3000
                                        Fax: (212) 735-2000

                                        Jeffrey E. Spiers
                                        (Texas Bar No. 18933950)
                                        Timothy A. Davidson II
                                        (Texas Bar No. 24012503)
                                        Andrews & Kurth L.L.P.
                                        600 Travis Street, Suite 4200
                                        Houston, Texas 77002-2910
                                        Telephone: (713) 220-4200
                                        Fax: (713) 220-4285

Dated:   October 14, 2002               Attorneys for Sterling Chemicals
         Houston, Texas                 Holdings, Inc., et al., Debtors

                                 DISCLAIMER

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE, OF STERLING CHEMICALS HOLDINGS, INC., ET AL., DEBTORS (THE "PLAN"). THE INFORMATION MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON
THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

         ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF STERLING CHEMICALS HOLDINGS, INC. OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN STERLING CHEMICALS HOLDINGS, INC. OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES.

                                                    TABLE OF CONTENTS


I.     INTRODUCTION....................................................................................................1
II.    OVERVIEW OF THE PLAN............................................................................................2
       A.  Consensus Embodied in Term Sheet............................................................................2
       B.  General Structure of the Plan...............................................................................3
       C.  Summary of Treatment of Claims and Interests under the Plan.................................................4
       D.  Alternative Plan Process...................................................................................11
III.   PLAN VOTING INSTRUCTIONS AND PROCEDURES........................................................................12
       A.  Voting Rights..............................................................................................12
       B.  Solicitation Materials.....................................................................................13
       C.  Voting Procedures, Ballots and Voting Deadline.............................................................13
       D.  Confirmation Hearing and Deadline for Objections to Confirmation...........................................14
IV.    GENERAL INFORMATION CONCERNING THE DEBTORS.....................................................................14
       A.  Overview of Business Operations............................................................................14
       B.  Organizational Structure...................................................................................15
       C.  Business Operations........................................................................................16
           1.   Business Strategy.....................................................................................16
           2.   Industry Overview.....................................................................................16
           3.   Company Products......................................................................................18
           4.   Sales and Marketing...................................................................................22
           5.   Key Contracts.........................................................................................23
           6.   Raw Materials for Products and Energy Resources.......................................................24
           7.   Technology and Licensing..............................................................................25
       D.  Management and Employees...................................................................................26
           1.   Board of Directors....................................................................................26
           2.   Executive Officers....................................................................................28
           3.   Employees.............................................................................................28
           4.   Compensation and Benefits.............................................................................29
           5.   Employment-Related Agreements.........................................................................33
           6.   Diassi Claim..........................................................................................33
       E.  Capital Structure of the Company...........................................................................34
           1.   Prepetition Equity....................................................................................34
           2.   Material Prepetition Debt Obligations.................................................................34
       F.  Historical Financial Information...........................................................................36
       G.  Events Leading to Commencement of the Chapter 11 Case......................................................37
       H.  Recent Industry/Market Improvements........................................................................37
       I.  Business Plan..............................................................................................37
V.     CHAPTER 11 CASE................................................................................................38
       A.  Continuation of Business; Stay of Litigation...............................................................38
       B.  First Day Orders...........................................................................................38
       C.  Retention of Professionals.................................................................................39
       D.  Official Appointment of Creditors Committee................................................................39
       E.  Formation of Unofficial Secured Noteholders Committee......................................................39
       F.  Postpetition Funding.......................................................................................39
           1.   DIP Financing.........................................................................................39
           2.   Intercompany Loan.....................................................................................40
           3.   Request for Additional Adequate Protection............................................................40
           4.   Post-Confirmation Funding.............................................................................40
       G.  Other Material Matters Addressed During the Chapter 11 Case................................................41
           1.   Employee Retention and Severance Program..............................................................41
           2.   Pending Litigation and Automatic Stay.................................................................41
           3.   Claims Process........................................................................................41
           4.   Extension of Time to Assume or Reject Unexpired Leases................................................42
           5.   Disposition of Executory Contracts and Unexpired Leases...............................................42
           6.   Challenge to Liens Securing Old 12-3/8% Secured Notes.................................................42
       H.  Plan Process...............................................................................................43
           1.   Extension of Exclusive Periods........................................................................43
           2.   Search for Plan Financing.............................................................................43
           3.   Negotiation of Term Sheet.............................................................................44
           4.   Lock-Up Agreements....................................................................................44
           5.   Approval of Interim Investor Payments and Protections.................................................44
           6.   Competing Proposals to Fund Reorganization of Debtors.................................................45
           7.   Execution of Investment Agreement.....................................................................46
       I.  Sale of Pulp Chemicals Business............................................................................46
VI.    SUMMARY OF THE PLAN OF REORGANIZATION..........................................................................47
       A.  Overall Structure of the Plan..............................................................................47
       B.  Compromises Underlying Plan Provisions.....................................................................48
       C.  Reorganized Capital Structure Created by Plan..............................................................49
       D.  Classification and Treatment of Claims and Interests.......................................................49
           1.   Treatment of Unclassified Claims under the Plan.......................................................50
           2.   Treatment of Classified Claims and Interests under the Plan...........................................52
       E.  Rights Offering Procedures.................................................................................60
           1.   Procedures for Exercise of Rights by Eligible Holders.................................................60
           2.   Number of Subscription Rights; Subscription Price.....................................................61
           3.   Exercise of Rights by Holders of Disputed Claims......................................................61
           4.   Rights Agent..........................................................................................62
       F.  Allowed Claims, Distribution Rights and Objections to Claims...............................................62
           1.   Allowance Requirement.................................................................................62
           2.   Date of Distribution..................................................................................62
           3.   Making of Distributions...............................................................................62
           4.   Handling of Disputed Claims...........................................................................62
           5.   Objection Procedures..................................................................................63
           6.   Estimation of Contingent or Unliquidated Claims.......................................................63
       G.  Disposition of Executory Contracts and Unexpired Leases....................................................63
           1.   Contracts and Leased Deemed Assumed...................................................................63
           2.   Assumptions Effected by Terms of Plan.................................................................64
           3.   Cure with Respect to Assumed Contracts and Leases.....................................................64
           4.   Rejections Effected by Terms of Plan..................................................................64
           5.   Rejection Damages.....................................................................................65
       H.  Sale of Pulp Chemicals Business............................................................................65
       I.  Post-Consummation Corporate Structure, Management and Operation............................................67
           1.   Continued Corporate Existence.........................................................................67
           2.   Post-Consummation Governance Documents................................................................67
           3.   New Securities........................................................................................67
           4.   Merger; Restructuring Transactions....................................................................68
           5.   Management Buy-Out of Acrylic Fibers Business.........................................................69
           6.   Post-Consummation Management..........................................................................70
           7.   Post-Consummation Management Incentive Plan...........................................................70
           8.   Funding of Reorganized Debtors........................................................................70
           9.   Affiliate Claims......................................................................................71
           10.  Order of Plan Implementing Actions....................................................................71
       J.  Confirmation and/or Consummation...........................................................................71
           1.   Requirements for Confirmation of the Plan.............................................................71
           2.   Conditions to Confirmation Date, Implementation Date and Effective Date...............................72
           3.   Post-Effective Date Reporting.........................................................................73
       K.  Releases, Discharge, Injunctions, Exculpation and Indemnification..........................................73
       L.  Preservation of Litigation Rights..........................................................................75
       M.  Retention of Jurisdiction..................................................................................76
       N.  Amendment, Alteration and Revocation of Plan...............................................................77
       O.  Plan Implementing Documents................................................................................77
VII.   CERTAIN FACTORS TO BE CONSIDERED...............................................................................77
       A.  General Considerations.....................................................................................78
       B.  Certain Bankruptcy Considerations..........................................................................78
       C.  Conditions Precedent to Consummation.......................................................................78
       D.  Inherent Uncertainty of Financial Projections..............................................................78
       E.  Lack of Established Market for the New Securities; Concentration of Control................................79
       F.  Restricted Resale of the New Securities....................................................................79
       G.  Competition................................................................................................80
       H.  Environmental..............................................................................................80
       I.  Insurance/Uninsured Risks..................................................................................81
       J.  Reliance on Key Personnel..................................................................................81
       K.  Cyclicality/Depressed Market Conditions....................................................................81
       L.  Cost of Raw Materials and Energy Resources.................................................................82
       M.  Continued Operation of Texas City Facility.................................................................82
       N.  Restart of Acrylonitrile Facility..........................................................................82
       O.  Long-Term Contracts and Significant Customers..............................................................82
       P.  BP Chemicals Contract Issues...............................................................................82
       Q.  Monsanto Contract Issues...................................................................................83
       R.  Risks Related to Foreign Operations........................................................................84
       S.  Leverage...................................................................................................84
       T.  Liquidity Impacts of Sale of Pulp Chemicals Business.......................................................84
       U.  Litigation.................................................................................................85
       V.  Certain Tax Considerations.................................................................................85
VIII.  APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS.............................................................85
       A.  Offer and Sale of New Securities Pursuant to the Plan:  Bankruptcy Code Exemption from
       Registration Requirements; Exemption Under Section 4(2) of the Securities Act..................................85
       B.  Subsequent Transfers of New Securities.....................................................................87
           1.   Federal Securities Laws...............................................................................87
           2.   Limited Trading Market for New Securities.............................................................88
IX.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN............................................................88
       A.  Federal Income Tax Consequences to the Debtors.............................................................89
           1.   Merger of Sterling Holdings into Sterling Chemicals...................................................89
           2.   Utilization of NOL Carryforwards......................................................................90
           3.   Cancellation of Indebtedness Income...................................................................90
           4.   Federal Alternative Minimum Tax.......................................................................91
           5.   Accrued Interest......................................................................................92
       B.  Federal Income Tax Consequences to Claim Holders...........................................................92
           1.   Class 4  (Other Secured Claims).......................................................................93
           2.   Class 5  (Old 12-3/8% Secured Note Claims)............................................................93
           3.   Class 6 (Old Discount Note Claims)....................................................................93
           4.   Class 7 (General Unsecured Claims)....................................................................94
           5.   Class 8 (Old Unsecured Note Claims)...................................................................94
           6.   Class 9 (Tort Claims).................................................................................95
           7.   Definition of "Security"..............................................................................95
           8.   Accrued Interest......................................................................................95
           9.   Market Discount.......................................................................................96
           10.  Bad Debt or Loss Deduction............................................................................96
           11.  Non-United States Persons.............................................................................96
           12.  Information Reporting and Backup Withholding..........................................................97
       C.  Importance of Obtaining Professional Tax Assistance........................................................97
X.     FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS........................................................97
       A.  Feasibility of the Plan....................................................................................97
       B.  Acceptance of the Plan.....................................................................................98
       C.  Best Interests Test........................................................................................99
       D.  Liquidation Analysis.......................................................................................99
       E.  Valuation of the Reorganized Debtors......................................................................100
       F.  Application of the "Best Interests" of Creditors Test to the Liquidation Analysis and
       the Valuation.................................................................................................100
       G.  Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative.......................101
XI.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.....................................................101
       A.  Alternative Plan(s) of Reorganization.....................................................................101
       B.  Liquidation under Chapter 7 or Chapter 11.................................................................102
XII.   THE SOLICITATION; VOTING PROCEDURES...........................................................................102
       A.  Parties in Interest Entitled to Vote......................................................................102
       B.  Classes Entitled to Vote to Accept or Reject the Plan.....................................................102
       C.  Solicitation Order........................................................................................103
       D.  Waivers of Defects, Irregularities, Etc...................................................................103
       E.  Withdrawal of Ballots; Revocation.........................................................................103
       F.  Special Instructions for Holders of Old Note Claims in Voting Classes.....................................103
       G.  Voting Rights of Disputed Claimants.......................................................................103
       H.  Further Information; Additional Copies....................................................................104
XIII.  RECOMMENDATION AND CONCLUSION.................................................................................105


                            TABLE OF APPENDICES

Appendix A        Joint Plan of Reorganization under Chapter 11, Title 11,
                  United States Code, of Sterling Chemicals Holdings, Inc., et al., Debtors

Appendix B        Pro Forma Financial Projections

Appendix C        Term Sheet

Appendix D        Historical Financial Information

Appendix E        Investment Agreement

Appendix F        Letter of Intent for Buyout Transaction

Appendix G        Liquidation Analysis

     DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN OF REORGANIZATION
               UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
           OF STERLING CHEMICALS HOLDINGS, INC., ET AL., DEBTORS

                              I. INTRODUCTION

         The debtors and debtors-in-possession in the above-referenced Chapter 11 cases include the following related companies (collectively, the "Debtors"):

                  Sterling Chemicals Holdings, Inc. ("Sterling Holdings") Sterling Chemicals, Inc. ("Sterling Chemicals")
                  Sterling Chemicals Energy, Inc.
                  Sterling Fibers, Inc.
                  Sterling Chemicals International, Inc.
                  Sterling Canada, Inc.
                  Sterling Pulp Chemicals US, Inc.
                  Sterling Pulp Chemicals, Inc.

         The Debtors submit this disclosure statement (this "Disclosure Statement") pursuant to Section 1125 of Title 11 of the United States Code (the "Bankruptcy Code"), for use in the solicitation of votes on the Joint Plan of Reorganization under Chapter 11, Title 11, United States Code, of Sterling Chemicals Holdings, Inc. et al., Debtors, dated October 14, 2002 (the "Plan"). A copy of the Plan is attached as Appendix A to this Disclosure Statement. All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan.

         This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, their need to seek Chapter 11 protection, significant events that have occurred during the Chapter 11 Case and the anticipated organization, operations and financing of the Debtors upon successful emergence from Chapter 11. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

         By order dated October 11, 2002, the Bankruptcy Court has approved this Disclosure Statement as containing "adequate information" in accordance with Section 1125 of the Bankruptcy Code, to enable a hypothetical, reasonable investor typical of holders of Claims against, or Interests in, the Debtors to make an informed judgment as to whether to accept or reject the Plan; and has authorized its use in connection with the solicitation of votes with respect to the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement and
Section 1125 of the Bankruptcy Code. In voting on the Plan, holders of Claims entitled to vote should not rely on any information relating to the Debtors and their businesses, other than that contained in this Disclosure Statement, the Plan and all exhibits hereto and thereto.

         Pursuant to the provisions of the Bankruptcy Code, only classes of claims or interests that are (i) "impaired" by a plan of reorganization and
(ii) entitled to receive a distribution under such plan are entitled to vote on the plan. In the Debtors' cases, only Claims in Classes 4, 5, 6, 7, 8 and 9 are impaired by and entitled to receive a distribution under the Plan, and only the holders of Claims or Interests in those Classes are entitled to vote to accept or reject the Plan. Claims in Classes 1, 2 and 3 and Interests in Class 14 are unimpaired by the Plan, and the holders thereof are conclusively presumed to have accepted the Plan; Claims or Interests in Classes 10, 11, 12, 13 and 15, which receive nothing under the Plan, are deemed to have rejected the Plan and the holders of Claims or Interests in each of such Classes are not entitled to vote.

         FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN, PLEASE SEE ARTICLE VI OF THIS DISCLOSURE STATEMENT, ENTITLED "SUMMARY OF THE PLAN OF REORGANIZATION," AND ARTICLE VII OF THIS DISCLOSURE STATEMENT, ENTITLED "CERTAIN FACTORS TO BE CONSIDERED."

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS THAT HAVE OCCURRED IN THE CHAPTER 11 CASE AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE SUMMARIES OF THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

         CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the pro forma financial projections set forth in Appendix B annexed hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtors do not intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement will not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof. Moreover, the Projections are based on assumptions that, although believed to be reasonable by the Debtors, may differ from actual results.

         THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THE HOLDERS OF CLAIMS IN CLASSES 4, 5, 6, 7, 8 AND 9. THE DEBTORS URGE SUCH HOLDERS TO VOTE TO ACCEPT THE PLAN.

         THE PLAN IS SUPPORTED BY THE UNOFFICIAL COMMITTEE OF NOTEHOLDERS, REPRESENTING THE INTERESTS OF OLD 12-3/8% SECURED NOTES, AND BY THE CREDITORS COMMITTEE, REPRESENTING THE INTERESTS OF HOLDERS OF UNSECURED CLAIMS
AGAINST THE DEBTORS. EACH OF THE COMMITTEES URGES ITS CONSTITUENCY TO VOTE
IN FAVOR OF THE PLAN.

                         II. OVERVIEW OF THE PLAN

         The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article VI of this Disclosure Statement, entitled "Summary of the Plan of Reorganization."

         The Plan provides for the classification and treatment of Claims against and Interests in the Debtors. The Plan designates 13 Classes of Claims and two Classes of Interests. These classes take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Interests.

A.    Consensus Embodied in Term Sheet

         The Plan represents an agreement as to the terms of a consensual reorganization of the Debtors under Chapter 11, reached among the Debtors, the official committee of unsecured creditors appointed pursuant to Section 1102(a) of the Bankruptcy Code in the Chapter 11 Case (the "Creditors Committee"), an unofficial ad hoc committee of certain holders of Old 12-3/8% Secured Notes (the "Unofficial Secured Noteholders Committee") (the
Creditors Committee and the Unofficial Secured Noteholders Committee together, the "Key Creditor Groups"), and Resurgence Asset Management,
L.L.C. ("Resurgence").

         Resurgence is a leading global private investment firm with approximately $1.3 billion under management. It is believed to be the single largest holder of unsecured Claims in the Chapter 11 Case, holding more than one-third of each series of the Old Unsecured Notes and the Old Discount Notes. Resurgence is also, with its affiliate client accounts, the proposed equity investor under the Plan (collectively, the "Proposed Investor"), subject to the alternative plan process described in Section II.D below.

         The agreement among the Debtors, the Key Creditor Groups and Resurgence as the Proposed Investor is evidenced by a term sheet dated as of September 4, 2002 (the "Term Sheet"). A copy of the Term Sheet is attached as Appendix C to this Disclosure Statement. The Debtors and the Proposed Investor have entered into a definitive investment agreement with the Proposed Investor (as amended from time to time, the "Investment Agreement") that further evidences and clarifies the obligations of the parties as set forth in the Term Sheet, subject to the alternative plan process described in Section II.D below. See Section V.H.7 for a description of the Investment Agreement.

         The Term Sheet contains two important features that are critical to the ability of the Debtors to propose the reorganization set forth in the Plan: first, the sale of the Debtors' pulp chemicals business and the agreement of the Unofficial Secured Noteholders Committee to allow the Debtors to retain $80 million of the proceeds from such sale to fund a portion of the amount necessary to emerge from bankruptcy and to support their ongoing petrochemicals business, in exchange for certain New SCI Notes; and second, the willingness of the Proposed Investor to provide equity funding of $30 million in exchange for certain New SCI Preferred Shares and to underwrite an additional $30 million of equity funding through a Rights Offering.

         The Debtors pursued other plan structures and distribution schemes, and solicited other potential financiers and equity sponsors, but ultimately without success. The Debtors believe that the Plan currently presents the best and only means currently available for their emergence from Chapter 11, subject to the alternative plan process described in
Section II.D below.

B.    General Structure of the Plan

         Pursuant to the Term Sheet, the Plan provides for the sale of the Debtors' pulp chemicals business to a third party and for the continuation of the Debtors' core petrochemicals business as restructured under the Plan. The acrylics fibers will be transferred pursuant to a management buy-out for little or no consideration. A portion of the net proceeds from the sale of the pulp chemicals business, some of which are subject to the liens securing the Old 12-3/8% Secured Notes, will remain with the Debtors and will be used to fund the Debtors' obligations under the Plan and to support future operations of the petrochemicals business. The remaining net proceeds will be allocated to the holders of the Old 12-3/8% Secured Notes, who may also receive certain secured notes in satisfaction of their remaining Claims. Unsecured Creditors of the Debtors will share in the equity ownership of the petrochemicals business, along with the Proposed Investor. The following is an overview of certain material terms of the Plan:

         (a) administrative and priority claims will be paid in full as required by the Bankruptcy Code, unless otherwise agreed by the holders of such claims;

         (b) Sterling Holdings will be merged into Sterling Chemicals, the existing common stock in Sterling Holdings will be cancelled and Sterling Chemicals will issue New SCI Preferred Shares and New SCI Common Shares to be distributed under the Plan;

         (c) as part of the merger transaction, holders of Old Discount Note Claims will receive a distribution of 1.3% of the New SCI Common Shares;

         (d) conditioned upon the effectiveness of the Plan, the Debtors' pulp chemicals business will be sold to a third party, pursuant to the highest and best offer received, in accordance with procedures to be approved by the Bankruptcy Court, in the form of a sale of assets of the U.S. Debtors engaged in the pulp chemicals business and a sale of stock interests in the Debtors' foreign affiliates engaged in the pulp chemicals business;

         (e) the acrylic fibers business of Sterling Fibers, Inc. and Sterling Chemicals International, Inc. will be transferred to local management of Sterling Fibers, Inc. in a management buy-out transaction for little or no consideration;

         (f) $80 million of the net proceeds from the sale of the pulp chemicals business will be allocated to the Reorganized Debtors, and the remaining amount will constitute a cash payment to the holders of the Old 12-3/8% Secured Notes in partial or total satisfaction of their Old 12-3/8% Secured Note Claims.

         (g) to the extent the Old 12-3/8% Secured Note Claims are not paid in full by the net sale proceeds, the holders of the Old 12-3/8% Secured Notes will receive New SCI Notes in a principal amount equal to the shortfall;

         (h) on the other hand, if the net proceeds exceed the amount of the Old 12-3/8% Secured Note Claims, holders of General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims will receive New UC Notes, which will be in a principal amount equal to the amount of such excess net proceeds up to $80 million;

         (i) any additional net proceeds in excess of amounts used to pay in full the Old 12-3/8% Secured Note Claims and the $80 million principal amount of the New UC Notes will be paid to holders of General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims;

         (j) holders of General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims will also receive 11.7% of the New SCI Common Shares, the New SCI Warrants and the right to participate in the funding of the Plan by purchasing, through the Rights Offering, up to an additional 43.5% of the New SCI Common Shares issued on the Effective Date (assuming conversion of all New SCI Preferred Shares) for an aggregate price of $30 million;

         (k) the Proposed Investor will receive the New SCI Preferred Shares, which will be convertible into 43.5% of the New SCI Common Shares issued on the Effective Date (assuming conversion of all New SCI Preferred Shares), in exchange for an initial equity investment of $30 million and will purchase any portion of the 43.5% of New SCI Common Shares made available for purchase by holders of General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims to the extent not purchased by such holders through the Rights Offering; and

         (l) the Reorganized Debtors will obtain third party secured financing of approximately $75 million to assist in funding the Debtors' obligations under the Plan, as well as funding working capital and other general corporate purposes of the Reorganized Debtors following their emergence.

         The Plan is supported by the strategic business plan for the Debtors going forward, which has been prepared by the Debtors' management (the "Business Plan"). The Business Plan is discussed in Section IV.I and
Section X.A, and the accompanying Projections through September 30, 2009 are set forth in Appendix B. While the Debtors believe that the Business Plan and Projections are based on assumptions that are reasonable and appropriate, actual results may differ and are subject to a number of risk factors. See Section IV.I, Section X.A, and Appendix B.

C.    Summary of Treatment of Claims and Interests under the Plan

         As contemplated by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified under the Plan. Allowed Administrative Claims are to be paid in full on the Effective Date or, for ordinary course Administrative Claims, when such claims become due. Priority Tax Claims are to be paid in full within six years of the date of assessment, as required by the Bankruptcy Code. See Section VI.D.1 for a summary of the treatment proposed under the Plan for Administrative Claims and Priority Tax Claims.

         The amount of non-ordinary course Administrative Claims that will be outstanding and remaining to be paid on or after the Effective Date (including professional fees which will be paid, in part, during the Chapter 11 Case pursuant to Bankruptcy Court orders, but excluding normal postpetition trade payables and certain amounts payable to the Proposed Investor) is estimated to be $40 million. Such estimate assumes that agreements are reached with certain key operating contract parties to assume their contracts with little or no cure obligation or that the Debtors are successful in litigating as to their cure obligation. Assumption of the contracts in the absence of agreements as to cure could result in a material increase in the amount of Administrative Claims. The Debtors believe that all Priority Tax Claims have been paid in full pursuant to a prior order of the Bankruptcy Court.

         The Plan assumes the enterprise value of the Reorganized Debtors on a going concern basis, as determined by the Debtors and their financial advisors, to be between $320 million and $350 million, with a midpoint of $335 million. This valuation implies a valuation of the New SCI Common Shares (assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares) to be issued under the Plan, in the aggregate, of between approximately $181.6 and $255 million, based on an assumed range of after-tax net proceeds from the sale of the Debtors' pulp chemicals business of $300 million to $500 million. (In the absence of the compromises and settlements reflected in the Plan, the Plan Investor, the Creditors Committee and the Unofficial Secured Noteholders Committee may each have different views as to valuation, and in the absence of a Plan in which the Plan Investor is the Proposed Investor, the Proposed Investor may have different views as to valuation. By supporting the Plan, neither the Plan Investor, the Creditors Committee nor the Unofficial Secured Noteholders Committee waives its right to assert alternative theories of valuation if the Plan is not consummated, and the Proposed Investor retains its right to assert alternative theories of valuation if it is not the Plan Investor.) The foregoing valuations are based on numerous assumptions, including, among other things, an assumption that the operating results projected for the Reorganized Debtors will be achieved in all material respects, including revenue growth and improvements in operating margins, earnings and cash flow. The valuation assumptions also consider, among other matters, (a) market valuation information concerning certain publicly traded securities of certain other companies that are considered relevant,
(b) certain general economic and industry information considered relevant to the businesses of the Reorganized Debtors and (c) such other investigations and analysis deemed necessary or appropriate. In particular, the valuation assumes that certain key operating contracts are assumed with agreements or successful litigation as to cure amounts. A decision to reject the contracts could materially impact projected operating results and materially reduce the valuation. The valuation assumptions are not a prediction or reflection of post-Confirmation trading prices of the New SCI Preferred Shares, the New SCI Common Shares or the New SCI Warrants. Such securities may trade at substantially higher or lower prices because of a number of factors, including those discussed in Article VII. The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.

         In addition, for certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. The Debtors have not yet reviewed and fully analyzed all Proofs of Claim filed in the Chapter 11 Case. Estimated Claim amounts for each Class set forth below are based upon the Debtors' review of their books and records and of certain Proofs of Claim, and include estimates of a number of Claims that are contingent, disputed and/or unliquidated. With respect to Classes 7, 8 and 9, if the aggregate amount of General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims that are ultimately Allowed exceeds the Debtors' estimate, the estimated percentage recovery set forth below for holders of Claims in Classes 7, 8 and 9 would be reduced. In particular, holders of Claims in Classes 7, 8 and 9 should be aware that the estimates do not include any reserve for rejection damages claims associated with the rejection of certain key operating contracts. If such operating contracts are ultimately rejected, the amount of rejection damages claims likely to be alleged by the parties to such contracts would materially increase the amount of Claims in Classes 7 and correspondingly materially reduce recoveries to Classes 7, 8 and 9. Accordingly, for these reasons, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below for Classes 7, 8 and 9 will actually be realized by the holders of Allowed Claims in those Classes.

         The table below summarizes the classification and treatment of the prepetition Claims and Interests under the Plan. For certain Classes of Claims, estimated percentage recoveries are also set forth below. Estimated percentage recoveries have been calculated based upon a number of assumptions, including the value ascribed to the New Securities to be issued under the Plan, for purposes of the Plan, as discussed above and in
Section X.E.


--------------------------------------------------- ------------------------------------------------------------------------
Class Description                                   Treatment under Plan
--------------------------------------------------- ------------------------------------------------------------------------
Administrative Claims                               An Administrative Claim is a Claim, other than a DIP
                                                    Facility Claim, for payment of an administrative expense
                                                    of a kind specified in Section 503(b) or 1114(e)(2) of the
Estimated Allowed Claims:                           Bankruptcy Code and entitled to priority pursuant to
Approximately $40 million                           Section 507(a)(1) of the Bankruptcy Code, including, but
                                                    not limited to, (a) the actual, necessary costs and
                                                    expenses incurred after the Petition Date of preserving
                                                    the Estates and operating the businesses of the Debtors,
                                                    including wages, salaries or commissions for services
                                                    rendered after the commencement of the Chapter 11 Case,
                                                    (b) Professional Fee Claims, (c) all fees and charges
                                                    assessed against the Estates under 28 U.S.C. ss. 1930, (d)
                                                    Claims described in Section 12.1(c) and (e) of the Plan,
                                                    (e) all Allowed Claims that are entitled to be treated as
                                                    Administrative Claims pursuant to a Final Order of the
                                                    Bankruptcy Court under Section 546(c)(2)(A) of the
                                                    Bankruptcy Code and (f) Cure payments for executory
                                                    contracts or unexpired leases that are entitled to be
                                                    treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under Section 365 of the Bankruptcy Code.

                                                    Under the Plan, except as otherwise provided for therein,
                                                    and subject to the requirements of Sections 12.1 through
                                                    12.3 of the Plan, on, or as soon as reasonably practicable after, the latest of (a) the Distribution Date, (b) the
                                                    date such Administrative Claim becomes an Allowed
                                                    Administrative Claim or (c) the date such Administrative
                                                    Claim becomes payable pursuant to any agreement between a
                                                    Debtor and the holder of such Administrative Claim, each
                                                    holder of an Allowed Administrative Claim will receive in
                                                    full satisfaction, settlement, release and discharge of
                                                    and in exchange for such Allowed Administrative Claim, (i)
                                                    Cash equal to the unpaid portion of such Allowed
                                                    Administrative Claim or (ii) such other less favorable
                                                    treatment as to which the applicable Debtor and such
                                                    holder will have agreed upon in writing. Allowed
                                                    Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the
                                                    Chapter 11 Case will be paid in the ordinary course of
                                                    business in accordance with the terms and conditions of
                                                    any agreements relating thereto.

                                                    Administrative Claims are not classified and are treated
                                                    as required by the Bankruptcy Code. The holders of such
                                                    Claims are not entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 100%
--------------------------------------------------- ------------------------------------------------------------------------
DIP Facility Claims                                 DIP Facility Claims are Claims arising under that certain
                                                    Revolving Credit Agreement, dated as of July 19, 2001,
                                                    among Sterling Chemicals, the Subsidiary Debtors, The CIT
Estimated Allowed Claims: $70 million               Group/Business Credit, Inc., as Administrative Agent, and
                                                    various financial institutions, as lenders thereunder, and any related documents, agreements and instruments,
                                                    including, without limitation, any entitlement to
                                                    postpetition interest thereunder.

                                                    Under the Plan, the DIP Facility Claim will be deemed
                                                    Allowed and each holder of a DIP Facility Claim will
                                                    receive on the later of the Effective or the date on which such DIP Facility Claim becomes payable pursuant to any
                                                    agreement between the Debtors and the holder of such DIP
                                                    Facility Claim, in full satisfaction, settlement, release
                                                    and discharge of and in exchange for such DIP Facility
                                                    Claim, (i) Cash equal to the full amount of such DIP
                                                    Facility Claim or (ii) such other less favorable treatment as to which the Debtors and such holder shall have agreed
                                                    upon in writing.

                                                    DIP Facility Claims are not classified and are treated as
                                                    required by the Bankruptcy Code. The holders of such
                                                    Claims are not entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 100%
--------------------------------------------------- ------------------------------------------------------------------------
Priority Tax Claims                                 Priority Tax Claims are Claims of governmental units for
                                                    taxes that are entitled to priority pursuant to Section
                                                    507(a)(8) of the Bankruptcy Code.

                                                    Under the Plan, each holder of an Allowed Priority Tax
                                                    Claim, at the sole option of the Debtors, will be entitled to receive on account of such Allowed Priority Tax Claim,
                                                    in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, (a)
                                                    equal Cash payments made on the last Business Day of every three month period following the Effective Date, over a
                                                    period not to exceed six years after the assessment of the tax on which such Claim is based, totaling the principal
                                                    amount of such Claim plus simple interest on any
                                                    outstanding balance from the Effective Date calculated at
                                                    the currently prevailing interest rate payable on United
                                                    States Treasury Bills having a 90-day maturity as of the
                                                    Effective Date, or (b) such other less favorable treatment as to which the applicable Debtor and such holder will
                                                    have agreed upon in writing.

                                                    Priority Tax Claims are not classified and are treated as
                                                    required by the Bankruptcy Code. The holders of such
                                                    Claims are not entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 100%
--------------------------------------------------- ------------------------------------------------------------------------
Class 1, Other Priority Claims                      Class 1 consists of all Other Priority Claims against the
                                                    Debtors, which are Claims entitled to priority pursuant to
                                                    Section 507(a) of the Bankruptcy Code, other than
Estimated Allowed Claims:                           Administrative Claims or Priority Tax Claims.
None; previously paid by court order
                                                    The Plan provides that on, or as soon as reasonably
                                                    practicable after, the latest of (a) the Distribution
                                                    Date, (b) the date on which such Claim becomes an Allowed
                                                    Other Priority Claim or (c) the date on which such Other
                                                    Priority Claim becomes payable pursuant to any agreement
                                                    between a Debtor and the holder of such Other Priority
                                                    Claim, each holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release and
                                                    discharge of and in exchange for such Allowed Other
                                                    Priority Claim, either (i) Cash equal to the unpaid
                                                    portion of such Allowed Other Priority Claim or (ii) such
                                                    other less favorable treatment as to which a Debtor and
                                                    such holder have agreed upon in writing.

                                                    Other Priority Claims are Unimpaired. The holders of such
                                                    Claims are, therefore, not entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 100%
--------------------------------------------------- ------------------------------------------------------------------------
Class 2, Lender Claims                              Class 2 consists of Lender Claims, which are Claims
                                                    arising under or relating to the Pre-Petition Credit
                                                    Facility Agreements.
Estimated Allowed Claims:
None; previously paid by court order                All Lender Claims have been paid in full by order of the Bankruptcy
                                                    Court.  The Plan effectively ratifies such payment by providing that such court-approved payment was received in full satisfaction, settlement, release and discharge of and in exchange for any Lender
                                                    Claims.  The Lender Claims are deemed Allowed Claims by the Plan.

                                                    Lender Claims are Unimpaired. The holders of such Claims
                                                    are, therefore, not entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 100%
--------------------------------------------------- ------------------------------------------------------------------------
Class 3, Convenience Claims                         Class 3 consists of Convenience Claims, which are
                                                    unsecured Claims against the Debtors in an amount equal to or less than $500.

Estimated Allowed Claims:                           Under the Plan, on the Distribution Date, holders of
Approximately $100,000                              Allowed Convenience Claims will receive Cash in the amount of their Claims.

                                                    Convenience Claims are Unimpaired. The holders of such
                                                    Claims are, therefore, not entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 100%
--------------------------------------------------- ------------------------------------------------------------------------
Class 4, Other Secured Claims                       Class 4 consists of Other Secured Claims, which are
                                                    Secured Claims arising prior to the Petition Date against
Estimated Allowed Claims:                           any of the Debtors other than Lender Claims, Intercompany
Approximately $100,000                              Claims, Old Discount Note Claims or an Old 12-3/8% Secured
                                                    Note Claims. Each Other Secured Claim is in a separate
                                                    sub-Class of Class 4.

                                                    The Plan provides that on the Effective Date, at the
                                                    option of the Debtors, either (i) the legal, equitable and contractual rights of each holder of an Allowed Other
                                                    Secured Claim will be Reinstated, (ii) each holder of an
                                                    Allowed Other Secured Claim will retain the Liens securing such Allowed Other Secured Claim, whether the property
                                                    subject to such Liens is retained by the Debtors or
                                                    transferred to another entity, to the extent of such
                                                    Allowed Other Secured Claim, and will receive deferred
                                                    Cash payments totaling at least the amount of such Allowed
                                                    Other Secured Claim, of a value, as of the Effective Date, of at least the value of such holder's interest in the
                                                    Estate's interest in such property; or (iii) will receive
                                                    a return of the collateral securing such Claim.

                                                    Other Secured Claims are Impaired. The holders of such
                                                    Claims are, therefore, entitled to vote on the Plan, each
                                                    in a separate sub-class.

                                                    Estimated Percentage Recovery: 100%
--------------------------------------------------- ------------------------------------------------------------------------
Class 5, Old 12-3/8% Secured Note Claims            Class 5 consists of the Old 12-3/8% Secured Note Claims, which are the
                                                    Claims of holders of the Old 12-3/8% Secured Notes which arise from or
Estimated Allowed Claims:                           relate to the 12-3/8% Senior Secured Notes due 2006, issued by Sterling
Approximately $372 million                          Chemicals and outstanding as of the Petition Date.

                                                    The Plan provides that on the Effective Date, all Old
                                                    12-3/8% Secured Notes will be deemed cancelled and
                                                    extinguished. Each holder of an Old 12-3/8% Secured Note
                                                    Claim, will receive on the Distribution Date, (i) its Pro
                                                    Rata share of Class 5 Proceeds and (ii) if the Secured
                                                    Noteholder Claim Amount exceeds the amount of the Class 5
                                                    Proceeds, its Pro Rata share of the New SCI Notes.

                                                    Old 12-3/8% Secured Note Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 100%
--------------------------------------------------- ------------------------------------------------------------------------
Class 6, Old Discount Note Claims                   Class 6 consists of Old Discount Note Claims, which are
                                                    Claims based upon, arising from or relating to the 13-1/2%
                                                    Senior Secured Discount Notes due 2008 issued by Sterling
Estimated Allowed Claims:                           Holdings.
Approximately $190 million
                                                    Under the Plan, holders of Old Discount Note Claims will
                                                    share on a Pro Rata basis in 1.3% of the New SCI Common
                                                    Shares, which comprise the Merger Consideration under the
                                                    Plan.

                                                    Old Discount Note Claims are Impaired. The holders of such
                                                    Claims are, therefore, entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 1.2% to 1.7% (Recovery
                                                    range assumes a range of after-tax net proceeds from the
                                                    sale of the Debtors' pulp chemicals business of $300
                                                    million on the low end and $500 million on the high end)
--------------------------------------------------- ------------------------------------------------------------------------
Class 7, General Unsecured Claims                   Class 7 consists of General Unsecured Claims, which are
                                                    Claims arising prior to the Petition Date against any of
Estimated Allowed Claims:                           the Debtors other than Sterling Holdings that are not
Approximately $32 million                           Priority Tax Claims, Other Priority Claims, Lender Claims,
                                                    Secured Claims, Other Secured Claims, Old 12-3/8% Secured
                                                    Note Claims, Tort Claims, Self-Insured Tort Claims,
                                                    Intercompany Claims, Old Unsecured Note Claims,
                                                    Non-Compensatory Damages Claims, Subordinated Claims or
                                                    Convenience Claims.

                                                    Under the Plan, holders of Allowed General Unsecured
                                                    Claims will share on a Pro Rata basis, with holders of Old
                                                    Unsecured Note Claims and Allowed Self-Insured Tort
                                                    Claims, in the Unsecured Distribution. The Unsecured
                                                    Distribution consists of (a) 585,000 New SCI Common
                                                    Shares, (b) the New SCI Warrants, (c) if Class 5 Excess
                                                    Proceeds are distributed to the holders of Old 12-3/8%
                                                    Secured Note Claims, the New UC Notes, and (d) if
                                                    Unsecured Proceeds are available, the Unsecured Proceeds.

                                                    In addition, holders of General Unsecured Claims will have the opportunity through the Rights Offering to purchase
                                                    New SCI Common Shares, subject to being holders of Allowed
                                                    Claims.

                                                    General Unsecured Claims are Impaired. The holders of such
                                                    Claims are, therefore, entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 16.6% to 53.4% (Recovery
                                                    range assumes a range of after-tax net proceeds from the
                                                    sale of the Debtors' pulp chemicals business of $300
                                                    million on the low end and $500 million on the high end)
--------------------------------------------------- ------------------------------------------------------------------------
Class 8, Old Unsecured Note Claims                  Class 8 consists of Old Unsecured Note Claims, which are
                                                    the Claims of holders arising from or related to the Old
Estimated Allowed Claims:                           11-1/4% Notes, which are the 11-1/4% Senior Subordinated
Approximately $443.5 million                        Notes due 2007 issued by Sterling Chemicals, and Claims of holders arising from or relating to the Old 11-3/4% Notes, which are the 11-3/4% Senior Subordinated Notes due 2006
                                                    issued by Sterling Chemicals.

                                                    Under the Plan, holders of Old Unsecured Note Claims will
                                                    share on a Pro Rata basis, with holders of Allowed General
                                                    Unsecured Claims and Allowed Self-Insured Tort Claims, in
                                                    the Unsecured Distribution. The Unsecured Distribution
                                                    consists of (a) 585,000 New SCI Common Shares, (b) the New
                                                    SCI Warrants, (c) if Class 5 Excess Proceeds are
                                                    distributed to the holders of Old 12-3/8% Secured Note
                                                    Claims, the New UC Notes, and (d) if Unsecured Proceeds
                                                    are available, the Unsecured Proceeds.

                                                    In addition, holders of Old Unsecured Note Claims will
                                                    have the opportunity through the Rights Offering to
                                                    purchase New SCI Common Shares.

                                                    Old Unsecured Note Claims are Impaired. The holders of
                                                    such Claims are, therefore, entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 16.6% to 53.4% (Recovery
                                                    range assumes a range of after-tax net proceeds from the
                                                    sale of the Debtors' pulp chemicals business of $300
                                                    million on the low end and $500 million on the high end)
-------------------------------------------------- ------------------------------------------------------------------------
Class 9, Tort Claims                                Class 9 consists of Tort Claims, which are Claims other
                                                    than Non-Compensatory Damages Claims against any Debtor
Estimated Allowed Claims:                           (other than Sterling Holdings) based upon, arising from or
Approximately $0                                    relating to any cause of action based upon personal
                                                    injury, property damage or wrongful death.

                                                    Under the Plan, holders of Allowed Tort Claims will
                                                    receive on the Effective Date the right to pursue Cash
                                                    proceeds that may thereafter be recoverable by such holder from any liability insurance policy under which any Debtor is an insured party in an amount up to the amount of such
                                                    holder's Allowed Tort Claim.

                                                    For Self-Insured Tort Claims, which are Allowed Tort
                                                    Claims to the extent of any deductible or self-insured
                                                    retention, the Plan provides that such Claims will share
                                                    on a Pro Rata basis, with holders of Allowed General
                                                    Unsecured Claims and Old Unsecured Note Claims, in the
                                                    Unsecured Distribution. The Unsecured Distribution
                                                    consists of (a) 585,000 New SCI Common Shares, (b) the New
                                                    SCI Warrants, (c) if Class 5 Excess Proceeds are
                                                    distributed to the holders of Old 12-3/8% Secured Note
                                                    Claims, the New UC Notes, and (d) if Unsecured Proceeds
                                                    are available, the Unsecured Proceeds.

                                                    In addition, holders of Self-Insured Tort Claims will be
                                                    permitted through the Rights Offering to purchase New SCI
                                                    Common Shares, subject to being holders of Allowed Claims.

                                                    Tort Claims are Impaired. The holders of such Claims are,
                                                    therefore, entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: Subject to availability of
                                                    insurance proceeds; 16.6% to 53.4% for Self-Insured Tort
                                                    Claims. (Recovery range assumes a range of after-tax net
                                                    proceeds from the sale of the Debtors' pulp chemicals
                                                    business of $300 million on the low end and $500 million
                                                    on the high end)
--------------------------------------------------- ------------------------------------------------------------------------
Class 10, Intercompany Claims                       Class 10 consists of Intercompany Claims.  An Intercompany Claim is a
                                                    Claim arising prior to the Petition Date by a Debtor against another
Estimated Allowed Claims:                           Debtor or by a non-Debtor affiliate against a Debtor.
Approximately $85 million
                                                    Under the Plan, the holders of such Claims will not
                                                    receive or retain any property on account of such Claims.

                                                    Intercompany Claims are Impaired and will receive no
                                                    distribution under the Plan. The holders of such Claims
                                                    are, therefore, deemed to have rejected the Plan and are
                                                    not entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 0%
--------------------------------------------------- ------------------------------------------------------------------------
Class 11, Non-Compensatory Damages Claims           Class 11 consists of Non-Compensatory Damages Claims
                                                    against the Debtors, which are Claims against any of the
                                                    Debtors for any fine, penalty, forfeiture, attorneys' fees
Estimated Allowed Claims:                           (to the extent such attorneys' fees are punitive in
None yet identified                                 nature), or multiple, exemplary, or punitive damages, to
                                                    the extent that such fine, penalty, forfeiture, attorneys'
                                                    fees, or damage is not compensation for actual pecuniary
                                                    loss suffered by the holders of such Claims, including any
                                                    Claims based upon, arising from, or relating to any cause
                                                    of action whatsoever (including, without limitation,
                                                    violation of law, personal injury, or wrongful death,
                                                    whether secured or unsecured, liquidated or unliquidated,
                                                    fixed or contingent, matured or unmatured, known or
                                                    unknown, foreseen or unforeseen, then existing or
                                                    thereafter arising in law, equity or otherwise); provided, however, that such term does not include any Claim that
                                                    might otherwise constitute a Non-Compensatory Damages
                                                    Claim but for a Final Order determining such Claim to be
                                                    classified and treated as another type of Claim under the Plan.

                                                    Under the Plan, the holders of such Claims will not
                                                    receive or retain any property on account of such Claims.

                                                    Non-Compensatory Damages Claims are Impaired and will
                                                    receive no distribution under the Plan. The holders of
                                                    such Claims are, therefore, deemed to have rejected the
                                                    Plan and are not entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 0%
--------------------------------------------------- ------------------------------------------------------------------------
Class 12, Subordinated Claims                       Class 12 consists of all Subordinated Claims against the
                                                    Debtors, which are Claims that are subordinated pursuant
Estimated Allowed Claims:                           to Sections 510(b) or (c) of the Bankruptcy Code,
None yet identified                                 including any Claim arising from the rescission of a
                                                    purchase or sale of any Old Security, any Claim for
                                                    damages arising from the purchase or sale of an Old
                                                    Security or any Claim for reimbursement, contribution or
                                                    indemnification on account of any such Claim.

                                                    Under the Plan, the holders of such Claims will not
                                                    receive or retain any property on account of such Claims.

                                                    Subordinated Claims are Impaired and will receive no
                                                    distribution under the Plan. The holders of such Claims
                                                    are, therefore, deemed to have rejected the Plan and are
                                                    not entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 0%
--------------------------------------------------- ------------------------------------------------------------------------
Class 13, Holdings General Unsecured Claims         Class 13 consists of Claims arising prior to the Petition
                                                    Date against Sterling Holdings that are not Priority Tax
                                                    Claims, Other Priority Claims, Lender Claims, Secured
Estimated Allowed Claims:                           Claims, Other Secured Claims, Old 12-3/8% Secured Note
Approximately $0                                    Claims, Tort Claims, Self-Insured Tort Claims,
                                                    Intercompany Claims, Old Discount Note Claims, Old
                                                    Unsecured Note Claims, Non-Compensatory Damages Claims,
                                                    Subordinated Claims or Convenience Claims.

                                                    Under the Plan, the holders of such Claims will not
                                                    receive or retain any property on account of such Claims.

                                                    Holdings General Unsecured Claims are Impaired and will
                                                    receive no distribution under the Plan. The holders of
                                                    such Claims are, therefore, deemed to have rejected the
                                                    Plan and are not entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 0%
--------------------------------------------------- ------------------------------------------------------------------------
Class 14, Subsidiary Interests                      Class 14 consists of Subsidiary Interests, which are the issued and outstanding shares of stock of the Subsidiary Debtors, including
                                                    Sterling Chemicals Energy, Inc., Sterling Fibers, Inc., Sterling
                                                    Canada, Inc., Sterling Chemicals International, Inc., Sterling Pulp
                                                    Chemicals US, Inc. and Sterling Pulp Chemicals, Inc.

                                                    Under the Plan, except as otherwise contemplated by the
                                                    Restructuring Transactions, the holders of Subsidiary
                                                    Interests will retain such Interests under the Plan, for
                                                    the benefit of the holders of New SCI Preferred Shares and
                                                    New SCI Common Shares.

                                                    Subsidiary Interests are Unimpaired. The holders of such
                                                    Interests are, therefore, not entitled to vote on the
                                                    Plan.

                                                    Estimated Percentage Recovery: 100%
--------------------------------------------------- ------------------------------------------------------------------------
Class 15, Sterling Interests                        Class 15 consists of Sterling Interests, which are (a) all equity interests in Sterling Holdings, including, without limitation, the Old
                                                    Holdings Common Shares, the Old Holdings Preferred Shares and the Old
                                                    Holdings Stock Options, together with any other options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any Old Holdings
                                                    Common Shares, Old Holdings Preferred Shares, Old Holdings Stock
                                                    Options or other equity ownership interests in Sterling Holdings, and any contracts, subscriptions, commitments or agreements pursuant to which a party was or could have been entitled to receive shares, securities or other ownership interests in Sterling Holdings as of the
                                                    Petition Date, and (b) all equity interests in Sterling Chemicals, including, without limitation, the Old Chemicals Common Shares, together with any options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any stock or other equity ownership interests in Sterling
                                                    Chemicals, and any contracts, subscriptions, commitments or agreements pursuant to which a party was or could have been entitled to receive shares, securities or other ownership interests in Sterling Chemicals as of the Petition Date.

                                                    The Plan provides that all Sterling Holdings Interests and all Sterling Chemicals Interests will be deemed cancelled
                                                    and extinguished as of the Implementation Date.

                                                    Sterling Interests are Impaired and will receive no
                                                    distribution under the Plan. The holders of such Interests are, therefore, deemed to have rejected the Plan and are
                                                    not entitled to vote on the Plan.

                                                    Estimated Percentage Recovery: 0%
--------------------------------------------------- ------------------------------------------------------------------------


         THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST THE DEBTORS AND THUS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

D.    Alternative Plan Process

         Between September 13, 2002 and October 7, 2002, certain parties came forward to express an interest in proposing an alternative plan of reorganization that would not include the Proposed Investor as the sole new money underwriter of the Debtors' reorganization. As described in Section V.H.6 below, such parties include Phoenix Acquisition Corporation and the team of Mariner Investment Group, Inc. and Trilogy Capital LLC. By agreement among the Debtors, the Key Creditor Groups and the Proposed Investor, the Bankruptcy Court approved this Disclosure Statement and authorized the solicitation of votes to accept or reject the Plan subject to the conduct of a contemporaneous alternative plan process as follows:

         (a) alternative plan proposals, together with all supporting documentation, including evidence of committed financing, must be submitted by October 28, 2002, at 9:00 a.m. Eastern Time, to counsel for the Debtors, the Creditors Committee, the Unofficial Secured Noteholders Committee and the Proposed Investor; and if any such alternative plan proposals are submitted by such date, the parties shall comply with the alternative plan process described in paragraphs (c) through (j) below;

         (b) any such alternative plan proposals must be more favorable to the Estates and to Creditors than the Plan, must be without due diligence or other contingencies (other than the contingencies applicable to the proposal of the Proposed Investor under the Term Sheet and the Investment Agreement), must be fully financed, and must be capable of producing a confirmed plan of reorganization that will become effective on or before December 31, 2002 (subject only to the closing of the sale of the pulp chemicals business by no later than June 30, 2003 as provided in the Term Sheet);

         (c) the Debtors, the Creditors Committee and the Unofficial Secured Noteholders Committee will advise the Proposed Investor by October 29, 2002, at 9:00 a.m. Eastern Time, as to whether any alternative plan proposal is considered more favorable to the Estates and to Creditors, together with an analysis of the basis for such conclusion;

         (d) by no later than October 30, 2002, at 9:00 a.m. Eastern Time, the Debtors, the Creditors Committee and the Unofficial Secured Noteholders Committee will advise the Proposed Investor whether they have determined to accept a more favorable alternative plan proposal; and the Proposed Investor will then have until October 30, 2002, at 12:00 noon Eastern Time, to submit to the Debtors, the Creditors Committee and the Unofficial Secured Noteholders Committee a counter-proposal to such alternative plan proposal or to exercise its right to terminate the existing proposal;

         (e) a meeting will be held on October 30, 2002, beginning at 9:00 a.m. Eastern Time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, to be attended by the Debtors, the Creditors Committee, the Unofficial Secured Noteholders Committee, the Proposed Investor and any parties who timely submitted alternative plan proposals; at which meeting counter-proposals or further counter-proposals responsive to any of the alternative plan proposals and to any counter-proposal submitted by the Proposed Investor may be made by the Proposed Investor and by any of the parties who timely submitted alternative plan proposals, subject to the right of the Proposed Investor and each such other party to make topping counter-proposals until 1:30 p.m. Central Time on October 31, 2002, at which time the Debtors in the exercise of their business judgment, in consultation with the Creditors Committee and the Unofficial Secured Noteholders Committee, will determine which of the plan proposals is the most favorable to the Estates and to Creditors, taking into account the factors described in paragraph (b) above and other factors deemed relevant, including the existence of, amount of or absence of a deposit to secure the performance of any proposal;

         (f) a hearing will be held in the Bankruptcy Court on October 31, 2002, at 1:30 p.m. Central Time to approve the plan proposal determined to be most favorable and any notices or other materials to be distributed in connection with that plan proposal;

         (g) the Debtors will immediately provide a court-approved form of notice to all Creditors and parties in interest of the outcome of the alternative plan process;

         (h) if the outcome of the alternative plan process is the modification of the Plan in a manner that does not adversely change the treatment of any Claim, the notice will provide that any votes previously cast to accept the Plan will be deemed to be votes cast in favor of the Plan as modified, provided that any holder of a Claim (including the Proposed Investor) who previously voted to accept the Plan will be permitted to rescind their vote or to change their vote into a vote to reject the Plan as modified; and the notice will further provide that the holder of any Claim who previously voted to reject the Plan will be permitted to rescind their vote or to change their vote into a vote to accept the Plan as modified (if authorized by the Bankruptcy Court, the Debtors may be permitted to affirmatively solicit a new vote to accept the Plan as modified from rejecting holders);

         (i) if the outcome of the alternative plan process is the modification of the Plan in a manner that the Bankruptcy Court determines requires supplemental disclosure and/or the formal resolicitation of votes, the Debtors will transmit to those holders entitled to vote on the Plan as modified a supplement to this Disclosure Statement (the "Disclosure Statement Supplement") and/or a new ballot for voting to accept or reject the Plan as modified; and

         (j) the voting deadline set forth in Section III.C will remain in effect with respect to any such resolicitation unless extended by the Bankruptcy Court as set forth in the Disclosure Statement Supplement.

         This alternative plan process is intended to ensure that the Plan or any modified Plan provides the most favorable means for the reorganization of the Debtors and the treatment of Claims on a schedule that will permit the Debtors to emerge from Chapter 11 by December 31, 2002. Maintaining that schedule is critical because each month that the Chapter 11 Case continues, the Debtors are required to expend approximately $1.5 million in professional fees and expenses, and they incur an additional interest charge of approximately $3.8 million with respect to the Old 12-3/8% Secured Notes (assuming for purposes of this consensual Plan only, no infirmities in the liens securing the Old 12-3/8% Secured Notes). Moreover, if the Plan does not become effective by the end of the year, the Debtors may be subject to an alternative minimum tax of approximately $5-6 million in connection with various transactions.

         The Debtors believe that the most likely outcome of the alternative process is that the Plan will remain unchanged or that it will be modified in a manner that does not adversely change the treatment of any Claim. The Debtors believe it is unlikely that the Plan will be modified in a manner that will require transmission of a Disclosure Statement Supplement or resolicitation of votes, but no assurances in that regard can be provided.

         References in this Disclosure Statement to the "Plan Investor" are intended to mean either the Proposed Investor or the proponent of the alternative plan proposal that is determined to be most favorable and upon which the Plan as modified will be premised.

                 III. PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.    Voting Rights

         Pursuant to the provisions of the Bankruptcy Code, only holders of claims and interests in classes that are (a) treated as "impaired" by the plan of reorganization and (b) entitled to receive a distribution under such plan are entitled to vote on the plan. In the Chapter 11 Case, under the Plan, only holders of Other Secured Claims in Class 4, Old 12-3/8% Secured Note Claims in Class 5, Old Discount Note Claims in Class 6, General Unsecured Claims in Class 7, Old Unsecured Note Claims in Class 8 and Tort Claims in Class 9 are entitled to vote on the Plan. Claims and Interests in other Classes are either unimpaired and their holders are deemed to have accepted the Plan, or they are receiving no distributions under the Plan and their holders are deemed to have rejected the Plan.

         Notwithstanding the foregoing, only holders of Allowed Claims in the voting Classes are entitled to vote on the Plan. A Claim which is unliquidated, contingent or disputed is not an Allowed Claim, and is thus not entitled to vote, unless and until the amount is estimated or determined, or the dispute is determined, resolved or adjudicated in the Bankruptcy Court or another court of competent jurisdiction, or pursuant to agreement with the Debtors. However, the Bankruptcy Court may deem a contingent, unliquidated or disputed Claim to be Allowed on a provisional basis, for purposes only of voting on the Plan. If your Claim is contingent, unliquidated or disputed, you will receive instructions for seeking temporary allowance of your Claim for voting purposes, and it will be your obligation to obtain an order provisionally allowing your Claim.

         Holders of Allowed Claims in the voting Classes may vote on the Plan only if they are holders as of the Voting Record Date. The "Voting Record Date" is October 4, 2002.

B.    Solicitation Materials

         In soliciting votes for the Plan pursuant to this Disclosure Statement, the Debtors, through their voting agent Logan & Co., Inc. (the "Voting Agent"), will send to holders of Claims who are entitled to vote copies of (a) the Disclosure Statement and Plan, (b) the notice of, among other things, (i) the date, time and place of the hearing to consider confirmation of the Plan and related matters and (ii) the time for filing objections to confirmation of the Plan (the "Confirmation Hearing Notice"),
(c) one or more ballots (and return envelopes) to be used in voting to accept or to reject the Plan and (d) other materials as authorized by the Bankruptcy Court. For holders of General Unsecured Claims and Old Unsecured Note Claims, such other materials will include forms and instructions for participating in the Rights Offering.

         If you are the holder of a Claim who is entitled to vote, but you did not receive a ballot, or if your ballot is damaged or illegible, or if you have any questions concerning voting procedures, you may contact the following:

                  LOGAN & COMPANY, INC.
                  546 VALLEY ROAD
                  UPPER MONTCLAIR, NEW JERSEY 07043
                  ATTENTION: DAWN NISLER
                  TELEPHONE: (973) 509-3190

                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                  FOUR TIMES SQUARE
                  NEW YORK, NEW YORK 10036
                  ATTENTION: ERIN SIUDA
                  TELEPHONE: (212) 735-7841

C.    Voting Procedures, Ballots and Voting Deadline

         After carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your ballot, you will be asked to indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed ballot. You will be required to complete and sign your original ballot (copies will not be accepted) and return it as instructed in the envelope provided.

         Each ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded ballot or ballots sent to you with this Disclosure Statement.

         With respect to Old Note Claims, including Old 12-3/8% Secured Note Claims, Old Unsecured Note Claims and Old Discount Note Claims, special voting instructions apply to beneficial owners, nominees of beneficial owners and securities clearing agencies. Those special instructions will accompany the ballot provided to holders of Old Note Claims. Those instructions may be different from the general instructions contained herein. In the event of an inconsistency, the special instructions that accompany the ballot should be followed.

         IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN NOVEMBER 13, 2002, AT 4:00 P.M. CENTRAL TIME (THE "VOTING DEADLINE") BY THE FOLLOWING:

                  LOGAN & COMPANY, INC.
                  ATTENTION: STERLING CHEMICALS HOLDINGS, INC., ET AL. 546 VALLEY ROAD
                  UPPER MONTCLAIR, NEW JERSEY 07043

         UNLESS OTHERWISE PROVIDED IN THE INSTRUCTIONS ACCOMPANYING THE BALLOTS, FAXED BALLOTS WILL NOT BE ACCEPTED. BALLOTS THAT ARE RECEIVED BUT NOT SIGNED WILL NOT BE COUNTED. BALLOTS THAT ARE SIGNED BUT DO NOT SPECIFY WHETHER THE HOLDER ACCEPTS OR REJECTS THE PLAN WILL BE COUNTED AS AN ACCEPTANCE. DO NOT RETURN ANY STOCK CERTIFICATES OR DEBT INSTRUMENTS WITH YOUR BALLOT.

         If you have any questions about (a) the procedure for voting your Claim with respect to the packet of materials that you have received or (b) the amount of your Claim, or if you wish to obtain, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                  FOUR TIMES SQUARE
                  NEW YORK, NEW YORK 10036
                  TELEPHONE: (212) 735-7841
                  ATTENTION: ERIN SIUDA

         For further information and general instruction on voting to accept or reject the Plan, see Article XII of this Disclosure Statement and the instructions accompanying your ballot.

         THE DEBTORS URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE TO EXERCISE THEIR RIGHT BY COMPLETING THEIR BALLOTS AND RETURNING THEM BY THE VOTING DEADLINE.

D.    Confirmation Hearing and Deadline for Objections to Confirmation

         Pursuant to Section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled a Confirmation Hearing for November 20, 2002, at 10:00 a.m. Central Time. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. Objections to Confirmation of the Plan must be filed with the Bankruptcy Court no later than November 13, 2002, at 4:00 p.m. Central Time.

                IV. GENERAL INFORMATION CONCERNING THE DEBTORS

A.    Overview of Business Operations

         Sterling Holdings is a publicly owned company located in Houston, Texas. Through Sterling Chemicals, its wholly-owned operating subsidiary, and through the direct and indirect subsidiaries of Sterling Chemicals, including certain foreign affiliates who have not sought Chapter 11 protection (the "Foreign Subsidiaries"), Sterling Holdings heads an enterprise (the "Company") that is among the world's leading producers of commodity petrochemicals, acrylic fibers and pulp chemicals. The Company is also a provider of large-scale chlorine dioxide generators to the pulp and paper industry.

         The Company's petrochemicals operation is based in Texas City, Texas, at a facility owned by Sterling Chemicals. The Company owns or operates facilities for the manufacture of eight commodity petrochemicals at the Texas City facility, including styrene, acrylonitrile, acetic acid, plasticizers, methanol, tertiary butylamine ("TBA"), sodium cyanide and disodium iminodiacetic acid ("DSIDA"). These products are sold to customers for use in the manufacture of other chemicals and products, which in turn are used in the production of a wide array of consumer goods and industrial products. As of the date hereof, methanol is not currently in production due to an arrangement with Methanex under which the Company's methanol needs are satisfied by Methanex. In addition, the Company has not operated its acrylonitrile facility or other nitriles production units (TBA, sodium cyandide and DSIDA) since the second fiscal quarter of 2001 due to adverse economic conditions that caused the Company to advance its maintenance turnaround of the facility and which persisted beyond the completion of the turnaround work and resulted in a postponed restart. Restart of those operations, other than TBA, is projected for February 2003, although that restart is subject to a number of factors the occurrence of which cannot be assured. The Company's petrochemicals operations will be retained and continued under the Plan.

         The Company's pulp chemicals business is primarily conducted by the Foreign Subsidiaries, although Sterling Pulp Chemicals, Inc. (one of the Debtors) operates a pulp chemicals plant in Valdosta, Georgia, and Sterling Canada, Inc. (one of the Debtors), also licenses, engineers and oversees construction of large-scale chlorine dioxide generators, which are used in the pulp and paper industry to convert sodium chlorate into chlorine dioxide at pulp mills. The plant in Valdosta, Georgia produces sodium chlorate, which is also produced by the Foreign Subsidiaries at five plants in Canada. Sodium chlorate is converted into chlorine dioxide, which is used as a bleaching agent in wood pulp and paper production. In addition, the Foreign Subsidiaries produce sodium chlorite, chlor-alkali and calcium hypochlorite. The Foreign Subsidiaries also intend to construct a sodium chlorate manufacturing facility in New South Wales, Australia. The Company's pulp chemicals business will be sold as a condition to the Debtors' emergence from Chapter 11 under the Plan.

         The Company's acrylic fibers business is conducted in Santa Rosa County, Florida, at a facility owned by Sterling Fibers, Inc. The facility produces technical fibers and specialty textile fibers. In addition, the Company, through Sterling Chemicals International, Inc., licenses its acrylics fibers' manufacturing technology to producers worldwide. Prior to the Petition Date, the Santa Rosa facility had also produced commodity textile fibers. The Company's decision to withdraw from the production of such fibers resulted in substantial workforce and operational reductions in their acrylic fibers business. As part of the Plan, the Company's acrylic fibers business will be transferred to existing local management of that business in a management buy-out transaction, as described in Section VI.I.5.

         The Company, including the Debtors, keeps its books of records and accounts based on annual accounting periods ending on September 30 of each year. Accordingly, all references in this Disclosure Statement to a particular fiscal year refer to the 12-month period ending on September 30 of that year. For example, references to fiscal 2001 are to the fiscal year commencing on October 1, 2000 and ending on September 30, 2001.

B.    Organizational Structure

         As previously stated, the Company's parent company is Sterling Holdings. Sterling Holdings is strictly a holding company. Its only direct subsidiary is Sterling Chemicals. All of the Subsidiary Debtors and Foreign Subsidiaries are either direct or indirect subsidiaries of Sterling Chemicals. The corporate structure of the Company is reflected below. The eight corporations that appear in bold type are the Debtors.

  Sterling Chemicals Holdings, Inc., a Delaware corporation
            |
            owns 100% of
            |
            Sterling Chemicals, Inc., a Delaware corporation
                   |
                   owns 100% of
                   |
                   Sterling Chemicals Energy, Inc., a Delaware corporation
                   |
                   Sterling Fibers, Inc., a Delaware corporation
                   |
                   Sterling Chemicals International, Inc.,
                         a Delaware corporation
                   |
                   Sterling Canada, Inc., a Delaware corporation
                              |
                              owns 100% of
                              |
                              Sterling Pulp Chemicals US, Inc.,
                                    a Delaware corporation
                                      |
                                      owns 100% of
                                      |
                                      Sterling Pulp Chemicals, Inc.,
                                      a Georgia corporation
                              |
                              Sterling Pulp Chemicals, Ltd.,
                                      an Ontario corporation
                                      |
                                      owns 100% of
                                      |
                                      Sterling Pulp Chemicals (Australia) Pty
                                         Limited, an Australia corporation
                              |
                              Sterling NRO, Ltd., an Ontario corporation
                   |
                   Sterling Chemicals Marketing, Inc., a Barbados corporation
                   |
                   Sterling Chemicals Acquisitions, Inc., a Delaware corporation
                              |
                              owns 100% of
                              |
                              Sterling (Sask) Holdings, Ltd., an Ontario
                                  corporation
                                      |
                                      owns 100% of
                                      |
                                      Sterling Pulp Chemicals (Sask) Ltd.,
                                          an Ontario corporation
                                               |
                                               owns 100% of
                                               |
                                               619220 Saskatchewan Ltd.,
                                                  a Saskatchewan corporation
                              |
                              Sterling Australia Holdings, Inc.,
                                  a Delaware Corporation
                              |
                              Sterling Pulp Chemicals Fuzhou, Ltd.,
                                  an Ontario corporation


         The Plan contemplates the merger of Sterling Holdings into Sterling Chemicals, with Sterling Chemicals surviving. Sterling Chemicals will retain its equity ownership in Sterling Chemicals Energy, Inc., Sterling Chemicals Marketing, Inc., Sterling Canada and Sterling Chemicals Acquisitions, Inc. The Plan also contemplates the sale of the pulp chemicals business, including the assets of domestic subsidiaries Sterling Canada, Sterling Pulp Chemicals US, Inc., Sterling Pulp Chemicals, Inc., Sterling Australia Holdings, Inc. and Sterling Chemicals Acquisitions, Inc., and the stock of foreign subsidiaries Sterling Pulp Chemicals, Ltd., Sterling Pulp Chemicals (Australia) Pty Limited, Sterling NRO, Ltd., Sterling Pulp Chemicals Fuzhou Ltd., Sterling
(Sask) Holdings, Ltd., Sterling Pulp Chemicals (Sask) Ltd. and 619220 Saskatchewan Ltd. Under the Plan, Sterling Chemicals' equity interests in Sterling Fibers, Inc. and Sterling Chemicals International, Inc. will be transferred to existing local management of Sterling Fibers, Inc.

C. Business Operations

         1. Business Strategy

         The Company's business objectives have been to improve its capital structure, to be a premier producer of chemicals, to maintain a strong market position, to achieve first quartile cost performance in all of its major products and to provide superior customer service. The Debtors' Chapter 11 Case was filed, in part, in order to improve the Company's capital structure. In addition, the Company's management team has adopted the following strategies in pursuit of these objectives: (a) continue to improve the Company's cost structure; (b) pursue improvements in the Company's businesses and facilities through expansions, upgrades and strategic alliances; and (c) optimize capacity utilization rates through long-term supply arrangements.

         2. Industry Overview

            (a) Petrochemicals

         Styrene. The Company has a rated annual production capacity of approximately 1.7 billion pounds of styrene. Current global styrene annual capacity is approximately 52 billion pounds, and current total North American annual styrene capacity is approximately 15 billion pounds. As is the case with other petrochemicals, styrene from time to time experiences periods of strong demand resulting in tight supply and high prices and margins. This tight balance in supply and demand often results in new capacity additions. In most cases, incremental capacity comes in the form of large new plants or major expansions of existing facilities. As this new capacity comes on line, it often exceeds current demand growth and results in a decline in prices and margins.

         Following a period of strong demand growth and high utilization rates from 1994 to 1996, several major petrochemicals producers announced new capacity increases in 1997 and 1998, particularly in the Far East. At the time of this announced new capacity, there was a general slowdown in the economic growth rate in the Far East, prompting petrochemicals customers to begin utilizing their available inventories and decrease purchases of additional product. As a result, the Company's average styrene prices declined from fiscal 1997 through fiscal 1999, as the previously announced new capacity came on line at the same time that economic events in various Asian countries significantly reduced demand growth for styrene.

         During fiscal 2000, styrene prices and margins increased significantly from levels experienced in fiscal 1999. These improvements were driven by a combination of stronger market demand, operating problems experienced by several of the Debtors' competitors and generally low inventory levels worldwide. Styrene prices and margins peaked in April 2000 at a published spot price of $0.48 per pound and decreased over the second half of 2000.

         During fiscal 2001, U.S. and world economies experienced a general slowdown which negatively impacted demand for most petrochemicals. Raw material and energy costs spiked upward during the first half of fiscal 2001, increasing significantly from the prior year, primarily due to the sharp increase in natural gas prices. As a result, U.S. Gulf Coast petrochemicals producers experienced significant margin erosion in most of their products. Due to these conditions, many U.S. Gulf Coast petrochemicals producers, including the Company, reduced production levels. During the second half of fiscal 2001, raw material and energy costs began to moderate, although demand remained weak due to the continued economic slowdown.

         Demand for styrene, relative to supply, increased late in the second quarter of fiscal 2002 due to a variety of factors, including economic improvements in the United States manufacturing sector, global restocking of low inventory levels and styrene plant shutdowns attributable to scheduled maintenance and operating problems at several of the Company's competitors. These factors led to an increase in spot prices for styrene reported on a month-end, industry-wide basis, from $0.17 per pound in January 2002 to as high as $0.40 per pound in March 2002. Thereafter, reported month-end spot prices for styrene ranged from $0.26 per pound to $0.34 per pound, with August 2002 spot prices reported at $0.30-$0.305 per pound. Styrene cash margins for spot sales turned positive in February 2002 and have remained positive. Styrene cash margins for spot sales are expected to decline but still remain positive in the first quarter of fiscal 2003 as plants in North America that were down for maintenance repairs during the previous quarter resume operations. The Company, however, cannot give any assurances as to whether forecasted styrene margins will materialize.

         Acrylonitrile. The Company has a rated annual production capacity of approximately 740 million pounds of acrylonitrile. Current global acrylonitrile capacity is approximately 13 billion pounds per year. The acrylonitrile market exhibits similar characteristics to those of styrene regarding capacity utilization, selling prices and profit margins. Moreover, as a high percentage of the Company's acrylonitrile sales are made in the export market, demand for its acrylonitrile is significantly influenced by export customers, particularly those that supply acrylic fibers to customers in China. During 1995, strong demand for acrylic fibers and ABS resins, particularly in China, increased demand for acrylonitrile, resulting in high prices and margins. High utilization rates and prices prompted many major producers to announce new capacity increases, and approximately two billion pounds of capacity increases came on line between 1996 and 1998. As new acrylonitrile capacity in the United States and Asia came on line, demand growth in Asian markets weakened, causing acrylonitrile prices and margins to decrease significantly from 1996 through 1999. Beginning in early fiscal 2000, acrylonitrile prices increased significantly due to improved market demand, operating problems experienced at several of the Company's competitors and generally low inventory levels. Due to the general slowdown of U.S. and world economies, along with higher raw material and energy costs, acrylonitrile prices and margins weakened significantly in fiscal 2001. As a result, the Company rescheduled maintenance turnaround work at its Texas City acrylonitrile facility, performing this work during the second quarter of fiscal 2001 rather than later in the year. The adverse economic conditions that made it commercially impracticable to operate the Company's acrylonitrile and other nitriles production units, and that served as the basis for the Company's decision to advance the timing of the turnaround, persisted beyond the completion of this maintenance turnaround work. Consequently, the Company elected to postpone restarting its acrylonitrile facilities and other nitriles production units until it is commercially practicable to operate these facilities. The Company's other nitriles production units include the sodium cyanide, TBA and DSIDA production units, all of which are dependent on the acrylonitrile facilities for feedstocks. Restart of the acrylonitrile facilities and other nitriles production units, other than TBA, is projected for February 2003, although that restart is subject to a number of factors the occurrence of which cannot be assured. The Company's conversion agreement with Flexsys America L.P. ("Flexsys") for the production of TBA terminated as of December 31, 2001. At this time, the Company is unable to operate the unit profitably as a producer of TBA, and the Company has been unable to identify an alternate product that can be produced with the equipment.

         Acetic Acid. The Company has a rated annual production capacity of approximately one billion pounds of acetic acid. Current North American acetic acid capacity is approximately six billion pounds per year. Several capacity additions to existing acetic acid manufacturing facilities occurred in 1998 and 1999, including an expansion of the Company's acetic acid unit in Texas City from 800 million pounds of rated annual production capacity to one billion pounds. In addition, in late 2000, BP Chemicals Inc. ("BP Chemicals") and Celanese AG began operating 880 million-pound and 1,100 million-pound acetic acid production units in Malaysia and Singapore, respectively. The North American acetic acid market is mature and well developed, with demand being linked to the demand for vinyl acetate monomer, a key intermediate in the production of a wide array of polymers. Vinyl acetate monomer is the largest derivative of acetic acid, representing about 50% of total demand.

         Plasticizers. The Company has a rated annual production capacity of approximately 280 million pounds of phthalate plasticizers. Current North American phthalate plasticizer production capacity is approximately 1.7 billion pounds per year. The Company, through Sterling Chemicals, has an agreement with BASF Corporation ("BASF") pursuant to which the Company sells all of its plasticizers production to BASF through 2007. The Company's plasticizers are produced from linear alpha olefins (an ethylene-based technology), while many of its competitors use propylene-based technology. The Company's plasticizers typically receive a premium over propylene-based products due to their performance enhancing properties. However, the financial performance of the Company's business can be affected by the cost of underlying raw materials, especially when the cost of one olefin rises faster than the other, or by the introduction of new products.

            (b) Pulp Chemicals

         Sodium Chlorate. The Company and two other companies collectively account for more than 65% of North American sodium chlorate production capacity. Historically, sodium chlorate has also experienced cycles in capacity utilization, selling prices and profit margins, although not to the extremes seen in the petrochemicals markets. Since 1990, North American demand for sodium chlorate has grown at an average annual rate of approximately 7% as pulp mills have accelerated substitution of chlorine dioxide for elemental chlorine in bleaching applications. Chlorine dioxide is produced from sodium chlorate, which is one of the Company's primary pulp chemicals products. Under the United States Environmental Protection Agency's "Cluster Rules," effective April 2001, elemental chlorine cannot be used in pulp bleaching applications, which has resulted in increased substitution of chlorine dioxide for elemental chlorine by the North American pulp and paper industry and, consequently, increased demand for sodium chlorate.

         In 1999, demand for sodium chlorate did not increase at historical rates due to weak market conditions and lower operating rates in the pulp and paper industry. In addition, new sodium chlorate production capacity was added while implementation of the Cluster Rules was delayed. However, during fiscal 2000 and 2001, average sodium chlorate prices increased due to increased operating rates at pulp mills and the continued conversion to elemental chlorine free bleaching at pulp mills. The industry average market price (as reported by Chemical Week Associates) increased by approximately 6% from fiscal 1999 to fiscal 2000 and increased approximately 10% from fiscal 2000 to fiscal 2001.

            (c) Acrylic Fibers

         Acrylic Fibers. In 2001, the Company withdrew from the traditional commodity textile business and significantly reduced its operations and staffing at the acrylic fibers plant of Sterling Fibers, Inc. in Santa Rosa County, Florida. The decision came after the Company's rationalization and cost reduction programs failed to return this business to profitable levels. The Company made this decision due to extremely difficult operating conditions facing the domestic acrylic fiber industry, including conditions caused by the importation of finished goods by offshore producers and higher domestic energy and raw materials costs. The Company continues to produce its specialty and technical fibers products at this facility. As part of the Plan, the Company's acrylic fibers business will be transferred to existing local management of that business in a management buy-out transaction, as described in Section VI.I.5.

3. Company Products

         The following table summarizes the Company's principal products, including the capacity, primary end products, raw materials and major competitors for each product. "Capacity" represents rated annual production capacity at December 31, 2001, which is calculated by estimating the number of days in a typical year a production facility is capable of operating after allowing for downtime for regular maintenance and multiplying that number by an amount equal to the facility's optimal daily output based on the design feedstock mix. As the capacity of a facility is an estimated amount, actual production may be more or less than capacity, and the following table does not reflect whether the facility is presently operating at capacity. As previously discussed, as of the date hereof, methanol is not currently in production due to an arrangement with Methanex under which the Company's methanol needs are satisfied by Methanex. In addition, the Company has not operated its acrylonitrile facility or other nitriles production units (TBA, sodium cyandide and DSIDA) since the second fiscal quarter of 2001 due to adverse economic conditions that caused the Company to advance its maintenance turnaround of the facility and which persisted beyond the completion of the turnaround work and resulted in a postponed restart. Restart of those operations, other than TBA, is projected for February 2003, although that restart is subject to a number of factors the occurrence of which cannot be assured.

------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Sterling Product           Intermediate
(Capacity)                 Products          Primary End Products         Raw Materials            Major Competitors
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Petrochemicals:
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Styrene                   Polystyrene,     Building products, boat    Ethylene and benzene    Dow Chemical Company,
(1.7 billion              ABS/SAN resins,  and                                                Lyondell Chemical
pounds per year)          styrene          automotive components,                             Company, BP
                          butadiene        disposable cups and                                Chemicals, Inc.,
                          latex and        trays,                                             Chevron Chemical
                          unsaturated      packaging and containers,                          Company, Shell Chemicals,
                          polyester        housewares, tires, audio                           Inc., Cos-Mar (a
                          resins           and video cassettes,                               joint venture of General
                                           luggage, children's toys,                          Electric Company and
                                           paper coating, appliance                           FINA Inc.) and Nova
                                           parts and carpet backing                           Corporation
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------

------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Acrylonitrile             Acrylic fibers   Apparel, furnishings,      Ammonia and             BP Chemicals Inc., Cytec
(740 million              and              upholstery, household      Propylene               Industries Inc., E.I. du Pont
pounds per year)          ABS/SAN resins   appliances, carpets and                            de Nemours and Company, Asahi
                                           plastics for automotive                            Chemical Industry Company,
                                           parts using ABS and SAN                            Ltd., EC Erdoelchemie GmbH,
                                           polymers                                           and Solutia Inc.
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Acetic Acid               Vinyl acetate,   Adhesives, PET bottles,    Methanol and carbon     Celanese AG, Eastman
(1 billion                terephthalic     fibers and surface         Monoxide                Chemical Company and
pounds per year)          acid,            coatings                                           Millennium Chemicals Inc.
                          and acetate
                          solvents
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Plasticizers              Polyvinyl        Flexible plastics, such    Alpha-olefins, carbon   ExxonMobil Corporation,
(280 million              chloride         as shower                  monoxide, hydrogen,     Sunoco Chemicals and
pounds per year)          (PVC)            curtains and liners,       and orthoxylene         Eastman Chemical Company
                                           floor coverings, cable
                                           insulation, upholstery
                                           and plastic molding
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Methanol                  Acetic acid,     Adhesives,                 Natural gas, steam and  Methanex  Corporation,
(150 million              MTBE and         surface coatings,          carbon dioxide          Lyondell Methanol
gallons per year)         formaldehyde     gasoline oxygenate and                             Company, L.P., Celanese
                                           octane enhancer and                                AG and Terra Industries
                                           plywood adhesives
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
TBA                       NA               Pesticides, solvents,      Isobutylene, sulfuric   BASF Corporation and
(21 million                                pharmaceuticals and        acid, caustic soda and  Nitto Chemical Industry
pounds per year)                           synthetic rubber           hydrogen cyanide        Co., Ltd.
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
DSIDA                     NA               Herbicide                  Caustic soda and        Solutia, Inc.
(80 million                                                           hydrogen cyanide
pounds per year)
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Sodium Cyanide            NA               Electroplating and         Caustic soda and        Degussa-Huls and
(85 million                                precious metals recovery   hydrogen cyanide        FMC Corporation
pounds per year)
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Pulp Chemicals:
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Sodium Chlorate           Chlorine         Bleaching agent for wood   Electricity, salt and   Akzo Nobel, N.V., Nexen Inc.,
(500,000 tons             dioxide          pulp production;           water                   Kerr-McGee Corporation and
per year)                                  downstream products                                Finnish Chemicals North America
                                           include high quality
                                           office and coated papers
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Chlorine Dioxide          NA               Chlorine dioxide for use   NA                      Akzo Nobel, N.V.
Generators                                 in the bleaching of wood
                                           pulp
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Sodium Chlorite           Chlorine         Antimicrobial agent for    Sodium chlorate and     Vulcan Chemicals
(3,500 tons per year)     dioxide          municipal water treatment  hydrochloric acid
                                           and disinfectant for
                                           fresh produce
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Chlor Alkali              NA               Bleaching and digesting    Electricity, salt and   Occidental Chemical
                                           agent for pulp and         water                   Company and Dow Chemical
                                           paper, widely used in                              Company
                                           potable water and
                                           wastewater treatment
                                           programs and
                                           in swimming pools
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Calcium Hypochlorite      NA               Sanitizing agent to        Lime, water, caustic    Olin Corporation and PPG
(9,000 metric                              control                    soda,                   Industries
tons per year)                             bacteria and algae in      and chlorine
                                           swimming pools
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Acrylic Fibers:
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
------------------------- ---------------- -------------------------- ----------------------- --------------------------------
Acrylic Fibers            NA               Apparel, fleece, hosiery,  Acrylonitrile, vinyl    Solutia, Inc.,
(150 million                               sweaters, pile fabrics,    acetate, sodium         Cydsa, S.A. de C.V. and
pounds per year)                           outdoor furniture,         thiocyanate, sodium     Bayer AG
                                           friction materials,        bisulfate and finish
                                           gaskets, specialty         oil
                                           papers and non-wovens
------------------------- ---------------- -------------------------- ----------------------- --------------------------------



            (a) Petrochemicals

         Styrene. The Company, through Sterling Chemicals, has the fourth largest production capacity for styrene in North America. Its styrene unit, located at its Texas City facility, is one of the largest in the world and has a rated annual production capacity of approximately 1.7 billion pounds, which represents approximately 11% of total North American capacity. The Company sold approximately 26% of its styrene sales volumes pursuant to conversion and other long-term agreements during fiscal 2001. Approximately 44% of the Company's styrene sales volumes were exported in fiscal 2001, principally to Asia and Mexico.

         Acrylonitrile. The Company, through Sterling Chemicals, has the third largest production capacity for acrylonitrile in North America. Its acrylonitrile unit, located at its Texas City facility, has a rated annual production capacity of approximately 740 million pounds, which represents approximately 19% of total North American capacity. As stated previously, the Company's acrylonitrile unit has not operated since the second quarter of fiscal 2001 due to adverse economic conditions. The Company sold approximately 83% of its acrylonitrile sales volumes pursuant to conversion and other long-term agreements during fiscal 2001. Approximately 72% of the Company's acrylonitrile production in fiscal 2001 was exported. All of the acrylonitrile sold by the Company in Asia and South America is sold through ANEXCO, LLC, a joint venture between Sterling Chemicals and BP Chemicals. During fiscal 2001, the Company used a portion of its hydrogen cyanide, a by-product of acrylonitrile manufacturing, as a raw material for the production of TBA, DSIDA and sodium cyanide and burned the rest as fuel. As previously discussed, the Company's acrylonitrile facility is not in operation but is projected to be restarted in February 2003, although that restart is subject to a number of factors the occurrence of which cannot be assured. The Company is in negotiations with BP Chemicals as to acceptable terms for the assumption of the acrylonitrile agreements between the parties. As of the date hereof, it is anticipated that such negotiations will be successful, but no assurances can be made in that regard.

         Acetic Acid. The Company, through Sterling Chemicals, has the second largest production capacity for acetic acid in North America. Its acetic acid unit, located at its Texas City facility, has a rated annual production capacity of approximately one billion pounds, which represents approximately 17% of total North American capacity. All of the Company's acetic acid production is sold to BP Chemicals pursuant to a long-term contract that expires in 2016. As of the date hereof, it is anticipated that Sterling Chemicals and BP Chemicals will reach an agreement as to the assumption of the acetic acid contract, but no assurances can be made in that regard. See
Section VII. P for a discussion of contract issues involving BP Chemicals.

         Methanol. The Company, through Sterling Chemicals, owns a methanol unit at its Texas City facility with a rated annual production capacity of approximately 150 million gallons. On June 29, 2000, the Company, in conjunction with BP Chemicals, announced a multiyear contract with Methanex Corporation ("Methanex") for the purchase of their respective methanol requirements from Methanex. At that time, the Company granted Methanex exclusive rights to acquire the output of its methanol plant, which the Company continues to own. Under this agreement, Methanex chose to discontinue production at the methanol plant on July 1, 2000, and provide the Company's methanol requirements with methanol produced in countries that have a significant advantage in the cost of natural gas, the primary raw material in the production of methanol. However, Methanex may elect to restart the methanol facility at any time, subject to notice requirements and the payment of related expenses.

         Plasticizers. The Company, through Sterling Chemicals, produces plasticizers at its Texas City facility with a rated annual production capacity of approximately 280 million pounds. Under the Company's long-term agreement with BASF, which expires in 2007, the Company sells all of its plasticizers production to BASF. As of the date hereof, it is anticipated that Sterling Chemicals and BASF will reach an agreement as to the assumption of the plasticizers contract, but no assurances can be made in that regard.

         TBA. The Company's rated annual production capacity for TBA is approximately 21 million pounds. In fiscal 2001, the Company used a portion of its hydrogen cyanide by-product from its Texas City acrylonitrile facility to produce TBA, which it sold to Flexsys pursuant to a conversion agreement. In December 1999, Flexsys notified the Company of its intention to terminate the contract as of December 31, 2001. Since the second quarter of fiscal 2001, the TBA unit has not operated due to the continued shutdown of the Company's acrylonitrile unit. The Company has decontaminated the equipment for safety and environmental reasons, and the unit's permit has been maintained. As a result, the Company can operate the plant either for TBA or to make another product. At this time, the Company is unable to operate the unit profitably as a producer of TBA, and the Company has been unable to identify an alternate product that can be produced with the equipment.

         Sodium Cyanide. Pursuant to a long-term arrangement, the Company, through Sterling Chemicals, operates at its Texas City facility a sodium cyanide plant that is owned by E.I. du Pont de Nemours and Company ("DuPont"). This sodium cyanide unit uses hydrogen cyanide by-product from the Company's Texas City acrylonitrile facility as a raw material. The rated annual production capacity of this plant is approximately 85 million pounds. Since the second quarter of fiscal 2001, the sodium cyanide plant has not operated due to the continued shutdown of the Company's acrylonitrile unit.

         DSIDA. Near the end of the first quarter of fiscal 2001, the Company, through Sterling Chemicals, began operating at its Texas City facility a DSIDA plant that is owned by Monsanto Company ("Monsanto"). DSIDA is an essential intermediate in the production of Monsanto's Roundup(R), a glyphosate based herbicide. Under long-term arrangements with Monsanto, the Company operates the DSIDA plant on behalf of Monsanto and supplies hydrogen cyanide by-product from its Texas City acrylonitrile facility as a raw material. The rated annual production capacity of the DSIDA plant is approximately 80 million pounds. Since the second quarter of fiscal 2001, the DSIDA plant has not operated due to the continued shutdown of the Company's acrylonitrile unit. Restart is forecasted for February 2003 subject to a number of factors the occurrence of which cannot be assured, including the negotiation of acceptable terms for the assumption of the Monsanto arrangements. See Section VII.Q for a discussion of contract issues involving Monsanto.

            (b) Pulp Chemicals

         Sodium Chlorate. The Company is the second largest producer of sodium chlorate in North America. The Company's six sodium chlorate facilities have an aggregate rated annual production capacity of approximately 500,000 tons, which represents approximately 23% of total North American capacity.

         Chlorine Dioxide Generators. Through the Company's ERCO Systems Group ("ERCO"), the Company is the largest worldwide supplier of patented technology for generators that certain pulp mills use to convert sodium chlorate into chlorine dioxide. Each mill that uses chlorine dioxide requires at least one generator. The Company receives revenue when a generator is sold to a mill and also receives royalties from the mill after start-up, generally over a ten-year period, based on the amount of chlorine dioxide produced by the generator. For foreign generator sales, the ten-year royalty is usually replaced with a one-time up front royalty payment. The Company has supplied approximately two-thirds of all existing modern pulp mill generators worldwide. The research and development group of ERCO works to develop new and more efficient generators. When pulp mills move to higher levels of substitution of chlorine dioxide for elemental chlorine, they are usually required to upgrade generator capacity or purchase new generator technology. Pulp mills may also convert to a newer generator to take advantage of efficiency advances and technological improvements. Each upgrade or conversion requires a licensing agreement, which generally provides for payment of an additional ten-year or up front royalty.

         Sodium Chlorite. The Company has a rated annual production capacity of sodium chlorite of approximately 3,500 tons. With the expected start-up of additional sodium chlorite capacity in Thunder Bay, Ontario in early 2003, the Company will become the world's largest producer of sodium chlorite.

            (c) Acrylic Fibers

         Acrylic Fibers. In 2001, the Company withdrew from the traditional commodity textile business and reduced its operations and staffing at the acrylic fibers plant of Sterling Fibers, Inc. in Santa Rosa County, Florida. The Company continues to produce specialty textile fibers and technical fibers at this facility. Specialty textile fibers are targeted for specific applications or end uses and typically have higher margins than regular textile fibers. Technical fibers are specially engineered for industrial, non-textile uses such as brake linings and typically have higher margins than textile fibers.

         4. Sales and Marketing

            (a) Petrochemicals

         The Company sells its petrochemicals products pursuant to (i) multi-year contracts, (ii) conversion agreements and (iii) spot transactions in both the domestic and export markets. The Company has certain long-term agreements that provide for the dedication of 100% of its production of acetic acid, plasticizers, sodium cyanide, methanol and DSIDA, each to one customer. The Company also has various sales and conversion agreements that dedicate significant portions of its production of styrene and acrylonitrile to certain customers. Some of these agreements provide for cost recovery plus an agreed profit margin based upon market prices. These agreements are intended to optimize capacity utilization rates; lower the Company's selling, general and administrative expenses; reduce the Company's working capital requirements; and insulate the Company's operations, to some extent, from the effects of declining markets and changes in raw materials prices.

         Prices for the Company's petrochemicals products are determined by global market factors that are largely beyond the Company's control and, except with respect to a number of its multiyear contracts, the Company generally sells these products at prevailing market prices.

         Some of the Company's multi-year contracts for its petrochemicals products are structured as conversion agreements, pursuant to which the customer furnishes raw materials that the Company processes into finished products. In exchange, the Company receives a fee typically designed to cover its fixed and variable costs of production and to generally provide an element of profit depending on the existing market conditions for the product. These conversion agreements are intended to help the Company maintain lower levels of working capital and, in some cases, gain access to certain improvements in manufacturing process technology. The Company's conversion agreements are designed to insulate it to some extent from the effects of declining markets and changes in raw materials prices, while allowing the Company to share in the benefits of favorable market conditions for most of the products sold under these arrangements. The balance of the Company's petrochemicals products are sold by its direct sales force or through ANEXCO, LLC, a marketing joint venture with BP Chemicals.

            (b) Pulp Chemicals

         The Company sells sodium chlorate primarily in Canada and the United States, generally under one to five-year supply contracts, most of which provide for minimum and maximum volumes or a percentage of requirements at market prices. In addition, some of the Company's sodium chlorate sales contracts contain certain "meet or release" pricing clauses and restrictions on the amount and timing of future price increases. However, the percentage of the Company's sales subject to these clauses is decreasing over time as these contracts expire or otherwise terminate.

         The Company markets chlorine dioxide generators worldwide to the pulp and paper industry, providing licenses for technology and making sales of the requisite equipment. In addition to being paid for the technology and equipment, the Company receives royalties based on the amount of chlorine dioxide produced by the generator, generally over a ten-year period or, in the case of foreign sales, as a one-time up front royalty payment.

            (c) Acrylic Fibers

         The Company's acrylic fibers facility currently markets products in North America through its internal sales staff and to international customers through non-affiliated agents. Acrylic fibers are priced based upon market conditions, which include, but are not limited to, raw materials costs, prices of competing and alternative products and type of end use.

         5. Key Contracts

         The Company's key multiyear contracts, which collectively accounted for 18% of its fiscal 2001 revenues, are described below. BP Chemicals accounted for approximately 12%, 12% and 10% of the Company's revenues in fiscal 2001, 2000 and 1999, respectively. No other single customer accounted for more than 10% of the Company's revenues in the last three fiscal years.

            (a) Acrylonitrile-BP Chemicals

         In 1988, the Company, through Sterling Chemicals, entered into a long-term production agreement with BP Chemicals under which BP Chemicals contributed the majority of the capital expenditures required for starting the third reactor train at the Company's Texas City acrylonitrile facility. Under this agreement, BP Chemicals has the option to take up to one-sixth of the Company's total acrylonitrile capacity. BP Chemicals furnishes the necessary raw materials, pays the Company a conversion fee for the amount of acrylonitrile it takes and reimburses the Company for a portion of the fixed costs related to acrylonitrile production at the Texas City facility. To protect BP Chemicals in the event the Company defaults under the production agreement, BP Chemicals has a first priority security interest in the third reactor and related equipment and in the first acrylonitrile produced in the Company's three reactor units (to the extent BP Chemicals is entitled to purchase that acrylonitrile under this production agreement). This agreement was amended and restated during April 1998 to, among other things, encourage increased manufacturing and technical cooperation. During fiscal 2001, the Company delivered approximately 15% of its acrylonitrile production to BP Chemicals pursuant to this agreement.

         The Company has incorporated certain BP Chemicals technological improvements into two of its acrylonitrile reactors under a separate license agreement. The Company has the right to incorporate these and any future improvements into its remaining acrylonitrile reactor.

         In order to enhance the marketing of the Company's acrylonitrile, the Company and BP Chemicals formed ANEXCO, LLC, an exclusive 50/50 joint venture, to market acrylonitrile in Asia and South America. During fiscal 2001, the Company sold approximately 60% of its acrylonitrile production through ANEXCO, LLC.

         Sterling Chemicals is in negotiations with BP Chemicals concerning the terms on which the acrylonitrile contracts between the parties may be assumed. The Debtors believe that they will reach an agreement with BP Chemicals that will allow the assumption of those contracts on acceptable terms but no assurances in that regard can be provided. See Section VII.P for a discussion of contract issues involving BP Chemicals.

            (b) Acetic Acid-BP Chemicals

         In 1986, the Company, through Sterling Chemicals, entered into a long-term production agreement with BP Chemicals, which has since been amended, under which BP Chemicals has the exclusive right to purchase all of the Company's acetic acid production until August 2016, is obligated to make certain unconditional monthly payments to the Company until August 2006 and is required to reimburse the Company for its operating costs. The Company is also entitled to receive a portion of the profits earned by BP Chemicals from the sale of the acetic acid the Company produces.

         Absent a material change in circumstances, Sterling Chemicals intends to assume its acetic acid agreement, including the related letter agreement dated August 29, 2002, with BP Chemicals, subject to resolving certain issues as to delivery of and title to the new acetic acid reactor and subject to the Plan becoming effective. See Section VII.P for a discussion of contract issues involving BP Chemicals.

            (c) Methanol-BP Chemicals and Methanex

         In August 1996, the Company, through Sterling Chemicals, entered into a long-term production and sales agreement with BP Chemicals, under which BP Chemicals contributed a significant portion of the capital expenditures required for the construction of the Company's methanol production facility at its Texas City facility and obtained the right to receive a substantial portion of the Company's methanol production. The initial term of this agreement expires July 31, 2016. Historically, a portion of the output of the methanol facility was used in the Company's acetic acid unit and the remainder was marketed by BP Chemicals in the merchant market and in BP Chemicals' worldwide acetic acid business.

         On July 1, 2000, the Company, in conjunction with BP Chemicals, entered into a multiyear contract with Methanex for the purchase of their respective methanol requirements from Methanex. At that time, the Company granted Methanex the exclusive right to acquire the output of its methanol plant, which the Company continues to own. Under this agreement, Methanex chose to discontinue production at the Company's methanol plant on July 1, 2000, and to provide the Company's methanol requirements with methanol produced in countries that have a significant advantage in the cost of natural gas, the primary raw material in the production of methanol. However, Methanex may elect to restart the Company's methanol facility at any time, subject to notice requirements and the payment of related expenses. The initial term of these agreements expires December 31, 2003, with automatic annual renewals thereafter unless the Company or Methanex elects not to renew these agreements.

         In connection with the Methanex transaction, on July 1, 2000, Sterling Chemicals and BP Chemicals entered into an interim methanol agreement that overrides the prior production agreement between Sterling Chemicals and BP Chemicals. So long as the Methanex transaction is in place, the interim methanol agreement governs the methanol relationship between Sterling Chemicals and BP Chemicals. The interim methanol agreement contains provisions designed to address issues arising under the prior production agreement due to the arrangements with Methanex, including provisions governing the division of any income streams received by Sterling Chemicals from Methanex. It also provides, under a limited defined set of circumstances, for the possibility of an early termination of the production agreement between Sterling Chemicals and BP Chemicals.

            (d) Plasticizers-BASF

         Since 1986, the Company, through Sterling Chemicals, has sold all of its plasticizers production to BASF pursuant to a product sales agreement that expires at the end of 2007. BASF provides the Company with some of the required raw materials and markets the plasticizers the Company produces. BASF is obligated to make certain quarterly payments to the Company and to reimburse the Company on a monthly basis for actual production costs. In addition, the Company shares in the profits and losses realized by BASF in connection with the plasticizers the Company produces.

         Sterling Chemicals is in negotiations with BASF concerning the terms on which the plasticizers agreement between the parties may be assumed. The Debtors believe that they will reach an agreement with BASF that will allow the assumption of that agreement on acceptable terms but no assurances in that regard can be provided.

         6. Raw Materials for Products and Energy Resources

         For most of the Company's products, the cost of raw materials and energy resources, including utilities in the case of pulp chemicals, is far greater than all other production costs combined. Thus, an adequate supply of raw materials and utilities at reasonable prices and on acceptable terms is critical to the success of the Company's businesses. Most of the raw materials the Company uses are global commodities that are made by a number of large producers. Prices for many of these raw materials are subject to wide fluctuations for a variety of reasons beyond the Company's control.

            (a) Petrochemicals

         Styrene. The Company manufactures styrene by converting ethylene and benzene into ethylbenzene, which is then processed into styrene. Ethylene and benzene are both commodity petrochemicals. Prices for each can fluctuate widely due to significant changes in the availability of these products. The Company has multiyear arrangements with several major ethylene and benzene suppliers that provide a portion of the Company's estimated requirements for purchased ethylene and benzene at generally prevailing and competitive market prices. The Company's conversion agreements require that the other parties to these agreements furnish the Company with the ethylene or benzene necessary to fulfill its conversion obligations. Approximately 17% of the Company's fiscal 2001 benzene requirements and approximately 23% of its fiscal 2001 ethylene requirements were furnished by customers pursuant to conversion arrangements. If various customers for whom the Company now manufactures styrene under conversion agreements were to cease furnishing their own raw materials, the Company's requirements for purchased benzene and ethylene could significantly increase.

         Acrylonitrile. The Company produces acrylonitrile by reacting propylene and ammonia. Propylene and ammonia are both commodity chemicals, and the price for each can fluctuate widely due to significant changes in the availability of these products. The propylene or ammonia needed for the acrylonitrile the Company produces under conversion agreements is furnished to the Company by its customers. The Company purchases the rest of the propylene and ammonia it needs for acrylonitrile production. Approximately 23% of the Company's fiscal 2001 propylene requirements and approximately 15% of its fiscal 2001 ammonia requirements were furnished by customers pursuant to conversion agreements. If various customers for whom the Company now manufactures acrylonitrile under conversion agreements were to cease furnishing their own raw materials and seek only to purchase acrylonitrile from the Company without supplying their own raw materials, the Company's requirements for purchased propylene and ammonia could significantly increase.

         Acetic Acid. Acetic acid is manufactured primarily from carbon monoxide and methanol. In the past, the Company produced all of the methanol required by its acetic acid unit. However, under the previously discussed multiyear agreements with Methanex, the Company has purchased all of its methanol requirements from Methanex since July 1, 2000. In 1996, Praxair Hydrogen Supply, Inc. constructed a partial oxidation unit at the Company's Texas City facility, and that unit supplies the Company with all of the carbon monoxide it requires for the production of acetic acid.

         Plasticizers. The primary raw materials for plasticizers are alpha-olefins and orthoxylene, which are supplied by BASF under the Company's long-term conversion agreement.

         DSIDA. DSIDA is manufactured from hydrogen cyanide and caustic soda. The Company uses hydrogen cyanide produced as a by-product of its acrylonitrile manufacturing process and also supplies the caustic soda.

         Sodium Cyanide. Sodium cyanide is manufactured from hydrogen cyanide and caustic soda. The Company uses hydrogen cyanide produced as a by-product of its acrylonitrile manufacturing process, and DuPont supplies the caustic soda under its long-term conversion agreement with the Company.

            (b) Pulp Chemicals

         Sodium Chlorate. Sodium chlorate is manufactured by passing an electric current through an undivided cell containing a solution of sodium chloride. The primary raw materials for the production of sodium chlorate are electricity, salt and water. Of these, electric power typically represents approximately 65% of the variable cost of production. Consequently, the rates charged by local electric utilities are an important competitive factor among sodium chlorate producers. Electric power is purchased by each of the Company's pulp chemicals facilities pursuant to contracts with local electric utilities. On average, the Company believes that its electrical power costs at its pulp chemicals facilities are competitive with other producers in the areas in which it operates. The current trend towards deregulation of electric power makes the Company's future cost for electric power uncertain in the short term. The Company purchases most of the sodium chloride that it uses in the manufacture of sodium chlorate under requirements contracts with major suppliers.

         Sodium Chlorite. Sodium chlorite is manufactured from sodium chlorate, which is converted to chlorine dioxide and then converted to sodium chlorite. Consequently, the same factors that impact sodium chlorate costs, primarily power costs, impact sodium chlorite.

            (c) Acrylic Fibers

         Acrylic Fibers. Acrylonitrile is the most significant raw material used in the production of acrylic fibers, representing approximately 50% of the total cash cost of production. The Company either purchases the acrylonitrile from outside sources or supplies the acrylonitrile from existing inventory at its Texas City facility.

         7. Technology and Licensing

            (a) Petrochemicals

         In 1986, the Company, through Sterling Chemicals, acquired its Texas City petrochemicals facility from Monsanto. In connection with the acquisition, Monsanto granted Sterling Chemicals a non-exclusive, irrevocable and perpetual right and license to use Monsanto's technology and other technology Monsanto acquired through third-party licenses in effect at the time of the acquisition. The Company uses these licenses in the production of styrene, acrylonitrile, methanol, TBA, acetic acid and plasticizers. During 1991, BP Chemicals Ltd. ("BPCL") purchased the acetic acid technology from Monsanto, subject to existing licenses.

         Under an Acetic Acid Technology Agreement with BP Chemicals and BPCL, BPCL granted the Company, through Sterling Chemicals, a non-exclusive, irrevocable and perpetual right and license to use acetic acid technology owned by BPCL and some of its affiliates at the Company's Texas City facility, including any new acetic technology developed by BPCL at its acetic acid facilities in England during the term of such agreement or pursuant to the research and development program provided by BPCL under the terms of such agreement.

         BPCL has also granted the Company, through Sterling Chemicals, a non-exclusive, irrevocable and perpetual royalty-free license to use its acrylonitrile technology at the Company's Texas City facility as part of the 1988 acrylonitrile expansion project. This license automatically terminates upon the termination of the Company's acrylonitrile production agreement with BP Chemicals. The Company has agreed with BPCL to cross-license any technology or improvements relating to the manufacture of acrylonitrile at the Company's Texas City facility.

         The Company believes that the manufacturing processes it utilizes at its Texas City facility are cost effective and competitive. Although the Company does not engage in alternative process research with respect to its Texas City facility, the Company does monitor new technology developments and, when the Company believes it is necessary, it typically seeks to obtain licenses for process improvements. (b) Pulp Chemicals

         The Company produces sodium chlorate using state-of-the-art metal cell technology. The Company's principal technology business is the design, sale and technical service of custom-built patented chlorine dioxide generators. The Company's ERCO Group is involved in the technical support of the Company's sales and marketing group through joint calling efforts which define the scope of a project, as well as producing technical schedules and cost estimates.

         The Company performs detailed design of chlorine dioxide generators, which are then fabricated by contractors. Plant installation, instrumentation testing and generator start-up are supervised by the Company's joint engineering/technical service team. The Company's pulp chemicals research and development activities are carried out at the Company's Toronto, Ontario laboratories. Activities include the development of new or improved chlorine dioxide generation processes and research into new technologies focusing on electrochemical and membrane technology related to chlorine dioxide, including improvement of quality and reduction of quantity of pulp mill effluents and treatment of municipal water supplies.

            (c) Acrylic Fibers

         The Company owns substantially all of the technology used in its acrylic fibers operations. The Company licenses certain of its acrylic fibers manufacturing technology to producers worldwide. Approximately 15% of the world's total acrylic fibers capacity is based on the Company's technology.

D. Management and Employees

         1. Board of Directors

         The Board of Directors of Sterling Holdings oversees the Company's management, reviews its long-term strategic plans and exercises direct decision making authority in key areas. As of the date hereof, the following individuals comprised the Board of Directors:

         o Robert W. Roten. Mr. Roten, age 68, has been Chairman of the Board of Directors since December 18, 2001. He spent the first 25 years of his career with Monsanto and served as vice president for sales and marketing for El Paso Products Company from 1981 to 1983. Mr. Roten was president of Materials Exchange, Inc., a Houston-based petrochemicals and plastics marketing firm, from 1983 until 1986. He served as the Company's Vice President-Commercial from August 1986 until September 1991, when he became the Company's Vice President-Corporate Development. Mr. Roten served as the Company's Executive Vice President and Chief Operating Officer from April 1993 until August of 1996, and served as its President and Chief Executive Officer from August 21, 1996 until April of 1998. Mr. Roten served as the Vice Chairman of the Board of Directors from April of 1998 until his appointment as Chairman of the Board on December 18, 2001. Mr. Roten is currently a principal in Double R Companies, Inc., a private investment company, and president of Hickory Acquisition Group, a chemical asset acquisition company in which he has been a principal and a director since April of 1999. Mr. Roten is also currently president of Xnet, Inc., a Houston-based computer and systems consulting company, and has served on its Board of Directors since June 1995.

         o David G. Elkins. Mr. Elkins, age 60, has been the Company's President since January 24, 2001 and its Co-Chief Executive Officer since September 18, 2001. Prior to his appointment as President, Mr. Elkins served as the Company's General Counsel and Corporate Secretary since January 1, 1998 and its Executive Vice President-Administration and Law since May 1, 2000. Prior to May 1, 2000, Mr. Elkins served as one of the Company's Vice Presidents. Mr. Elkins previously was a senior partner in the law firm of Andrews & Kurth L.L.P., where he specialized in corporate and securities matters. Mr. Elkins also serves as a director of The Houston Exploration Company, a New York Stock Exchange listed company, Memorial Hermann Hospital System, a nonprofit corporation, and Guilford Mills, Inc.

         o Frank J. Hevrdejs. Mr. Hevrdejs, age 57, is a principal and the president of The Sterling Group, L.P. (an unrelated entity), which he co-founded in 1982. Mr. Hevrdejs has actively participated in acquisitions of over 40 businesses in the past 20 years. He is chairman of First Sterling Ventures Corp., an investment company, and a director of Enduro Holdings, Inc., a structural and electrical manufacturing company, and Fibreglass Holdings, Inc., a truck accessory manufacturer. He is also a founding director and a member of the compensation committee of Mail-Well, Inc., a NYSE company that manufactures envelopes and provides commercial printing services, and a director and member of the compensation committee and audit committee of Eagle USA, an air-freight company. Mr. Hevrdejs previously served as a director of Chase Bank of Texas, National Association, a national banking association, and is currently a member of the Advisory Board of Chase Manhattan Bank, N.A.

         o Hunter Nelson. Mr. Nelson, age 49, is currently a principal of The Sterling Group, L.P. Prior to joining The Sterling Group in 1989, he served as vice president of administration and general counsel of Fiber Industries, Inc., a producer of polyester fibers. Mr. Nelson was previously a partner in the law firm of Andrews & Kurth L.L.P., specializing in corporate and securities laws. Mr. Nelson served on the board of directors of Sterling Diagnostic Imaging, Inc. (an unrelated entity) until it was sold in May 1999.

         o Rolf H. Towe. Mr. Towe, age 63, has served as senior managing director of The Clipper Group, L.P. since its formation in 1991 and is vice president of Clipper Asset Management, Inc. He was the chairman of Executive Partner Limited, an executive consulting firm, from 1989 to 1995. Earlier in his career, Mr. Towe held various management positions over a period of nearly 20 years in Union Carbide Corporation, a multinational chemicals and plastics manufacturer. Mr. Towe also serves as a director of several private companies.

         o Richard K. Crump. Mr. Crump, age 56, has served as the Company's Co-Chief Executive Officer since December 18, 2001. Prior to that time, Mr. Crump served as the Company's Executive Vice President-Operations since May 1, 2000, its Vice President-Strategic Planning from December 1, 1996 until May 1, 2000, its Vice President-Commercial from October 1991 until December 1, 1996, and its Director-Commercial from August 1986 until October 1991. Prior to joining the Company, Mr. Crump was vice president of sales for Rammhorn Marketing from 1984 until August 1986 and vice president of materials management for El Paso Products Company from 1976 through 1983.

         Members of the Board who are employees of the Company do not receive additional compensation for serving on the Board or any Board committees, although all of the directors are reimbursed for their travel expenses related to their services as a director. Each of the non-employee directors is currently paid a fee of $5,000 per quarter for his service as a director. The non-employee directors also receive $1,000 for each Board meeting held in person that they attend and $400 for each telephonic meeting in which they participate that lasts at least 30 minutes. Each of the non-employee directors that serves as the Chairman of one of the Board committees is paid $1,700 for each meeting of that committee that he attends, and the other non-employee directors that serve on the Board committees are paid $700 per meeting. In addition, each of the non-employee directors that serves as the Chairman of one of the Board Committees is paid an annual retainer of $1,000 for service as Chairman on that committee.

         The Board of Directors has created various standing committees to help carry out its duties, including a Compensation Committee and an Audit and Compliance Committee. Generally speaking, the Board committees work on key issues in greater detail than would be possible at full Board meetings.

         The Compensation Committee is currently comprised of two of the non-employee directors, Frank J. Hevrdejs (Chairman) and Rolf H. Towe. The Compensation Committee is responsible for discharging the compensation responsibilities of the Board, reviews general compensation issues, determines the compensation of all of the senior executives and other key employees and recommends and administers the employee benefit plans that provide benefits to the senior executives. The Compensation Committee consults, from time to time, with outside experts concerning the performance of its duties.

         The Audit and Compliance Committee is currently comprised of two of the non-employee directors, Hunter Nelson (Chairman) and Robert W. Roten. This Committee operates under a written charter adopted by the Board. The Audit and Compliance Committee recommends the appointment of the independent auditors to the Board, meets with these auditors to review their report on the financial statements of the business and approves the audit and other services to be provided by these auditors. In addition, the Audit and Compliance Committee reviews the Company's Form 10-K and Form 10-Q reports and the practices in preparing published financial statements. The Audit and Compliance Committee also provides oversight with respect to the establishment of and adherence to corporate compliance programs, codes of conduct and other policies and procedures concerning the business and compliance with all relevant laws.

         2. Executive Officers

         The executive officers of the Company as of the date hereof consist of David G. Elkins, Richard K. Crump and Paul G. Vanderhoven, as described below:

         o David G. Elkins. Mr. Elkins, age 60, has been President since January 24, 2001 and Co-Chief Executive Officer since September 18, 2001. Prior to his appointment as President, Mr. Elkins served as the Company's General Counsel and Corporate Secretary since January 1, 1998 and Executive Vice President-Administration and Law since May 1, 2000. Prior to May 1, 2000, Mr. Elkins served as one of the Company's Vice Presidents. Mr. Elkins previously was a senior partner in the law firm of Andrews & Kurth L.L.P., where he specialized in corporate and securities matters. Mr. Elkins also serves as a director of The Houston Exploration Company, a New York Stock Exchange listed company, Memorial Hermann Hospital System, a nonprofit corporation, and Guilford Mills, Inc.

         o Richard K. Crump. Mr. Crump, age 56, has served as the Co-Chief Executive Officer since December 18, 2001. Prior to that time, Mr. Crump served as the Company's Executive Vice President-Operations since May 1, 2000, its Vice President-Strategic Planning from December 1, 1996 until May 1, 2000, its Vice President-Commercial from October 1991 until December 1, 1996, and its Director-Commercial from August 1986 until October 1991. Prior to joining the Company, Mr. Crump was vice president of sales for Rammhorn Marketing from 1984 until August 1986 and vice president of materials management for El Paso Products Company from 1976 through 1983.

         o Paul G. Vanderhoven. Mr. Vanderhoven, age 48, has been the Chief Financial Officer since March 21, 2001 and the Vice President-Finance since October of 2000. Prior to becoming the Chief Financial Officer, Mr. Vanderhoven served as the Company's Corporate Controller from October 1989 through March 21, 2001, and its Manager Finance from August 1986 through October 1989. Before joining the Company, Mr. Vanderhoven held various positions with Monsanto from 1977 through August 1986.

         o Kenneth M. Hale. Mr. Hale, age 40, has been General Counsel since January 24, 2001 and a Vice President since October 1, 2002. Mr. Hale joined the Company on December 1, 1997 as Assistant General Counsel and served in that capacity until his promotion to Senior Counsel on July 1, 2000. Prior to joining the Company, Mr. Hale was an associate attorney at the law firm of Andrews & Kurth L.L.P. from January 1994 until December 1, 1997, and at the law firm of Honigman Miller Schwartz and Cohn from May 1990 until December 1993, where he specialized in mergers and acquisitions, finance, securities and general corporate matters.

         The Company's management team also includes John R. Beaver, Corporate Controller; Wayne R. Parker, Vice President-Human Resources & Administration;
J. Stanley Land, Vice President-Styrenics; Paul Rostek, Vice President-Nitriles; Robert W. Fransham, Vice President-Acetic Acid, Methanol & Plasticizers; Gene Kenyon, Vice President-Demand Chain Management; Paul K. Saunders, Vice President-Acrylic Fibers; and Paul S. Timmons, President-Pulp & Paper Business Unit.

         3. Employees

         The Company as a whole employs approximately 902 employees. The Debtors' workforce consists of approximately 544 employees. Of those employees, approximately 37 are employed at the executive offices in Houston, Texas, 423 are employed at the petrochemicals facility in Texas City, Texas, 33 are employed at the pulp plant in Valdosta, Georgia or in connection with the pulp business and 51 are employed at the acrylic fibers facility in Santa Rosa County, Florida. All other employees are employed by the Foreign Subsidiaries.

         Approximately 40% of the Company's employees are covered by union agreements. The primary union agreement is with the Texas City, Texas Metal Trades Council, AFL-CIO, of Galveston County, Texas, which covers all hourly employees at the Company's Texas City facility. The agreement that was in effect as of the Petition Date expired on May 1, 2002. A new agreement covering approximately 200 employees was signed on October 1, 2002. It is subject to renegotiation in April 2004.

         Approximately 73% of the employees at the Company's Vancouver facility are represented by the Pulp, Paper and Woodworkers Union. The Vancouver labor agreement was renegotiated in November 2000 and is subject to further renegotiations in November 2003. Approximately 75% of the employees at the Company's Buckingham facility are represented by either the Communications, Energy and Paperworkers Union or an office and professional workers union. Both Buckingham labor agreements were renegotiated in November 1999 and are subject to renegotiation in November 2002. Approximately 72% of the employees at the Company's Saskatoon facility are represented by the Communications, Energy and Paperworkers of Canada. The collective bargaining agreement with this union was renegotiated on June 25, 2001 and is subject to further renegotiation in September 2004. The union agreements relating to the Company's Vancouver, Buckingham and Saskatoon facilities, to which certain of the Foreign Subsidiaries are parties, are not affected by the Debtors' Chapter 11 filings.

         4. Compensation and Benefits

            (a) Salaried Employees

         The Company believes that its success will depend to a significant extent upon the efforts and abilities of its executive officers and senior management. In addition, the Company will continue to depend upon the retention of its key sales and purchasing personnel to maintain customer and supplier relationships. For that reason, the Company believes that it is essential that it continue to provide competitive compensation and benefits.

         Salaried Employees' Pension Plan. Most of the Company's salaried employees, including each of the executive officers, participate in the Company's defined benefit Salaried Employees' Pension Plan. The Company determines the pension costs under this Plan each year on an actuarial basis and makes all necessary contributions. The annual pension benefits payable under this Plan are determined by multiplying the employee's "vested percentage" by the sum of (i) the number of years the employee is given credit as having worked for the Company times 1.2% of his or her "Average Earnings" plus (ii) the number of years the employee is given credit as having worked for the Company (not to exceed 35) times 0.45% of the amount which his or her "Average Earnings" exceeds the average (without indexing) of his or her Social Security taxable wage bases during the 35-year period ending on December 31 of the year in which he or she attains Social Security retirement age. Generally, an employee's "Average Earnings" will be either the average compensation received by the employee during the three years in which the employee was paid the most in his or her final five years of employment or the average compensation received by the employee during the last 36 months of his or her employment, whichever is larger, excluding amounts received under the Company's Profit Sharing and Bonus Plans. However, due to certain limitations imposed under the Internal Revenue Code, benefits payable to an employee under this Plan are effectively limited in amount to those benefits that would be payable to an employee having Average Earnings of $200,000.

         Pension Benefit Equalization Plan. Each of the Company's salaried employees who is eligible to participate in the Pension Plan is also eligible to participate in the Company's Pension Benefit Equalization Plan. The Equalization Plan pays additional benefits to employees whose benefits under the Pension Plan are limited as a result of specified limitations under the Internal Revenue Code. The amount of benefits payable under the Equalization Plan is designed to eliminate the effect of these limitations on the aggregate pension benefits payable to the participants but not provide any additional benefits beyond that amount. These benefits are generally payable at the times benefits are paid under the Pension Plan.

         Supplemental Employee Retirement Plan. Each of the Company's employees who are a part of management or who are considered "highly compensated" and subject to limitations on the amount of Pension Plan benefits they may receive under the Internal Revenue Code is also eligible to participate in the Company's Supplemental Employee Retirement Plan. The Supplemental Plan pays additional benefits to employees whose benefits under the Pension Plan are limited as a result of such employee's Average Earnings exceeding $200,000 or due to the removal of certain Social Security integration benefits from the Pension Plan. The amount of benefits payable under the Supplemental Plan is designed to eliminate the effect of these limitations on the aggregate pension benefits payable to the participants but not provide any additional benefits beyond that amount. These benefits are generally payable at the same time as benefits are paid under the Pension Plan.

         Key Employee Protection Plan. On January 26, 2000, the Company's Board of Directors approved the Key Employee Protection Plan (the "KEP Plan"), which has subsequently been amended several times. The KEP Plan was established by the Board to help the Company retain certain of its employees and motivate them to continue to exert their best efforts on the Company's behalf during periods when the Company may be susceptible to a change of control, and to assure their continued dedication and objectivity during those periods. The KEP Plan, with certain amendments, was approved by the Bankruptcy Court in the Debtors' bankruptcy proceedings on October 31, 2001. A select group of management or highly compensated employees has been designated as participants under the KEP Plan and their respective applicable multipliers and other variables for determining benefits have been established. The Company's Compensation Committee is authorized to designate additional management or highly compensated employees as participants under the KEP Plan and to set their applicable multipliers. The Compensation Committee may also terminate any participant's participation under the KEP Plan on 60 days' notice if it determines that the participant is no longer one of the Company's key employees.

         Under the KEP Plan, any participant under the KEP Plan who terminates his or her employment for "Good Reason" or is terminated by the Company for any reason other than "Misconduct" or "Disability" within his or her "Protection Period" is entitled to benefits under the KEP Plan. A participant's Protection Period commences 180 days prior to the date on which a specified change of control occurs and ends either two years or 18 months after the date of that change of control, depending on the size of the participant's applicable multiplier. If a participant becomes entitled to benefits under the KEP Plan, the Company is required to provide the participant with a lump sum cash payment that is determined by multiplying the participant's applicable multiplier by the sum of the participant's highest annual base compensation during the last three years plus the participant's targeted bonus for the year of termination, and then deducting the sum of any other separation, severance or termination payments made by the Company to the participant under any other plan or agreement or pursuant to law, plus 50% of the aggregate cash compensation paid to the participant by the Company or its successor following the confirmation of a plan of reorganization in the Debtors' bankruptcy proceedings. In addition, if the participant is entitled to a lump sum payment under the KEP Plan in the absence of a change of control, his or her applicable multiplier is reduced by 50%. Similarly, if a participant becomes entitled to benefits under the KEP Plan in connection with the liquidation of all or substantially all of the Company's assets for salvage or equivalent value, the lump sum amount payable to him or her is reduced by 25%. If a participant is not one of the Company's senior executives, he or she is not entitled to receive the lump sum payment if his or her termination date is after his or her normal retirement date. Finally, a pro rata portion of any lump sum amount paid to a participant under the KEP Plan must be repaid by the participant if the participant is rehired by the Company or its successor within one year after the participant's termination date.

         In addition to the lump sum payment, the participant is entitled to receive any accrued but unpaid compensation, compensation for unused vacation time and any unpaid vested benefits earned or accrued under any of the Company's benefit plans (other than qualified plans). Also, for a period of 24 months (including 18 months COBRA coverage), the participant will continue to be covered by all of the Company's life, health care, medical and dental insurance plans and programs (other than disability), as long as the participant makes a timely COBRA election and pays the regular employee premiums required under the Company's plans and programs and by COBRA. However, if the participant is not one of the Company's senior executives, the participant is not entitled to continued coverage under the Company's plans and programs if his or her termination date is after his or her normal retirement date. In addition, the Company's obligation to continue to provide coverage under its plans and programs to any participant ceases if and when the participant becomes employed on a full-time basis by a third party which provides the participant with substantially similar benefits.

         If any payment or distribution under the KEP Plan to any participant is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the participant is entitled to receive a gross-up payment from the Company in an amount such that, after payment by the participant of all taxes on the gross-up payment, the amount of the gross-up payment remaining is equal to the excise tax imposed under Section 4999 of the Internal Revenue Code. However, the maximum amount of any gross-up payment is 25% of the sum of the participant's highest annual base compensation during the last three years plus the participant's targeted bonus for the year of payment.

         The Company may terminate the KEP Plan at any time and for any reason but any termination does not become effective as to any participant until 90 days after the Company gives the participant notice of the termination of the KEP Plan. In addition, the Company may amend the KEP Plan at any time and for any reason but any amendment that reduces, alters, suspends, impairs or prejudices the rights or benefits of any participant in any material respect does not become effective as to that participant until 90 days after the Company gives him or her notice of the amendment of the KEP Plan. In addition, no termination of the KEP Plan, or any of these types of amendments to the KEP Plan, can be effective with respect to any participant if the termination or amendment is related to, in anticipation of or during the pendency of a change of control, is for the purpose of encouraging or facilitating a change of control or is made within 180 days prior to any change of control. Finally, no termination or amendment of the KEP Plan can affect the rights or benefits of any participant that are accrued under the KEP Plan at the time of termination or amendment or that accrue thereafter on account of a change of control that occurred prior to the termination or amendment or within 180 days after such termination or amendment.

         Supplemental Pay Plan. On March 8, 2001, the Company's Board of Directors approved the Supplemental Pay Plan (the "SPP"), which was approved by the Bankruptcy Court in the Debtors' bankruptcy proceedings on October 31, 2001. Historically, the Company has paid its senior level employees below-market salaries with the opportunity to earn above-market compensation through stock based incentives and significant bonuses in years when targeted levels of EBITDA are achieved. Due to the Company's financial difficulties, the opportunity to earn additional compensation through these programs was significantly reduced, if not entirely eliminated. As a result, the Board established the SPP to address their concern that the overall compensation provided to the Company's senior level employees would always be below-market and, consequently, not adequate to retain these employees or attract new highly qualified employees. A select group of management or highly compensated employees has been designated as participants under the SPP and their respective benefits have been established. Each payment under the SPP is a specified percentage of the participant's annual base salary and payments are paid on or before the tenth day after the last day of each calendar quarter. The participant must be employed by the Company on the relevant payment date in order to be eligible to receive that payment under the SPP. The Company may amend or terminate the SPP at any time but any amendment or termination of the Plan can only become effective on a payment date and may not affect the rights of participants under the SPP that have accrued as of that effective date, including the right to receive supplemental pay on that payment date.

         Effective as of March 31, 2002, the SPP was amended to provide that, for purposes of calculating the amount of supplemental pay to be paid to each existing participant in the SPP for periods commencing on or after April 1, 2002, the annual base salary of such participant would be deemed to be such participant's annual base salary as of February 28, 2002.

         Severance Pay Plan. On March 8, 2001, the Company's Board of Directors approved the Company's Severance Pay Plan, which was subsequently amended (the "Severance Plan"). The Severance Plan covers all of the Company's non-unionized United States employees and was established by the Company's Board of Directors to help the Company retain these employees by assuring them that they will receive some compensation in the event that their employment was adversely affected in specified ways in connection with a change of control. The Severance Plan, as amended, was approved by the Bankruptcy Court on October 31, 2001. Under the Company's Severance Plan, any participant that terminates his or her employment for "Good Reason" or is terminated by the Company for any reason other than "Misconduct" or "Disability" during the period commencing 180 days prior to the date on which a specified change of control occurs and ending 180 days after such change of control is entitled to benefits under the plan. If a participant becomes entitled to benefits under the plan, the Company is required to provide the participant with a lump sum cash payment in an amount equivalent to two weeks of such participant's base salary for each credited year of service, with a minimum payment of six months' base salary and a maximum payment of one year's base salary. The amount of this lump sum payment is reduced, however, by the amount of any other separation, severance or termination payments made by the Company to the participant under any other plan or agreement, including the Company's KEP Plan, or pursuant to law. In addition, a pro rata portion of any lump sum amount paid to a participant under the Severance Plan must be repaid by the participant if the participant is rehired by the Company or its successor within 90 days after the participant's termination date.

         In addition to the lump sum payment, for a period of six months after the participant's termination date, the COBRA premium required to be paid by such participant for coverage under the Company's medical and dental plans may not be increased beyond that required to be paid by active employees for similar coverage under those plans, as long as the participant makes a timely COBRA election and pays the regular employee premiums required under those plans and otherwise continues to be eligible for coverage under those plans.

         The Company may terminate or amend the Severance Plan at any time and for any reason, but no termination or amendment of the plan may be effective with respect to any participant if the termination or amendment is related to, in anticipation of or during the pendency of a change of control, is for the purpose of encouraging or facilitating a change of control or is made within 180 days prior to any change of control. Finally, no termination or amendment of the Severance Plan can affect the rights or benefits of any participant that are accrued under the plan at the time of termination or amendment or that accrue thereafter on account of a change of control that occurred prior to the termination or amendment or within 180 days after such termination or amendment.

         Retention Bonus Plan. On July 13, 2001, the Company's Board of Directors approved the Retention Bonus Plan (the "RBP"), which was subsequently amended. The RBP was established by the Board to help the Company retain those employees whose resignations would cause significant disruption to the Company's operations and whose skills would be particularly difficult and costly to replace, to improve their morale during the pendency of the Debtors' bankruptcy proceedings and help incentivize these employees to work diligently toward the resolution of the Company's bankruptcy proceedings. The RBP was approved by the Bankruptcy Court, with certain amendments, in the Debtors' bankruptcy proceedings on October 31, 2001. A select group of management or highly compensated employees has been designated as participants under the RBP and their respective benefits have been established. Each participant in the RBP is entitled to payments under the RBP on specified dates, unless the participant's employment terminates prior to that payment date for any reason other than a termination by the participant for "Good Reason" or a termination by the Company for any reason other than "Misconduct" or "Disability." Payments under the RBP are based on specified percentages of the participant's annual compensation, including payments under the SPP. Each participant entitled to payments under the RBP was paid 25% of the total amount payable to that participant on April 15, 2002 and will be paid an additional 25% on the earliest to occur of October 15, 2002, the date on which a plan of reorganization is confirmed in the Chapter 11 Case and the date on which all or substantially all of the Company's assets are sold or otherwise transferred, and the final 50% on the earlier to occur of the date on which a plan of reorganization is confirmed in the Chapter 11 Case and the date on which all or substantially all of the Company's assets are sold or otherwise transferred. However, if payments are hereafter made solely as a result of the sale of all or substantially all of the Company's assets, the participant is only entitled to receive one-half of the final 50% payment.

         The Company may amend the RBP at any time but any amendment that adversely affects a participant's rights or benefits under the RBP or reduces the Company's obligations under the RBP will not be effective with respect to any individual who was a participant at the time of such amendment. In addition, the Company may terminate the RBP at any time, but all benefits payable under the RBP must be paid in full notwithstanding any termination or amendment of the RBP.

         Supplemental Bonus Plan. On July 13, 2001, the Company's Board of Directors approved the Supplemental Bonus Plan, which was subsequently amended (the "SBP"). The SBP was designed to help the Company retain certain employees during the pendency of the bankruptcy proceedings and provide the Company with the ability to reward employees who make extraordinary contributions and personal sacrifices in connection with the bankruptcy proceedings. The SBP was approved by the Bankruptcy Court, with certain amendments, on October 31, 2001. The Company's Board of Directors has the ability to designate employees as participants under the SBP and determine the amount payable to those participants, subject to an overall limit of $1.4 million in payments under the SBP. However, the Company's Board of Directors may not designate any of the Company's employees as a participant under the SBP if that employee is a participant under the Company's RBP, and no participant under the Company's RBP may receive any payment under the Company's SBP. Each participant in the SBP is entitled to receive the amount designated by the Company's Board of Directors at the conclusion of the Company's bankruptcy proceedings, unless the participant's employment with the Company terminates prior to that time for any reason other than a termination by the participant for "Good Reason" or a termination by the Company for any reason other than "Misconduct" or "Disability."

         The Company may amend the SBP at any time but any amendment that adversely affects a participant's rights or benefits under the SBP or reduces the Company's obligations under the SBP will not be effective with respect to any individual who was a participant at the time of such amendment. In addition, the Company may terminate the SBP at any time, but all benefits payable under the SBP must be paid in full notwithstanding any termination or amendment of the SBP.

            (b) Union Employees

         The Company provides competitive compensation and benefits to its union workforce. The Company believes that upon resolution of the current lockout, the Company should continue to provide competitive compensation and benefits consistent with the Company's proposal to the union.

         Hourly Paid Employees' Pension Plan. All of the Company's collectively bargained employees located at the Texas City plant participate in the Company's defined benefit Hourly Paid Employees' Pension Plan (the "Hourly Plan"). The Company determines the pension costs under the Hourly Plan each year on an actuarial basis and makes all necessary contributions. The monthly pension benefits payable under the Hourly Plan are determined by multiplying the employee's "vested percentage" by the number of years the employee is given credit as having worked for the Company times the employee's "Retirement Income Factor." The Retirement Income Factor, which is capped at 60, is the employee's average annual straight time pay and shift differential plus the average annual overtime at the Texas City plant during the highest three years of the employee's final five years of employment or during the employee's final 36 months of employment, whichever is greater, excluding amounts received under the Company's Profit Sharing Plan, divided by 1,000.

         Separation Allowance. All of the Company's collectively bargained employees located at the Texas City Plant are eligible for a Separation Allowance in the event of layoff unless such layoff is due to an act of God, labor dispute or other situation beyond the reasonable and direct control of the Company. The amount of the Separation Allowance is based on service and varies from two weeks for an employee with less than one year of service to 12 weeks plus 1/2 week for each year of service in excess of ten for employees with ten or more years of service. If a participant becomes entitled to this allowance, the Company is required to provide the participant with bi-weekly installments at the employee's regular bi-weekly pay amount until either the Separation Allowance has been paid in full or the employee has been recalled to active employment.

            (c) Pension Benefit Guaranty Corporation Issues

         The Salaried Employees' Pension Plan discussed above and the Hourly Plan discussed above (together, the "Pension Plans") are covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (29 U.S.C. Section 1301 et seq.). The Pension Benefit Guaranty Corporation
(the "PBGC"), a United States Government Corporation, guarantees the payment of certain pension benefits upon termination of pension plans covered by ERISA.

         The PBGC has filed Proofs of Claim against the Debtors for unfunded benefit liabilities under 29 U.S.C. ss.ss. 1362 and 1368, for unpaid minimum funding contributions under 29 U.S.C. ss. 1082 and 26 U.S.C. ss. 412, and for unpaid premiums under 29 U.S.C. ss. 1307. It is the position of the PBGC that the Debtors and all members of their controlled group, within the meaning of 29 U.S.C. ss. 1301(a)(14), are obligated to contribute to the Pension Plans at least the amounts necessary to satisfy ERISA's minimum funding standards, found in ERISA Section 302 and Internal Revenue Code Section 412. It is the further position of the PBGC that in the event of a termination of the Pension Plans, the Debtors may be jointly and severally liable for the unfunded benefit liabilities of the Pension Plans. See ERISA Section 4062, 29 U.S.C. ss. 1362. According to the PBGC, the Pension Plans may be terminated only if the statutory requirements of either ERISA Section 4041 or 4042 are met. The PBGC has advised the Company that unless the Pension Plans have been terminated prior to the effective date of the Plan, the liability of the Debtors and their controlled group to the Pension Plans, or to the PBGC with respect to the Pension Plans, under ERISA will not be affected in any way by the reorganization proceeding, including any discharge or release under the Plan. The Debtors do not intend to terminate the Pension Plans, and in fact the Plan provides for their assumption.

         5. Employment-Related Agreements

            (a) Elkins Employment Agreement

         Effective January 1, 1998, the Company entered into an Employment Agreement with David G. Elkins. The Employment Agreement was subsequently amended on several occasions, the last occurring in connection with Mr. Elkins' promotion to President in January 2001. The Employment Agreement was assumed by order of the Bankruptcy Court entered on April 17, 2002. Set forth below is an overview and summary of the material terms of the Employment Agreement, as amended.

         o The Employment Agreement entitles Mr. Elkins to an annual base salary of not less $364,000. It also entitles him to participate in all compensation/benefit plans and programs available to senior executives.

         o The Employment Agreement entitles Mr. Elkins to an unfunded supplemental retirement benefit equal to 1.2% of his average monthly income times the number of years elapsed since January 1, 1993.

         o The Employment Agreement requires the Company to continue (without charge) Mr. Elkins' medical benefits for three years after termination, except where he elects to voluntarily terminate his employment without "Good Reason".

         o The Employment Agreement entitles Mr. Elkins to past service credit from January 1, 1988 under the Company's retiree medical plan. For all other non-qualified plans and programs, the Employment Agreement entitles him to past service credit from January 1, 1993.

         o So long as Mr. Elkins is employed by the Company, the Employment Agreement requires the Company to maintain, for the benefit of Mr. Elkins or his estate, $2 million of life insurance and $5 million of excess liability insurance and pay up to $5,000 per year for personal legal, accounting and tax/financial planning fees and expenses.

         o The Employment Agreement entitles Mr. Elkins to not less than four weeks paid vacation per year. All unused vacation time accumulates so that, upon termination of Mr. Elkins' employment, the Company is required to make a cash payment to him (or his estate) equal to all accrued, unused vacation time.

         o The Employment Agreement requires the Company to pay miscellaneous business expenses. It also provides for a tax gross-up with respect to income imputed to Mr. Elkins on account of certain incidental payments made under the Employment Agreement.

            (b)  Indemnification Agreements

         The Company is a party to indemnification agreements with the following current directors, officers and employees: Richard K. Crump, David
G. Elkins, Frank J. Hevrdejs, T. Hunter Nelson, Robert W. Roten, Rolf H. Towe, Donald J. Denby, John B. Kamler, Paul K. Saunders, Paul S. Timmons, Paul G. Vanderhoven, Kenneth M. Hale, Wayne R. Parker, Stanley Land and Paul C. Rostek. The Plan provides for the assumption of these agreements.

         The Company is also a party to indemnification agreements with the following former directors, officers and employees: Robert Calhoun, George Damaris, Peter DeLeeuw, Frank Diassi, Allan Dragone, John Garcia, George Gregory, William A. McMinn, J. Virgil Waggoner, Robert Bannon, Mark Davis, F. Maxwell Evans, William Magnuson, Robert McAlister, Kathy Oates, Richard Ryan, Gary Spitz, Jim P. Wise, Stewart Yonts, Samuel Chamberlain, Gary Hysop, Jeffrey Courtright, Gordon A. Cain, J. David Heaney, James J. Kerley, Ray Knowland, Jerry L. Maly, Frank J. Pizzitola, Gilbert M.A. Portal and Ben L. Roberts. The Plan provides for the rejection of these agreements.

         6. Diassi Claim

         On December 19, 2001, the Company announced that Frank P. Diassi had elected to terminate his employment with the Company. Mr. Diassi had served as the Company's executive Chairman of the Board since 1996. Mr. Diassi was elected Co-Chief Executive Officer along with David G. Elkins, the Company's President, in September 2001. Mr. Diassi has asserted that he had "good reason" to terminate his employment and is claiming that he is entitled to receive payments under certain of the Company's employee retention and severance plans. On June 3, 2002, the Company's Compensation Committee denied Mr. Diassi's claim under the Company's Key Employee Protection Plan and on July 24, 2002, the Company denied his claim under the Company's Retention Bonus Plan. The Company does not know whether Mr. Diassi will continue to pursue either of these claims, although Mr. Diassi has filed a Proof of Claim that purports to assert such claims. On September 6, 2002, the Company filed an objection to the Proof of Claim in the Bankruptcy Court. Mr. Diassi subsequently filed a motion in the Bankruptcy Court to compel arbitration of his claims.

E. Capital Structure of the Company

         1. Prepetition Equity

         Sterling Holdings has 12,776,678 shares of common stock, par value $0.01 per share, outstanding as of the date of this Disclosure Statement. The common stock is traded on the OTC Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. No dividends on the common stock have been paid in any of the last three fiscal years. Sterling Holdings also has outstanding warrants for 697,203 shares of common stock and options for another 1,031,015 shares. The Company's existing common stock is referred to in the Plan as Old Holdings Common Shares.

         In addition, Sterling Holdings has issued 153,817 shares of nonvoting Series A Preferred Stock with a stated liquidation value of $100 per share, and approximately 12,616 shares of nonvoting Series B Preferred Stock with a stated liquidation value of $1,000 per share. The Series A Preferred Stock and the Series B Preferred Stock are referred to in the Plan as the Old Holdings Preferred Shares.

         For purposes of the Plan, the Old Holdings Common Shares and the Old Holdings Preferred Shares are included within Sterling Interests and are treated in Class 15.

         2. Material Prepetition Debt Obligations

            (a) Bank Debt

         As of the Petition Date, the Debtors were obligated on two secured revolving loans owed to a group of financial institutions led by The CIT Group/Business Credit, Inc., as administrative agent. Sterling Chemicals was the primary borrower under the loans and the Subsidiary Debtors were co-borrowers. Sterling Chemicals and the Subsidiary Debtors were jointly and severally liable for amounts owing under the revolving loans. The revolving loans included "current assets" loans, of which approximately $25,000,000 were outstanding on the Petition Date (including letters of credit), and which were secured by first priority Liens on the current assets of Sterling Chemicals and the Subsidiary Debtors, and "fixed assets" loans, of which approximately $70,000,000 were outstanding on the Petition Date, and which were secured by first priority Liens on the fixed assets and capital securities of Sterling Chemicals and the Subsidiary Debtors, as well as second priority Liens on the current assets of Sterling Chemicals and the Subsidiary Debtors. With approval of the Bankruptcy Court, the revolving loans were paid off with the proceeds of the Debtors' debtor-in-possession financing.

         The obligations with respect to the revolving loans are referred to in the Plan as Lender Claims and are treated in Class 2.

            (b) Old Notes

         Sterling Chemicals is obligated on three series of publicly traded debt securities, including its 12-3/8% Senior Secured Notes due July 1, 2006 (the "Old 12-3/8% Secured Notes"), in the approximate amount of $295,000,000; its 11-3/4% Senior Subordinated Notes due August 1, 2006 (the "Old 11-3/4% Notes"), in the approximate amount of $275,000,000; and its 11-1/4% Senior Subordinated Notes due April 1, 2007 (the "Old 11-1/4% Notes"), in the approximate amount of $150,000,000. The Old 12-3/8% Secured Notes are guaranteed by the Subsidiary Debtors and secured by the collateral described below. The other two series of debt securities are unsecured. Sterling Holdings has issued publicly traded debt securities in the form of its 13-1/2% Senior
Secured Discount Notes due August 1, 2008 (the "Old Discount Notes"), in the approximate face amount of $191,751,000. These notes are secured by the capital stock of Sterling Chemicals.

         The Old 12-3/8% Secured Notes are senior secured obligations of Sterling Chemicals and rank equally in right of payment with all other existing and future senior indebtedness of Sterling Chemicals and senior in right of payment to all existing and future subordinated indebtedness of Sterling Chemicals. The Old 12-3/8% Secured Notes are guaranteed by all of the Subsidiary Debtors on a joint and several basis. Each Subsidiary Debtor's guarantee ranks equally in right of payment with all of that Subsidiary Debtor's existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness of that Subsidiary Debtor. As of the Petition Date, the Old 12-3/8% Secured Notes and the Subsidiary Debtor's guarantees were secured by second priority Liens on the Debtors' United States production facilities and related assets, a second priority pledge of all of the capital stock of the Subsidiary Debtors and a first priority pledge of 65% of the stock of certain of the Foreign Subsidiaries. By order of the Bankruptcy Court, the second priority Liens held on the Debtors' United States production facilities and related assets and the capital stock of the Subsidiary Debtors became third-priority Liens. The order did not affect the priority of the pledge of 65% of the stock of certain of the Foreign Subsidiaries. The Old 12-3/8% Secured Notes bear interest at the annual rate of 12-3/8%. By order of the Bankruptcy Court, the interest rate has been increased to 16-3/8% on up to $40 million of the Old 12-3/8% Secured Notes as compensation for the priming of their Liens, but only to the extent of any priming. The Old 12-3/8% Secured Notes will be cancelled by the Plan, and the holders thereof will receive the treatment provided for Old 12-3/8% Secured Note Claims in Class 5 of the Plan.

         As part of the recapitalization of the Company in August 1996, Sterling Chemicals issued $275.0 million of the Old 11-3/4% Notes and Sterling Holdings issued 191,751 units, with each unit consisting of one Old Discount
Note in the face amount of $1,000 and one warrant to purchase three shares of Old Holdings Common Shares for $0.01 per share. Sterling Holdings received $100 million in initial proceeds upon issuing $191.8 million of Old Discount Notes under the units offering. On April 7, 1997, Sterling Chemicals issued $150.0 million of the Old 11-1/4% Notes.

         The Old 11-3/4% Notes and the Old 11-1/4% Notes are unsecured senior subordinated obligations of Sterling Chemicals, ranking subordinate in right of payment to all existing and future senior debt of Sterling Chemicals, but pari passu with each other and all other senior subordinated indebtedness. The Old 11-3/4% Notes and the Old 11-1/4% Notes will be cancelled by the Plan, and the holders thereof will receive the treatment provided for Old Unsecured Note Claims in Class 7.

         The Old Discount Notes are senior secured obligations of Sterling Holdings and rank equally in right of payment with all other senior indebtedness of Sterling Holdings and senior in right of payment to all subordinated indebtedness of Sterling Holdings. The Old Discount Notes will be cancelled by the Plan, and the holders thereof will receive the treatment provided for Old Discount Note Claims in Class 6.

            (c) Litigation Claims

         The Debtors have been named as defendants in a number of lawsuits arising in the ordinary course of their business. For example, on April 1, 1998, a chemical leak occurred at the Debtors' Texas City facility when a line failed in their ethylbenzene unit. The released chemicals included ethylbenzene, benzene, polyethylbenzene and hydrochloric acid. The Debtors do not believe that any serious injuries were sustained, although a number of citizens sought medical examinations at local hospitals after a precautionary alert was given to neighboring communities. As a result, six lawsuits were filed against the Debtors, and an additional three interventions, involving approximately 675 plaintiffs/intervenors seeking an unspecified amount for damages. The Debtors believe that all or substantially all of their future out-of-pocket costs and expenses relating to these lawsuits, including settlement payments and judgments, will be covered by their liability insurance policies or by indemnification from third parties. Indeed, certain of the plaintiffs have agreed to look only to insurance proceeds as a condition to being allowed to pursue their claims. As to claims that are not covered by insurance, the Debtors may seek to settle such claims, with the approval of the Bankruptcy Court, for nominal sums. All of the liabilities associated with these lawsuits are prepetition claims, and they will be classified and treated under the Plan as Tort Claims in Class 9.

         On June 11, 2001, the Debtors received a notice from the U.S. Department of Justice, Environment and Natural Resources Division, in which the Department alleged that the April 1, 1998 ethylbenzene release violated the general duty clause of the Clean Air Act, and invited the Debtors to engage in settlement discussion with respect to the matter. Although the Debtors believe that the April 1, 1998 ethylbenzene release did not constitute a violation of the general duty clause of the Clean Air Act, they have engaged in discussions with the Department in an attempt to settle the matter on a consensual basis, and they believe that a settlement has been reached that will be presented to the Bankruptcy Court for approval. If not settled, any alleged liability would constitute a prepetition claim that would be classified as a Non-Compensatory Damages Claim and be treated under Class 11 of the Plan.

         On August 1, 1986, the Company acquired its petrochemicals manufacturing facility in Texas City, Texas from Monsanto. No pre-closing tort liabilities were assumed by the Company in the asset purchase agreement. Parts of the Texas City facility date to the 1940s and may have been insulated with asbestos-containing high temperature insulation products in common use in the industry prior to the 1980s. As of the Petition Date, Sterling Chemicals was a defendant in asbestos personal injury lawsuits allegedly arising out of its ownership of the Texas City facility, and in most of those lawsuits Sterling was being defended by Monsanto pursuant to certain indemnity language contained within the asset purchase agreement. Prior to the Proof of Claim bar date in the Chapter 11 Case, in excess of 1300 alleged asbestos claimants filed Proofs of Claim against Sterling Chemicals. Sterling Chemicals has objected or will timely object to these Proofs of Claim and is of the belief that few, if any, of the claims have merit. Based upon information currently available, the work histories of 941 of the claimants fail to reveal that they ever worked at the Texas City facility at any time; 265 claimants claim to have worked at the Texas City facility, but not after the Company's acquisition of the facility on August 1, 1986; 43 claimants assert that they did work at the Texas City facility after August 1, 1986; and 71 claimants have submitted no information at all concerning their purported exposures. Sterling Chemicals, therefore, believes that it has certain procedural and statutory defenses to the claims, as well as defenses available to it under applicable state law, supporting its conclusion that few, if any, of these claims have merit as to Sterling Chemicals.

         Prior to September 13, 2002, the Debtors had resolved approximately 1200 of the approximately 1300 asbestos Proofs of Claim for the sum of $55,400. The order approving the settlement of these Proofs of Claims was signed by the Bankruptcy Court on July 24, 2002. Since the date of that order, the Debtors have resolved all but one of the remaining asbestos Proofs of Claim for the sum of $4,000. In addition, they have also resolved approximately 550 neighborhood chemical release Claims for the sum of $45,000. The settlements of the remaining asbestos Claims and the neighborhood chemical release Claims have yet to be approved by the Bankruptcy Court. However, before entering into these settlements, the Debtors consulted with the Creditors Committee and other key parties in interest and are cautiously optimistic that these settlements will be approved within the next 30 days. Of the approximately 2,000 pre-petition tort Proofs of Claim pending against the Debtors as of the Bar Date, only approximately 25 Claims have yet to be resolved. The Debtors are currently in negotiations to resolve these remaining Claims and believe that these Claims could be resolved within the next 45 to 60 days. To the extent that a settlement is not reached with some or all of the remaining claimants, the Debtors will proceed with their pending objections to the Claims of these claimants and their pending motions to withdraw the references as to these Claims. In any event, all of such Claims would be Tort Claims that would be treated in Class 9 of the Plan.

         During its period of ownership of the Texas City facility, Sterling Chemicals has had a program in place to ensure compliance with the Occupational Safety and Health Act ("OSHA") and other governmental regulations governing asbestos to ensure that asbestos exposures are kept within the applicable "Permissible Exposure Limits" imposed by OSHA regulations. During Sterling Chemicals' period of ownership, when asbestos-containing insulation materials have been removed as part of routine maintenance activities, steps have been taken to minimize exposure to the extent practicable, and asbestos-free insulation has been installed in place of any asbestos-containing insulation that has been removed. Sterling Chemicals has implemented a written asbestos management program to manage encapsulated asbestos in place in its Texas City facility. Sterling Chemicals, as a founding member of the Contractor Safety Council of Texas City, has also taken steps to ensure that workers receive information concerning potential workplace hazards, including asbestos, through classroom, video and computer-based training. The possibility of future asbestos claims does exist by virtue of continued presence of encapsulated asbestos materials at the Texas City facility in undetermined amounts, but strict OSHA regulations limiting asbestos exposure and Sterling Chemicals' asbestos management efforts should mitigate any future asbestos liabilities.

         The Debtors have made estimates of the reasonably possible range of liability with regard to outstanding litigation for which they may incur any liability. These estimates are based on the Debtors' judgment using currently available information, as well as consultation with their insurance carriers and outside legal counsel. A number of the claims in these litigation matters are covered by insurance policies or by third-party indemnification. Therefore, the Debtors have also made estimates of their probable recoveries under insurance policies or from third-party indemnitors based on their judgment, their understanding of their insurance policies and indemnification arrangements, discussions with their insurers and indemnitors and consultation with outside legal counsel. Based on the foregoing, the Debtors estimate that the aggregate reasonably possible range of loss for all litigation combined is between zero and $21 million. Again, such liabilities if established would constitute prepetition claims and would be treated under the Plan. Litigation claims alleging personal injury, property damage or wrongful death would be classified as Tort Claims and treated under Class 9 of the Plan. Other litigation claims would be classified as General Unsecured Claims and treated under Class 7 of the Plan. Depending on their nature, certain other litigation claims, or portions thereof, may constitute Non-Compensatory Damages Claims, which are treated in Class 11 of the Plan.

F. Historical Financial Information

         Attached as Appendix D is selected financial data for Sterling Holdings and Sterling Chemicals, including their direct and indirect subsidiaries, on a consolidated basis for the three and nine-months ended June 30, 2002, as reflected in the Form 10-Q filed with the Securities and Exchange Commission (the "SEC") for such period, and for the fiscal year ended September 30, 2001, as reflected in the Form 10-K filed with the SEC for such period. The financial data as of June 30, 2002, has been reviewed by the Company's outside accountants but has not been audited. The financial data as of September 30, 2001 has been reproduced from the audited financial statements included in the Company's Form 10-K for the fiscal year ended September 30, 2001 but, due to its inclusion in this Disclosure Statement, is considered unaudited under applicable accounting rules. To review the full audited financial statements for the Company for such period, please refer to such Form 10-K on file with the SEC, which may be accessed through the Company's website, http://www.sterlingchemicals.com. In preparing their financial statements, the Company has followed the accounting directives as set forth in the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."

         Pending the filing of the Company's 10-K for the fiscal year ended September 30, 2002, which when filed may be accessed through the Company's website, http://www.sterlingchemicals.com, the following is a summary of consolidated financial information derived from the Company's internal financial records for the monthly periods ended July 31, 2002 and August 31, 2002:

                                           7/31/02                  8/31/02
                                           -------                  -------
         Revenues                        $53,536,000               $66,787,000
         Cost of Goods Sold              $48,482,000               $60,645,000
         Gross Profit                    $ 5,054,000               $ 6,322,000
         Net Income                      $(4,399,000)              $(1,872,000)

G. Events Leading to Commencement of the Chapter 11 Case

         The Debtors' financial difficulties resulted from negative trends that affected the petrochemicals industry generally, including reduced demand caused by the general worldwide economic slowdown starting in the second half of 2000 and significant increases in the costs of energy and certain raw materials, especially natural gas (putting domestic producers at an extreme competitive disadvantage, as most foreign producers use naphtha, a crude oil derivative based technology). Leading up to the Petition Date, the Debtors had net losses for each of the last four fiscal years ending September 30, 2000, and had experienced a significant net loss for the first and second quarters of fiscal 2001.

         The erosion of the Debtors' margins in their core petrochemicals business, combined with payment obligations on their long-term bank and public bond debt, left the Debtors' balance sheet in a significantly over-leveraged position relative to their existing operations. As of the quarter ended June 30, 2001, on a consolidated book basis (including the Foreign Subsidiaries), the Debtors had total assets of $542,331,000 compared with total liabilities of $1,246,247,000. Given this situation, the Debtors determined, in their business judgment, that a financial restructuring was necessary and would be best achieved through a Chapter 11 restructuring.

H. Recent Industry/Market Improvements

         In February 2002, margins for styrene turned positive for the first time in over a year. In 2001, volume, pricing and margins for styrene were under severe downward pressure. Styrene producers benefited from dramatic price increases during the first calendar quarter of 2002, as unexpected supply problems from two major producers coincided with rising demand from buyers restocking inventory and disrupted the existing balance of supply and demand. Month end spot prices for styrene, reported at $0.17 per pound on an industry-wide basis in January 2002, increased to $0.205 per pound in February, and $0.40 per pound in March. These prices resulted in reported industry average margins of $(0.03) per pound, $0.09 per pound, and $0.085 per pound, respectively, over the first three months of calendar 2002. The extreme supply and demand imbalance corrected itself in the second calendar quarter of 2002. Month end spot prices were reported in the $0.26 to $0.275 per pound range in April and at $0.3325 per pound, $0.33-$0.34 per pound and $0.30 per pound, respectively, in May, June and July 2002. Producers continued to experience positive margins during August and September with average spot prices reported in the $0.30-$0.305 per pound range while average cash costs were approximately $0.25 per pound. Styrene cash margins for spot sales are expected to decline but still remain positive in the first quarter of fiscal 2003 as plants in North America that were down for maintenance repairs during the previous quarter resume operations. Sterling Chemicals completed the turn-around of its styrene unit in mid-March 2002, and following completion of the new catalyst break-in and testing period, fully participated in the revived styrene market by operating at or near full capacity through June 2002. Thereafter, the Company adjusted its operating capacity in order to maximize efficiency in light of demand.

I. Business Plan

         The Debtors' Business Plan contemplates that the pulp chemicals business will be sold to a third party in a sale to be closed contemporaneously with the Debtors' emergence from Chapter 11. From the net proceeds of the sale, $80 million will be allocated to the Reorganized Debtors. The Reorganized Debtors will continue to operate the petrochemicals business, under the majority ownership of the Proposed Investor and the minority ownership of holders of General Unsecured Claims, Old Unsecured Note Claims and Old Discount Note Claims. The acrylic fibers business will be transferred pursuant to the Plan to local management of Sterling Fibers, Inc., as described in Section VI.I.5.

         The petrochemicals business will continue to be operated with the objectives of being a premier producer of petrochemicals, maintaining a strong market position, achieving first quartile cost performance in all of the major products and providing superior customer service. Accordingly, the Debtors' management team has adopted the following strategies in pursuit of these objectives: (a) continue to improve their cost structure; (b) pursue improvements in the businesses and facilities through expansions, upgrades and strategic alliances; and (c) optimize capacity utilization rates through long-term supply arrangements. Included in Appendix B is a forecast for the petrochemicals business for fiscal years ending September 30, 2002 through September 30, 2009, along with the assumptions upon which the forecast is based.

         It should be noted that an important assumption in the Projections is that the Debtors key operating contracts will be assumed with agreements as to cure amounts or successful litigation as to cure amounts. In the absence of agreements or in the event of unsuccessful litigation, assumption could expose the Debtors to cure amounts that could impact the feasibility of the Plan. On the other hand, a decision to reject the contracts could materially impact projected operating results and materially reduce the valuation. Significant issues exist with respect to the acrylonitrile contracts between Sterling Chemicals and BP Chemicals, which are discussed in Section VII.P, and between Sterling Chemicals and Monsanto, which are discussed in Section VII.Q.

                              V. CHAPTER 11 CASE

A.    Continuation of Business; Stay of Litigation

         On July 16, 2001, the Debtors filed petitions for relief under Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their businesses and manage their properties in the ordinary course, with transactions outside of the ordinary course of business requiring Bankruptcy Court approval.

         An immediate effect of the filing of the Debtors' bankruptcy petitions is the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by Creditors, the enforcement of Liens against property of the Debtors and the continuation of litigation against the Debtors. This relief provides the Debtors with the "breathing room" necessary to assess and reorganize their businesses. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.

B.    First Day Orders

         On the first day of the Chapter 11 Case, the Debtors filed several applications and motions seeking certain relief by virtue of so-called "first day orders." First day orders are intended to facilitate the transition between a debtor's prepetition and postpetition business operations by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. The first day orders obtained in the Chapter 11 Case are typical of orders entered in large Chapter 11 cases across the country. Such orders authorized, among other things:

         (a)  joint administration of the Debtors' bankruptcy cases;

         (b)  interim postpetition financing (as further discussed below);

         (c) the maintenance of the Debtors' bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date;

         (d)  continuation of the Debtors' investment practices;

         (e) payment of employees' prepetition compensation, benefits and expense reimbursement amounts;

         (f) honoring of certain prepetition customer obligations and continuation of certain customer programs;

         (g) provision of adequate assurance of payment to utility companies to avoid discontinuation of utility services;

         (h) continuation of existing insurance policies and claim resolution practices, and payment of premiums and other amounts owing to insurers;

         (i) administrative expense status for and payment of undisputed obligations arising from postpetition delivery of goods, administrative expense status for certain holders of valid reclamation claims, and return of goods;

         (j) payment of certain prepetition obligations necessary to obtain imported goods and payment of certain prepetition shipping, warehousing and distribution charges;

         (k) payment of prepetition claims of mechanics and materialmen to satisfy perfected or potential liens;

         (l)  payment of prepetition claims of critical vendors; and

         (m) performance of obligations under consignment, exchange and conversion agreements.

C.    Retention of Professionals

         The Debtors are represented in the Chapter 11 Case by Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), as lead bankruptcy counsel, and by Andrews & Kurth L.L.P. ("Andrews & Kurth"), corporate counsel and co-bankruptcy counsel. The Groom Law Group ("Groom") was retained to provide special employee benefits and pension services. In addition, the Debtors obtained the financial advisory services of Greenhill & Co., LLC ("Greenhill") and the auditing and tax services of Deloitte & Touche LLP ("Deloitte"). The retention of Arthur Andersen ("Arthur Andersen"), LLP to provide accounting and tax services was terminated, and the tax work was transferred to Deloitte. Finally, Logan & Company, Inc. ("Logan") was authorized to provide claims, noticing and balloting services. The Debtors have retained a number of other professional firms to assist them in the conduct of their businesses.

D.    Official Appointment of Creditors Committee

         On July 23, 2001, the United States Trustee for the Southern District of Texas (the "U.S. Trustee") appointed, pursuant to the Section 1102(a) of the Bankruptcy Code, certain entities to the Official Committee of Unsecured Creditors of the Debtors (the "Creditors Committee"). The U.S. Trustee reconstituted the Creditors Committee on July 27, 2001 and July 30, 2001. The current members of the Creditors Committee are: Conseco Capital Management, Inc.; HSBC Bank USA, the Old Unsecured Notes Indenture Trustee; Kellogg, Brown & Root, Inc.; Praxair Hydrogen Supply, Inc.; and State Street Bank and Trust Company, the Old Discount Notes IndentureTrustee. The Creditors Committee is represented by the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump") and has retained financial advisory services from Lazard Freres & Co, LLC ("Lazard"). The expenses of members of the Creditors Committee and the fees and expenses of the professionals serving on behalf of the Creditors Committee are entitled to be paid by the Debtors, subject to approval by the Bankruptcy Court.

E.    Formation of Unofficial Secured Noteholders Committee

         The Unofficial Secured Noteholders Committee was formed following the Petition Date by entities holding in excess of 50% of the Old 12-3/8% Secured Notes in order to protect and advance the interests of the holders of the Old 12-3/8% Secured Notes. The Unofficial Secured Noteholders Committee determined that the indenture for the Old 12-3/8 Secured Notes severely limited the flexibility of the Old 12-3/8% Secured Notes Indenture Trustee to make agreements altering the payment terms and the liens securing repayment of the Old 12-3/8% Secured Notes. Accordingly, these holders concluded that negotiating an acceptable restructuring of the Old 12-3/8% Secured Notes to be implemented through a confirmed plan of reorganization would require the formation of an organized group. The Unofficial Secured Noteholders Committee retained
Houlihan Lokey Howard & Zukin ("Houlihan") as its financial advisor and Kramer Levin Naftalis & Frankel LLP ("Kramer Levin") and Floyd Isgur Rios Warhlich ("Floyd Isgur") as its counsel (collectively, "Secured Noteholders Professionals"). The Secured Noteholders Professionals have represented the interests of the Unofficial Secured Noteholders Committee since shortly after the Petition Date.

F.    Postpetition Funding

         1. DIP Financing

         To ensure that they would have sufficient liquidity to conduct their businesses during the Chapter 11 Case, the Debtors believed that it was in the best interests of their Estates and Creditors to obtain a commitment for debtor-in-possession financing. Such financing would be designed to ensure continued access to sufficient working capital during the pendency of the Chapter 11 Case and instill confidence in the Debtors' customers, critical vendors and employees that the Company would continue as a going concern. The Debtors' request for financing approval has proven to be the most contentious matter in the Chapter 11 Case and has consumed extensive resources and time in litigation before the Bankruptcy Court and in appeals before the U.S. District Court (the "District Court") and the U.S. Court of Appeals for the Fifth Circuit (the "Fifth Circuit").

         With interim authorization granted by the Bankruptcy Court on July
18, 2001, the Debtors (excluding Sterling Holdings) entered into a Revolving Credit Agreement effective as of July 19, 2001, with a group of lenders led by The CIT Group/Business Credit, Inc. (the "DIP Lenders"), to provide up to $195 million in debtor-in-possession financing (the "DIP Financing"). Up to $155 million in lending commitments under the DIP Financing (the "Base Facility"), consisting of an $85 million "current assets revolver" and a $70 million
"fixed assets revolver," was approved by the Bankruptcy Court by interim order dated July 18, 2001 and final order dated September 14, 2001 (the "Final DIP Order"). The initial draw under the Base Facility was used to repay all amounts outstanding under the Debtors' pre-petition revolving credit facilities. Subject to customary funding conditions, including borrowing base restrictions under the current assets revolver, additional borrowings have been used to fund the Debtors' postpetition operating expenses and supplier and employee obligations throughout the reorganization process. The Base Facility is secured by substantially all of the assets of the Debtors. It has also been granted super-priority administrative expense claim status which, subject to certain carve outs, will entitle the DIP Lenders to be paid before any other claims against the Debtors are paid. The Final DIP Order dated September 14, 2001 was appealed to the District Court by the Old 12-3/8% Secured Notes Indenture Trustee, but no stay of the Final DIP Order was sought or imposed. By order dated February 7, 2002, the District Court denied the appeal. The Old 12-3/8% Secured Notes Indenture Trustee appealed that denial to the Fifth Circuit.

         The additional $40 million in commitments under the DIP Financing
(the "Priming Facility"), in the form of an increase of the current assets revolver from $85 million to $125 million, was conditioned on the grant of priming Liens on collateral securing the Old 12-3/8% Secured Notes, including the Debtors' fixed assets located in the United States and the capital stock of the Subsidiary Debtors. By order of the Bankruptcy Court entered on November 2, 2001 (the "Priming Order"), the Debtors were authorized to grant such priming Liens. The Old 12-3/8% Secured Notes Indenture Trustee appealed the Priming Order to the District Court. That appeal gave rise to a series of hearings before and orders by both the U.S. District Court and the Bankruptcy Court, from which further appeals were taken by both the Old 12-3/8% Secured Notes Indenture Trustee and the Creditors Committee. The result of the hearings held and rulings issued was the requirement that the Company pay an additional 4% interest as a compensatory adjustment in favor of the Old 12-3/8% Secured Notes on up to $40 million of funds borrowed pursuant to the Priming Order. Through further appeals pending before the Fifth Circuit, the Old 12-3/8% Secured Notes Indenture Trustee seeks to reverse the Priming Order entirely or, in the alternative, to increase the rate and tighten the payment terms of the compensatory adjustment. Through cross appeals pending before the Fifth Circuit, the Creditors Committee seeks to preserve the Priming Order in force as originally implemented by removing the requirement for the Company to pay any compensatory adjustment. The Priming Order remains effective on appeal before the Fifth Circuit.

         By orders dated May 15, 2002 and July 1, 2002, the Fifth Circuit consolidated all pending appeals related to the Company's postpetition financing. By order dated August 26, 2002, the Fifth Circuit extended the time for filing appellants' briefs to and including January 3, 2003. This extension was obtained on joint motion by the Debtors, the Old 12-3/8% Secured Notes Indenture Trustee and the Creditors Committee, in conformity with the Term Sheet, which requires that the appeals be held in abeyance pending proceedings with respect to the Plan. If the Plan is confirmed and consummated, the appeals will be dismissed.

         2. Intercompany Loan

         The Debtors obtained additional initial financing from Sterling NRO, Ltd., one of the Foreign Subsidiaries. This financing resulted from a loan obtained by Sterling Pulp Chemicals, Ltd., another of the Foreign Subsidiaries, from CIT Business Credit Canada Inc. in the Canadian dollar equivalent of U.S. $30 million. The initial advance under this facility, approximately U.S. $20 million, was used by Sterling Pulp Chemicals, Ltd. to discharge a portion of a pre-existing intercompany debt owed to Sterling NRO, Ltd., and was ultimately transferred by Sterling NRO, Ltd. to the Debtors through an intercompany loan. The intercompany loan was approved by the Bankruptcy Court's interim order entered on July 18, 2001 and final order entered on September 14, 2001. Pursuant to the Plan, the intercompany loan will be satisfied through the offset of a capital return.

         3. Request for Additional Adequate Protection

         On March 6, 2002, the Unofficial Secured Noteholders Committee and the Old 12-3/8% Secured Notes Indenture Trustee filed a joint expedited motion pursuant to Sections 361 and 364(e) of the Bankruptcy Code seeking "adequate protection" of the Liens of the holders of the Old 12-3/8% Secured Notes in certain assets of the Debtors (the "Adequate Protection Motion") and requested relief including, but not limited to (a) the imposition of junior and additional Liens on all assets on which the DIP Lenders have senior Liens, (b) the granting of liens on the Debtors' Saskatoon subsidiaries, (c) that Sterling Chemicals be required to guarantee the obligations of Sterling
Canada, Inc. to Sterling NRO, Ltd. on the NRO loan described above on a superpriority basis and (d) that there be no further extraction of value from the Foreign Subsidiaries. Substantial work was done by the Debtors and the Creditors Committee to prepare their opposition to the Adequate Protection Motion, but the Adequate Protection Motion was not ultimately litigated.
Citing the progress made in the negotiations between the parties concerning the terms of a plan of reorganization, on May 7, 2002 the Unofficial Secured Noteholders Committee and the Old 12-3/8% Secured Notes Indenture Trustee filed an emergency motion seeking entry of an order continuing the Adequate Protection Motion to an unspecified date. At a hearing held on May 8, 2002, pursuant to a request from the Bankruptcy Court, the Unofficial Secured Noteholders Committee and the Old 12-3/8% Secured Notes Indenture Trustee withdrew the Adequate Protection Motion without prejudice.

         4. Post-Confirmation Funding

         The Plan contemplates that the Reorganized Debtors will be funded by
(a) $80 million of the net proceeds from the sale of the Company's pulp chemicals business, (b) an equity investment of $30 million to be made on the Effective Date by the Proposed Investor, (c) an additional equity investment of $30 million to be made by those holders of General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims who elect to participate in the Rights Offering under the Plan, and/or by the Proposed Investor as the underwriter of the Rights Offering, and (d) a working capital-based revolver in an amount necessary to fund payments under the Plan and support working capital and other corporate needs.

G.    Other Material Matters Addressed During the Chapter 11 Case

         In addition to the first day relief sought in the Chapter 11 Case, the Debtors have sought authority with respect to a multitude of matters designed to assist in the administration of the Chapter 11 Case, to maximize the value of the Debtors' Estates and to provide the foundation for the Debtors' emergence from Chapter 11. Set forth below is a brief summary of certain of the principal motions the Debtors have filed during the pendency of the Chapter 11 Case.

         1. Employee Retention and Severance Program

         By order dated October 31, 2001, the Bankruptcy Court authorized the Debtors to continue existing and implement new retention and severance programs for their key employees, including a Supplement Pay Plan, a Severance Pay Plan, a Key Employee Protection Plan, a Retention Bonus Plan and a Supplemental Bonus Plan. The authorization was granted to assist the Debtors in combatting negative employee morale and turnover problems that result from the uncertainties and increased burdens of an employer's debtor-in-possession status. See Section IV.D.4 for a description of certain of these programs.

         2. Pending Litigation and Automatic Stay

         The nature of the Debtors' business is such that they are routinely involved in litigation. As a result of the commencement of the Chapter 11 Case, pursuant to Section 362 of the Bankruptcy Code, all litigation pending against the Debtors has been stayed. A number of motions seeking to lift the automatic stay have been filed. Except in certain situations, the Debtors have opposed the motions and the Bankruptcy Court has agreed to keep the stay in place. The Debtors have generally not opposed motions where the claimants seek to proceed only against the Debtor's insurance coverage and waive any claims against the Debtors.

         3. Claims Process

         In Chapter 11, claims against a debtor are established either as a result of being listed in the debtor's schedules of liabilities or through assertion by the creditor in a timely filed proof of claim form. Once established, the claims are either allowed or disallowed. If allowed, the claim will be recognized and treated pursuant to the plan of reorganization. If disallowed, the creditor will have no right to obtain any recovery on or to otherwise enforce the claim against the debtor.

            (a) Schedules and Statements

         On September 7, 2001, the Debtors filed their schedules of liabilities (as amended, the "Schedules"), as well as their schedules of assets and executory contracts and their statements of financial affairs. The Schedules set forth the Claims of known Creditors against each of the Debtors as of the Petition Date, based upon the Debtors' books and records. On July 15, 2002, the Debtors filed certain amendments to the Schedules as well as to their schedules of assets and executory contracts and their statements of financial affairs. The Debtors reserve the right to further amend their Schedules during the remaining pendency of the Chapter 11 Case.

            (b) Claims Bar Date

         By order dated October 9, 2001, the Bankruptcy Court established December 17, 2001 as the deadline for filing Proofs of Claim against the Debtors by those Creditors required to do so (the "Bar Date"), other than governmental units. It established January 14, 2002 as the deadline applicable to governmental units. In compliance with procedures approved by the Bankruptcy Court, the Debtors, through Logan, acting as claims agent, provided timely notice of the Bar Date by mail. In addition, the Debtors published notice of the bar date in The Wall Street Journal (National Edition), The New York Times (National Edition), the Houston Chronicle (covering Houston, Texas), the Texas City Sun and the Galveston Herald (covering Texas City, Texas), the Valdosta Daily Times (covering Valdosta, Georgia), and the Pensacola News Journal (covering Santa Rosa County, Florida).

         In conjunction with confirmation of the Plan, at the request of the Debtors, the Bankruptcy Court has established a special bar date for the assertion of certain Administrative Claims that arose between the Petition Date and October 31, 2002 or that arose after October 31, 2002 if known or reasonably should have been known to the claimant. The special bar date is November 13, 2002. Notice of the special bar date was provided by mail on October 4, 2002. Publication notice was provided through placement of the notice in The Wall Street Journal (National Edition) and the Houston Chronicle. Claims excepted from the special bar date are Claims governed by
Section 12.1 of the Plan, Claims arising out of the Term Sheet, Claims for fees payable pursuant to 28 U.S.C. ss. 1930, Claims that were previously paid by the Debtors in the ordinary course of their businesses or pursuant to court order and Claims arising out of post-petition ordinary course of business trade payables of the Debtors.

            (c) Claims Objection Process

         Proofs of Claim aggregating over 1900 in number and in excess of $5.1 billion (not including claims asserted in unliquidated amounts) have been filed against the Debtors. The Debtors have been engaged for a number of months in the process of evaluating the Proofs of Claim to determine whether objections seeking the disallowance of certain asserted Claims should be filed. As a result, numerous objections have been filed to date, and the majority of the Claims subject to such objections have been disallowed. The Debtors intend to continue that process. If the Debtors do not object to a Proof of Claim by the deadline established in the Plan, the Claim asserted therein will be deemed Allowed and will be treated pursuant to the Plan. As appropriate, the Debtors may seek to negotiate and settle disputes as to Proofs of Claims as an alternative to filing objections to the Proofs of Claim.

         Based upon the review of Claims and reconciliation of Proofs of Claim conducted to date, the Debtors believe that General Unsecured Claims in Class 7 are likely to become Allowed Claims in the approximate aggregate amount of $32 million. Old Unsecured Note Claims in Class 8 will be Allowed Claims in the approximate aggregate amount of $443.5 million. The Debtors believe all Tort Claims to be without merit and, therefore, believe that Tort Claims in Class 9 will be Allowed Claims in the aggregate amount of $0. However, the Debtors have not yet completed the review, reconciliation and objection process. In addition, rejection damages claims associated with executory contracts and expired leases that are pending rejection have not yet been asserted. Therefore, it is possible that when such process is completed, including resolution of rejection damages claims, the amount of Allowed General Unsecured Claims could exceed $32 million and the amount of Allowed Tort Claims could exceed $0. If so, the estimated percentage recoveries for holders of Claims in Class 7, Class 8 and Class 9, all of which share on a Pro Rata basis in the Unsecured Distribution, could be materially less than as estimated in this Disclosure Statement.

         4. Extension of Time to Assume or Reject Unexpired Leases

         Given the size and complexity of the Chapter 11 Case, the Debtors were unable to complete their analysis of all nonresidential real property leases during the time limitation prescribed by Section 365(d)(4) of the Bankruptcy Code. By order entered on September 7, 2001, the Bankruptcy Court extended the time by which the Debtors must assume or reject leases of nonresidential property for six months, through and including March 13, 2002. By order entered on March 5, 2002, the Bankruptcy Court extended that period through the effective date of a plan of reorganization.

         5. Disposition of Executory Contracts and Unexpired Leases

         Pursuant to Section 365 of the Bankruptcy Code, the Debtors may choose to assume, assume and assign or reject executory contracts and unexpired leases of real and personal property, subject to approval of the Bankruptcy Court. As a condition to assumption, or assumption and assignment, unless otherwise agreed by the non-Debtor party, the Debtors must cure all existing defaults under the contract or lease, and must provide adequate assurance of future performance of the contract or lease. If the contract or lease is rejected, any resulting rejection damages are treated as prepetition unsecured claims. Generally, and with certain exceptions, postpetition obligations arising under a contract or lease must be paid in full in the ordinary course of business. The Debtors have rejected a number of real and personal property leases, but they have generally deferred any assumption decisions to the time of Confirmation of the Plan. The Debtors are currently negotiating with parties to significant executory contracts for modified terms and/or reductions of Cure amounts as a condition to assumption. Any agreements reached are subject to approval by the Bankruptcy Court.

         6. Challenge to Liens Securing Old 12-3/8% Secured Notes

         On February 28, 2002, the Creditors Committee filed a motion seeking leave to file a complaint initiating an avoidance action against the Old 12-3/8% Secured Notes Indenture Trustee in order to recover preferential transfers, fraudulent conveyances and other "Chapter 5 causes of action" regarding the extent and validity of the Liens of the holders of the Old 12-3/8% Secured Notes. The Old 12-3/8% Secured Notes Indenture Trustee filed an objection to such motion on May 7, 2002. The motion was held in abeyance pending negotiation of an agreement as to a consensual plan of reorganization. The resulting Term Sheet prohibits the Creditors Committee from commencing any action or proceeding challenging (i) the validity or priority of the Liens of the holders of the Old 12-3/8% Secured Notes or (ii) the priority and allowability of the claims of the holders of the Old 12-3/8% Secured Notes, and the Creditors Committee will hold any existing action in abeyance. Upon confirmation of the Plan, the pending motion will be dismissed with prejudice.

H.    Plan Process

         1. Extension of Exclusive Periods

         Section 1121(b) of the Bankruptcy Code provides for an initial period of 120 days after the commencement of a Chapter 11 case during which a debtor has the exclusive right to propose a plan of reorganization (the "Exclusive Proposal Period"). In addition, Section 1121(c)(3) of the Bankruptcy Code provides that if a debtor proposes a plan within the Exclusive Proposal Period, it has the remaining balance of 180 days after the commencement of the Chapter 11 case to solicit acceptances of such plan (the "Exclusive Solicitation Period"). During the Exclusive Proposal Period and the Exclusive Solicitation Period, plans may not be proposed by any party in interest other than the debtor. Under Section 1121(d) of the Bankruptcy Code, the Exclusive Proposal Period and the Exclusive Solicitation Period may be extended for cause.

         By order dated November 2, 2001, the Bankruptcy Court extended the Exclusive Proposal Period for an additional 120 days, to and including March 13, 2002, and correspondingly extended the Exclusive Solicitation Period for an additional 120 days, to and including May 12, 2002. By orders dated February 27, 2002 and March 14, 2002, the Bankruptcy Court granted bridge extensions of the Exclusive Proposal Period to May 8, 2002, and by a subsequent order dated April 29, 2002, the Bankruptcy Court granted bridge extensions of both the Exclusive Proposal Period and the Exclusive Solicitation Period to May 14, 2002. The Debtors filed their initial plan of reorganization on May 14, 2002. By order dated May 22, 2002, their Exclusive Solicitation Period was extended to and including the latter of (i) July 11, 2002, and (ii) such other date as a confirmation hearing on the Debtors' plan of reorganization occurs. Thus, the Debtors continue to have the exclusive right to propose and confirm a plan of reorganization.

         2. Search for Plan Financing

         The cyclical nature of the Debtors' petrochemicals business has limited the ability of the Debtors to obtain traditional financing in sufficient amounts to support their operations. For that reason, the Debtors determined early in the Chapter 11 process that their successful emergence from Chapter 11 would likely require the involvement of an equity investor in their plan of reorganization.

         Beginning in December 2001, Greenhill, on the Debtors' behalf, commenced the process of marketing the Debtors to potential equity investors. Greenhill identified as many as 30 potential sources of equity financing, prepared an equity investor focused marketing brochure, negotiated confidentiality agreements and endeavored to develop interest among such potential sources in providing equity funding for a plan of reorganization. Potential sources of equity financing were provided with non-confidential information, requested to sign a confidentiality agreement, provided confidential information prepared by Greenhill and the Debtors in cases where they had signed a confidentiality agreement and requested to submit expressions of interest. In many cases, the potential source of equity financing elected to not sign a confidentiality agreement given their lack of interest in providing equity financing. In connection with this process and for a variety of reasons, including the cyclicality of the Debtors' business and the Debtors' financial performance, only one indication of interest was received by any party other than Resurgence. This party, after a number of discussions, was determined to be not serious given its stated need for a strategic partner, which had not been identified by said party, as a condition to moving forward. Resurgence was already involved in the Debtors as a significant holder of Old 11-3/4% Notes, Old 11-1/4% Notes and Old Discount Notes and was familiar with the Debtors' operations and industry. In addition to the foregoing process, Greenhill and the Debtors have had a number of discussions from time to time throughout the Debtors' Chapter 11 process with potential sources of equity financing and potential partners for the Debtors. In all cases, prior to the filing of the Plan on September 13, 2002, none of these potential sources of equity financing and potential partners made an offer to provide equity financing or propose any other type of transaction that the Debtors viewed to be more beneficial for its creditors, individually and in the aggregate, that the transaction embodied in the Plan.

         In addition, Greenhill, on the Debtors' behalf, undertook a process of marketing the Debtors to potential lenders to determine the availability of debt financing for purposes of the Debtors' plan of reorganization. Greenhill identified as many as 11 potential sources of debt financing, prepared a lender focused marketing brochure, negotiated confidentiality agreements and solicited indications of interest with respect to the provision of exit financing for the Debtors' with the objective of raising as much liquidity as possible to minimize the amount of equity capital needed at the time of the Debtors' emergence from bankruptcy. In connection with this process, Greenhill received only two written proposals, one of which was from the lenders under the Debtors' existing DIP Facility, led by The CIT Group/Business Credit. Since the time that these proposals were received, Greenhill and the Debtors have been in continuing discussions with each of the two parties, among others, regarding debt-oriented exit financing alternatives. Greenhill is also assisting the Debtors in their efforts to arrange exit financing in the form of a working capital-based revolver.

         Since commencing the efforts to explore the availability of equity and debt financing as well as other plan transaction alternatives, Greenhill and the Company have provided regular updates regarding these matters to the financial advisors representing each of the Creditors Committee and the Unofficial Secured Noteholders Committee, Lazard and Houlihan, respectively.

         Separately, during the process of negotiating the Term Sheet, the Creditors Committee, through Lazard, commenced its own efforts to solicit equity investors in the Debtors' petrochemical operations. Several potential investors and their representatives contacted Lazard or were contacted by Lazard with respect to a potential equity investment in the Debtors as part of a plan of reorganization. Lazard had telephonic conversations with and met with representatives of several interested parties on several occasions and provided certain representatives with such non-confidential information about the Debtors as was deemed appropriate. In an effort to advance the due diligence process, Lazard requested that potential investors execute a confidentiality agreement in order to obtain more detailed, confidential information about the Debtors. Several parties chose not to execute a confidentiality agreement, declined to pursue further diligence of the Debtors and thus ended their consideration of a potential equity investment. Two parties, however, executed confidentiality agreements, after which Lazard shared certain confidential materials with these parties and assisted in additional due diligence. Following their detailed due diligence, which included conducting informational conference calls with representatives of the Debtors, both parties notified Lazard that they had no interest in pursuing an equity investment. It should be noted, however, that numerous parties expressed an interest in a potential acquisition or investment in the Debtors' pulp chemicals business, but these parties chose not to pursue a potential investment in the Debtors as a whole, having declined interest in the Debtors' petrochemicals operations.

         As a result of their own unsuccessful efforts to attract a competing equity investor, as well as the unsuccessful efforts of the Creditors Committee, the Debtors believe that the equity investment proposal received from Resurgence, as evidenced by the Term Sheet, represents the highest and best proposal that is available.

         3. Negotiation of Term Sheet

         The Term Sheet upon which the Plan is premised is the product of months of negotiations among the Debtors, the Key Creditor Groups and Resurgence, commencing in December 2001. The early discussions focused on the view of the Unofficial Secured Noteholders Committee that dividing the Debtors' enterprise through the sale of the pulp chemicals business and the reorganization of the petrochemicals business would maximize distributable value for all Creditors. The Debtors, through their Professionals, investigated the wisdom and feasibility of this structure from the perspective of the Estates and all Creditors. The Debtors advised the Secured Noteholders Professionals that, while Resurgence was willing to provide significant equity financing, that alone would not be sufficient to meet the liquidity needs of the petrochemicals business upon emergence from chapter 11.

         Resurgence and the Secured Noteholders Professionals, with participation from the Debtors, the Creditors Committee and the Professionals of each, began discussions as to alternatives for satisfying the projected financing needs. After direct and lengthy negotiations between Resurgence and the Secured Noteholders Professionals, Resurgence agreed to increase the amount of its equity investment subject to the agreement of the Unofficial Secured Noteholders Committee to support confirmation of a plan under which holders of the Old 12-3/8% Secured Notes would consent to $80 million of the proceeds of the pulp chemicals business being used as part of the financing for the reorganized petrochemicals business.

         The current structure of the Term Sheet results from the efforts of the Unofficial Secured Noteholders Committee and Resurgence. Lengthy and difficult negotiations also occurred between Resurgence and the Creditors Committee as to all material aspects of the Term Sheet, including the percentage of new equity to be distributed to the Creditors Committee's constituency. As discussed below, the Creditors Committee carefully investigated the availability of alternative financing options before moving forward with the proposals of Resurgence. Ultimately, agreements were reached among all of the Key Creditor Groups, Resurgence as the Proposed Investor and the Debtors as set forth in the Term Sheet, allowing the Debtors to proceed on a consensual basis towards confirmation of the Plan.

         4. Lock-Up Agreements

         The Term Sheet requires that the Proposed Investor, the members of the Unofficial Secured Noteholders Committee and the members of the Creditors Committee (other than the indenture trustees and trade Creditors serving on the Creditors Committee) execute lock-up agreements. Under the lock-up agreements, the signatories agree to be bound by the Term Sheet, and subject to the approval of an appropriate disclosure statement and submission of a plan of reorganization embodying the terms and provisions of the Term Sheet, the signatories agree to accept, support and vote in favor of a restructuring consistent with the Term Sheet. The signatories also agree not to sell or otherwise transfer their Claims except to parties who similarly agree to be bound by the Term Sheet. The lock-up agreements are intended to insure that the Plan is accepted by the requisite votes and claim amounts.

         5. Approval of Interim Investor Payments and Protections

         The Debtors agreed as part of the Term Sheet, but subject to court approval, to reimburse the Proposed Investor for all reasonable out-of-pocket expenses incurred in connection with the due diligence performed by the Proposed Investor in support of its investment decision, as well as all out-of-pocket fees incurred by the Proposed Investor in connection with the sale of the pulp chemicals business. In addition, if the Debtors file any plan of reorganization or disclosure statement that does not include the Proposed Investor as the sole new money underwriter of the plan, the Debtors agreed as part of the Term Sheet, after execution of the Investment Agreement, but subject to court approval, to pay a break-up fee in the amount of $3 million plus up to $2 million in out-of-pocket expenses incurred by the Proposed Investor in connection with the Plan. As to any such alternative plan, the Debtors agreed, subject to their fiduciary duties, not to solicit or knowingly encourage the initiation of any inquiries or proposals regarding any transaction that would result in an alternative plan or to otherwise support any alternative plan, expect that they may answer questions in response to unsolicited inquiries.

         On September 13, 2002, the Debtors filed a motion for approval of the interim payment protections afforded to the Proposed Investor by the Term Sheet. The motion was opposed by Phoenix Acquisition Corporation and by Mariner Investment Group Inc. and Trilogy Capital, LLC on the ground that the break-up fee exceeded the amount of break-up fees approved by bankruptcy courts in other cases and on the basis that they desired to submit a competing offer to acquire the equity of the Debtors at a higher price than proposed to be paid by the Proposed Investor and without any break-up fee. Subsequently, in connection with formalizing the Term Sheet in the Investment Agreement, the Proposed Investor agreed on certain conditions to reduce the break-up fee to $1.8 million and, in the event the break-up fee becomes payable, to reduce to $1 million all expenses reimbursable under the Investment Agreement.

         A hearing on the motion for approval of the interim payment protections was held on October 7, 2002. In view of the reductions agreed to by the Proposed Investor, and as part of a compromise permitting alternative plan proposals, the objections to the motion were withdrawn, and the Bankruptcy Court agreed to enter an order approving the break-up fee and expense reimbursement protections.

         6. Competing Proposals to Fund Reorganization of Debtors

         Subsequent to the filing of the Plan on September 13, 2002, two groups announced their interest in making an offer to fund the Debtors' reorganization in competition with the offer from the Proposed Investor that is embodied in the Plan: Phoenix Acquisition Corporation ("Phoenix"), whose principals include Gregory R. Ford, J. Virgil Waggoner and William A. McMinn, and the team of Mariner Investment Group, Inc. and Trilogy Capital LLC ("Mariner and Trilogy").

         Phoenix had initially expressed an interest in a transaction with the Debtors several months ago. The Debtors' management had numerous discussions and meetings with the principals of the group in an effort to provide information that would facilitate the making of a credible plan proposal. Phoenix declined to execute a confidentiality agreement and did not pursue its expressed interest at that time. On September 19, 2002, the Debtors were advised that Phoenix had contacted the Creditors Committee and had indicated that it could propose an alternative plan transaction that would be more favorable than the equity investment transaction that underlies the Plan. Due to provisions in the Term Sheet and its unwillingness to enter into the Debtors' standard form confidentiality agreement, Phoenix sought and obtained an order from the Bankruptcy Court requiring the Debtors to provide it with due diligence materials. The Debtors immediately commenced the process of providing information to Phoenix. As of the date hereof, the Debtors have received no proposal from Phoenix.

         On September 26, 2002, the Debtors learned that Mariner and Trilogy, holders of the Old 12-3/8% Secured Notes and the Old Unsecured Notes, were interested in entering into confidentiality agreements and acquiring information with which they could support an equity investment transaction in competition with the transaction contemplated by the Plan. In fact, on September 27, 2002, in an objection to the break-up fee motion filed by the Debtors (as discussed above), Mariner and Trilogy filed an competing term sheet (the "Competing Term Sheet"). The Competing Term Sheet was substantially identical to the Term Sheet, except that it proposed to increase the equity investment from $60 million to $65 million, deleted any break-up fee requirement and reduced the expense reimbursement cap from $2 million to $1 million. On the other hand, whereas the Proposed Investor had completed its due diligence and upon execution of the Investment Agreement would be obligated to perform except in the event of a material adverse change and failure of certain other conditions, the Competing Term Sheet provided that Mariner and Trilogy's obligation was subject to the completion of due diligence in their sole discretion. Mariner and Trilogy nevertheless asserted that they could complete due diligence expeditiously and be in a position to obtain approval of a disclosure statement within a time period that would still permit confirmation of a plan of reorganization by the end of the year.

         On October 7, 2002, in conjunction with the commencement of the hearing to consider the adequacy of this Disclosure Statement, an agreement was reached among the Debtors, the Key Creditor Groups, the Proposed Investor, Phoenix and Mariner and Trilogy allowing for consideration of alternative plan proposals. As described previously herein, any party that desires to make an alternative plan proposal in competition with the proposal made by the Proposed Investor may do so by coming forward with a proposal by October 28, 2002, at 9:00 a.m. Eastern Time. See Section II.D for further information about the alternative plan process.

         7. Execution of Investment Agreement

         To memorialize the commitment of the Proposed Investor to fund the Plan, Sterling Holdings, Sterling Chemicals, and Resurgence, on behalf of the Proposed Investor, executed an Investment Agreement on October 11, 2002 (the "Investment Agreement"), setting forth the terms and conditions of the funding commitment. A copy of the Investment Agreement is attached as Appendix E to this Disclosure Statement.

         The Investment Agreement sets forth the obligation of the Proposed Investor to purchase 2,175 shares of the New SCI Preferred Shares convertible into 43.5% of Reorganized Sterling Chemicals' common equity issued and outstanding as of the Effective Date, subject to dilution, for $30 million. In addition, the Investment Agreement describes the terms upon which the Proposed Investor will underwrite the Rights Offering to be made to certain unsecured Creditors for subscription rights to acquire, in exchange for Claims and an aggregate of $30 million, 43.5% of Reorganized Sterling Chemicals' common equity issued and outstanding as of the Effective Date, subject to dilution. To the extent any New SCI Common Shares are not purchased by unsecured Creditors in the Rights Offering, the Proposed Investor will purchase such shares at the same price pursuant to its underwriting commitment.

         The Investment Agreement contains conditions precedent to the Proposed Investor's funding obligations consistent with those in the Term Sheet including, without limitation, entry of the Confirmation Order by December 4, 2002 (or such later date agreed to by Sterling Chemicals, Resurgence, the Unofficial Secured Noteholders Committee Majority, and the Creditors Committee Majority, or their respective advisors); receipt by the Debtors of at least one bid for the PulpCo Business in an amount equal to or in excess of $300 million in cash or other consideration acceptable to the Unofficial Secured Noteholders Committee Majority; occurrence of the Effective Date on or prior to the June 30, 2003 unless the reason therefor is attributable to a breach by Resurgence or Investor; and other conditions consistent with the conditions precedent to the Effective Date set forth in
Section 10.3 of the Plan.

         Under the Investment Agreement Resurgence has agreed to cause the Proposed Investor to take all actions necessary to consummate the Investment and ensure payment of the funding commitment. Resurgence further agrees to provide to Sterling Chemicals, on or before October 25, 2002, a schedule identifying (a) the names of the funds and/or accounts constituting the Proposed Investor; (b) the amounts to be invested by such funds and/or accounts; and (c) the entity status and addresses of such funds and/or accounts. The Investment Agreement also provides that, on or before October 25, 2002, Resurgence will cause the Proposed Investor to deposit $9,000,000 (the "Deposit") into an escrow account for Sterling Chemicals. The Deposit, together with interest thereon, will be released (x) to Resurgence promptly after Sterling Chemicals determines to accept an alternative plan proposal and Resurgence exercises its right to terminate the Investment Agreement or (y) if not, to Reorganized Sterling Chemicals on the Effective Date for application against the Proposed Investor's funding obligation.

         The Investment Agreement further provides that Sterling Chemicals, subject to its fiduciary duties, will not, directly or indirectly, solicit or knowingly encourage the initiation of proposals regarding an alternative plan, but may answer questions and furnish information in response to unsolicited inquiries. Consistent with the agreement described in the preceding section, alternative plan proposals may be submitted to the Debtors in accordance with the alternative plan process procedures set forth in Section II.D.

         As long as Resurgence is in material compliance with the Investment Agreement, Resurgence may terminate the Investment Agreement if, among other things, any of the conditions precedent to the Proposed Investor's funding obligation is not satisfied by June 30, 2003 or, in Resurgence's good faith determination, cannot be satisfied by that date. Sterling Chemicals may terminate the Investment Agreement, with the consent of the Creditors Committee Majority, the Unofficial Secured Noteholders Committee Majority or their respective advisors in the event of the acceptance and approval by the Bankruptcy Court of an alternative plan proposal. Resurgence may terminate the Investment Agreement if the Debtors accept an alternative plan proposal, and it will be entitled to payment of a break-up fee if the Debtors file an alternative plan. The Investment Agreement will terminate automatically upon confirmation of an alternative plan.

         The Investment Agreement contains additional provisions regarding administrative claims, releases, assumption and rejection decisions, and indemnities consistent with the terms of the Plan.

I.    Sale of Pulp Chemicals Business

         In connection with the sale of their pulp chemicals business, the Debtors intend to seek the Bankruptcy Court's approval of certain bid procedures designed to produce the highest and best bid for the business. After the selection of a "stalking horse bid," it is anticipated that the details of the bid procedures will be negotiated with the stalking horse bidder in connection with the finalization of the definitive purchase agreement. Pursuant to the bid procedures, qualified bidders, that the Debtors, the Key Creditor Groups, Resurgence and the Plan Investor view as financially and otherwise able to consummate the sale on a timely basis, will be afforded the opportunity to bid against the stalking horse bid. The bid procedures will likely include a provision for payment of a break-up fee to the stalking horse bidder in the event that the Debtors accept another bid as the highest and best offer and consummate the sale with a party other than the stalking horse bidder. Payment of the break-up fee is intended to compensate the stalking horse bidder for the value provided to the Estates by increasing the Debtors' chances of receiving the highest and best bid. The break-up fee is also intended to reimburse the stalking horse bidder for the time and expense incurred in connection with submission of the stalking horse bid. It is contemplated that the break-up fee will be an amount equivalent to more than 1% but less than 3% of the purchase price, which is well within the range of break-up fees considered customary in Chapter 11 cases for transactions of this nature. The bid procedures will also likely require that alternative bids submitted by other parties include, among other things, a markup of the definitive agreement indicating any modifications to the agreement, a cash deposit which will be a percentage of the purchase price as specified in the order approving the bid procedures entered by the Bankruptcy Court and written evidence satisfactory to the Debtors, in consultation with the Key Creditor Groups, Resurgence and the Plan Investor, of a financing commitment or other evidence of ability to consummate the sale. In order for alternative bids submitted to be considered "qualified" bids, such bids must, among other things: (a) provide for a cash purchase price in the aggregate amount of (i) the stalking horse bid, (ii) the break-up fee and (iii) a minimum overbid amount to be specified; (b) not be conditioned on obtaining financing or the outcome of unperformed due diligence; and (c) not entitle the bidder to any break-up fee, termination fee, expense reimbursement or similar type payment. If the Debtors receive at least one qualified bid (other than the stalking horse bid), the Debtors will conduct an auction for the sale of the pulp chemicals business and provide to the stalking horse bidder and all other qualified bidders an opportunity to submit additional bids at the auction. Promptly after execution of the definitive agreement with the stalking horse bidder, the Debtors will file a motion seeking Bankruptcy Court approval of the bid procedures and the break-up fee contained in the agreement. See
Section VI.H.

                  VI. SUMMARY OF THE PLAN OF REORGANIZATION

         THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

         THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS AND OTHER PARTIES IN INTEREST.

A.    Overall Structure of the Plan

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

         The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any Person acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (a) is impaired under or has accepted the plan or (b) receives or retains any property under the plan. Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for such debt the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

         The terms of the Debtors' Plan are based upon, among other things, the Debtors' assessment of their ability to achieve the goals of their Business Plan, make the distributions contemplated under the Plan and pay their continuing obligations in the ordinary course of their businesses. Under the Plan, Claims against and Interests in the Debtors are divided into Classes according to their relative seniority and other criteria.

         If the Plan is confirmed by the Bankruptcy Court and consummated, (a) the Claims in certain Classes will be reinstated or modified and receive distributions equal to the full amount of such Claims, (b) the Claims of certain other Classes will be modified and receive distributions constituting a partial recovery on such Claims and (c) the Claims and Interests in certain other Classes will receive no recovery on such Claims or Interests. On the Effective Date and at certain times thereafter, the Reorganized Debtors will distribute Cash, securities and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan and the securities and other property to be distributed under the Plan are described below.

B.    Compromises Underlying Plan Provisions

         As previously stated, the Plan represents an agreement reached among the Debtors, the Key Creditor Groups and the Proposed Investor as to the terms of a consensual reorganization of the Debtors under Chapter 11. The agreement is evidenced by the Term Sheet that is attached as Appendix C to this Disclosure Statement. The terms of the agreement as set forth in the Term Sheet and as embodied in the Plan represent a proposed compromise and settlement with respect to the following issues:

         o the treatment of the Pre-Petition Credit Facility Agreements and the Lender Claims under the orders of the Bankruptcy Court approving the DIP Facility;

         o the nature and amount of exit financing required by the Debtors to emerge from Chapter 11;

         o the value of the Debtors' Estates on an individual and a consolidated basis, and the proper method of determining such value;

         o whether the Estate of each Debtor should be treated separately for purposes of making payments to holders of Claims;

         o whether and to what extent the Old 12-3/8% Secured Note Claims are substantially oversecured, fully secured or undersecured, considering potential challenges to their alleged Liens, and thus whether the holders of such Claims are entitled to be treated only as holders of Secured Claims or are entitled to be treated as holders of both Secured Claims and unsecured, deficiency Claims;

         o if the Old 12-3/8% Secured Note Claims are undersecured, whether the deficiency amounts constitute senior obligations vis-a-vis the Old Unsecured Note Claims or other unsecured Claims and are thus entitled to enforce subordination rights against any such Claims;

         o the right of holders of the Old 12-3/8% Secured Note Claims to receive postpetition interest on their Claims pursuant to
              Section 506(b) of the Bankruptcy Code;

         o whether there is any value at any of the Subsidiary Debtors for any holder of unsecured Claims if the guarantees supporting the Old 12-3/8% Secured Note Claims are enforced against each of such Subsidiary Debtors, and whether and to what extent such guarantees are entitled to be enforced against each of such Subsidiary Debtors;

         o whether and to what extent the Old Discount Note Claims are secured or undersecured, the extent of any value in the collateral that secures such Claims, and whether holders of such Claims are entitled to be treated as holders of both Secured Claims and unsecured, deficiency Claims;

         o whether the Holdings General Unsecured Claims are entitled to share in any recovery under the Plan given that there are no unencumbered assets at Sterling Holdings with which to pay them;

         o the amount and priority of Intercompany Claims and the voidability of certain intercompany transfers;

         o entitlement to payment, on the Effective Date, as a deemed Allowed Administrative Claim, of (i) the professional fees and reasonable expenses incurred by the Secured Noteholders Professionals consistent with the terms of the engagement letters of such professionals executed by the members of the Unofficial Secured Noteholders Committee, and (ii) the professional fees, expenses and costs of the Old 12-3/8% Secured Notes Indenture Trustee (or any successor indenture trustee), in each case without further action by such parties; and

         o other issues having to do with the rights of certain Estates, Claims or Classes of Claims vis-a-vis other Estates, Claims or Classes of Claims.

         Absent the agreements reached in the Term Sheet, the Debtors, the Creditors Committee, the Unofficial Secured Noteholders Committee and the Proposed Investor each have differing views as to the ultimate outcome of litigation over the above issues. Resolution of each of the above issues is essential to the compromises and settlements reached and crucial to any reorganization of the Debtors. If such resolution is not achieved through compromise and settlement, substantial delay and expense will result from litigation among the parties in interest.

         Thus, the terms of the compromise and settlement agreed to in the Term Sheet are embodied in the Plan, and in particular in the Plan's provisions relating to the classification of Claims and Interests and the treatment of Claims and Interests. Specifically, for purposes of distributions under the Plan, and for no other purpose, (a) Claims against each Estate (other than Holdings) will be deemed to be Claims against the Estates as a whole, any Proof of Claim filed against one or more Debtor (other than Holdings) will be deemed to be a single Claim filed against the Estates as a whole, and all duplicate Proofs of Claim for the same Claim filed against more than one Debtor will be deemed expunged; (b) all guarantees by one Debtor in favor of any other Debtor will be eliminated, and no distributions under the Plan will be made on account of Claims based upon such guarantees; and (c) for purposes of determining the availability of the right of setoff under Section 553 of the Bankruptcy Code, subject to the other provisions of Section 553, debts due to any Debtor may be set off against the debts of any other Debtor. The Debtors believe that such distribution rules are fair and reasonable in the context of the compromise and settlement proposed to be effected by the Plan. Given the issues described above, such rules provide the best means for augmenting achievable recoveries of all Creditors.

         The Plan does not provide for substantive consolidation of the Debtors' Estates. In accordance with Section 4.7 of the Plan, the structure of the Plan will not operate to impose liability on any Reorganized Debtor for the Claims against any other Debtor or the debts and obligations of any other Reorganized Debtor.

         The Plan constitutes a motion for approval of the compromise and settlement embodied in the Plan, which the Debtors submit is fair and equitable, and the Confirmation Order will constitute an order approving the compromise and settlement as binding on all parties as of the Effective Date, subject to the occurrence of the Effective Date.

C.    Reorganized Capital Structure Created by Plan

         The Plan sets forth the agreed capital structure for the Reorganized Debtors, as operators of a petrochemicals business, upon their emergence from Chapter 11: senior secured obligations collateralized principally by current assets to a new revolving credit facility lender under the New Credit Agreement; senior secured obligations collateralized by fixed assets, designated New SCI Notes, to the holders of Old 12-3/8% Secured Note Claims; senior secured notes, subordinate to the New SCI Notes and the New Credit Agreement, collateralized by fixed assets, designated New UC Notes, to the holders of General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims; preferred stock, designated New SCI Preferred Shares, to the Plan Investor; common stock, designated New SCI Common Shares, to the holders of Old Discount Note Claims, General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims, with participation by the Plan Investor (to the extent certain New SCI Common Shares are not subscribed for or otherwise purchased by the holders of such Claims); and warrants for common stock, designated New SCI Warrants, to the holders of General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims.

D.    Classification and Treatment of Claims and Interests

         Section 1122 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with Section 1122 of the Bankruptcy Code, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims which, pursuant to Section 1123(a)(1), do not need to be classified). The Debtors also are required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

         The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of Section 1122 of the Bankruptcy Code and applicable case law, but it is possible that a holder of a Claim or Interest may challenge the Debtors' classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, the Debtors intend, to the extent permitted by the Bankruptcy Code, the Plan and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

         The amount of any Impaired Claim that ultimately is allowed by the Bankruptcy Court may vary from any estimated allowed amount of such Claim and accordingly the total Claims ultimately allowed by the Bankruptcy Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the value of the property that ultimately will be received by a particular holder of an Allowed Claim under the Plan may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in the applicable Class.

         The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtors' assets. In view of the deemed rejection by Classes 10, 11, 12, 13 and 15, however, as set forth below, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, Section 1129(b) of the Bankruptcy Code permits confirmation of a Chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. See Section X.G. Although the Debtors believe that the Plan can be confirmed under Section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.

         1. Treatment of Unclassified Claims under the Plan

            (a) Administrative Claims

         An Administrative Claim is defined in the Plan as a Claim, other than a DIP Facility Claim, for payment of an administrative expense of a kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (i) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Case, (ii) Professional Fee Claims,
(iii) all fees and charges assessed against the Estates under 28 U.S.C. ss. 1930, (iv) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under
Section 546(c)(2)(A) of the Bankruptcy Code, (v) Cure payments for executory contracts or unexpired leases that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under
Section 365 of the Bankruptcy Code and (vi) all fees and expenses payable under Section 12.1(c) or 12.1(e) of the Plan.

         Under the Plan, except as otherwise provided for therein, and subject to the requirements of Sections 12.1 through 12.3 of the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim or
(iii) the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim, (x) Cash equal to the unpaid portion of such Allowed Administrative Claim or (y) such other less favorable treatment as to which the applicable Debtor and such holder have agreed upon in writing. Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

         Any and all Administrative Claims held by any Debtor or by any nondebtor subsidiary or affiliate of any of the Debtors will be cancelled and disallowed, with the express exception of the Sterling NRO Claim. The Sterling NRO Claim will be eliminated as a result of transactions between Sterling NRO Ltd. and Sterling Canada, as set forth in the Plan.

         All fees and charges under 28 U.S.C. ss. 1930 that are due as of the Confirmation Date will be paid by the Debtors on the Effective Date. Thereafter, the Reorganized Debtors will pay such fees and charges as they accrue until the Chapter 11 Case is closed.

         The Bankruptcy Court has established a special bar date for the assertion of certain Administrative Claims that arose between the Petition Date and October 31, 2002 or that arose after October 31, 2002 if known or reasonably should have been known to the claimant. (Claims excepted from the special bar date are Claims governed by Section 12.1 of the Plan, Claims arising out of the Term Sheet, Claims for fees payable pursuant to 28 U.S.C. ss. 1930, Claims that were previously paid by the Debtors in the ordinary course of their businesses or pursuant to court order and Claims arising out of post-petition ordinary course of business trade payables of the Debtors.) The special bar date is November 13, 2002. Administrative Claims subject to the special bar date but not asserted by such date will be discharged and the holders of such Claims will be barred, estopped and enjoined from asserting such Claims against the Debtors, the Reorganized Debtors or their properties. As to any Administrative Claims that are not subject to the special bar date, requests for payment of such Claims (other than as set forth in Sections 4.1(a), 12.1 and 12.2 of the Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtors no later than 45 days after the Effective Date. Unless the Debtors object to an Administrative Claim within 45 days after receipt, such Administrative Claim will be deemed Allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court will determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

         All final requests for payment of Professional Fee Claims pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code and Substantial Contribution Claims under Section 503(b)(3), (4) or (5) of the Bankruptcy Code must be filed and served on the Reorganized Debtors, their counsel and other necessary parties in interest no later than 60 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to such requests for payment must be filed and served on the Reorganized Debtors, their counsel and the requesting Professional or other entity no later than 60 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable request for payment was served. The following are non-binding estimates of the amount of Professional Fee Claims incurred from the Petition Date through September 30, 2002 and from October 31, 2002 through December 31, 2002 for the primary Professionals retained by the Debtors and by the Creditors Committee for work performed in connection with the Chapter 11 Case:

                    7/16/01 to 9/30/02      10/1/02 to 12/31/02       Total
                    ------------------      -------------------       -----

  Skadden Arps          $6,250,000             $1,350,000           $7,600,000
  Andrews & Kurth        2,811,000                750,000            3,561,000
  Groom                    176,000                 30,000              206,000
  Greenhill *            2,701,000                600,000            8,320,000
  Deloitte                 401,000                200,000              601,000
  Arthur Andersen          360,000                      0              360,000
  Logan                    262,000                 30,000              292,000
  Nexant, Inc.             381,000                 90,000              471,000
  Akin Gump              1,400,000                300,000            1,700,000
  Lazard *               2,146,000                450,000            5,596,000

  *  Total fees include success fee

         Pursuant to the agreements reached in the Term Sheet, the Unofficial Secured Noteholders Committee will have Allowed Administrative Claims for the professional fees and reasonable expenses of Houlihan (estimated at $3,856,000, including success fee), Kramer Levin (estimated at $1,900,000) and Floyd Isgur (estimated at $50,000) under the engagement letters between the Unofficial Secured Noteholders Committee and each such firm. The Old 12-3/8% Secured Notes Indenture Trustee will have an Allowed Administrative Claim for reasonable and necessary professional fees, expenses and costs incurred by the Old 12-3/8% Secured Notes Indenture Trustee in an amount not to exceed $1,400,000 if the Plan is consensual or if the Effective Date of the Plan occurs on or before March 31, 2003. If, however, the Plan is non-consensual or the Effective Date of the Plan occurs on or before March 31, 2003, the Old 12-3/8% Secured Notes Indenture Trustee reserves the right to request payment by the Estates of additional fees, expenses and costs, and the Debtors and all parties in interest will have the right to object to any and all fees, expenses and costs requested by the Old 12 3/8% Secured Notes Indenture
Trustee, including amounts aggregating less than $1,400,000. In addition, the Old Unsecured Notes Indenture Trustee and the Old Discount Notes Indenture Trustee will have Allowed Administrative Claims for reasonable and necessary professional fees and expenses in an aggregate amount up to $325,000;
provided, however, that such aggregate amount may be increased if there is a nonconsensual plan of reorganization or if the Effective Date of the Plan does not occur by March 1, 2003. The Allowed Administrative Claims described in the preceding sentence will not be subject to the Administrative Claims Special
Bar Date and will be paid in full on the Effective Date (other than the fees, expenses and costs of the Old 12-3/8% Secured Notes Indenture Trustee if the Plan is non-consensual or if the Effective Date occurs after March 1, 2003).
On or before the Effective Date, Kramer Levin, Floyd Isgur, the Old 12-3/8% Secured Notes Indenture Trustee and its professionals, the Old Unsecured Notes Indenture Trustee and the Old Discount Notes Indenture Trustee will each file and serve on the Reorganized Debtors, the Unofficial Secured Noteholders Committee, the Creditors Committee and the Plan Investor reasonably substantiating documents in the form of time and disbursement summaries to support the Allowed Administrative Claims to be paid to each.

         In addition, Resurgence will have an Allowed Administrative Claim for all reasonable out-of-pocket expenses incurred by it as the Proposed Investor in connection with its due diligence relating to the transactions contemplated by the Term Sheet and the Investment Agreement and for all reasonable out-of-pocket fees (including any fees owed to Renard Strautman) incurred by it in connection with the PulpCo Sale as provided in the Investment Agreement.

         After the Effective Date, each Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay reasonable professional fees and expenses in connection with services rendered to it; provided, however, that all requests for payment of professional fees and expenses incurred by the Creditors Committee after the Effective Date will be filed and served on the Reorganized Debtors and the Plan Investor and any objection thereto by the Reorganized Debtors or the Plan Investor will be resolved by the Bankruptcy Court. Each Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay reasonable professional fees and expenses of Kramer Levin as incurred by the Unofficial Secured Noteholders Committee for services rendered after the Effective Date associated with the implementation of distributions to holders of Old 12-3/8% Secured Note Claims under the Plan.

            (b) DIP Facility Claims

         The Claim for postpetition financing arising under that certain Revolving Credit Agreement, dated as of July 19, 2001, among Sterling Chemicals, the Subsidiary Debtors, The CIT Group/Business Credit, Inc., as Administrative Agent, and various financial institutions, as lenders thereunder, and any related documents, agreements, and instruments is referred to in the Plan as the DIP Facility Claim. The DIP Facility Claim is deemed to be an Allowed Claim. The Plan provides that the DIP Facility Claim will receive on the later of the Effective Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and the holder of such DIP Facility Claim, in full satisfaction, settlement, release and discharge of and in exchange for such DIP Facility Claim, (i) Cash equal to the full amount of such DIP Facility Claim or (ii) such other less favorable treatment as to which the Debtors and such holder shall have agreed upon in writing.

            (c) Priority Tax Claims

         The Plan defines Priority Tax Claims as Claims that are entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code. Such Claims include Claims of governmental units for taxes owed by the Debtors that are entitled to a certain priority in payment pursuant to Section 507(a)(8) of the Bankruptcy Code. The taxes entitled to priority are (i) taxes on income or gross receipts that meet the requirements set forth in Section 507(a)(8)(A) of the Bankruptcy Code, (ii) property taxes meeting the requirements of Section 507(a)(8)(B) of the Bankruptcy Code, (iii) taxes that were required to be collected or withheld by the Debtors and for which the Debtors are liable in any capacity as described in Section 507(a)(8)(C) of the Bankruptcy Code, (iv) employment taxes on wages, salaries or commissions that are entitled to priority pursuant to Section 507(a)(3) of the Bankruptcy Code, to the extent that such taxes also meet the requirements of Section 507(a)(8)(D), (v) excise taxes of the kind specified in Section 507(a)(8)(E) of the Bankruptcy Code,
(vi) customs duties arising out of the importation of merchandise that meet the requirements of Section 507(a)(8)(F) of the Bankruptcy Code and (vii) prepetition penalties relating to any of the foregoing taxes to the extent such penalties are in compensation for actual pecuniary loss as provided in
Section 507(a)(8)(G) of the Bankruptcy Code.

         Under the Plan, each holder of an Allowed Priority Tax Claim will receive on the later of the Distribution Date or the date on which such Claim becomes an Allowed Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) such other less favorable treatment as to which the applicable Debtor and such holder have agreed upon in writing or (iii) at the Reorganized Debtors' sole discretion, deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim.

         The Debtors do not believe they have any Allowed Priority Tax Claims. Claims owing to state and local governmental units have been paid pursuant to order of the Bankruptcy Court. The Internal Revenue Service has filed a Proof of Claim that the Debtors believe to be without merit. The Internal Revenue Service has recommended that the Joint Committee on Taxation determine that there is no liability owing by the Debtors for the fiscal years ended September 30, 1996 and September 30, 1998, but it has indicated that it is unable to withdraw the Proof of Claim because it relates to prior year refunds that are subject to review and approval by the Joint Committee on Taxation. The Debtors have filed an objection to the Proof of Claim in an effort to insure that the Proof of Claim does not create an impediment to confirmation of the Plan.

            2. Treatment of Classified Claims and Interests under the Plan

            (a) Class 1, Other Priority Claims

         Under the Plan, an Other Priority Claim is defined as a Claim entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim. Such Claims may include the wages, salaries or commissions of employees as described and limited in
Section 507(a)(3) of the Bankruptcy Code and contributions to employee benefit plans as described and limited in Section 507(a)(4) of the Bankruptcy Code.

         The Plan provides that on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date on which such Claim becomes an Allowed Other Priority Claim or (iii) the date on which such Other Priority Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Other Priority Claim, each holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Priority Claim, either
(x) Cash equal to the unpaid portion of such Allowed Other Priority Claim or
(y) such other less favorable treatment as to which the applicable Debtor and such holder have agreed upon in writing. (b) Class 2, Lender Claims

         A Lender Claim under the Plan is any Claim arising under or relating to the $155,000,000 Revolving Credit Agreement, dated as of July 23, 1999, among Sterling Chemicals and the Subsidiary Debtors, as the borrowers, various financial institutions as the lenders, DLJ Capital Funding, Inc., as the syndication agent, Credit Suisse First Boston, as the documentation agent, and The CIT Group/Business Credit, Inc., as the administrative agent, as amended, or any other document, agreement or instrument related thereto.

         All Lender Claims were paid in full under the Final DIP Order. The Plan effectively ratifies such payment by providing that such court-approved payment was received in full satisfaction, settlement, release and discharge of and in exchange for any Lender Claims.

         The Plan provides that the rights alleged by any holder of a Lender Claim in a Proof of Claim, including without limitation, Proof of Claim number 1773 filed by The CIT Group/Business Credit, Inc., are deemed conformed to and limited by the treatment provided in the Plan and that such Lender Claims as so conformed and limited are deemed Allowed and satisfied.

            (c)    Class 3, Convenience Claims

         A Convenience Claim is any unsecured Claim against the Debtors in an amount equal to or less than $500.

         Section 1122(b) of the Bankruptcy Court allows a plan of reorganization to designate, for administrative convenience, a separate class of claims consisting of unsecured claims that are less than a specified amount, as approved by the court as reasonable and necessary. Class 3 of the Plan, containing Convenience Claims, is intended to serve this purpose. It will allow the Debtors to achieve administrative efficiencies and will obviate the need for costly solicitation of small Claim holders and later costly distribution of stock and note interests to small Claim holders. The Debtors selected $500 as the amount most likely to achieve the intended efficiencies and cost savings without requiring large outlays of cash on the Effective Date.

         The Plan provides that, on the Distribution Date, each holder of an Allowed Convenience Claim will receive Cash equal to the amount of such Claim.

            (d) Class 4, Other Secured Claims

         An Other Secured Claim is any Claim arising prior to the Petition Date, other than a Lender Claim, an Intercompany Claim, an Old Discount Note Claim or an Old 12-3/8% Secured Note Claim, that is secured by a Lien which is not subject to avoidance under the Bankruptcy Code, or otherwise invalid under the Bankruptcy Code or applicable state law, on property in which an Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order pursuant to Section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to Section 553 of the Bankruptcy Code, or as otherwise agreed upon in writing by the Debtors or the Reorganized Debtors and the holder of such Claim. A Lien is a charge against or interest in property to secure payment of a debt or performance of an obligation.

         The Plan provides for alternative treatments of each Other Secured Claim, at the option of the Debtors, depending upon the nature and amount of the Other Secured Claim.

         First, the Debtors may elect that the legal, equitable and contractual rights of a holder of an Allowed Other Secured Claim be Reinstated. Reinstated means (i) leaving unaltered the legal, equitable and contractual rights to which a holder of such Claim is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (A) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (B) reinstating the maturity of such Claim as such maturity existed before such default, (C) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law and (D) not otherwise altering the legal, equitable or contractual rights to which the holder of such Claim is entitled. However, under the Plan any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence or covenants prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, will not be required to be reinstated in order for a Claim to be considered Reinstated.

         Alternatively, the Debtors may elect that the holder of an Allowed Other Secured Claim retain the Liens securing such Allowed Other Secured Claim, whether the property subject to such Liens is retained by the Debtors or transferred to another entity, to the extent of such Allowed Other Secured Claim and receive deferred Cash payments totaling at least the amount of such Allowed Other Secured Claim, of a value, as of the Effective Date, of at least the value of such holder's interest in the Estate's interest in such property. A final option is the return of the collateral securing the Allowed Other Secured Claim.

         Class 4 consists of separate sub-Classes for each Other Secured Claim against any of the Debtors. Each sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code, including for voting purposes

         The Debtors' failure to object to any Other Secured Claim in the Chapter 11 Case will be without prejudice to the Debtors' or the Reorganized Debtors' right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the Other Secured Claim holder. Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition Liens on property of any Debtor held by or on behalf of the Other Secured Claim holders with respect to such Claims will survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claim holders until, as to each such Claim holder, the Allowed Claims of such Other Secured Claim holder are paid in full. In addition, nothing contained in the Plan will preclude the Debtors or the Reorganized Debtors from challenging the validity of any alleged Lien on any asset of a Debtor or the value of the property that secures any alleged Lien.

         A number of contract parties have filed Proofs of Claim alleging security interests in the Debtors' assets. In most cases, the Claims of such parties are expected to be satisfied through the assumption of the contracts and not by the treatment provided herein for Other Secured Claims. It should be noted that BP Chemicals has asserted that it holds an Other Secured Claim in significant, material amount. That Other Secured Claim would result from the rejection of the acrylonitrile agreements between Sterling Chemicals and BP Chemicals. At this time it is not the intention of Sterling Chemicals to reject those agreements but no assurances can be made in that regard. The allowance of an Other Secured Claim in a material amount could impact the feasibility of the Plan.

            (e) Class 5, Old 12-3/8% Secured Note Claims

         Under the Plan, Old 12-3/8% Secured Note Claims are the Claims of holders of the Old 12-3/8% Secured Notes which arise from or relate to the 12-3/8% Senior Secured Notes due 2006, issued by Sterling Chemicals and outstanding as of the Petition Date. Such Claims are deemed to be Allowed Claims for all purposes under the Plan and in the Chapter 11 Case, but subject to the treatment provided in the Plan.

         The Plan provides that on the Effective Date, all Old 12-3/8% Secured Notes will be deemed cancelled and extinguished. Each holder of an Old 12-3/8% Secured Note Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Old 12-3/8% Secured Note Claim, will receive, through the Old 12-3/8% Secured Notes Indenture Trustee, on the Distribution Date, (i) its Pro Rata share of the Class 5 Proceeds and (ii) if the Secured Noteholder Claim Amount exceeds the amount of the Class 5 Proceeds, its Pro Rata share of the New SCI Notes.

         This treatment is intended to provide for payment in full of the aggregate amount of the Old 12-3/8% Secured Note Claims, which are an amount equal to the sum of (i) the aggregate principal outstanding on the Old 12-3/8% Secured Notes as of the Petition Date ($295,000,000), plus (ii) interest thereon accrued and unpaid as of the Petition Date ($18,253,125), plus (iii) accrued and unpaid interest on the Old 12-3/8% Secured Notes (including interest on accrued and unpaid interest calculated in accordance with the indenture governing the Old 12-3/8% Secured Notes) accruing from the Petition Date until (but not including) the Effective Date at a rate equal to 12-3/8% per annum. The Plan refers to this amount as the Secured Noteholder Claim Amount.

         First, holders of Old 12-3/8% Secured Note Claim are entitled to share in a portion of the Proceeds from the sale of the PulpCo Business, which portion is designated as the Class 5 Proceeds. Proceeds are defined to include the Cash (and the fair market value of any other type of consideration acceptable to the Unofficial Secured Noteholders Committee Majority or its advisors) received from the PulpCo Sale, net of (i) all funds used to extinguish any of the funded indebtedness of the PulpCo Business at the time of the sale, (ii) any and all fees, costs and expenses paid or incurred in connection with the sale, including, without limitation, any break-up or termination fees and expense reimbursements incurred in connection with the sale of the PulpCo Business, and (iii) a provision for taxes or alternative minimum taxes, if any. The Class 5 Proceeds are a portion of the Proceeds equal to the lesser of (x) the Proceeds minus $80 million and (y) the Secured Noteholder Claim Amount.

         Second, if the amount of the Class 5 Proceeds is insufficient to satisfy the Secured Noteholder Claim Amount in full, holders of Old 12-3/8% Secured Note Claims are entitled to receive New SCI Notes equal to the balance of their Allowed Claims. The Plan defines New SCI Notes as senior secured notes to be issued by Reorganized Sterling Chemicals to the holders of Old 12-3/8% Secured Note Claims if the Secured Noteholder Claim Amount exceeds the amount of the Class 5 Proceeds distributed to holders of Old 12-3/8% Secured Note Claims, in an aggregate principal amount equal to amount by which the Secured Noteholder Claim Amount exceeds the Class 5 Proceeds. The New SCI Notes have the terms described on Exhibit A to the Plan and will be more fully described in the form of New Indentures to be included in the Plan Supplement.

         To protect against delay in distributions to the holders of Old 12-3/8% Secured Note Claims, the Plan requires payment of interest at a rate of 10% per annum from the Effective Date through and including the date on which such Class 5 Proceeds and New SCI Notes are distributed to the Old 12-3/8% Secured Notes Indenture Trustee, which interest will be shared on a Pro Rata basis by the holders. Such interest, however, will not be paid for any time period during which interest is accruing on the New SCI Notes.

         Distributions to holders of Old 12-3/8% Secured Note Claims are conditioned on (i) the holding of the Claims as of the Distribution Record
Date pursuant to Section 8.7 of the Plan, (ii) the surrender of the Old 12-3/8% Secured Notes by the holders in accordance with Section 8.8 of the Plan and
(iii) the making of appropriate withholding tax and reporting arrangements as provided in Section 8.9 of the Plan.

         The Old 12-3/8% Secured Note Claims constitute Old Note Claims under the Plan. All Old Note Claims against the Debtors, and all rights and claims between or among the holders of Old Note Claims relating in any manner whatsoever to any claimed subordination rights, will be deemed satisfied by the distributions under, described in, contemplated by and/or implemented in the Plan.

         The Plan does not affect the provisions of the applicable Old
Indenture governing the relationships of the Old 12-3/8% Secured Notes Indenture Trustees and the holders of Old 12-3/8% Secured Notes, including, without limitation, those provisions relating to distributions, the Indenture
Trustees' rights to payment, liens on property to be distributed to holders of Old 12-3/8% Secured Notes, and the Old 12-3/8% Secured Notes Indenture Trustees' rights of indemnity, if any. Accordingly, nothing in the Plan affects the Old 12-3/8% Secured Notes Indenture Trustees' rights pursuant to the applicable Old Indenture and applicable non-bankruptcy law to assert Liens on any distributions made under the Plan to the holders of the Old 12-3/8% Secured Notes to secure payment of its fees and expenses. If the Old 12-3/8% Secured Notes Indenture Trustee does not serve as Disbursing Agent with respect to distributions to holders of Old 12-3/8% Secured Notes, then the funds distributed to any such Disbursing Agent will be subject to the lien of the Old 12-3/8% Secured Notes Indenture Trustee under the applicable Old Indenture.

            (f) Class 6, Old Discount Note Claims

         Under the Plan, an Old Discount Note Claim is a Claim arising from or relating to the Old Discount Notes, which are the 13-1/2% Senior Secured Discount Notes due 2008 issued by Sterling Holdings. These Claims are secured by the Sterling Holdings' ownership interest in Sterling Chemicals. Such Claims are deemed to be Allowed Claims for all purposes under the Plan and in the Chapter 11 Case, but subject to the treatment provided in the Plan.

         As part of the Merger, on the Implementation Date, all Old Discount Notes will be deemed cancelled and extinguished. Each holder of an Old Discount Note Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Old Discount Note Claim, will receive, on the Implementation Date, its Pro Rata share of the Merger Consideration, subject to Dilution. The Merger Consideration consists of 65,000 New SCI Common Shares to be authorized and issued by Reorganized Sterling Chemicals on the Implementation Date pursuant to the Merger and the Plan, which constitute 1.3% of the New SCI Common Shares to be authorized by Reorganized Sterling Chemicals as of the Implementation Date and issued on or before the Effective Date (assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares) pursuant to the Merger and the Plan. The New SCI Common Shares are described on Exhibit D to the Plan.

         The Plan effects a compromise as to whether and to what extent the Old Discount Note Claims are secured or undersecured, the extent of any value in the collateral that secures such Claims (Sterling Holdings' ownership interest in Sterling Chemicals), and whether holders of such Claims are entitled to be treated as holders of both Secured Claims and unsecured, deficiency Claims. Under a standalone plan for Sterling Holdings, or in the event of a liquidation of Sterling Holdings, the Debtors do not believe that the holders of Old Discount Note Claims would be entitled to any distribution whatsoever. It is only as a result of the compromises and settlements embodied in the Plan and the desire of the Debtors to effect the Merger, that the holders of Old Discount Note Claims are receiving the Merger Consideration provided in the Plan.

         Distributions to holders of Old Discount Note Claims are conditioned on (i) the holding of the Claims as of the Distribution Record Date pursuant to Section 8.7 of the Plan, (ii) the surrender of the Old Discount Notes by the holders in accordance with Section 8.8 of the Plan and (iii) the making of appropriate withholding tax and reporting arrangements as provided in Section
8.9 of the Plan.

         The Old Discount Note Claims constitute Old Note Claims under the Plan. All Old Note Claims against the Debtors and all rights and claims between or among the holders of Old Note Claims relating in any manner whatsoever to any claimed subordination rights, will be deemed satisfied by the distributions under, described in, contemplated by and/or implemented in the Plan.

         The Plan does not affect the provisions of the applicable Old Indenture governing the relationships of the Old Discount Notes Indenture Trustees and the holders of Old Discount Notes, including, without limitation, those provisions relating to distributions, the Indenture Trustees' rights to payment, liens on property to be distributed to holders of Old Discount Notes, and the Old Discount Notes Indenture Trustees' rights of indemnity, if any. Accordingly, nothing in the Plan affects the Old Discount Notes Indenture Trustees' rights pursuant to the applicable Old Indenture and applicable non-bankruptcy law to assert Liens on any distributions made under the Plan to the holders of the Old Discount Notes to secure payment of its fees and expenses. If the Old Discount Notes Indenture Trustee does not serve as Disbursing Agent with respect to distributions to holders of Old Discount Notes, then the funds distributed to any such Disbursing Agent will be subject to the lien of the Old Discount Notes Indenture Trustee under the applicable Old Indenture.

            (g) Class 7, General Unsecured Claims

         The Plan defines General Unsecured Claims as Claims arising prior to the Petition Date against any of the Debtors other than Sterling Holdings, which Claims are not Priority Tax Claims, Other Priority Claims, Lender Claims, Secured Claims, Other Secured Claims, Old 12-3/8% Secured Note Claims, Tort Claims, Self-Insured Tort Claims, Intercompany Claims, Old Unsecured Note Claims, Non-Compensatory Damages Claims, Subordinated Claims, or Convenience Claims.

         Under the Plan, each holder of an Allowed General Unsecured Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed General Unsecured Claim, will receive, on the Distribution Date, its Pro Rata share (together with all other holders of Allowed General Unsecured Claims, all holders of Old Unsecured Note Claims and all holders of Allowed Self-Insured Tort Claims that are entitled to share in the Unsecured Distribution) of the Unsecured Distribution, subject to Dilution. The Unsecured Distribution consists of (i) 585,000 of the New SCI Common Shares to be authorized and issued by Reorganized Sterling Chemicals as of the Effective Date, which constitute 11.7% of the New SCI Common Shares to be initially issued pursuant to the Merger and the Plan (assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares), (ii) the New SCI Warrants,
(iii) if Class 5 Excess Proceeds are distributed to the holders of Old 12-3/8% Secured Note Claims, the New UC Notes, and (iv) if Unsecured Proceeds are available, the Unsecured Proceeds.

         Pursuant to the distribution of New SCI Common Shares and New SCI Warrants, the holders of Allowed General Unsecured Claims will hold minority ownership interests in Reorganized Sterling Chemicals. The New SCI Common Shares consist of the common shares of Reorganized Sterling Chemicals as described on Exhibit D to the Plan. The New SCI Warrants are warrants to acquire an additional 15% of the New SCI Common Shares on a fully-diluted basis as described on Exhibit E to the Plan. Assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares as of the Effective Date, subsequent to the Effective Date, the percentage of New SCI Common Shares received under the Plan may be diluted, or reduced, (i) to the extent necessary to give effect to the issuance of stock or the exercise of stock options pursuant to the SCI Management Incentive Plan, (ii) to the extent necessary to give effect to the issuance of stock pursuant to the exercise of any New SCI Warrants, (iii) to the extent necessary to give effect to the issuance of New SCI Preferred Shares issued as paid in kind dividends on outstanding New SCI Preferred Shares or (iv) otherwise as a result of the issuance of common shares or the implementation of other management incentive programs by Reorganized Sterling Chemicals after the Effective Date.

         The New UC Notes and the Unsecured Proceeds are intended to allow the holders of Allowed General Unsecured Claims, along with the holders of Old Unsecured Note Claims and Allowed Self-Insured Tort Claims, to participate in the Proceeds from the sale of the PulpCo Business, subject to the prior rights of the holders of the Old 12-3/8% Secured Note Claims. The New UC Notes will be issued in an aggregate principal amount equal to the amount of any Class 5 Excess Proceeds distributed to the holders of Old 12-3/8% Secured Note Claims. The New UC Notes will have the same terms as the New SCI Notes, but will be expressly junior and subordinate in all respects, including without limitation, right of payment and lien priority, to the New SCI Notes, in recognition of the prior rights of the holders of the Old 12-3/8% Secured Note Claims. If the amount of the Proceeds exceeds the amount owed to the holders of the Old 12-3/8% Secured Note Claims plus $80 million, the excess amount will be distributed as part of the Unsecured Distribution.

         In addition, each holder of a General Unsecured Claim, as of the Rights Offering Record Date, will receive on the Rights Offering Commencement Date, its Rights Offering Pro Rata Share of the Subscription Rights. The Rights consist of nontransferable rights to purchase New SCI Common Shares. The Subscription Rights will be offered on a Pro Rata basis to holders of General Unsecured Claims, along with holders of Old Unsecured Note Claims and Self-Insured Tort Claims, through the mailing of an exercise form to be made contemporaneously with commencing the solicitation of acceptances of the Plan. The Subscription Rights are described on Exhibit F to the Plan. The procedures governing the Rights Offering are set forth in Section VI.E.

         Classes 7, 8 and 9 are separately classified for organization and administrative purposes, but will be deemed to be one Class for purposes of
Section 1126 and 1129 of the Bankruptcy Code.

            (h) Class 8, Old Unsecured Note Claims

         The Plan defines Old Unsecured Note Claims as the Claims of holders arising from or related to the Old 11-1/4% Notes, which are the 11-1/4% Senior Subordinated Notes due 2007 issued by Sterling Chemicals, and Claims of holders arising from or relating to the Old 11-3/4% Notes, which are the 11-3/4% Senior Subordinated Notes due 2006 issued by Sterling Chemicals. Such Claims are deemed to be Allowed Claims for all purposes under the Plan and in the Chapter 11 Case in an aggregate amount not exceeding $443.5 million, but subject to the treatment provided in the Plan.

         Under the Plan, each holder of an Old Unsecured Note Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Old Unsecured Note Claim, will receive, on the Distribution Date, its Pro Rata share (together with all other holders of Old Unsecured Note Claims, all holders of Allowed General Unsecured Claims and all holders of Allowed Self-Insured Tort Claims that are entitled to share in the Unsecured Distribution) of the Unsecured Distribution, subject to Dilution. The Unsecured Distribution consists of (i) 585,000 of the New SCI Common Shares to be authorized and issued by Reorganized Sterling Chemicals as of the Effective Date, which constitute 11.7% of the New SCI Common Shares to be initially issued pursuant to the Merger and the Plan (assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares), (ii) the New SCI Warrants,
(iii) if Class 5 Excess Proceeds are distributed to the holders of Old 12-3/8% Secured Note Claims, the New UC Notes, and (iv) if Unsecured Proceeds are available, the Unsecured Proceeds.

         Pursuant to the distribution of New SCI Common Shares and New SCI Warrants, the holders of Old Unsecured Note Claims will hold minority ownership interests in Reorganized Sterling Chemicals. The New SCI Common Shares consist of the common shares of Reorganized Sterling Chemicals as described on Exhibit D to the Plan. The New SCI Warrants are warrants to acquire an additional 15% of the New SCI Common Shares on a fully-diluted basis as described on Exhibit E to the Plan. Assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares as of the Effective Date, subsequent to the Effective Date, the percentage of New SCI Common Shares received under the Plan may be diluted, or reduced, (i) to the extent necessary to give effect to the issuance of stock or the exercise of stock options pursuant to the SCI Management Incentive Plan, (ii) to the extent necessary to give effect to the issuance of stock pursuant to the exercise of any New SCI Warrants, (iii) to the extent necessary to give effect to the issuance of New SCI Preferred Shares issued as paid in kind dividends on outstanding New SCI Preferred Shares or (iv) otherwise as a result of the issuance of common shares or the implementation of other management incentive programs by Reorganized Sterling Chemicals after the Effective Date.

         The New UC Notes and the Unsecured Proceeds are intended to allow the holders of Old Unsecured Note Claims, along with the holders of Allowed
General Unsecured Claims and Allowed Self-Insured Tort Claims, to participate in the Proceeds from the sale of the PulpCo Business, subject to the prior rights of the holders of the Old 12-3/8% Secured Note Claims. The New UC Notes will be issued in an aggregate principal amount equal to the amount of any Class 5 Excess Proceeds distributed to the holders of Old 12-3/8% Secured Note Claims. The New UC Notes will have the same terms as the New SCI Notes, but will be expressly junior and subordinate to the New SCI Notes in all respects, including, without limitation, right of payment and lien priority, in recognition of the prior rights of the holders of the Old 12-3/8% Secured Note Claims. If the amount of the Proceeds exceeds the amount owed to the holders of the Old 12-3/8% Secured Note Claims plus $80 million, the excess amount will be distributed as part of the Unsecured Distribution.

         In addition, each holder of an Old Unsecured Note Claim, as of the Rights Offering Record Date, will receive on the Rights Offering Commencement Date, its Rights Offering Pro Rata Share of the Subscription Rights. The Subscription Rights consist of nontransferable rights to purchase New SCI Common Shares. The Subscription Rights will be offered on a Pro Rata basis to holders of Old Unsecured Note Claims, along with holders of General Unsecured Claims and Self-Insured Tort Claims, through the mailing of an exercise form to be made contemporaneously with commencing the solicitation of acceptances of the Plan. The Subscription Rights are described on Exhibit F to the Plan. The procedures governing the Rights Offering are set forth in Section VI.E.

         Distributions to holders of Old Unsecured Note Claims are conditioned on (i) the holding of the Claims as of the Distribution Record Date pursuant to Section 8.7 of the Plan, (ii) the surrender of the Old Unsecured Notes by the holders in accordance with Section 8.8 of the Plan and (iii) the making of appropriate withholding tax and reporting arrangements as provided in Section
8.9 of the Plan.

         The Old Unsecured Note Claims constitute Old Note Claims under the Plan. All Old Note Claims against the Debtors, and all rights and claims between or among the holders of Old Note Claims relating in any manner whatsoever to any claimed subordination rights, will be deemed satisfied by the distributions under, described in, contemplated by and/or implemented in the Plan.

         The Plan does not affect the provisions of the applicable Old Indenture governing the relationships of the Old Unsecured Notes Indenture Trustees and the holders of Old Unsecured Notes, including, without limitation, those provisions relating to distributions, the Indenture Trustees' rights to payment, liens on property to be distributed to holders of Old Unsecured Notes, and the Old Unsecured Notes Indenture Trustees' rights of indemnity, if any. Accordingly, nothing in the Plan affects the Old Unsecured Notes Indenture Trustees' rights pursuant to the applicable Old Indenture and applicable non-bankruptcy law to assert Liens on any distributions made under the Plan to the holders of the Old 1 Unsecured Notes to secure payment of its fees and expenses. If the Old Unsecured Notes Indenture Trustee does not serve as Disbursing Agent with respect to distributions to holders of Old Unsecured Notes, then the funds distributed to any such Disbursing Agent will be subject to the lien of the Old Unsecured Notes Indenture Trustee under the applicable Old Indenture.

         Classes 7, 8 and 9 are separately classified for organization and administrative purposes, but will be deemed to be one Class for purposes of
Section 1126 and 1129 of the Bankruptcy Code.

            (i) Class 9, Tort Claims

         Under the Plan, a Tort Claim is any Claim other than a Non-Compensatory Damages Claim against any Debtor (other than Sterling Holdings) based upon, arising from or relating to any cause of action based upon personal injury, property damage or wrongful death.

         The Debtors do not believe that any of the Tort Claims are valid Claims that will ultimately be Allowed Claims. For any Tort Claim that is nevertheless determined to be an Allowed Tort Claim, the Plan provides that the holder thereof, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Tort Claim, will receive on the Effective Date the right to pursue Cash proceeds that may thereafter be recoverable by such holder from any liability insurance policy under which any Debtor is an insured party in an amount up to the amount of such holder's Allowed Tort Claim. The Plan does not affect the validity of any insurance coverage with respect to Allowed Tort Claims.

         For Allowed Self-Insured Tort Claims, which the Plan defines as Tort Claims to the extent of any deductible or self-insured retention that has not previously been met by the Debtors, the Plan provides the same treatment that is available to Allowed General Unsecured Claims and Old Unsecured Note Claims, as set forth above. Such treatment includes the right to share on a Pro Rata basis in the Unsecured Distribution, subject to Dilution, as more particularly described above with respect to Allowed General Unsecured Claims and Old Unsecured Note Claims. In addition, holders of Self-Insured Tort Claims will have the opportunity to participate in the Rights Offering, but will be permitted to purchase Subscription Shares only if they are Allowed Self-Insured Tort Claims.

         Classes 7, 8 and 9 are separately classified for organization and administrative purposes, but will be deemed to be one Class for purposes of
Section 1126 and 1129 of the Bankruptcy Code.

            (j) Class 10, Intercompany Claims

         An Intercompany Claim is a Claim arising prior to the Petition Date by a Debtor against another Debtor or by a non-Debtor affiliate against a Debtor.

         The holders of Intercompany Claims will not receive or retain any property under the Plan on account of such Claims, and all Intercompany Claims will be discharged as of the Effective Date.

         Pursuant to the Plan, the Schedules are deemed amended to reduce to zero any Intercompany Claims evidenced therein; and all Proofs of Claim alleging Intercompany Claims, including, without limitation, Proof of Claim number 302 filed by Sterling Pulp Chemicals US, Inc. and Proof of Claim number 1746 filed by Sterling Pulp Chemicals, Inc., are deemed expunged without the necessity of objection.

            (k) Class 11, Non-Compensatory Damages Claims

         Under the Plan, a Non-Compensatory Damages Claim is a Claim against any of the Debtors for any fine, penalty, forfeiture, attorneys' fees (to the extent such attorneys' fees are punitive in nature), or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, attorneys' fees, or damage is not compensation for actual pecuniary loss suffered by the holder of such Claim, including any Claim based upon, arising from, or relating to any cause of action whatsoever (including, without limitation, violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise); provided, however, that such term does not include any Claim that might otherwise constitute a Non-Compensatory Damages Claim but for a Final Order determining such Claim to be classified and treated as another type of Claim under the Plan.

         The holders of Non-Compensatory Damages Claims will not receive or retain any property under the Plan on account of such Claims, and all Non-Compensatory Damages Claims will be discharged as of the Effective Date.

            (l) Class 12, Subordinated Claims

         Subordinated Claims are Claims that are subordinated pursuant to
Section 510(b) or (c) of the Bankruptcy Code, which will include Claims arising from the rescission of a purchase or sale of any Old Security, Claims for damages arising from the purchase or sale of an Old Security or Claims for reimbursement, contribution or indemnification on account of any such Claims.

         The holders of Subordinated Claims will not receive or retain any property under the Plan on account of such Claims, and all Subordinated Claims will be discharged as of the Effective Date.

            (m) Class 13, Holdings General Unsecured Claims

         Holdings General Unsecured Claims are Claims arising prior to the Petition Date against Sterling Holdings that are not Priority Tax Claims, Other Priority Claims, Lender Claims, Secured Claims, Other Secured Claims, Old 12-3/8% Secured Note Claims, Tort Claims, Self-Insured Tort Claims, Intercompany Claims, Old Discount Note Claims, Old Unsecured Note Claims, Non-Compensatory Damages Claims, Subordinated Claims or Convenience Claims.

         The Debtors believe that there are few, if any, holders of Holdings General Unsecured Claims. Although Proofs of Claim have been filed against Sterling Holdings, such Proofs of Claim appear to have been filed against the wrong entity, and the Debtors are objecting to such Proofs of Claim for the purpose of moving the Claim to the proper entity. In most cases such objections will result in the treatment of such Claims as General Unsecured Claims in Class 7.

         Nevertheless, and to the extent there are any Holdings General Unsecured Claims, such Claims are structurally subordinate the General Unsecured Claims in Class 7. Sterling Holdings has no assets other than the stock Sterling Chemicals, which secures the Old Discount Note Claims in Class
6. Under a standalone plan for Sterling Holdings, or in the event of a liquidation of Sterling Holdings, the Debtors do not believe that the holders of Holdings General Unsecured Claims would be entitled to any distribution whatsoever.

         The holders of Holdings General Unsecured Claims will not receive or retain any property under the Plan on account of such Claims, and all Holdings General Unsecured Claims will be discharged as of the Effective Date.

            (n) Class 14, Subsidiary Interests

         Subsidiary Interests consist of the issued and outstanding shares of stock of the Subsidiary Debtors, which are Sterling Chemicals Energy, Inc., Sterling Fibers, Inc., Sterling Canada, Inc., Sterling Chemicals
International, Inc., Sterling Pulp Chemicals US, Inc. and Sterling Pulp Chemicals, Inc.

         On the Effective Date, except as otherwise contemplated by the Restructuring Transactions, the holders of Subsidiary Interests will retain such Subsidiary Interests under the Plan.

            (o) Class 15, Sterling Interests

         Sterling Interests include (i) all equity interests in Sterling Holdings, including, without limitation, the Old Holdings Common Shares, the Old Holdings Preferred Shares and the Old Holdings Stock Options, together with any other options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any Old Holdings Common Shares, Old Holdings Preferred Shares, Old Holdings Stock Options or other equity ownership interests in Sterling Holdings, and any contracts, subscriptions, commitments or agreements pursuant to which a party was or could have been entitled to receive shares, securities or other ownership interests in Sterling Holdings as of the Petition Date, and (ii) all equity interests in Sterling Chemicals, including, without limitation, the Old Chemicals Common Shares, together with any options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any stock or other equity ownership interests in Sterling Chemicals, and any contracts, subscriptions, commitments or agreements pursuant to which a party was or could have been entitled to receive shares, securities or other ownership interests in Sterling Chemicals as of the Petition Date.

         The Plan provides that all Sterling Holdings Interests and all Sterling Chemicals Interests will be deemed cancelled and extinguished as of the Implementation Date, as part of the Merger. The holders of Sterling Interests will not receive or retain any property under the Plan on account of such Interests.

E.    Rights Offering Procedures

         THE ALTERNATIVE PLAN PROCESS DESCRIBED IN SECTION II.D MAY RESULT IN MODIFICATIONS TO THE RIGHTS OFFERING. FOR THAT REASON, THE RIGHTS OFFERING WILL NOT BE COMMENCED UNTIL AFTER THE CONCLUSION OF THE PROCESS ON OCTOBER 31, 2002. AS SOON AS PRACTICABLE THEREAFTER, HOLDERS OF CLAIMS ENTITLED TO PARTICIPATE IN THE RIGHTS OFFERING WILL RECEIVE THE "SUBSCRIPTION FORM" REFERRED TO BELOW ALONG WITH NOTIFICATION OF ANY MODIFICATIONS MADE TO THE RIGHTS OFFERING DESCRIBED HEREIN. IN THE ABSENCE OF ANY SUCH MODIFICATIONS, THE FOLLOWING PROCEDURES WILL BE IN FULL FORCE AND EFFECT.

         In accordance with the procedures set forth below (the "Procedures"), each holder of a General Unsecured Claim in Class 7, an Old Unsecured Note Claim in Class 8 or a Self-Insured Tort Claim in Class 9, whether such Claim is Allowed or Disputed (an "Eligible Claim") as of the Rights Offering Record Date, which shall be a date to be established by the Bankruptcy Court, (each such holder, an "Eligible Holder"), will have rights to acquire a Pro Rata Share (as defined below) of the Subscription Shares (as defined below) (such rights, the "Subscription Rights"), subject to the terms, conditions and procedures set forth herein. The Subscription Rights will be distributed principally in exchange for the claims of such Eligible Holders and partly for the additional cash consideration of $1,000.00 (the "Subscription Price"). If the holder of a Disputed Claim subscribes to exercise its Subscription Rights and deposits the funds required to exercise the Subscription Rights, but such holder's Claim does not become an Allowed Claim, such holder's subscription will be cancelled and any monies received from such holder will be returned, without interest.

         Each Subscription Right will represent the right to subscribe for
72.5 shares of the new common stock constituting the New SCI Common Shares. The Subscription Rights, in the aggregate, will consist of the right to receive up to 43.5% of the issued and outstanding New SCI Common Shares (as of the Effective Date, assuming conversion of all New SCI Preferred Shares into common equity, but subject to Dilution as provided in the Plan) (the "Subscription Shares"). As used herein, "Pro Rata Share" means with respect to any Allowed or Disputed General Unsecured Claim, Allowed or Disputed Self-Insured Tort Claim, or Allowed Old Unsecured Note Claim, a fraction, (a) the numerator of which is the Face Amount of such Claim as of the Rights Offering Record Date and (b) the denominator of which is the aggregate Face Amount of all Allowed General Unsecured Claims, Allowed Old Unsecured Note Claims, and Allowed Self-Insured Tort Claims as of the Rights Offering Record Date. In the event of an exercise of Subscription Rights by any holder of a Disputed General Unsecured Claim or by any holder of a Disputed Self-Insured Tort Claim, the Rights Offering Pro Rata Share will be recalculated to reflect the addition of such Disputed Claim amount to the denominator.

         Any Subscription Shares not purchased pursuant to the Subscription Rights in connection with the Rights Offering will be issued to, and purchased by, the Plan Investor or funds managed by the Plan Investor, on the terms and subject to the conditions set forth in the Investment Agreement.

         1. Procedures for Exercise of Rights by Eligible Holders

         Following the completion of the alternative plan process described in
Section II.D, each Eligible Holder as of the Rights Offering Record Date will receive a form of Notice of Exercise of Rights (the "Subscription Form"), together with certain accompanying instructions (the "Exercise Instructions"), which Subscription Form will contain a section enabling each such Eligible Holder to exercise its Subscription Rights for the subscription of Subscription Shares and stating the amount of the Subscription Payment (as defined below) payable in connection therewith. The "Subscription Payment" of an Eligible Holder is an amount equal to the Subscription Price times the number of Subscription Rights subscribed for by such Eligible Holder. Subscription Rights may only be exercised in their entirety. Purported exercises of fewer than all of an Eligible Holder's Subscription Rights will be invalid.

         For an exercise of Subscription Rights to be valid and effective, an Eligible Holder must deliver to the Debtors at the address specified in the Exercise Instructions by no later than 4:00 p.m. Central Time on November 29, 2002 (the "Exercise Deadline") (i) a properly completed and duly executed Subscription Form (including the Eligible Holder's tax identification number) and (ii) payment in an amount equal to the Subscription Payment by wire transfer of immediately available funds to the account specified in the Exercise Instructions or by a certified check drawn on a United States bank made payable to "Sterling Chemicals, Inc."

         All determinations as to proper completion and due execution of any documentation, timeliness, eligibility, compliance with these Procedures and other matters affecting the validity or effectiveness of any attempted exercise of any Subscription Rights will be made by the Debtors, in consultation with the Plan Investor.

         Neither the Debtors nor the Reorganized Debtors will be under any duty to give notification of any defects or irregularities in any Subscription Form, nor will any of the Debtors or the Reorganized Debtors incur any liability for failure to give such notification.

         The Subscription Rights will not be transferable and neither the Debtors nor the Reorganized Debtors will be obligated to recognize any transfer of, claim against or interest in any Subscription Rights notwithstanding any notice to the contrary.

         The Subscription Payment will be held in an escrow account in the name of Sterling Chemicals, Inc. until the Effective Date. On the Effective Date, all monies will be released to the Reorganized Debtors and the New SCI Common Shares subscribed to by the valid exercise of Subscription Rights will be issued and distributed, on or as soon thereafter as is practical in accordance with the distribution provisions contained in the Plan; provided, however, that Subscription Shares distributable to Eligible Holders of Disputed Claims in exercise of their Subscription Rights will be retained as discussed in subsection (3) below.

         In the event the Bankruptcy Court does not confirm the Plan or the Effective Date does not occur, the Rights Offering described herein will be automatically rescinded without notice and will be of no further force and effect, and any monies received by the Debtors in connection with the Rights Offering will promptly be returned, without interest, to the respective Eligible Holders.

         2. Number of Subscription Rights; Subscription Price

         Each holder of an Eligible Claim is entitled to one Subscription Right for each "Eligible Claim Amount" held by such holder, rounding down to the nearest Eligible Claim Amount. On account of such rounding, holders of Eligible Claims in amounts less than the Eligible Claim Amount will not receive Subscription Rights. The estimated Eligible Claim Amount under the Plan is $15,849.95 (calculated as 1/30,000 x the Allowed Claims within Classes 7, 8 and 9, which are currently estimated by the Debtors to be $475.5 million). The actual Eligible Claim Amount under the Plan will be calculated as of the Exercise Deadline and will be calculated as 1/30,000 x (Allowed Claims within Classes 7, 8 and 9 plus Disputed Claims for which the Eligible Holder has exercised their Subscription Rights (the "Exercised Disputed Claims")).

         In the event that a recalculation of the Eligible Claim Amount results in the recalculated Eligible Claim Amount exceeding the estimated Eligible Claim Amount, the Subscription Shares available for purchase by the holder of such Claim shall be reduced and limited to those Subscription Shares for which payment in full has been received. In the event that the recalculated Eligible Claim Amount is less than the estimated Eligible Claim Amount, the Subscription Shares available for purchase by the holder of such Claim shall be limited to those Subscription Shares available to such holder under the estimated Eligible Claim Amount. In any case in which the recalculation of the Eligible Claim Amount results in a reduction in Subscription Shares available to the Eligible Holder and an overpayment has been received, the Debtors or their agents will return, without interest, any such excess funds promptly following the distribution of the New SCI Common Shares. All additional Subscription Shares not subscribed for by any other Person as a result of a recalculation of the Eligible Claim Amount shall be purchased by the Plan Investor on the Effective Date.

         3. Exercise of Rights by Holders of Disputed Claims

         Holders of Disputed General Unsecured Claims in Class 7 or Disputed Self-Insured Tort Claims electing to exercise their Subscription Rights pursuant to the Subscription Form will receive their Subscription Shares only at such time, and to the extent, that such Disputed Claims are resolved to be Allowed Claims by a Final Order of the Bankruptcy Court. To the extent that an Exercised Disputed Claim has not been Allowed as of the Effective Date, the Debtors will not deliver Subscription Shares to the holder of such Exercised Disputed Claim, but will instead deposit into a separate escrow account (the "Disputed Claims Subscription Escrow Account") all New SCI Common Shares subscribed for by the holder of such Exercised Disputed Claim. All dividends or distributions on account of shares of Subscription Shares held in the Disputed Claims Subscription Escrow Account will be held in trust in the Disputed Claims Subscription Escrow Account and will be distributed only in the manner described below.

         At such time and to the extent that all or any portion of an Exercised Disputed Claim becomes an Allowed Claim, the Subscription Shares subscribed for by the holder of such Exercised Disputed Claim on account of such Exercised Disputed Claim or portion thereof (including any dividends received with respect thereto) will be released from the Disputed Claims Subscription Escrow Account and distributed by the Reorganized Debtors to the holder of such Allowed Claim, net of any taxes or other applicable charges required to be paid by Reorganized Debtors in respect thereof. At such time and to the extent that an Exercised Disputed Claim is determined by Final Order not to be an Allowed Claim, (i) the Subscription Payment paid by the holder of such Exercised Disputed Claim to the Reorganized Debtors pertaining to the portion of such Exercised Disputed Claim determined not to be an Allowed Claim (the "Disallowed Claim Subscription Payment") will be returned, without interest, by the Reorganized Debtors to the holder of such Exercised Disputed Claim, (ii) the Plan Investor will pay an amount to the Reorganized Debtors equal to the Disallowed Claim Subscription Payment and (iii) the Subscription Shares subscribed for by the holder of such Exercised Disputed Claim by the payment of such Disallowed Claim Subscription Payment (including any dividends received with respect thereto) will be released from the Disputed Claims Subscription Escrow Account and distributed by the Reorganized Debtors to the Plan Investor.

         4. Rights Agent

         The Debtors may delegate any of their rights, powers and duties under the Procedures to a "Rights Agent" upon notice to all holders of Eligible Claims, in which event the Rights Agent will have the rights, powers and duties of the Debtors and the Reorganized Debtors under these Procedures that have been so delegated.

F.    Allowed Claims, Distribution Rights and Objections to Claims

         1. Allowance Requirement

         Only holders of Allowed Claims are entitled to receive distributions under the Plan. An Allowed Claim is a Claim (a) that has been allowed by a Final Order, (b) as to which, on or by the Effective Date, (i) no Proof of Claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is included in the Schedules, other than a Claim that is included in the Schedules at zero, in an unknown amount or as disputed, (c) for which a Proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code or any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

         2. Date of Distribution

                  Distributions to holders of Allowed DIP Facility Claims and certain Allowed Administrative Claim, as provided for in the Plan, will be made of the Effective Date. Distributions to holders of Allowed Claims will be made on the Distribution Date applicable to such Claims. If a Claim is Allowed as of the Effective Date, the Distribution Date will be on or as soon as practicable after the Effective Date, but not later than five business days after the Effective Date. With respect to Disputed Claims, the Disbursing Agent will be required to make distributions as soon as practicable after the date on which the Claim becomes Allowed.

         3. Making of Distributions

         Distributions will be made by the Disbursing Agent, which will be Reorganized Sterling Chemicals or any party designated by Reorganized Sterling Chemicals, in its sole discretion, to serve as disbursing agent under the Plan, to the holders of Allowed Claims (a) at the addresses set forth on the Proofs of Claim filed by such holders (or at the last known addresses of such holders if no Proof of Claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of the holder of an Old Note Claim, distributions shall be sent to the pertinent Indenture Trustee. Distributions on account of Old Note Claims shall be deemed complete upon delivery of such distributions to the respective Indenture Trustee. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions will be made to such holder without interest. Amounts in respect of undeliverable distributions made by the Disbursing Agent will be returned to the Reorganized Debtors until such distributions are claimed, at which time the Reorganized Debtors will deliver such unclaimed property to the Disbursing Agent for distribution in accordance with the applicable provisions of the Plan.

         All claims for undeliverable distributions must be made on or before the second anniversary of the Distribution Date, after which date all unclaimed property will revert to the Reorganized Debtors free of any restrictions thereon and the claims of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. On the first anniversary of the Distribution Date and again at least three months prior to the second anniversary of the Distribution Date, the Debtors will file with the Bankruptcy Court a list of holders of unclaimed property, provided, however, nothing contained in the Plan shall require any Debtor, any Reorganized Debtor, any Disbursing Agent, or any Indenture Trustee to attempt to locate any holder of an Allowed Claim.

         4. Handling of Disputed Claims

         No payments or distributions will be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is Disputed, until such Claim becomes an Allowed Claim. A Disputed Claim is any Claim that has not been Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court, and (a) if no Proof of Claim has been filed, or deemed to have been filed, by the applicable Bar Date, which has been or hereafter is listed on the Schedules as unliquidated, contingent or disputed, and which has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, (b) if a Proof of Claim has been filed, or deemed to have been filed, by the applicable Bar Date (i) for which a corresponding Claim has been listed on the Schedules as unliquidated, contingent or disputed, (ii) for which a corresponding Claim has been listed on the Schedules as other than unliquidated, contingent or disputed, but the amount of such Claim as asserted in the Proof of Claim exceeds the amount of such Claim as listed in the Schedules, or (iii) as to which a Debtor has timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules and any orders of the Bankruptcy Court, or which is otherwise disputed by a Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order, (c) for which a Proof of Claim was required to be filed by Bankruptcy Code, the Bankruptcy Rules or an order of the Bankruptcy Court, but as to which a Proof of Claim was not timely or properly filed, (d) is a Claim for damages based upon the rejection by the Debtors of an executory contract or unexpired lease under Section 365 of the Bankruptcy Code and as to which the bar date for filing a Proof of Claim has not passed or (e) that is disputed in accordance with the provisions of the Plan.

         Distributions intended for holders of Disputed Claims will be held in reserve pending determination of the objection. If the Disputed Claim becomes an Allowed Claim, the reserved distributions will be distributed to the holder of the Allowed Claim as soon as practicable after the date on which the Claim becomes Allowed.

         5. Objection Procedures

         Only the Reorganized Debtors and the Creditors Committee will have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims, including Claims for reclamation under Section 546(c) of the Bankruptcy Code. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court, provided that, for so long as the Creditors Committee continues to exist, the Creditors Committee will have the right to approve any settlements and compromises involving a payment obligation by the Estates in excess of $50,000. All objections to Claims must be filed and served on the holders of such Claims by the Claims Objection Deadline, which day will be the later of (a) the Effective Date or (b) 60 days after the applicable Proof of Claim is filed. If an objection has not been filed to a Proof of Claim or a scheduled Claim by the Claims Objection Deadline, the Claim to which the Proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

         6. Estimation of Contingent or Unliquidated Claims

         The Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanisms.

G.    Disposition of Executory Contracts and Unexpired Leases

         1. Contracts and Leased Deemed Assumed

         The Plan provides for the deemed assumption of all executory contracts or unexpired leases that have not been otherwise disposed of. Specifically, each Debtor will be deemed to have assumed, as of the Effective Date, each executory contract and unexpired lease to which it is a party unless such contract or lease (a) was previously assumed or rejected by such Debtor, (b) previously expired or terminated pursuant to its own terms or (c) is the subject of a pending motion to reject filed by a Debtor on or before the Confirmation Date, or unless the Plan otherwise provides. Notwithstanding the deemed assumption provision, the Debtors intend to file separate motions to assume executory contracts and leases with respect to the vast majority of their contracts and leases. Thus, the deemed assumption provision will operate primarily as a catch-all in the event any executory contract or unexpired lease is inadvertently omitted from motion practice.

         Under the Term Sheet, the Debtors' decisions as to the disposition of their executory contracts and unexpired leases must be approved by Resurgence as the Proposed Investor. If an alternative investor becomes the Plan Investor, the Plan Investor will have such approval rights.

         2. Assumptions Effected by Terms of Plan

         The Plan specifically provides for the assumption of all employee compensation and benefit programs of the Debtors (with the express exception of prepetition stock based employee incentive plans and employee stock ownership plans, which will be rejected), unless otherwise disposed of. The Debtors will also file motions to assume such employee compensation and benefit programs. Certain employees or their spouses have filed Proofs of Claim against the Debtors in an effort to preserve their rights under compensation and benefit programs. Unless such Proofs of Claim are specifically objected to, the Plan provides that such Proofs of Claim will be deemed conformed to and limited by the terms of the compensation and benefit plans. As a result, under the Plan, the rights alleged in the Proofs of Claim are deemed satisfied, and the Proofs of Claim are deemed expunged.

         The Plan also specifically provides for the assumption of all Indemnification Obligations owed to Designated Directors, Officers, and Employees, unless earlier assumed pursuant to motions filed by the Debtors. Such individuals include (a) each director, officer and employee of each of the Debtors that served in such capacity at any time on or after October 7, 2002 and (b) each director, officer or employee of each of the Debtors that served as a fiduciary of any employee benefit plan or program of any of the Debtors at any time after October 7, 2002. Indemnification Obligations are obligations of the Debtors to indemnify, reimburse, or provide contribution pursuant to charter, bylaws, contract or applicable state law. The Debtors are aware of no claims against any of the Designated Directors, Officers, and Employees that would give rise to Indemnification Obligations owing to any such individuals. Nevertheless, the Debtors believe that assumption is appropriate in view of the contributions made by the Designated Directors, Officers, and Employees to the reorganization of the Debtors. Certain of the Designated Directors, Officers, and Employees have filed Proofs of Claim with respect to the Indemnification Obligations. Unless such Proofs of Claim are specifically objected to, the Plan provides for such Proofs of Claim to be deemed conformed to and limited by the terms of the applicable charter, bylaws, contract or state law. As a result, under the Plan, the rights alleged in the Proofs of Claim are deemed satisfied, and the Proofs of Claim are deemed expunged.

         Finally, unless earlier assumed pursuant to motions filed by the Debtors, the Plan provides for the assumption of Indemnification Obligations owed to any present or former professionals or advisors of the Debtors, including, without limitation, accountants, auditors, financial consultants, underwriters or outside attorneys, arising under contracts that applied, in whole or in part, to any period occurring on or after the Petition Date.

         3. Cure with Respect to Assumed Contracts and Leases

         Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, at the option of the Debtor party to the contract or lease or the assignee of such Debtor party assuming such contract or lease, by Cure. Cure means (a) the distribution of Cash, or the distribution of such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law, or (b) the taking of such other actions as may be agreed upon by the parties or ordered by the Bankruptcy Court, in either case, with respect to the assumption of an executory contract or unexpired lease pursuant to Section 365(b) of the Bankruptcy Code. If there is a dispute regarding the nature or amount of any Cure, the provision of "adequate assurance of future performance" under the contract or lease to be assumed or any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

         4. Rejections Effected by Terms of Plan

         Unless earlier rejected pursuant to motions filed by the Debtors, the Plan specifically provides for the rejection of (a) any and all stock based employee incentive plans and employee stock ownership plans, (b) any Indemnification Obligations owed to any present or former professionals or advisors of the Debtors, including, without limitation, accountants, auditors, financial consultants, underwriters or outside attorneys that do not arise under contracts that applied, in whole or in part, to any period occurring on or after the Petition Date, and (c) any Indemnification Obligations owed to any of the Debtors' former directors, officers and employees who are not among the Designated Directors, Officers, and Employees are also rejected by the Plan.

         5. Rejection Damages

         If the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is filed and served within 30 days after entry of the order authorizing the rejection of such executory contract or unexpired lease or within such other period as the Bankruptcy Court may establish in the order of rejection.

H.    Sale of Pulp Chemicals Business

         The Plan contemplates the sale of the Debtors' pulp chemicals business (the "PulpCo Business") upon consummation, subject to obtaining a purchase price that will produce Proceeds of at least $300 million. In consultation with the Key Creditor Groups, the Proposed Investor and their respective legal and financial advisors, the Debtors have undertaken an extensive marketing effort in recent months in order to locate all qualified potential purchasers for the PulpCo Business. The Debtors, assisted by Greenhill, contacted a total of 60 potential buyers that they believed might have an interest in acquiring the PulpCo Business. The Debtors also made a complete data room available to provide potential bidders access to all pertinent information needed to conduct their due diligence reviews.

         The sale of the PulpCo Business will involve all of Sterling Holdings' relevant subsidiaries engaged in pulp chemicals operations. Three of such subsidiaries -- Sterling Canada, Sterling Pulp Chemicals US, Inc. and Sterling Pulp Chemicals, Inc. -- are Debtors in the Chapter 11 Case. As previously indicated, the PulpCo Business consists of five plants in Canada and a plant in Valdosta, Georgia that manufacture chemicals primarily for use in the pulp and paper and water treatment industries. The PulpCo Business also licenses, engineers and oversees construction of large-scale chlorine dioxide generators, which are used in the pulp and paper industry to convert sodium chlorate into chlorine dioxide at pulp mills. To maximize net proceeds, the sale will be structured as a sale of the assets of the domestic subsidiaries and a sale of the stock of the foreign subsidiaries. Specifically, the assets of domestic subsidiaries Sterling Canada, Sterling Pulp Chemicals US, Inc., Sterling Pulp Chemicals, Inc. and Sterling Chemicals Acquisitions, Inc. will be sold, and the stock of foreign subsidiaries Sterling Pulp Chemicals, Ltd., Sterling Pulp Chemicals (Australia) Pty Limited, Sterling NRO, Ltd., Sterling Pulp Chemicals Fuzhou Ltd., Sterling (Sask) Holdings, Ltd., Sterling Pulp Chemicals (Sask) Ltd. and 619220 Saskatchewan Ltd. will be sold.

         Initial indications of interest were received from potential buyers on September 13, 2002. The Debtors, along with Greenhill and their legal advisors, reviewed the bids with a goal of determining the best candidates to proceed to perform more detailed due diligence on the PulpCo Business. After reviewing the initial bids submitted, the Debtors and Greenhill invited several potential buyers to proceed to the second round of due diligence. These potential buyers have continued in the second round and are actively involved in conducting due diligence and attending management presentations, site visits and individual discussions with management. Greenhill has also distributed a draft definitive purchase agreement to the second round participants. The Debtors and their advisors, in consultation with the Key Creditor Groups and the Proposed Investor, have established a deadline of October 28, 2002 for submission of final bids, which must include detailed comments to the draft definitive agreement, subject to extension at the Debtors' option, with the consent of the Key Creditor Groups and the Proposed Investor, if they determine that an extension would be in the creditors' best interests. A final bidding instructions letter advising second round participants of the October 28, 2002 final bid deadline and the instructions for submission of final bids has been sent by Greenhill. Shortly after the final bids are due, the Debtors, together with their advisors, the Key Creditor Groups, Resurgence and the Plan Investor, will select the highest and best bid to serve as a "stalking horse bid" and will negotiate a definitive Asset and Stock Purchase Agreement (the "Definitive Purchase Agreement") with the stalking horse bidder. (In the event of a disagreement among the Debtors, the Key Creditor Groups, Resurgence and the Plan Investor as to the highest and best bid, the dispute will be submitted by any of such parties to the Bankruptcy Court to resolve, upon notice to the other of such parties and all other parties entitled to notice.) Upon execution of the Definitive Purchase Agreement, the stalking horse bidder will be required to submit a nonrefundable, good faith deposit in an amount that will be specified in the Definitive Purchase Agreement. Consummation of the sale of the PulpCo Business will be contingent upon the entry of the Confirmation Order and will occur on the Effective Date.

         The Definitive Purchase Agreement will contain certain bid procedures to be utilized to increase the Debtors' chances of receiving the highest and best bid for the PulpCo Business and thereby maximize value for the Estates. It is anticipated that the details of the bid procedures will be negotiated with the stalking horse bidder in connection with the finalization of the Definitive Purchase Agreement. Accordingly, as of the date of this Disclosure Statement, the bid procedures have not been negotiated. Because certain aspects of the bid procedures remain to be negotiated, the description herein outlines only the general substance of the bid procedures. To the extent of any inconsistency between the description of the bid procedures herein and the bid procedures approved by the Bankruptcy Court, the court-approved bid procedures will govern.

         The Definitive Purchase Agreement will designate those executory contracts and unexpired leases of Sterling Canada, Sterling Pulp Chemicals US, Inc., Sterling Pulp Chemicals, Inc. that will be assumed by such Debtors and assigned to the purchaser upon consummation of the sale. In conjunction with seeking approval of the bid procedures, the Debtors will seek approval of the assumption and assignment of the designated contracts and leases under Section 365(a) of the Bankruptcy Code.

         Pursuant to the bid procedures, qualified bidders, that the Debtors, the Key Creditor Groups, Resurgence and the Plan Investor view as financially and otherwise able to consummate the sale on a timely basis, will be afforded the opportunity to bid against the stalking horse bid. It is contemplated that the bid procedures will include a provision for payment of a customary break-up fee to the stalking horse bidder in the event that the Debtors accept another bid as the highest and best offer and consummate the sale with a party other than the stalking horse bidder. Promptly after execution of the Definitive Purchase Agreement with the stalking horse bidder, the Debtors will file a motion seeking Bankruptcy Court approval of the bid procedures and the break-up fee contained in the agreement and seeking approval of the sale of the PulpCo Business to the bidder that has submitted the highest and best bid, as determined by the Debtors, the Key Creditor Groups, Resurgence and the Plan Investor in accordance with the bid procedures. The hearing on such motion will be heard prior to the conclusion of the Confirmation Hearing. The Debtors intend to file the bid procedures motion, which will identify the stalking horse and advise creditors of the details of the bid procedures and the sale, well in advance of the voting deadline on the Plan.

         Selection of the stalking horse bidder will serve to establish a bid standard or minimum for other bidders and will encourage competitive bidding. The Debtors, their advisors, the Key Creditor Groups and the Proposed Investor, after extensive evaluation and discussion, have determined that selection of a stalking horse and the competitive bidding that will result will yield the highest and best bid for the Estates. Payment of the break-up fee is intended to compensate the stalking horse bidder for the value provided to the Estates by increasing the Debtors' chances of receiving the highest and best proposal for the sale of the PulpCo Business. The break-up fee is also intended to reimburse the stalking horse bidder for the time and expense incurred in connection with submission of the stalking horse bid. As will be described in further detail in the bid procedures motion, selection of a stalking horse and the break-up fee arrangement will provide substantial value to the Estates because the firm bid provided by the stalking horse will serve as a catalyst for other bidders to submit competitive bids and thereby enable the Estates to obtain the highest and best bids for the assets. It is contemplated that the break-up fee will be an amount equal to more than 1% but less than 3% of the purchase price, as set forth in the Definitive Agreement, which is well within the range of break-up fees considered customary in Chapter 11 cases for transactions of this nature. See, e.g., In re Integrated Resources, 147 B.R. 650 (S.D.N.Y. 1992) (approving break-up fee of 3.2% to compensate financier's "out of pocket" expenses), appeal dismissed, 3 F.3d 49 (2d Cir. 1993); In re Montgomery Ward Holding Corp., et al., Case No. 97-1409
(PJW) (Bankr. D. Del., June 15, 1998) (approving 2.7% break-up fee); In re Medlab, Inc., Case No. 97-1893 (PJW) (Bankr. D. Del. April 28, 1998) ( break-up fee of 3.12% approved).

         Pursuant to the bid procedures, alternative bids submitted by other parties must include, among other things, (a) a markup of the Definitive Purchase Agreement that was signed by the stalking horse bidder indicating any modifications to the agreement, (b) a cash deposit which will be a percentage of the purchase price as specified in the order approving the bid procedures entered by the Bankruptcy Court and (c) written evidence satisfactory to the Debtors, the Key Creditor Groups, Resurgence and the Plan Investor of a financing commitment or other evidence of ability to consummate the sale. In order for alternative bids submitted to be considered "qualified" bids. Such bids must, among other things:

         o provide for a cash purchase price in the aggregate amount of (i) the stalking horse bid, plus (ii) the break-up fee plus (iii) a minimum overbid amount to be specified;

         o not be conditioned on obtaining financing or the outcome of unperformed due diligence; and

         o not entitle the bidder to any break-up fee, termination fee, expense reimbursement, or similar type payment.

         If the Debtors receive at least one qualified bid (other than the stalking horse bid), the Debtors will conduct an auction for the sale of the PulpCo Business and provide to the stalking horse bidder and all other qualified bidders an opportunity to submit additional bids at the auction. The auction will take place on a date to be set forth in the bid procedures order at the offices of the Debtors' counsel, Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036. Only the stalking horse bidder and all other qualified bidders that have submitted qualified bids will be eligible to participate in the auction. Prior to the auction, the Debtors, the Key Creditor Groups, Resurgence and the Plan Investor will select as the initial overbid that qualified bid that the Debtors, the Key Creditor Groups, Resurgence and the Plan Investor believe is the highest or otherwise best offer, and the Debtors will provide copies of such bid to all qualified bidders who intend to participate in the auction.

         Bidding at the auction will begin with the initial overbid and subsequent bids must be made in minimum incremental overbid amounts as specified in the bid procedures order. The auction will continue in one or more rounds of bidding and will conclude after each participating qualified bidder has had the opportunity to submit overbids with full knowledge of the then-existing high bid. At the conclusion of bidding, the Debtors will announce their determination (with the written consent of the Key Creditor Groups, Resurgence and the Plan Investor) as to the bidder that has submitted the highest and best bid (based upon, among other things, the financial and contractual terms of the bid as well as factors affecting the speed and certainty of consummating the proposed sale) and will submit that bid to the Bankruptcy Court for approval of the sale.

         Following the sale hearing, if the successful bidder fails to consummate the sale, the bidder that submitted the next highest or otherwise best qualified bid, as disclosed at the sale hearing, which is prepared to consummate the sale will be substituted as the successful bidder and the Debtors will consummate the sale with the substitute successful bidder. The Debtors will retain the good faith deposits of all qualified bidders (including the stalking horse bidder) and all bids made at the auction will remain open and irrevocable until the later of 48 hours after consummation of the sale or 30 days after conclusion of the sale hearing, or such other time established by the Bankruptcy Court. The Debtors will instruct the escrow agent to refund the good faith deposits of qualified bidders, other than the purchaser, as soon as practicable after such time period has expired.

         If the sale is consummated with a successful bidder other than the stalking horse bidder and the purchase agreement with the stalking horse bidder, and certain other conditions are satisfied, the break-up fee will be paid to the stalking horse bidder.

I.    Post-Consummation Corporate Structure, Management and Operation

         1. Continued Corporate Existence

         Subject to the Restructuring Transactions provided for in the Plan, the Reorganized Debtors will continue to exist after the Effective Date as separate corporate entities, in accordance with the applicable laws in the respective jurisdictions in which they are incorporated and pursuant to their respective certificates or articles of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and bylaws are amended pursuant to Section 6.3 of the Plan.

         2. Post-Consummation Governance Documents

         The certificate or articles of incorporation and bylaws of each Debtor will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code. The Certificate of Incorporation and Bylaws of Reorganized Sterling Chemicals will be in substantially the form of such documents included in the Plan Supplement, which will be filed with the Clerk of the Bankruptcy Court at least five (5) Business Days prior to the commencement of the Confirmation Hearing in accordance with Section 12.15 of the Plan.

         3. New Securities

         The New Securities to be authorized and issued under the Plan consist of the New SCI Notes, the New UC Notes, the New SCI Preferred Shares, the New SCI Common Shares, the Subscription Rights and the New SCI Warrants, as generally described below. The Plan should be referred to for more complete descriptions of the New Securities.

         o The New SCI Notes will be an aggregate principal amount equal to the amount by which the Secured Noteholder Claim Amount exceeds the amount of Class 5 Proceeds distributed to holders of Old 12-3/8% Secured Note Claims under the Plan; they will bear interest, payable semi-annually in arrears, at the rate of 10% per annum if paid in cash or 13-3/8% per annum if paid in kind; they will mature five years from issuance; they will be senior obligations of Reorganized Sterling Chemicals, but subordinate in right of payment to the New Credit Agreement; and they will be secured by liens on the fixed assets of the Reorganized Debtors, subject to certain liens as described in Exhibit A to the Plan; they will be redeemable at any time for 100% of principal and interest, but in the event of a change of control they will be redeemable at 101% of face value plus interest; and they will be subject to customary covenants.

         o The New UC Notes will be in an aggregate principal amount equal to the amount of the Class 5 Excess Proceeds distributed to holders of Old 12-3/8% Secured Note Claims (which cannot exceed $80 million); they will bear interest, payable semi-annually in arrears, at the rate of 10% per annum if paid in cash or 13-3/8% per annum if paid in kind; they will mature five years from issuance; they will be senior obligations of Reorganized Sterling Chemicals, but subordinate in right of payment to the New Credit Agreement and the New SCI Notes; they will be secured by liens on the fixed assets of Reorganized Sterling Chemicals, subject to certain liens as described in Exhibit B to the Plan and junior and subordinate to the liens securing the New SCI Notes; they will be redeemable at any time for 100% of principal and interest, but in the event of a change of control they will be redeemable at 101% of face value plus interest; and they will be subject to customary covenants.

         o Pursuant to the Certificate of Incorporation of Reorganized Sterling Chemicals, the New SCI Preferred Shares will be authorized in the amount of 25,000 shares and issued in the amount of 2,175 shares. The New SCI Preferred Shares will have a liquidation value of $13,793.11 per share; will accrue dividends at the quarterly rate of 4% of their liquidation amount, cumulating quarterly, which will be paid in kind when, as and if declared by the Board of Directors of Reorganized Sterling Chemicals; and will be convertible at any time into 1,000 New SCI Common Shares.

         o Pursuant to the Certificate of Incorporation of Reorganized Sterling Chemicals, the New SCI Common Shares will be authorized in the amount of 10,000,000 shares and issued in the amount of 2,825,000 shares. Dividends will be paid on the New SCI Common Shares at the discretion of the Board of Directors of Reorganized Sterling Chemicals. Holders will be entitled to one vote per share of stock held. Tag-along rights will be afforded in certain circumstances as described on Exhibit D to the Plan.

         o Reorganized Sterling Chemicals will authorize and issue such number of New SCI Warrants as will entitle the holders thereof to purchase in the aggregate 15% of the outstanding number of New SCI Common Shares, on a fully-diluted basis (assuming the conversion of all New SCI Preferred Shares to New SCI Common Shares as of the Effective Date) after giving effect to the issuance of the shares issuable pursuant to the SCI Management Incentive Plan and upon exercise of the warrants. Each warrant will initially have the right to purchase one New SCI Common Share. The warrants will expire six years from the date of issuance. The initial exercise price will be $52 per warrant.

         o The Subscription Rights will be issued to holders of General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims in accordance with Section 4.3(d), (e) and (f) of the Plan and as described in Section VI.E. herein.

         The issuance and distribution of the New Securities by the Debtors will be exempt from registration under applicable securities laws pursuant to
Section 1145 of the Bankruptcy Code. At all times during the period ending 18 months after the Effective Date, Reorganized Sterling Chemicals will cause the New SCI Common Shares to be registered under Section 12(g) of, and will timely file with the SEC all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended. Reorganized Sterling Chemicals, the Plan Investor and any recipient of a Unsecured Distribution receiving at least 5% of the fully diluted New SCI Common Shares on the Effective Date (including New Common Shares issued upon exercise of the Subscription Rights) will execute and deliver the Registration Rights Agreement, providing for normal and customary demand registration rights for the Plan Investor and normal and customary piggyback rights for such recipient.

         4. Merger; Restructuring Transactions

         On the Implementation Date, Sterling Holdings will merge with and into Sterling Chemicals, with Sterling Chemicals being the surviving corporation (the "Merger"). The Merger will simplify the corporate structure of Reorganized Sterling Chemicals and produce significant administrative cost savings and efficiencies. For example, accounting personnel of Reorganized Sterling Chemicals will no longer be required to prepare and maintain separate books and records for Sterling Holdings and will no longer be required to expend time and effort making certain intercompany eliminations, adjustments and consolidations that are directly the result of maintaining Sterling Holdings. Furthermore, Reorganized Sterling Chemicals will realize additional efficiencies and costs savings with respect to the preparation and filing of certain SEC reports and tax returns, including reductions in audit fees and tax return compliance and review costs. The Debtors also anticipate that Reorganized Sterling Chemicals will realize a reduction of state franchise taxes by eliminating Sterling Holdings through the Merger.

         As a result of the Merger, on the Implementation Date, (a) the surviving corporation will have all of the rights, privileges, immunities and powers of a corporation under applicable state law, and will be subject to all of the duties and liabilities of a corporation under applicable state law, (b) except as otherwise provided in the Plan, the surviving corporation will possess all of the rights, privileges, immunities, licenses and franchises, whether of a public or private nature, of Sterling Holdings and Sterling Chemicals; and all property, real, personal and mixed, and, except as otherwise provided in the Plan, all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to Sterling Holdings or Sterling Chemicals will be taken and deemed to be transferred to and vested in the surviving corporation without further act or deed, (c) except as otherwise provided in the Plan, the surviving corporation will thenceforth be responsible for and liable for all liabilities and obligations of each of Sterling Holdings and Sterling Chemicals, all executory contracts assumed by Sterling Holdings will be deemed to be assigned to Sterling Chemicals pursuant to Section 365 of the Bankruptcy Code, and with respect to any claim existing or action or proceeding pending by or against either or the merging Debtors, the surviving corporation will be deemed substituted for such Debtor for all such purposes, (d) the Old Discount Notes will be deemed cancelled and extinguished and (e) the New SCI Common Shares will be authorized and the Merger Consideration will be distributed to the holders of Old Discount Note Claims pursuant to Articles IV, VI and VIII of the Plan as of the Effective Date.

         With respect to the Merger, all requirements of applicable state law relating to mergers, including the requirement of approval by the board of directors and by the stockholders, will be deemed satisfied, and the Debtors or Reorganized Debtors may file articles of merger with the appropriate governmental units, which will entitle the surviving corporation to receive a certificate of merger. In no event may the issuance of a certificate of merger be conditioned on the payment of any prepetition fees and franchise taxes on terms other than those specifically set forth in the Plan, and such issuance will not be delayed pending the satisfaction of the obligations of Reorganized Sterling Chemicals or the Disbursing Agent under the Plan. Except as otherwise provided with respect to the Old Discount Note Claims, the Merger will in no way impair or modify in any way the rights of holders of Claims and Interests under the Plan; nor will the Merger create any liabilities against any of the Debtors that did not exist prior to the Implementation Date or operate to create in favor of any Person any right against any of the Debtors that such Person did not have prior to the Implementation Date.

         On the Effective Date, to facilitate the PulpCo Sale, and in advance of the consummation of that sale as prescribed by Section 6.8 of the Plan, Sterling NRO Ltd. will reduce its stated capital and declare as a distribution in return of paid-up capital an amount payable to Sterling Canada equal to all intercompany amounts owed by Sterling Canada to Sterling NRO Ltd. Sterling Canada will then repay all intercompany amounts due to Sterling NRO Ltd. by setting off against such obligations the amount due from Sterling NRO Ltd. to Sterling Canada as a consequence of the reduction of stated capital. Sterling Canada and Sterling NRO Ltd. will execute a repayment agreement acknowledging the setoff of their mutual indebtedness.

         In addition, Sterling Canada and Sterling Pulp will execute a transfer agreement providing for Sterling Canada to transfer the stock of Sterling NRO Ltd. to Sterling Pulp by a share for share exchange or by contribution of the stock of Sterling NRO Ltd. to Sterling Pulp, followed in either case by the combination of Sterling Pulp and Sterling NRO Ltd., by an amalgamation of Sterling Pulp and Sterling NRO Ltd., or by a winding up, liquidation or voluntary dissolution of Sterling NRO Ltd. into Sterling Pulp. If Sterling Pulp and Sterling NRO Ltd. are combined through a winding up, Sterling NRO Ltd. will convey all of its remaining assets and liabilities to Sterling Pulp and Sterling NRO Ltd. will commence a voluntary dissolution.

         As a consequence of the PulpCo Sale, pursuant to which their assets will have been sold, each of Sterling Canada, Sterling Chemicals Acquisitions, Inc., Sterling Pulp Chemicals US, Inc., Sterling Pulp Chemicals, Inc. and Sterling Australia Holdings, Inc. will enter into a state law plan of liquidation and distribute any Proceeds received from the PulpCo Sale and any Proceeds received as a distribution from a lower-tier subsidiary to its parent pursuant to its plan of liquidation. Thereafter, such entities will be dissolved pursuant to their plans of liquidation.

         On or after the Effective Date, except to the extent inconsistent with the Plan, the distributions to be made under the Plan or the New Indentures, each of the Reorganized Debtors and their nondebtor subsidiaries and affiliates may enter into such other transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors or to reincorporate certain of the Subsidiary Debtors under the laws of jurisdictions other than the laws of which the applicable Subsidiary Debtors are presently incorporated. Such restructurings may include such mergers, consolidations, restructurings, dispositions, liquidations or dissolutions as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate.

         5. Management Buy-Out of Acrylic Fibers Business

         The Plan provides for the disposition of the Debtors' unprofitable acrylic fibers business through a buyout arrangement with certain local managers and employees of that business (the "Buyout Group") in Santa Rosa County, Florida. The Buyout Group is led by Paul K. Saunders and Bill Crawford. It is intended that the Buyout Group will form a new corporation that will acquire the outstanding capital stock of Sterling Fibers, Inc. and Sterling Chemicals International, Inc. (collectively, "Fibers") from Sterling Chemicals. Fibers owns all real property and equipment, as well as all intellectual property, trademarks, patents, brands, know-how and the like, associated with the acrylic fibers business. The terms of the buyout transaction are set forth in the letter of intent dated September 16, 2002, a copy of which is included in Appendix F. A definitive agreement setting forth the terms of the buyout arrangement will be included in the Plan Supplement.

         The Debtors' decision to dispose of the acrylic fibers business through the buyout arrangement is a product of a number of factors. First, the business is unprofitable. It incurred losses of approximately $123 million for fiscal years 2000 and 2001 combined, and it has incurred a loss of approximately $11 million for the first eleven months of 2002. Second, due to permanent changes in the acrylic fibers product market structure, there is no business model that projects the business becoming profitable in the future. Third, there are environmental issues at the acrylic fibers facility that could result in the assertion of significant closure costs in the event of a future shutdown of the facility. The Debtors desire to protect their reorganized petrochemicals business to the extent possible from liability for closure costs. Fourth, the Debtors explored various strategic opportunities to sell or merge the business and found no third party interest. Finally, the Debtors concluded that allowing local managers and employees to take over and run the business on an entrepreneurial basis would be a better option for the Estates and creditors than a liquidation under Chapter 7.

         6. Post-Consummation Management

         The existing senior officers of Sterling Chemicals will serve initially in the same capacities after the Effective Date for Reorganized Sterling Chemicals. Such senior officers consist of David G. Elkins as President and Co-Chief Executive Officer, Richard K. Crump as Co-Chief Executive Officer, Paul G. Vanderhoven as Vice President-Finance and Chief Financial Officer, Kenneth M. Hale as Vice President and General Counsel, John
R. Beaver as Corporate Controller, Wayne R. Parker as Vice President-Human Resources & Administration, J. Stanley Land as Vice President-Styrenics, Paul Rostek as Vice President-Nitriles, Robert W. Fransham as Vice President-Acetic Acid, Methanol & Plasticizers and Gene Kenyon, Vice President-Demand Chain Management.

         The initial board of directors of Reorganized Sterling Chemicals will consist of eight directors, to be designated as follows: (a) the Plan Investor will be entitled to designate six directors; (b) the Creditors Committee will be entitled to designate one director; and (c) the Unofficial Secured Noteholders Committee will be entitled to designate one director. From and after the Effective Date, the Plan Investor will continue to be entitled to designate a number of directors of Reorganized Sterling Chemicals roughly proportionate to its equity ownership of Reorganized Sterling Chemicals (assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares), but in any event not less than a majority of such directors for so long as the Plan Investor holds at least 35% of the common stock of Reorganized Sterling Chemicals (on a fully diluted basis). The directors designated by the Plan Investor may only be removed (other than for cause) by, and any vacancy resulting from the death, resignation or removal of any such director may only be filled by, the majority vote of those New SCI Common Shares that are owned by the Plan Investor. The director designated by the Unofficial Secured Noteholders Committee will serve only while the New SCI Notes are outstanding, and may only be removed by (other than for cause), and any vacancy resulting from the death, resignation or removal of such director may only be filled by, the holders of the New SCI Notes. The director designated by the Creditors Committee will serve for a period of two years after the Effective Date, and may only be removed (other than for cause) by, and any vacancy resulting from the death, resignation, or removal of such director may only be filled by, the Creditors Committee. The Persons designating board members of Reorganized Sterling Chemicals will file with the Bankruptcy Court and give to the Debtors written notice of the identities of such members on a date that is not less than five days prior to the Confirmation Hearing; provided, however, that if and to the extent that any such Person fails to file and give such notice, the Debtors will designate, after consultation with such Person, the members of the board of directors of Reorganized Sterling Chemicals by announcing their identities at the Confirmation Hearing.

         Subject to the Restructuring Transactions, the existing senior officers and directors of the Subsidiary Debtors will continue to serve in their respective capacities for the Reorganized Subsidiary Debtors after the Effective Date.

         7. Post-Consummation Management Incentive Plan

         On the Effective Date, Reorganized Sterling Chemicals will be authorized and directed to establish and implement the SCI Management Incentive Plan, substantially in the form of the document to be included in the Plan Supplement, which will be filed with the Clerk of the Bankruptcy Court at least five Business Days prior to the commencement of the Confirmation Hearing. On or about the Effective Date, such members of management and employees of the Reorganized Debtors as are designated by the Board of Directors as recipients of awards under the SCI Management Incentive Plan will be issued stock or stock options in accordance with the terms of such designations, subject to such terms as are more specifically described in the SCI Management Incentive Plan. The SCI Management Incentive Plan may be amended or modified from time to time by the board of directors of Reorganized Sterling Chemicals in accordance with its terms and any such amendment or modification will not require an amendment of the Plan. Without any further act or authorization, Confirmation of the Plan and entry of the Confirmation Order will be deemed to satisfy all requirements of applicable state and federal law and all listing standards of any securities exchange for approval by the board of directors and the shareholders of Reorganized Sterling Chemicals of the SCI Management Incentive Plan.

         8. Funding of Reorganized Debtors

         The Plan provides for the partial funding of the Reorganized Debtors through the issuance of the New SCI Notes and/or the New UC Notes upon the sale of the PulpCo Business. As agreed in the Term Sheet and as incorporated in the Plan, net proceeds from the sale in the amount of $80 million will be provided to or otherwise retained by Reorganized Sterling Chemicals and the New SCI Notes (if any) will be issued to the holders of the Old 12-3/8% Secured Notes and the New UC Notes (if any) will be issued as part of the Unsecured Distribution.

         In addition, Reorganized Sterling Chemicals will receive equity funding through the Confirmation Deposit, which will be in the amount of $60 million, consisting of $30 million received from the Plan Investor for its purchase of the New SCI Preferred Shares and $30 million to be generated by the Rights Offering as underwritten by the Plan Investor. The SCI Preferred Shares (which have a dividend and liquidation preference) may be considered to have greater value than the New SCI Common Shares to obtained through the Rights Offering notwithstanding that such New SCI Common Shares are to be issued in exchange principally for certain claims and partly for an aggregate cash consideration of $30 million. The differential in value was agreed to as part of the compromises achieved in the Plan and as an inducement for the Proposed Investor to underwrite the Rights Offering.

         Finally, Reorganized Sterling Chemicals will obtain exit financing from a third party lender under the New Credit Agreement, pursuant to which it will obtain a working capital-based revolver in an amount necessary to fund payments under the Plan and support working capital and other corporate needs. The Debtors have initiated efforts to secure such a revolver. Initial discussions indicate that adequate exit financing will be available on a timely basis. If, however, the Debtors are unable to obtain exit financing, the timing and potentially the feasibility of the Plan will be negatively impacted.

         9. Affiliate Claims

         The Plan provides for the cancellation of all Claims owed by any Debtor to another Debtor as well as all Claims owed by a Debtor to a non-Debtor affiliate. The Debtors are not aware of any Claims held by affiliates or insiders as to which distributions are being made under the Plan.

         10. Order of Plan Implementing Actions

         Certain of the actions necessary to consummate the Plan must occur in a prescribed order to ensure that the intent and benefits of the Plan are fully realized for all parties in interest. The order is set forth in Section
6.8 of the Plan.

J.    Confirmation and/or Consummation

         Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.

         1. Requirements for Confirmation of the Plan

         Before the Plan can be confirmed, the Bankruptcy Court must determine at the hearing on confirmation of the Plan (the "Confirmation Hearing") that the following requirements for confirmation, set forth in Section 1129 of the Bankruptcy Code, have been satisfied:

         (a) The Plan complies with the applicable provisions of the Bankruptcy Code.

         (b) The Debtors have complied with the applicable provisions of the Bankruptcy Code.

         (c) The Plan has been proposed in good faith and not by any means forbidden by law.

         (d) Any payment made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

         (e)  The Debtors have disclosed (i) the identity and affiliations of
              (x) any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Reorganized Debtors, (y) any affiliate of the Debtors participating in a joint plan with the Debtors or (z) any successor to the Debtors under the Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Claim and Interest holders and with public policy), and (ii) the identity of any insider that will be employed or retained by the Debtors and the nature of any compensation for such insider.

         (f) With respect to each Class of Claims or Interests, each Impaired Claim and Impaired Interest holder either has accepted the Plan or will receive or retain under the Plan, on account of the Claims or Interests held by such holder, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. See Section X.D.

         (g) The Plan provides that Administrative Claims and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed Amount of such Claims, except to the extent that the holder of any such Claim has agreed to a different treatment. See Section VI.D.

         (h) If a Class of Claims is Impaired under the Plan, at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by insiders holding Claims in such Class.

         (i) Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See Section X.A.

         (j) The Plan provides for the continuation after the Effective Date of all retiree benefits, if any, at the level established pursuant to Section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

         The Debtors believe that, upon receipt of the votes required to confirm the Plan, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of Chapter 11 and that the Plan has been proposed and submitted to the Bankruptcy Court in good faith.

         2. Conditions to Confirmation Date, Implementation Date and Effective Date

         The Plan specifies conditions precedent to the Confirmation Date, the Implementation Date and the Effective Date. Each of the specified conditions must be satisfied or waived as provided in the Plan in order for the Plan to be consummated. With respect to some conditions, waiver is not available, and with respect to other conditions, waiver is available only with the consent of the Debtors, the Plan Investor, Resurgence, the Creditors Committee Majority (or its advisors) and the Unofficial Secured Noteholders Committee Majority (or its advisors). If Resurgence is not the Plan Investor and all of the Debtors, the Plan Investor, the Creditors Committee Majority (or its advisors) and the Unofficial Secured Noteholders Committee Majority (or its advisors) have agreed to waive any condition, but Resurgence has not agreed, the condition will nevertheless be deemed waived if (a) Resurgence files a motion on an expedited basis to require performance of such condition and such motion is denied or (b) Resurgence fails to file such a motion within two Business Days after receiving notice of the consent to such waiver by each of the other parties.

         The conditions to the Confirmation Date, which is the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order, are that: (a) an order finding that the Disclosure Statement contains adequate information pursuant to Section 1125 of the Bankruptcy Code will have been entered, (b) the proposed Confirmation Order will be in form and substance acceptable to the Debtors, the Plan Investor, Resurgence, the Creditors Committee Majority (or its advisors) and the Unofficial Secured Noteholders Committee Majority (or its advisors), (c) the Plan Investor will be satisfied with the amount of unpaid Allowed Administrative Claims to be paid pursuant to the Plan; provided, however, that if such unpaid Allowed Administrative Claims (other than Administrative Claims based upon normal postpetition trade payables, the Sterling NRO Claim (which will be cancelled on the Effective Date pursuant to the intercompany transactions described in Section 6.5 of the Plan) and any amounts payable pursuant to Section 12.1(e) of the Plan) do not exceed $40 million in the aggregate, the Plan Investor will be deemed to be satisfied with the amount of Allowed Administrative Claims, and (d) there will have been between September 4, 2002 and the Confirmation Date no material adverse change in the business or financial condition of Sterling Chemicals (excepting the PulpCo Business), excluding any change resulting from general economic conditions or the execution of the Term Sheet or the Investment Agreement or any change that affects the chemicals industry as a whole.

         The conditions to the Implementation Date, which is the date on which the Merger is consummated, which date will be at least ten days but not more than 30 days before the Effective Date of the Plan, are that: (a) the Confirmation Order will have been entered in form and substance reasonably satisfactory to the Debtors, the Plan Investor, Resurgence, the Creditors Committee Majority (or its advisors) and the Unofficial Secured Noteholders Committee Majority (or its advisors), and will (i) provide that the Debtors and the Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan or the Restructuring Transactions, (ii) authorize the issuance of the New Securities and (iii) provide that notwithstanding Bankruptcy Rule 3020(e), the Confirmation Order will be immediately effective, subject to the terms and conditions of the Plan; (b) the Confirmation Order will not have been stayed, vacated or reversed; and (c) the Merger Agreement, the Certificate of Incorporation of Reorganized Sterling Chemicals and the Bylaws of Reorganized Sterling Chemicals will be in form and substance reasonably acceptable to the Debtors, the Plan Investor, Resurgence, the Creditors Committee Majority (or its advisors) and the Unofficial Secured Noteholders Committee Majority (or its advisors) and, to the extent any of such documents contemplate execution by one or more Persons, such document will have been executed and delivered.

         The conditions to the Effective Date, which is the first Business Day after which all conditions to the consummation of the Plan have been satisfied or waived, and is the date on which the Plan becomes effective, are that: (a) the Merger will have been consummated as of the Implementation Date; (b) the Confirmation Order will not have been stayed, vacated or reversed; (c) the Old 12-3/8% Secured Notes Indenture Trustee, the Creditors Committee and the Unofficial Secured Noteholders Committee, through their respective counsel, will have delivered to the Debtors an executed stipulation of dismissal with prejudice of all actions, appeals and proceedings filed by or on behalf of the Old 12-3/8% Secured Notes Indenture Trustee, the Creditors Committee and the Unofficial Secured Noteholders Committee in connection with the Chapter 11 Case, such stipulation to be in form and substance satisfactory to the Debtors, and such stipulation to be filed by the Debtors and to become effective as of the Effective Date; (d) the Investment Agreement, the New Credit Agreement, the Purchase Agreement, the Fibers Buyout Agreement, the New SCI Warrants, the New Indentures, the Registration Rights Agreement, the Tag Along Agreement and the SCI Management Incentive Plan will be in form and substance reasonably acceptable to the Debtors, the Plan Investor, Resurgence, the Creditors Committee Majority (or its advisors) and the Unofficial Secured Noteholders Committee Majority (or its advisors) and, to the extent any of such documents contemplates execution by one or more Persons, any such document will have been executed and delivered, and all conditions precedent to the effectiveness of each such document will have been satisfied or waived by the parties thereto; (e) the Reorganized Debtors will have arranged for credit availability under the New Credit Agreement in amount, form and substance acceptable to the Debtors, the Plan Investor, Resurgence, the Creditors Committee Majority (or its advisors) and the Unofficial Secured Noteholders Committee Majority (or its advisors); (f) all conditions precedent to the transactions contemplated by the Purchase Agreement shall have been satisfied or waived by the parties thereto and the sale of the PulpCo Business will be consummated on the Effective Date; (g) Reorganized Sterling Chemicals will have been provided with or otherwise retained $80 million from the Proceeds; (h) the Plan Investor shall have complied with its obligation to fund the Committed Common Shares Investment (to the extent the Rights Offering is not subscribed in full or any Person subscribing for any Subscription Rights fails or is not eligible to purchase the Subscription Shares pursuant thereto) and the Committed Preferred Shares Investment; (i) the Confirmation Deposit will have been made; (j) as of the Effective Date, the aggregate net funded indebtedness of the Subsidiary Debtors and their nondebtor subsidiaries and affiliates engaged in the operations of the PulpCo Business will not exceed $25 million; (k) (i) the professional fees and reasonable expenses incurred by the Secured Noteholders Professionals consistent with the terms of the engagement letters of such professionals executed by the members of the Unofficial Secured Noteholders Committee will be paid in full as deemed Allowed Administrative Claims on the Effective Date and (ii) if Confirmation of the Plan is consensual and the Effective Date occurs on or before March 1, 2003, the professional, fees, expenses and costs of the Old 12-3/8% Secured Notes Indenture Trustee (or any successor indenture trustee) (in an amount not to exceed $1.4 million) will be paid in full as Allowed Administrative Claims on the Effective Date; (l) all authorizations, consents and regulatory approvals required, if any, in connection with consummation of the Plan will have been obtained; and (m) all actions, documents and agreements necessary to implement the Plan will have been effected or executed.

         3. Post-Effective Date Reporting

         The Reorganized Debtors will file with the Bankruptcy Court and serve on the U.S. Trustee a quarterly financial report for each quarter (or portion thereof) that the Chapter 11 Case remains open, in a format prescribed by the U.S. Trustee.

K.    Releases, Discharge, Injunctions, Exculpation and Indemnification

         The Plan provides for certain releases to be granted by the Debtors in favor of the Designated Directors, Officers, and Employees as of the Effective Date, with the exception of any such director, officer or employee who has, on or before the Effective Date, asserted any claim (other than a Proof of Claim as to which the Debtors have not made any objection on or before the Effective Date) or initiated any suit, action or similar proceeding against the Debtors that has not been waived by such director, officer or employee in its entirety on or prior to the Effective Date. Specifically, as of the Effective Date, the Debtors and the Reorganized Debtors will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Chapter 11 Case or the Plan (other than the rights of the Debtors, the Reorganized Debtors and Creditors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Case or the Plan, and that may be asserted by or on behalf of the Debtors, the Estates or the Reorganized Debtors against any of the Designated Directors, Officers, and Employees as of the Effective Date, with the exception noted. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors will retain the right to assert and pursue any and all defenses and any related counterclaims against any such released Person in any suit, action, proceeding, or litigation commenced by such released Person.

         In furtherance of the release provisions of the Plan, the Plan provides that all Persons that have held, currently hold or may hold a Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action or liability that is released pursuant to the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; or (e) commencing or continuing any action, in any manner, in any place, that does not comply with, or is inconsistent with, the provisions of the Plan.

         Confirmation of the Plan effects a discharge of all Claims against the Debtors. As set forth in the Plan, all consideration distributed under the Plan (including, but not limited to, the Merger Consideration) will be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties and, regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims, upon the Effective Date, the Debtors, and each of them, will be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a Proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code or the holder of a Claim based upon such debt accepted the Plan. In addition, all Sterling Interests will be terminated except as otherwise provided in the Plan.

         As of the Effective Date, except as provided in the Plan or the Confirmation Order, all entities will be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further Claims, debts, rights, causes of action, liabilities or equity interests relating to the Debtors based upon any act, omission, transaction or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Sterling Interests, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

         In furtherance of the discharge of Claims and the termination of Interests, the Plan provides that, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors or their property on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors; or (e) commencing or continuing any action, in any manner, in any place, that does not comply with, or is inconsistent with, the provisions of the Plan.

         The Plan contains standard exculpation provisions applicable to the key parties in interest with respect to their conduct in the Chapter 11 Case. Specifically, the Plan provides that none of the Debtors, the Reorganized Debtors, the Plan Investor, Resurgence, the Creditors Committee or the Unofficial Secured Noteholders Committee, nor any of their respective present or former members, officers, directors or employees, will have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of the Chapter 11 Case, the formulation, negotiation or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of fraud, gross negligence, willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, and in all respects will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Moreover, the Plan provides that no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, advisors, attorneys or affiliates, and none of their respective successors or assigns, will have any right of action against any Debtor, any Reorganized Debtor, the Plan Investor, Resurgence, the Creditors Committee or the Unofficial Secured Noteholders Committee, nor any of their respective present or former members, officers, directors or employees, for any act or omission in connection with, relating to or arising out of, the Chapter 11 Case, the formulation, negotiation or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of fraud, gross negligence, willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code.

         The Plan requires that the Certificate or Articles of Incorporation and Bylaws of Reorganized Sterling Chemicals and each Reorganized Subsidiary Debtor contain provisions that (a) eliminate the personal liability of the Debtors' former, present and future directors for monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law and (b) require such Reorganized Debtor, subject to appropriate procedures, to indemnify the Debtors' former, present and future directors, officers and employees to the fullest extent permitted by applicable law, including, without limitation, for pre-Effective Date acts and occurrences. In addition, the Plan requires that each Reorganized Debtor enter into written agreements with each director, officer or member of management providing for similar indemnification of such Person and providing that no recourse or liability whatsoever with respect to the Plan, the Investment Agreement or the consummation of the contemplated transactions will be had, directly or indirectly, by or in the right of any Debtor or any Reorganized Debtor against such Person.

         As of the Effective Date, the Debtors, the Reorganized Debtors and the Creditors Committee will be prohibited from commencing or continuing, and will release, waive and discharge, any claims, causes of action, actions, avoidance actions, motions or proceedings, whether matured or unmatured, known or unknown, foreseen or unforeseen, then existing or hereafter arising in law, equity, or otherwise, that in whole or in part challenge (a) the validity, perfection, or priority of the Liens of the holders of Old 12-3/8% Secured Notes or (b) the priority and allowability of any Old 12-3/8% Secured Note Claims.

L.    Preservation of Litigation Rights

         Litigation Rights consist of claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person. Unless otherwise specifically provided in the Plan, all Litigation Rights of the Debtors will be transferred to and retained by Reorganized Sterling Chemicals. Accordingly, the Debtors will have the right to enforce, sue on, settle or compromise (or decline to do any of the foregoing) all Litigation Rights, subject to any limitations thereon set forth in the Plan.

         Litigation Rights include potential avoidance or other bankruptcy causes of action. Litigation Rights also include non-bankruptcy claims, rights of action, suits or proceedings that arise in the ordinary course of the Debtors' businesses. The Debtors currently hold certain claims or rights of action against a number of parties. For example, currently pending are lawsuits by or in favor of the Debtors against a number of third parties, including Stolt-Nielsen, Inc., Bayer Corporation, Raytheon Company, Catalytic Industrial Maintenance Company, Inc., Raytheon Engineers & Constructors International, Inc., RE&C Receivables Corporation, Praxair, Inc., Praxair Hydrogen Supply, Inc., Microflex, Inc. and Flexsys America L.P.

         The Debtors also have claims against certain parties that may ripen into litigation. For example, the Debtors have additional claims against certain Praxair entities that have not yet been asserted in formal litigation. The Debtors are hopeful that all disputes with Praxair, Inc. and its affiliates will be resolved in connection with negotiations involving the disposition of executory contracts between the parties. If not, it may be necessary for the Debtors to pursue their claims. The Debtors also have claims against Cytec Acrylic Fibers Inc, Cytec Technology Corp., Cytec Industries Inc., Chembulk Trading, Inc. that may be pursued in litigation, and they may join in an action against the United States Environmental Protection Agency for judicial review and a declaratory judgment as to certain agency actions.

         Finally, a number of parties are past due in their payment obligations to the Debtors. Certain of the past due amounts relate to pending setoffs or executory contract disposition issues, which may be resolved prior to the Effective Date. The parties from which the Debtors' records currently show past due amounts owing include the following:

         o Petrochemicals: American Commercial Barge, Ameripol Synpol Corporation, ANEXCO, L.L.C., BASF Corporation, BP Chemicals Inc., Chevron/Phillips, Catalytic Industrial Maintenance Company, Inc., Dow Chemical, E. I. DuPont, Flexsys America, Goodyear, Huntsman, Iron Horse RR, John Zink Company, Mitsubishi, Monsanto, Nissho, Plaza Group, Praxair, Sabic Americas, Styrochem, Talichem, Trimac DSI, Vinmar and Wilson Texas Mills.

         o Pulp Chemicals: Bowater, Georgia Pacific Brunswick, Georgia Pacific Palatka, S.D. Warren Company, Smurfit Stone Container, Stora Enso, Altivia, Ashland Chemical and Sabre Oxidations.

         o Acrylic Fibers: AW Chesterton, Acrimex, Alliance Textile, American Nonwove, Ausco Products, Brake Parts Cana, Brake Parts Mo, Brake Pro Ltd., Cavalier Textile, Crisol Textile, Faribault Woolen, Federal Mog-S.A.F., Fiberbond Corp., Fibredyne, Inc., Flint River Textile, Flock Textile, Friction Dynamic, Huntington Mills, Itaprochim Srl, Lantor, Inc., Morse Automotive, National Velour, Outlast Technology, Pagid Mexico S.A., Parker Hannifin, Penbrook Fibers, R S M, Richmond Yarns, Standco Industrial, Sto Corp-Arizona, Sto Corp-Vermont, Synthon Industrial, TMD Friction UK, and Whatman International.

         The Debtors reserve the right to settle or otherwise not pursue any pending or potential claims, rights of action, suits or proceedings against any of the parties listed herein. Neither the listing nor the failure to list any party herein should prejudice the Debtors' rights to pursue any claims, rights of action, suits or proceedings that have arisen or may arise in the future in the ordinary course of the Debtors' businesses.

M.    Retention of Jurisdiction

         Under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law. Accordingly, the Bankruptcy Court will have jurisdiction to:

         (a) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Administrative Claim, Claim or Interest unless such Claim or Interest is Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the holder) and resolve any objection to the allowance or priority of any Administrative Claim, Claim or Interest unless such Claim or Interest has been Allowed under the Plan;

         (b) hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Section 330, 331, 503(b), 1103 or 1129(a)(4) of the
              Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors will be made in the ordinary course of business and will not be subject to the approval of the Bankruptcy Court;

         (c) hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

         (d) effectuate performance of and payments under the provisions of the Plan;

         (e) hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters arising out of, under or related to the Chapter 11 Case or the Litigation Rights;

         (f) enter such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, this Disclosure Statement or the Confirmation Order;

         (g) hear and determine disputes arising in connection with the interpretation, implementation, consummation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

         (h) consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

         (i) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with the implementation, consummation or enforcement of the Plan or the Confirmation Order;

         (j) enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

         (k) hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, this Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Plan Supplement, this Disclosure Statement or the Confirmation Order;

         (l) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

         (m) except as otherwise limited, recover all assets of the Debtors and property of the Estates, wherever located; (n) hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

         (o) hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge;

         (p) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

         (q)  enter a final decree closing the Chapter 11 Case.

N.    Amendment, Alteration and Revocation of Plan

         The Debtors may alter, amend or modify the Plan, the Plan Supplement or any Exhibit under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, the Debtors may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Supplement, any Exhibit or the Confirmation Order; provided, however, that prior notice of such proceedings will be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

         If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of any Debtor, with the consent of the Key Creditor Groups and the Plan Investor, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

         The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (a) the Plan will be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan and any document or agreement executed pursuant to the Plan will be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, will (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (ii) prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving a Debtor or (iii) constitute an admission of any sort by any Debtor or any other Person.

O.    Plan Implementing Documents

         The documents necessary to implement the Plan include the Certificate of Incorporation of Reorganized Sterling Chemicals, the Bylaws of Reorganized Sterling Chemicals, the New Credit Agreement, the Merger Agreement, the Purchase Agreement, the Fibers Buyout Agreement, the SCI Management Incentive Plan, the New Indentures, the New SCI Warrants, the Registration Rights Agreement, the Tag Along Agreement and the Investment Agreement. Such documents will be submitted as part of the Plan Supplement, which will be filed with the Clerk of the Bankruptcy Court at least five Business Days prior to the date of the commencement of the Confirmation Hearing. Upon such filing, all documents included in the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of any document included in the Plan Supplement upon written request to the Debtors in accordance with Section
12.16 of the Plan.

                    VII. CERTAIN FACTORS TO BE CONSIDERED

         The holders of Claims in Classes 4, 5, 6, 7, 8 and 9 should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or reject the Plan.

A.    General Considerations

         The Plan sets forth the means for satisfying the Claims against each of the Debtors. Certain Claims and Interests receive no distributions pursuant to the Plan. Nevertheless, reorganization of certain of the Debtors' businesses and operations under the proposed Plan avoids the potentially adverse impact of a liquidation on the Debtors' customers, suppliers, employees, communities and other stakeholders.

B.    Certain Bankruptcy Considerations

         Even if all voting Impaired Classes vote in favor of the Plan, and if with respect to any Impaired Class deemed to have rejected the Plan the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, (see Section X.A), and that the value of distributions to dissenting holders of Claims and Interests will not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. See Section X.D. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. See Appendix G annexed hereto for a liquidation analysis of the Debtors.

         If a liquidation or protracted reorganization were to occur, there is a significant risk that the value of the Debtors' enterprise would be substantially eroded to the detriment of all stakeholders.

         The Debtors' future results are dependent upon the successful confirmation and implementation of a plan of reorganization. Failure to obtain this approval in a timely manner could adversely affect the Debtors' operating results, as the Debtors' ability to obtain financing to fund their operations and their relations with their customers and suppliers may be harmed by protracted bankruptcy proceedings. Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for their liabilities that will be subject to a plan of reorganization. Once a plan of reorganization is approved and implemented, the Debtors' operating results may be adversely affected by the possible reluctance of prospective lenders, customers and suppliers to do business with a company that recently emerged from bankruptcy proceedings.

C.    Conditions Precedent to Consummation

         The Plan provides for certain conditions that must be satisfied (or waived) prior to confirmation of the Plan and for certain other conditions that must be satisfied (or waived) prior to the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be satisfied (or waived) or that other conditions to consummation, if any, will be met. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

D.    Inherent Uncertainty of Financial Projections

         The Projections set forth in Appendix B hereto cover the operations of the Reorganized Debtors (excluding the pulp chemicals business, which will be sold, and the acrylic fibers business, which will be transferred to local management at the acrylic fibers facility) through fiscal year 2009. These Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Debtors; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, including environmental legislation or regulations, exchange rates or generally accepted accounting principles; general business and economic conditions; competition; adequate financing; absence of material contingent or unliquidated litigation, indemnity or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize.

         To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and are based on assumptions considered reasonable by the Debtors, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only estimates and are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The projected financial information contained herein should not be regarded as a representation or warranty by the Debtors, the Debtors' advisors or any other Person that the Projections can or will be achieved.

         It should be noted that an important assumption in the Projections is that the Debtors key operating contracts will be assumed with agreements as to cure amounts or successful litigation as to cure amounts. In the absence of agreements or in the event of unsuccessful litigation, assumption could expose the Debtors to cure amounts that could impact the feasibility of the Plan. On the other hand, a decision to reject the contracts could materially impact projected operating results and materially reduce the valuation. Significant issues exist with respect to the acrylonitrile contracts between Sterling Chemicals and BP Chemicals, which are discussed in Section VII.P, and between Sterling Chemicals and Monsanto, which are discussed in Section VII.Q.

E.   Lack of Established Market for the New Securities; Concentration of Control

         The New SCI Notes, the New UC Notes, the New Preferred Shares, the New SCI Common Shares and the New SCI Warrants to be distributed under the Plan are new securities for which there is no existing trading market. The Debtors do not intend to register the New SCI Notes, the New UC Notes, the New Preferred Shares or the New SCI Warrants under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or apply for listing or quotation of the New SCI Notes, the New UC Notes, the New Preferred Shares, the New SCI Common Shares or the New SCI Warrants on any securities exchange, stock market or interdealer quotation system. Accordingly, there can be no assurance that any trading market will exist for the New SCI Notes, the New UC Notes, the New Preferred Shares, the New SCI Common Shares or the New SCI Warrants following the consummation of the Plan. In such an event, a holder of the New SCI Notes, the New UC Notes, the New Preferred Shares, the New SCI Common Shares or the New SCI Warrants could find it difficult to dispose of, or to obtain accurate quotations as to the market value of such securities, following the consummation of the Plan.

         The Debtors have agreed under the Plan to cause the New SCI Common Shares to be registered under Section 12(g) of the Exchange Act and to maintain such registration for a period of 18 months, as a result of which Reorganized Sterling Chemicals will be required to file periodic reports under the Exchange Act with the SEC. The New SCI Common Shares will not be listed on any national or regional securities exchange and are not expected to be quoted on any interdealer quotation system. As a result, such shares may be traded only infrequently in transactions arranged through brokers or otherwise, and reliable market quotations for the New SCI Common Shares may not be available. However, as Reorganized Sterling Chemicals will be required to file periodic reports with the SEC, quotations for the New SCI Common Shares will be eligible for listing by certain members of the National Association of Securities Dealers on the OTC Bulletin Board. Following consummation of the Plan, the ownership of the New SCI Common Shares will be significantly more concentrated than was the ownership of the Old Holdings Common Shares. If the Plan is approved, the Plan Investor will be Reorganized Sterling Chemicals' largest shareholder and will hold New SCI Common Shares representing from 43.5% up to approximately 87% of the New SCI Common Shares to be outstanding upon consummation of the Plan (assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares and depending upon the level of participation in the Rights Offering by holders of General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims). Moreover, the Plan Investor is entitled under the Plan to designate a number of directors of Reorganized Sterling Chemicals roughly proportionate to is equity ownership of Reorganized Sterling Chemicals (assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares), but in any event not less than a majority of such directors for so long as the Plan Investor holds at least 35% of the common stock of Reorganized Sterling Chemicals (on a fully diluted basis). As a result, the Plan Investor will have the ability to control the management, policies and financing decisions of Reorganized Sterling Chemicals, to elect a majority of the members of its board and, depending upon the level of participation in the Rights Offering by holders of General Unsecured Claims and Old Unsecured Note Claims, to control the vote on all matters presented to a vote of holders of New SCI Common Shares. In addition, the concentration of ownership of New SCI Common Shares may be expected to depress the market valuation of such shares.

         The New SCI Notes and the New UC Notes will not be listed on any national or regional securities exchange and may be traded only infrequently in transactions arranged through brokers or otherwise, and reliable market quotations for the New SCI Notes and New UC Notes may not available. A debt security with a small outstanding principal amount available for trading (a small "float"), such as the New SCI Notes or the New UC Notes, may command a lower price than would a comparable debt security with a greater float. Following consummation of the Plan, holders of New SCI Notes and New UC Notes may attempt to obtain quotations for them from their broker; however, there can be no assurance that any trading market will exist for the New SCI Notes or the New UC Notes following the consummation of the Plan. The extent of the public market for the New Notes following consummation the Plan will depend upon the number of holders of New Notes at such time, the interest in maintaining a market in New Notes on the part of securities firms and other factors. There can be no assurance that an active market in the New SCI Notes or the New UC Notes will exist and no assurance as to the prices at which the New SCI Notes or the New UC Notes may trade after the consummation of the Plan.

F.   Restricted Resale of the New Securities

         The New SCI Notes, New UC Notes, New SCI Common Shares and New SCI Warrants will be distributed pursuant to the Plan or pursuant to the exercise of Subscription Rights or New SCI Warrants issued under the Plan, in either case without registration under the Securities Act of 1933, as amended (the "Securities Act") and without qualification or registration under state securities laws, pursuant to exemptions from such registration and qualification contained in Section 1145(a) of the Bankruptcy Code. With respect to certain Persons who receive such securities pursuant to the Plan, these Bankruptcy Code exemptions apply only to the distribution of such securities under the Plan and not to any subsequent sale, exchange, transfer or other disposition of such securities or any interest therein by such Persons. Therefore, subsequent sales, exchanges, transfers or other dispositions of such securities or any interest therein by "underwriters" or "issuers" would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or state securities laws.

         Additionally, the New SCI Notes, New UC Notes, New SCI Common Shares and New SCI Warrants may not be sold, exchanged, transferred or otherwise disposed of without registration or qualification under state securities laws unless specific exemptions from such registration or qualification requirements are available with respect to such sale, exchange, transfer or disposition. See Section VIII.B.

G.    Competition

         The industries in which the Debtors operate are highly competitive. Many of their competitors, particularly in the petrochemicals industry, are larger, more diversified and have substantially greater financial resources than the Debtors. Among the competitors are some of the world's largest chemical companies that, in contrast to the Debtors, have their own raw materials resources. In addition, a significant portion of the Debtors' business is based upon widely available technology. The entrance of new competitors into the industry and the addition by existing competitors of new capacity could have a negative impact on the ability of the Reorganized Debtors to maintain existing market share or maintain or increase profit margins, even during periods of increased demand for their products.

         Historically, profitability of the petrochemicals industry has been affected by vigorous price competition, which may intensify due to, among other things, new domestic and foreign industry capacity. The businesses of the Reorganized Debtors will be subject to changes in the world economy, including changes in currency exchange rates. In general, weak economic conditions, either in the United States or worldwide, will tend to reduce demand and put pressure on the margins for the products of the Reorganized Debtors.

         Operations outside the United States are subject to the economic and political risks inherent in the countries in which such operations are conducted. Additionally, export and domestic markets can be affected significantly by import laws and regulations. It is not possible to predict accurately how changes in raw material and energy costs, market conditions, developments in the Chapter 11 proceedings or other factors will affect future sales volumes, prices and margins for the products of the Reorganized Debtors.

H.    Environmental

         The operations of the Reorganized Debtors will involve the handling, production, transportation, treatment and disposal of materials that are classified as hazardous or toxic waste and that are extensively regulated by environmental and health and safety laws, regulations and permit requirements. These regulations, and the potential for further expanded and increasingly strict regulations, may increase the costs and thereby negatively affect the businesses of the Reorganized Debtors.

         Environmental permits required for operations are subject to periodic renewal and can be revoked or modified for cause or when new or revised environmental requirements are implemented. Changing and increasingly strict environmental requirements can affect the manufacturing, handling, processing, distribution and use of products and, if so affected, the businesses and operations of the Reorganized Debtors may be materially and adversely affected. In addition, changes in these requirements may cause the Reorganized Debtors to incur substantial costs in upgrading or redesigning their facilities and processes, including their waste treatment, storage, disposal and other waste handling practices and equipment. For these reasons, the amount of future environmental expenditures and liabilities for the Reorganized Debtors is uncertain.

         In addition, the Texas Commission on Environmental Quality (the "TCEQ") (formerly known as the Texas Natural Resource Conservation Commission) has enacted new regulations requiring significant reductions of nitrogen oxide which will apply to the Texas City facility. The TCEQ is also expected to propose similar regulations requiring the reduction of particulate matter which will apply to the Texas City facility. The nitrogen oxide regulations covering the Houston/Galveston Area State Implementation Plan were approved by the United States Environmental Protection Agency on October 15, 2001. Under these regulations, emissions of nitrogen oxide at the Texas City facility must be reduced by up to approximately 90%, which the Debtors estimate would require Reorganized Sterling Chemicals to make between $25 million and $30 million in capital improvements at the Texas City facility. The majority of these capital expenditures would be expected in fiscal 2002 through 2005.

         There are certain environmental issues with respect to the acrylic fibers plant of Sterling Fibers, Inc. resulting from operations at the site by former owners of the property. Any resulting liabilities would attach to the ownership chain and Sterling Fibers, Inc. would remain liable to the extent of undischargeable liabilities, subject to a right of contribution from former owners. There are theories under which environmental claimants could seek to assert the undischarged liabilities of Sterling Fibers, Inc. against Sterling Chemicals as parent. The Debtors do not believe that any such theories would be likely to be successfully asserted against Sterling Chemicals, but no guarantees can be provided in that regard.

I.    Insurance/Uninsured Risks

         The Debtors have maintained full business interruption insurance and replacement value insurance coverage for property damage to all of their facilities. Nevertheless, a significant interruption in the operation of one or more of the facilities could have a material adverse effect on the businesses of the Reorganized Debtors. The Debtors also maintain other insurance coverages for various risks associated with their businesses. There can be no assurance that the Reorganized Debtors will not incur losses beyond the limits of, or outside the coverage of, their insurance. From time to time various types of insurance for companies in the chemicals industry have been very expensive or, in some cases, unavailable. As a result of the September 11, 2001 terrorist attacks, many insurers have placed their respective insureds, including the Debtors, on notice that acts of terrorism will be excluded from coverage after December 31, 2001. There can be no assurance that in the future the Reorganized Debtors will be able to maintain their existing coverage or that premiums will not increase substantially.

         A business risk inherent in all chemical operations is the potential for personal injury and property damage claims from employees, contractors and their employees and nearby landowners and occupants. Although the Debtors have attempted to operate their facilities responsibly and in compliance in all material respects with all applicable environmental and health and safety requirements, the Reorganized Debtors may face expenses and liabilities as a result of past or future operations. Some risk of environmental costs and liabilities is inherent in the operations and products of the Reorganized Debtors, as it is with other companies engaged in similar businesses. A major incident or other event at any of their respective facilities, however, could result in liabilities in excess of their insurance coverages or uncovered liabilities or claims beyond the financial ability of the insurance carrier to pay. All of the Debtors' facilities have strengthened their respective security programs since September 11, 2001, however, the exclusion of terrorism coverage from their policies could result in an uninsured loss to the Reorganized Debtors.

J.    Reliance on Key Personnel

         One of the Debtors' primary assets is their highly skilled professionals, who have the ability to leave the Debtors and deprive them of the skill and knowledge essential for performance of new and existing contracts. The Debtors operate a business that is highly dependent on highly skilled employees. A loss of a significant number of key professionals or skilled employees could have a material adverse effect on the Reorganized Debtors and may threaten their ability to survive as going concerns.

         The Debtors' successful transition through the restructuring process is dependent in part on their ability to retain and motivate their officers and key employees. There can be no assurance that the Debtors will be able to retain and employ qualified management and technical personnel. The Debtors obtained Bankruptcy Court approval of the continuation of existing and implementation of new severance and retention plans designed to retain certain of their key employees. To date, the plans have had their intended effect, but there is no guarantee that their effectiveness will continue or that the post-restructuring environment will not introduce new risks to employee retention. See Section V.G.1.

         As previously stated, the Debtors' primary union agreement is with the Texas City, Texas Metal Trades Council, AFL-CIO, of Galveston County, Texas, which covers all hourly employees at the Texas City facility. The agreement that was in effect as of the Petition Date expired on May 1, 2002. A new agreement covering approximately 200 employees was signed on October 1, 2002. It is subject to renegotiation in April 2004.

K.    Cyclicality/Depressed Market Conditions

         Demand for petrochemicals products are cyclical and are influenced by, among other things, the health of the global economy and changes in overall supply relative to demand. An economic slowdown or a prolonged downturn in the petrochemicals markets will impact both the sales volumes and sales prices of the Reorganized Debtors, and could have a material adverse effect on the financial results of the Reorganized Debtors. As prices decline, profit margins generally decrease, which adversely affects business operations and cash flows. Large global capacity additions of styrene and acrylonitrile were completed between 1997 and 2001. For styrene, approximately eight billion pounds of net new capacity was added and, for acrylonitrile, approximately three billion pounds of net new capacity was added.

L.    Cost of Raw Materials and Energy Resources

         For most of the Debtors' products, the combined cost of raw materials and energy resources, including utilities in the case of pulp chemicals, is far greater than all other costs of production combined. Therefore, an adequate supply of raw materials at reasonable prices and on acceptable terms is critical to the success of the Reorganized Debtors. If the Reorganized Debtors are unable to obtain raw materials at reasonable prices and on acceptable terms, their results of operations would be negatively impacted. Most of the raw materials used in the petrochemicals business are supplied by others and many of them are subject to wide price fluctuations. For example, changes in the availability of these products may result from major capacity additions or significant facility operating problems. The current trend towards deregulation of electric power makes the future cost for electric power uncertain. Natural gas is a significant cost of production for some petrochemicals products, as well as for suppliers of raw materials. Significant increases in natural gas prices will increase the total costs of production, and the Reorganized Debtors may not be able to recover this increase in costs through higher selling prices. In addition, the Debtors can give no assurances that the Reorganized Debtors will continue to be able to secure adequate supplies of electric power or any of their raw materials or energy resources at reasonable prices or on acceptable terms.

M.    Continued Operation of Texas City Facility

         All of the petrochemicals manufactured by the Debtors, including all of their styrene, acrylonitrile, acetic acid and plasticizers, are produced at the Texas City facility. Significant unscheduled downtime at the Texas City facility could have a material adverse effect on the results of the Reorganized Debtors. Unanticipated downtime can occur for a variety of reasons, including equipment breakdowns, interruptions in the supply of raw materials, power failures, sabotage, natural forces or other normal hazards associated with the production of petrochemicals. Although the Debtors maintain business interruption insurance, they cannot guarantee that a significant interruption in the operation of the Texas City facility would be covered by this insurance or would not otherwise have a material adverse effect on the Reorganized Debtors.

N.    Restart of Acrylonitrile Facility

         The Plan assumes that the Debtors' acrylonitrile and related facilities will be restarted in the near future. These facilities have not been operational since February 2001. Certain assumptions are included in the Projections related to the overall costs and timing for restarting these facilities. Any delay in the restart of these facilities will impact the Projections, possibly to a material extent. In addition, the capital required to restart these facilities may be significantly more than that projected if, in the course of such activities, additional work not originally anticipated is required or if the catalyst for the acrylonitrile facility needs to be replaced. If the catalyst needs to be replaced, the amount projected for restarting the acrylonitrile facility will increase in a material amount.

O.    Long-Term Contracts and Significant Customers

         The Debtors sell significant portions of their acrylonitrile and styrene production and all of their acetic acid, methanol, plasticizers, sodium cyanide and DSIDA production under long-term contracts. The acrylonitrile and styrene contracts are intended to provide stability in the event that the demand for or prices of these products decline significantly, but they also limit the Debtors' ability to take full advantage of attractive market conditions during periods of higher prices for these products. The loss of one or more of these contracts, or a material reduction in the amount of product purchased under one or more of these contracts, could have a material adverse effect on the Reorganized Debtors. As of the date hereof, the Debtors anticipate that they will be assuming their long-term contracts, but no assurances can be made in that regard. See Section VII.P for a discussion of contract issues involving BP Chemicals and Section VII.Q for a discussion of contract issues involving Monsanto.

P.    BP Chemicals Contract Issues

         As previously stated, absent a material change in circumstances, Sterling Chemicals intends to assume its acetic acid agreement, including the related letter agreement dated August 29, 2002, with BP Chemicals, subject to resolving certain issues as to delivery of and title to the new acetic acid reactor and subject to the Plan becoming effective. The Projections contained herein assume that on or before the Effective Date Sterling Chemicals has assumed the acetic acid agreement and certain technology agreements.

         Sterling Chemicals is in negotiations with BP Chemicals concerning the terms on which the acrylonitrile contracts between the parties may be assumed. The Debtors believe that they will reach an agreement with BP Chemicals that will allow the assumption of those contracts on acceptable terms but no assurances in that regard can be provided. In the absence of an agreement with BP Chemicals as to assumption of the acrylonitrile contracts, BP Chemicals has asserted that assumption could expose Sterling Chemicals to cure costs of as much as $10 million. That estimate is not binding on the Debtors or any other parties in interest and the Debtors would expect to vigorously contest an assertion of cure costs in that amount. Cure costs in that amount, however, could impact the feasibility of the Plan. On the other hand, if the acrylonitrile contracts are rejected, BP Chemicals has asserted that it would have a rejection damages claim in the amount of approximately $30 million, and alleges that a substantial portion of that amount would constitute an Other Secured Claim under the Plan. Those estimates are not binding on the Debtors or any other parties in interest and the Debtors would expect to vigorously contest an assertion of rejection damages in that amount. However, a rejection damages claim of that size would impact recoveries to Classes 7, 8 and 9 and an Other Secured Claim in the amount alleged could impact the feasibility of the Plan.

         In addition, there would be substantial uncertainties as to the future performance of the acrylonitrile business, such as those arising from the need to develop an acrylonitrile marketing plan to replace the role of BP Chemicals in Europe and in the ANEXCO joint venture, the lack of catalyst and technical support contracts, and the anticipated restart of the acrylonitrile plant without BP Chemicals' assistance after a lengthy shutdown. Thus, the Debtors believe that rejection of the acrylonitrile contracts would result in an initial $16 million cash outlay to replace a portion of the catalyst in the acrylonitrile reactors and would reduce projected EBITDA in the range of $5 to $ 11 million per year.

Q.    Monsanto Contract Issues

         Monsanto and Sterling Chemicals are parties to three agreements, having concurrent terms, namely: (i) a Ground Lease Agreement, (ii) an Operating Agreement, and (iii) a Supply Agreement (collectively the "DSIDA Agreements"). Pursuant to the terms of the Ground Lease Agreement, Monsanto is leasing property from Sterling Chemicals adjacent to Sterling Chemicals' acrylonitrile facility and Monsanto asserts that it has invested over $57 million to build a DSIDA plant on that site ("Monsanto's DSIDA Plant"). Under the Operating Agreement, Sterling Chemicals agreed, from and after the Start-up Date (as defined in the Operating Agreement), to operate Monsanto's DSIDA Plant. Finally, under the Supply Agreement, Sterling Chemicals agreed, from and after the Start-up Date, to sell Monsanto up to 35 million pounds of HCN per year.

         Construction of Monsanto's DSIDA Plant was substantially completed in December 2000, although Sterling Chemicals believes the Start-up Date has not occurred, primarily as the result of deficiencies with Monsanto's DSIDA Plant. In January 2001, Sterling declared a force majeure event under the Supply Agreement, asserting that it was "commercially impracticable" to continue its performance under the DSIDA Agreements based upon (i) a rapid decline in demand and the export price for acrylonitrile and (ii) unusually high raw material costs. Since that time, Monsanto's DSIDA Plant has not produced DSIDA.

         Monsanto alleges that the failure of Sterling Chemicals to deliver HCN under the Supply Agreement was not excused under the force majeure provisions of the DSIDA Agreements and constitutes a breach under the DSIDA Agreements. Monsanto further alleges that due to the non-operation of Monsanto's DSIDA Plant, Monsanto has been forced to obtain alternative sources for materials needed to produce DSIDA. Finally, Monsanto asserts that it has suffered millions of dollars of damages (which it asserts continues to accrue) as a result of such alleged breaches. Sterling Chemicals denies the allegations.

         Sterling Chemicals expects to enter into negotiations with Monsanto concerning the terms on which the DSIDA Agreements may be assumed in the near term. However, Sterling Chemicals intentions in this regard have been frustrated to date by the absence of a definitive agreement with BP Chemicals as to the assumption or rejection of the acrylonitrile related contracts between Sterling Chemicals and BP Chemicals or what modifications to the existing arrangements would be required in connection with any assumption of those contracts. The Debtors believe that they will reach an agreement with Monsanto that will allow the assumption of those contracts on acceptable terms but no assurances in that regard can be provided. In the absence of an agreement with Monsanto as to assumption of the DSIDA Agreements, Monsanto has asserted that assumption could expose Sterling Chemicals to millions of dollars of cure costs. That assertion is not binding on the Debtors or any other parties in interest and the Debtors intend to vigorously contest it. Cure costs in that amount, however, could impact the feasibility of the Plan. In addition, in connection with any assumption of the DSIDA Agreements, Sterling Chemicals would be required to demonstrate adequate assurance of its future performance under the DSIDA Agreements. On the other hand, if the DSIDA Agreements are rejected, the amount of rejection damages claimed by Monsanto is likely to be even higher. Any such rejection damages claim is not binding on the Debtors or any other parties in interest and the Debtors would intend to vigorously contest it. However, a rejection damages claim of that size would impact recoveries to Classes 7, 8 and 9.

         In addition to its claim that Sterling Chemicals breached the DSIDA Agreements, Monsanto has indicated that it is strongly considering its various rights to suspend or terminate the DSIDA Agreements based upon the hardship, force majuere and termination provisions. The amount and payment of cure costs by Sterling Chemicals to Monsanto (if any) and/or Monsanto's decision to suspend, alter or terminate the DSIDA Agreements (if it is, in fact, entitled to do so) may have an impact upon Sterling Chemicals' liquidity and ability to meet its financial projections.

R.    Risks Related to Foreign Operations

         The Debtors' international business relationships and exports to foreign markets will make the Reorganized Debtors subject to a number of special risks such as: currency exchange rate fluctuations; foreign economic conditions; trade barriers; exchange controls; national and regional labor strikes; political risks and risks of increases in duties; taxes; governmental royalties; and changes in laws and policies governing operations of foreign-based companies. The occurrence of any one or a combination of these factors may increase the costs of the Reorganized Debtors or have other negative effects on their respective businesses.

S.    Leverage

         The Debtors believe that they will emerge from Chapter 11 with a reasonable level of debt that can be effectively serviced. However, they may find that they are overleveraged, which could have significant negative consequences, including:

         o it may become more difficult for the Reorganized Debtors to satisfy their obligations with respect to all of their indebtedness;

         o the Reorganized Debtors may be more vulnerable to a continued downturn in the industry or a downturn in the economy in general;

         o the Reorganized Debtors may be required to dedicate a substantial portion of its cash flow from operations to fund working capital, capital expenditures, acquisitions and other general corporate requirements;

         o the Reorganized Debtors may be limited in their flexibility to plan for, or react to, changes in their businesses and the industry in which they operate;

         o the availability of raw materials and financial terms with suppliers may be impacted;

         o the Reorganized Debtors may be placed at a competitive disadvantage compared to their competitors that have less debt; and

         o the ability of the Reorganized Debtors to borrow additional funds may be limited.

         The covenants in the New Indentures or the New Credit Agreement may also restrict the Reorganized Debtors' flexibility. Such covenants may place restrictions on the ability of the Reorganized Debtors to incur indebtedness; pay dividends and make other restricted payments or investments; sell assets; make capital expenditures; engage in certain mergers and acquisitions; and refinance existing indebtedness.

         Additionally, there may be factors beyond the control of the Reorganized Debtors that could impact their ability to meet debt service requirements. The ability of the Reorganized Debtors to meet debt service requirements will depend on their future performance, which, in turn, will depend on conditions in the global markets for their products, the global economy generally and other factors that are beyond their control. The Debtors can provide no assurance that the businesses of the Reorganized Debtors will generate sufficient cash flow from operations or that future borrowings will be available in amounts sufficient to enable the Reorganized Debtors to pay their indebtedness or to fund their other liquidity needs. Moreover, the Reorganized Debtors may need to refinance all or a portion of their indebtedness on or before maturity. The Debtors cannot make assurances that the Reorganized Debtors will be able to refinance any of their indebtedness on commercially reasonable terms or at all. If the Reorganized Debtors are unable to make scheduled debt payments or comply with the other provisions of their debt instruments, their various lenders will be permitted under certain circumstances to accelerate the maturity of the indebtedness owing to them and exercise other remedies provided for in those instruments and under applicable law.

T.    Liquidity Impacts of Sale of Pulp Chemicals Business

         With the sale of the pulp chemicals business, the Reorganized Debtors will no longer have the ability to transfer funds from the Foreign Subsidiaries to support the petrochemicals business. This will limit the liquidity options available to the Reorganized Debtors in the future. In addition, as the pulp chemicals business historically has produced relatively stable and predictable earnings, once the pulp chemicals business is sold, the Reorganized Debtors will be more susceptible to the cyclical peaks and troughs of the petrochemicals markets.

U.    Litigation

         The Reorganized Debtors will be subject to various claims and legal actions arising in the ordinary course of their businesses. The Debtors are not able to predict the nature and extent of any such claims and actions and cannot guarantee that the ultimate resolution of such claims and actions will not have a material adverse effect on the Reorganized Debtors.

         As previously discussed, there exists the possibility of future asbestos claims against the Reorganized Debtors by virtue of the continued presence of encapsulated asbestos materials at the Texas City facility in undetermined amounts. The Debtors believe that strict OSHA regulations limiting asbestos exposure and their own asbestos management efforts should mitigate the risk of future asbestos liabilities, but no assurances in that regard can be provided.

V.    Certain Tax Considerations

         There are a number of material income tax considerations, risks and uncertainties associated with consummation of the Plan. For example, the Debtors believe that the merger of Sterling Holdings into Sterling Chemicals with Reorganized Sterling Chemicals surviving (the "Merger") should qualify as a tax-free reorganization for United States federal income tax purposes. However, if the Merger does not so qualify, Sterling Holdings could incur additional federal income taxes of a material amount either as a result of the Merger or upon the consummation of the Plan. Each of the Debtors and Reorganized Debtors would be severally liable for (i.e., potentially responsible for up to 100% of) such additional federal income taxes following consummation of the Plan.

         Interested parties should read carefully the discussion set forth in
Article IX, entitled "Certain Federal Income Tax Consequences of the Plan" for a discussion of certain federal income tax consequences of the transactions proposed by the Plan to the Debtors and the Reorganized Debtors and to holders of Claims who are entitled to vote to accept or reject the Plan.

           VIII. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

         No registration statement will be filed under the Securities Act or any state securities laws with respect to the offer or sale under the Plan of the New SCI Notes, the New UC Notes, the New SCI Preferred Shares, the New SCI Common Shares, the New SCI Warrants or the Subscription Rights. The Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code and state securities laws exempt from federal and state securities registration requirements (a) the offer and the sale of such securities pursuant to the Plan and (b) subsequent transfers of such securities.

A. Offer and Sale of New Securities Pursuant to the Plan: Bankruptcy Code Exemption from Registration Requirements; Exemption Under
      Section 4(2) of the Securities Act

         Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under both the Securities Act and state securities laws, if three principal requirements are satisfied: (a) the securities must be issued "under a plan" of reorganization by the debtor or its successor or by an affiliate participating in a joint plan of reorganization with the debtor; (b) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (c) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. The Debtors believe that the offer and sale of each of the New SCI Notes, the New UC Notes, the New SCI Common Shares, the New SCI Warrants and the Rights under the Plan satisfies the requirements of Section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities law.

         Section 1145(a)(2) of the Bankruptcy Code exempts the offer and sale of securities upon exercise of any warrant that was issued pursuant to a plan of reorganization in accordance with Section 1145(a)(1) of the Bankruptcy Code. The Debtors believe that the offer and sale of New SCI Common Shares upon exercise of the New SCI Warrants satisfies the requirements of Section 1145(a)(2) of the Bankruptcy Code and are, therefore, exempt by virtue of
Section 1145(a)(2) from registration under the Securities Act and state securities laws.

         Eligible holders of General Unsecured Claims in Class 7, Old Unsecured Note Claims in Class 8 and Self-Insured Tort Claims in Class 9 will have the right to subscribe for their respective Pro Rata share of up to 43.5% of the New SCI Common Shares to be outstanding upon the consummation of the Plan (assuming conversion of all New SCI Preferred Shares). Each of the Subscription Rights will be exercisable for 72.5 New SCI Common Shares upon payment of $1,000. The Subscription Rights are not transferable and may be exercised only by the holders of Allowed General Unsecured Claims, Old Unsecured Note Claims and Allowed Self-Insured Tort Claims. The Debtors believe that the Subscription Rights, to the extent such rights constitute a security within the meaning of Section 2(a)(1) of the Securities Act, are being offered and sold (together with additional securities they are entitled to under the Unsecured Distribution) in exchange for the Claims of the Classes set forth above and are, therefore, exempt from registration under the Securities Act pursuant to Section 1145(a) of the Bankruptcy Code. The Debtors also believe that the New SCI Common Shares issued upon exercise of Subscription Rights are being offered and sold principally in exchange for Claims against the Debtors and only partly for cash and are, therefore, exempt from registration under the Securities Act pursuant to Section 1145(a) of the Bankruptcy Code.

         The exemptions provided by 1145(a)(1)(B) and 1145(a)(2) of the Bankruptcy Code are available for securities which are offered and sold in exchange for claims against the issuer debtor or principally in exchange for such claims and partly for cash or other property. In several "no-action" letters, the SEC has indicated that it is acceptable to determine the implied value of the claims surrendered by reference to the aggregate value of the property to be issued in exchange for such claims. Pursuant to the Plan, Eligible Holders of General Unsecured Claims in Class 7, Old Unsecured Note Claims in Class 8 and Self-Insured Tort Claims in Class 9 will receive in the aggregate 585,000 New SCI Common Shares and Subscription Rights exercisable for up to an additional 2,175,000 New SCI Common Shares, the New SCI Warrants and any other property distributable to such holders pursuant to the Unsecured Distribution under the Plan. As described in more detail in Section II.C and
Section X.E, the Debtors' independent financial advisors believe that the New SCI Common Shares (assuming conversion of all of the New SCI Preferred Shares into New SCI Common Shares) will have an aggregate net equity value of between $181.6 million and $255.0 million. This valuation implies that the aggregate value of all property distributable to the Eligible Holders of General Unsecured Claims in Class 7, Old Unsecured Note Claims in Class 8 and Self-Insured Tort Claims in Class 9 (and, therefore, the value of such holders' Claims), after taking into account (i) the maximum possible potential dilutive effect of the other New Securities and (ii) the maximum exercise cost of $30,000,000, is between $79,047,845 and $253,776,712, an amount considerably more than the maximum aggregate cash amount of $30 million to be paid in connection with the exercise of Subscription Rights. The Debtors believe, therefore, that the New Securities, including the Subscription Rights and the New SCI Common Shares for which such rights may be exercised, will be offered and sold principally in exchange for Claims and only partly for cash.

         As an illustration, a holder of a General Unsecured Claim in Class 7 who has a Claim in the face amount of $100,000 would be entitled to one Subscription Right exercisable for 72.5 shares for each $15,849.98 of its Claim (subject to recalculation as set forth herein), or a total of 6 Subscription Rights exercisable for 435 New SCI Common Shares. The holder would pay $6,000 to exercise the Subscription Rights and, subject to its Claim becoming Allowed, would receive (i) 435 New SCI Common Shares, (ii) its pro rata portion of the 585,000 New SCI Common Shares distributed to Eligible Holders of General Unsecured Claims in Class 7, Old Unsecured Note Claims in Class 8 and Self-Insured Tort Claims in Class 9, (iii) its pro rata share of the New SCI Warrants and (iv) any other property distributable to such holder pursuant to the Unsecured Distribution under the Plan. Based on the net equity valuations referred to above, the aggregate value of the securities and other property received in exchange for such Claim (and therefore the implied value of claims exchanged therefore) would be between $15,809 and $52,397. The Debtors believe that, because this amount is considerably in excess of the $6,000 payable by such holder, the New Securities, including the Subscription Rights and the New SCI Common Shares for which they may be exercised, will be issued principally in exchange for the holder's Claims and only partly for the cash Subscription Price.

         Any Subscription Shares not purchased pursuant to the Rights Offering by the holders of General Unsecured Claims, Old Unsecured Note Claims or Self-Insured Tort Claims (the "Unsubscribed Rights") will be issued to and purchased by the Plan Investor on the same terms as such Subscription Rights could have been exercised by the holders of General Unsecured Claims, Old Unsecured Note Claims or Self-Insured Tort Claims. In addition, the Plan Investor will purchase the New SCI Preferred Shares, convertible into 43.5% of the New SCI Common Shares to be outstanding upon the consummation of the Plan, for $30 million. The Debtors believe that the offer and sale to the Plan Investor of the Unsubscribed Rights, the New SCI Common Shares issuable upon exercise of the Rights and the New SCI Preferred Shares (the "Investor Securities") will be exempt from registration under the Securities Act by reason of the exemption provided under Section 4(2) of the Securities Act for transactions not involving a public offering. The exemption provided by
Section 4(2) of the Securities Act permits the offer and sale of securities without registration under the Securities Act if the transaction does not involve any "public offering." While the Securities Act does not define the term "public offering," case law and rules of the SEC have evolved into a broad consensus of when an issuer can avail itself of the Section 4(2) exemption for an offer and sale of securities. In general, that consensus deems the Section 4(2) exemption to be available where securities are offered and sold (a) without general solicitation or advertising, (b) to a limited group of purchasers, (c) who by virtue of their investment experience are able to judge the merits of the investment, (d) who are provided with, or by virtue of their position are able to obtain, the same kind of information that the Securities Act would make available in the form of a registration statement, and (e) who purchase the securities without a view to distribution. In addition, Regulation D under the Securities Act sets forth certain "safe-harbor" standards for determining whether an offering is entitled to the
Section 4(2) exemption and creates a category of "accredited investors" to whom unregistered offers and sales of securities can generally be made.

         The Debtors have relied upon representations made on behalf of the Proposed Investor by Resurgence as investment manager and agent for the Proposed Investor that (a) the Investor Securities will be purchased directly by the Proposed Investor and that the Proposed Investor has no present intention of selling or otherwise distributing the Investor Securities, (b) the Proposed Investor does not have any agreement or arrangement with any Person to sell or otherwise distribute any of the Investor Securities to that Person or to any third Person, (c) the Proposed Investor has received all information it considers necessary or appropriate to inform its investment decision and, through its agent Resurgence, has had an opportunity to ask questions of, and receive answers from, the Company regarding the terms and conditions of the offering of the Investor Securities and the business, properties, prospects and financial condition of the Company, (d) the Proposed Investor's agent Resurgence has invested in securities of numerous companies undergoing restructuring through bankruptcy proceedings, and (i) the Proposed Investor can bear the economic risk and the total loss of the investment and
(ii) the Proposed Investor's agent Resurgence has such knowledge, experience and sophistication in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Investor Securities on behalf of the Proposed Investor, (e) the Proposed Investor has not been organized for the purpose of acquiring the Investor Securities or the beneficial owners of the Proposed Investor are all "accredited investors" within the meaning of Rule 501 of Regulation D, as promulgated by the SEC and as presently in effect, (f) the Proposed Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D, as promulgated by the SEC and as presently in effect, (g) the Proposed Investor, through its agent Resurgence, understands (i) the restrictions applicable to the Investor Securities under the federal securities laws, and that the Investor Securities may be resold without registration under the Securities Act only in certain limited circumstances and (ii) that in the absence of an effective registration statement covering the Investor Securities or an available exemption from registration under the Exchange Act, the Investor Securities must be held indefinitely and (h) the Proposed Investor, through its agent Resurgence, is familiar with Rule 144 under the Securities Act and understands the resale limitations imposed by the Securities Act, and to the extent applicable, by the Exchange Act. Similar representation would be required from any alternate investor who becomes the Plan Investor.

         The New SCI Common Shares issued to the Plan Investor upon the exercise of the Unsubscribed Rights, the New SCI Preferred Shares and the New SCI Common Shares held by the Plan Investor upon the conversion of the New SCI Preferred Shares will be "restricted securities" under the Securities Act and will be transferable only if they are registered under the Securities Act or an exemption from registration is available.

B.    Subsequent Transfers of New Securities

         1. Federal Securities Laws

         Securities that are issued under the Plan and securities that are issued pursuant to the exercise of a "right to subscribe" or "warrants" that have been issued under the Plan and, in either case, that are covered by
Section 1145 of the Bankruptcy Code may be resold by the holders thereof without registration unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as such term is defined in Section 1145(b)(1) of the Bankruptcy Code. Generally, Section 1145(b)(1) defines an "underwriter" as any Person who, except with respect to an "ordinary trading transaction" of an entity that is not an "issuer," (a) purchases a claim against, or interest in, a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest, (b) offers to sell securities issued under a plan of reorganization on behalf of the holders of such securities, (c) offers to buy securities issued under a plan of reorganization from Persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities and under an agreement made in connection with the plan, with the consummation of the plan or with the offer of sale of securities under the plan, or (d) is an issuer as contemplated by Section 2(11) of the Securities Act. Although the definition of the term "issuer" appears in Section 2(4) of the Securities Act, the reference contained in Section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as "underwriters" all Persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         The Debtors have agreed to provide certain registration rights to the Plan Investor and to recipients of a Unsecured Distribution who receive at least 5% of the fully diluted New SCI Common Shares on the Effective Date. Such registration rights will be subject to the terms and conditions set forth in the Registration Rights Agreement to be included in the Plan Supplement.

         Pursuant to the Registration Rights Agreement, Reorganized Sterling Chemicals has agreed to file a registration statement on Form 8-A with respect to the New SCI Common Shares and to remain subject to the reporting requirements of Section 13 of the Exchange Act for a period of eighteen months following the Effective Date of the Plan. As a consequence, holders of New SCI Common Shares who may, by virtue of the number of New SCI Common Shares that they hold, be considered to be "control persons" or "affiliates" may, immediately (or, to the extent constituting "restricted securities" acquired by the Plan Investor as described above, commencing one year) after the consummation of the Plan, be eligible to dispose of their New SCI Common Shares under the provisions of Rule 144 under the Securities Act. Sales under Rule 144 are subject to a number of restrictions, including limitations on the number of shares that may be sold for the account of any person within a three month period, and the requirement that the shares be sold pursuant to "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section (3)(a)(38) of the Exchange Act. Persons who receive New SCI Common Shares under the Plan are urged to consult their own legal advisor with respect to the restrictions applicable under Rule 144 and the circumstances under which shares may be sold in reliance upon such Rule.

         THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE NEW SCI NOTES, THE NEW UC NOTES, THE NEW SCI PREFERRED SHARES, THE NEW SCI COMMON SHARES, THE NEW SCI WARRANTS OR THE RIGHTS AND BANKRUPTCY MATTERS DESCRIBED HEREIN. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTORS ENCOURAGE EACH CREDITOR AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF NEW SCI NOTES, THE NEW UC NOTES, THE NEW SCI COMMON SHARES, THE NEW SCI WARRANTS OR RIGHTS DISTRIBUTED UNDER THE PLAN.

         2. Limited Trading Market for New Securities

         The New SCI Notes, the New UC Notes, the New SCI Preferred Shares, the New SCI Common Shares and the New SCI Warrants are new securities for which there is no existing trading market. The Debtors do not intend to register the New SCI Notes, the New UC Notes, the New SCI Preferred Shares or the New SCI Warrants under the Exchange Act or apply for listing or quotation of the New SCI Notes, the New UC Notes, the New SCI Preferred Shares, the New SCI Common Shares or the New SCI Warrants on any securities exchange, stock market or interdealer quotation system. Although as stated above it is expected that with the exception of securities held by "underwriters" or persons in "control" of Reorganized Sterling Chemicals, the New SCI Notes, the New UC Notes, the New SCI Preferred Shares, the New SCI Common Shares and the New SCI Warrants will be freely tradeable under federal securities laws, such securities will not be freely tradeable under state securities laws unless there is an available exemption from registration under such laws. Since the New SCI Common Shares will be registered under Section 12(g) of the Exchange Act and, therefore, Reorganized Sterling Chemicals will be subject to the reporting requirement of the Exchange Act, resales of the New SCI Common Shares, the New SCI Notes, the New UC Notes and the New SCI Warrants generally will not be subject to registration under state securities laws by reason of the provisions provided under Section 18(b)(4)(A) of the Securities Act, or generally will be exempt from registration under state securities laws by reason of various non-issuer exemptions under state securities laws. However, any market for any such securities may be illiquid.

         As discussed above, there may be certain restrictions on the ability of holders of the New SCI Notes, the New UC Notes, the New SCI Preferred Shares, the New SCI Common Shares and the New SCI Warrants to sell, transfer, or otherwise freely dispose of such securities received under the Plan if the holders are "issuers" or "dealers" under Sections 2(11) and 2(12), respectively, of the Securities Act, or "underwriters," as defined in Section 1145(b) of the Bankruptcy Code. Moreover, Persons to whom the New SCI Notes, the New UC Notes, the New SCI Preferred Shares, the New SCI Common Shares and the New SCI Warrants are issued pursuant to the Plan may prefer to liquidate their investments rather than hold such securities on a long-term basis. Accordingly, any market that does develop for any of such securities may be volatile. Other factors, such as the above-discussed statutory restrictions on transferability and the likelihood that Reorganized Sterling Chemicals will not declare dividends for the foreseeable future, may further depress any market for the New SCI Notes, the New UC Notes, the New SCI Preferred Shares, the New SCI Common Shares or the New SCI Warrants.

           IX. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         A summary description of certain federal income tax consequences of the Plan is provided below. The description of tax consequences that follows is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal consequences of the Plan for certain Debtors and for holders of Claims who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other tax authorities have been sought or obtained with respect to the tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. The Debtors are not making any representations regarding the particular tax consequences of the confirmation and consummation of the Plan as to any Claim holder, and are not rendering any form of legal opinion as to such tax consequences.

         The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the "IRC"), the Treasury regulations promulgated thereunder, judicial decisions, and published administrative rulings and pronouncements of the IRS as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations enacted or promulgated after the date hereof could alter or modify the analyses set forth below with respect to the United States federal income tax consequences of the Plan. Any such changes or interpretations may be retroactive and could significantly affect the United States federal income tax consequences discussed below.

         The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (such as foreign entities, S corporations, regulated investment companies, insurance companies, financial institutions, small business investment companies, broker-dealers, U.S. expatriates and tax-exempt organizations). Furthermore, United States federal estate and gift tax issues are not addressed herein. The following discussion assumes that Claim holders hold their Claims as capital assets for United States federal income tax purposes.

         Each holder of a Claim is strongly urged to consult its tax advisor regarding the United States federal, state, local and any foreign tax consequences of the transactions described herein and in the Plan.

A.    Federal Income Tax Consequences to the Debtors

         1. Merger of Sterling Holdings into Sterling Chemicals

         The Debtors believe that the Merger should qualify as a "reorganization" pursuant to IRC Section 368(a)(1)(G) (a "G Reorganization"). Assuming the Merger qualifies as a G Reorganization, none of the Debtors will recognize any gain or loss for United States federal income tax purposes as a result of the Merger. In addition, Sterling Chemicals should succeed to the net operating losses ("NOLs") and NOL carryforwards of Sterling Holdings. However, since the Debtors will undergo an "ownership change" for purposes of IRC Section 382 as a result of the Merger, the NOLs and NOL carryforwards of the Debtors will be subject to the IRC Section 382 limitation rules described below (see the discussion under the heading "Utilization of NOL Carryforwards," below). Also, such NOLs and NOL carryforwards will be subject to the attribute reduction rules described below (see the discussion under the heading "Cancellation of Indebtedness Income") as a result of the consummation of the Plan on the Effective Date.

         In order for the Merger to qualify as a G Reorganization, a number of requirements must be satisfied. These requirements include that (a) the Merger occur pursuant to the order of a court in a title 11 case, (b) Sterling Holdings transfer substantially all its assets to Sterling Chemicals in the Merger (c) the Merger satisfy the "Distribution Requirement" described below,
(d) the Merger satisfy the "Continuity of Interest Requirement" described below, (e) Sterling Chemicals either continue the historic business enterprise of Sterling Holdings or use a significant portion of the historic business assets of Sterling Holdings in a business and (f) there is a valid business purpose for the merger (independent of United States federal income tax consequences). The Debtors believe that the Merger will satisfy these requirements.

         Distribution Requirement - In order for the Merger to satisfy the Distribution Requirement, persons holding stock or "securities" in Sterling Holdings must receive stock of Sterling Chemicals pursuant to the terms of the Merger in exchange for stock or securities in Sterling Holdings. The Debtors believe, and intend to take the position, that the Old Discount Notes should be classified as "securities" of Sterling Holdings for United States federal income tax purposes (see the discussion under the heading "Definition of Security," below). Consequently, the Debtors believe that the Distribution Requirement should be satisfied since the holders of Old Discount Notes will receive stock of Sterling Chemicals pursuant to the terms of the Merger in exchange for their Old Discount Notes.

         Continuity of Interest Requirement - In order for the Merger to satisfy the Continuity of Interest Requirement, since no stockholders of Sterling Holdings will receive any consideration in the Merger, at least 50% of the consideration received in the Merger by persons holding the most senior debt of Sterling Holdings to receive stock in the Merger, and any persons holding equal or junior debt in Sterling Holdings who receive consideration in the Merger, must consist of stock in Sterling Chemicals (the "Continuity of Interest Requirement"). The holders of Old Discount Notes will be the only debt holders of Sterling Holdings to receive stock in the Merger. Consequently, the Debtors believe that the Continuity of Interest Requirement should be satisfied since 100% of the total consideration received by the holders of the Old Discount Notes will consist of stock.

         In view of the foregoing, the Debtors believe that all of the requirements for the qualification of the Merger as a G Reorganization discussed above should be satisfied. However, there can be no assurance that the IRS will not take a contrary position. Moreover, the Debtors do not intend to obtain a ruling from the IRS with regard to the qualification of the Merger as a G Reorganization. If the Merger does not qualify as a G Reorganization, Sterling Holdings could incur additional federal income taxes in a material amount either as a result of the Merger or upon the consummation of the Plan, and Sterling Holdings would not be permitted to reduce such additional federal income taxes by any NOLs or NOL carryforwards of the Debtors (other than NOL carryforwards of Sterling Holdings, which are not material in amount). Each member of the consolidated federal income tax filing group of which Sterling Holdings currently is the common parent, including the Debtors and the Reorganized Debtors, would be severally liable for (i.e., potentially liable for the total amount of) such additional federal income taxes.

         2. Utilization of NOL Carryforwards

         The Debtors estimate that the Debtors' consolidated group for United States federal income tax purposes had consolidated NOL carryforwards for United States federal income tax purposes of approximately $318 million as of its taxable year ending September 30, 2001, and expects to have consolidated NOL carryforwards of approximately $393 million as of the end of its taxable year ending September 30, 2002. It should be noted that the Debtors' consolidated NOL carryforward is an estimate. The amount of NOLs available to the Debtors is based on factual and legal issues with respect to which there can be no certainty.

         As stated above, the Debtors will undergo an "ownership change" for purposes of IRC Section 382 upon consummation of the Merger. In addition, the Debtors will undergo a second ownership change on the Effective Date. Subject to certain exceptions discussed below, IRC Section 382 applies to limit the use by a loss corporation of its NOL carryforwards following an ownership change, generally defined as a more than fifty percentage point change in the ownership of the stock (by value) of a corporation during a three-year testing period. Pursuant to IRC Section 382, following an ownership change, a loss corporation annually can use only the amount of its pre-ownership change NOL carryforwards equal to the product of the fair market value of the corporation's stock immediately before the ownership change and the "long-term tax-exempt rate," which is published monthly by the IRS (the "Annual Limitation") (by way of illustration, the long-term tax-exempt rate is 4.78% for ownership changes that occur in October 2002). However, if the corporation undergoes an ownership change in bankruptcy, IRC Section 382(l)(6) allows the corporation to compute its Annual Limitation with reference to the value of the corporation's stock immediately after the ownership change (by increasing the value of the old loss corporation to reflect any surrender or cancellation of creditors' claims) instead of immediately before the ownership change.

         In addition, if the loss corporation's affiliated filing group has a "net unrealized built-in gain" ("NUBIG") at the time of the ownership change, it may increase its Annual Limitation by certain built-in gains that are recognized within a five-year period after the ownership change. Subject to a de minimis rule, a corporation generally has a NUBIG if the fair market value of its assets immediately before an ownership change exceeds the aggregate adjusted basis of its assets at such time. Built-in gain generally equals, with respect to a particular asset, the amount of gain that was inherent in such asset at the time of an ownership change.

         A corporation that experiences an ownership change in the context of a bankruptcy and that satisfies certain requirements is not subject to IRC
Section 382; instead, the amount of its NOL carryforwards is reduced to the extent such NOL carryforwards are attributable to certain interest expense. These requirements include that, following the ownership change, qualifying creditors and former stockholders of the loss corporation must own, by virtue of their former ownership of debt and equity of the loss corporation, at least fifty percent (50%) of the loss corporation's stock (by vote and value) (the "Special Bankruptcy Exception"). A corporation that qualifies for the Special Bankruptcy Exception and that undergoes a second ownership change within two years of its first ownership change must forfeit all of its NOL carryforwards remaining at the time of the second ownership change. A corporation that qualifies for the Special Bankruptcy Exception may elect not to have the Special Bankruptcy Exception govern utilization of its NOL carryforwards.

         As stated above, the Debtors will undergo an ownership change as a result of the Merger and again on the Effective Date. Although it is uncertain whether the Debtors will qualify for the Special Bankruptcy Exception, the Debtors intend to make a protective election out of the Special Bankruptcy Exception. As a result of the consummation of the Merger and election out of the Special Bankruptcy Exception, the Debtors' use of their NOL carryforwards following the Merger to shelter taxable income and gain will be subject to the Annual Limitation, as determined pursuant to IRC Section 382(l)(6). It should be noted that the Debtors expect to recognize gain for United States federal income tax purposes as a result of the sale of the PulpCo Business (the "PulpCo Gain"); the PulpCo Gain will constitute recognized built-in gain for purposes of IRC Section 382. The Debtors expect that the amount of their NOL carryforwards will exceed the PulpCo Gain. Subject to final determination, the Debtors believe that their NOL carryforwards, even though subject to the Annual Limitation as modified by Section 382(l)(6), should be available to offset the PulpCo Gain because the Debtors should have a NUBIG.

         3. Cancellation of Indebtedness Income

         Under general United States federal income tax principles, each Debtor will realize cancellation of indebtedness ("COD") income at the time and to the extent that its obligation to a Claim holder is discharged pursuant to the Plan for an amount less than the adjusted issue price (in most cases, the amount the Debtors received upon incurring the obligation plus the amount of any previously amortized original issue discount) of such holder's Claim. For this purpose, the amount paid to a Claim holder in discharge of its Claim generally will equal the sum of (a) the amount of cash, (b) the "issue price" of any debt instrument (which, in the case of the New SCI Notes and New UC Notes, is generally expected to equal the principal amount thereof if they are not "publicly traded" or their fair market value on the Effective Date if they are "publicly traded") and (c) the fair market value on the Effective Date of any other property (e.g., the New SCI Common Shares and the New SCI Warrants), transferred to such Claim holder in exchange for its Claim. COD income also includes any accrued but unpaid interest except to the extent that the payment of such interest would have given rise to a deduction. For this purpose, a debt instrument generally is treated as "publicly traded" if, at any time during the 60 day period ending 30 days after the issue date, (a) the debt is listed on a national securities exchange or quoted on an inter dealer quotation system sponsored by a national securities association, (b) it appears on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations (including rates, yields or other pricing information) of one or more identified brokers, dealers, or traders or actual prices (including rates, yields or other pricing information) of recent sales transactions, or
(c) if, in certain circumstances, price quotations are readily available from dealers, brokers or traders.

         The Debtors expect that the amount of the Class 5 Proceeds plus the issue price of the New SCI Notes, if any, distributed to the holders of Old 12-3/8% Secured Note Claims will equal the adjusted issue price of the Old 12-3/8% Secured Notes plus the amount of the accrued interest thereon. Consequently, the Debtors do not expect to realize any COD income as a result of cancellation of the Old 12-3/8% Secured Notes. However, the Debtors expect that Sterling Holdings will realize a substantial amount of COD income upon the cancellation of the Old Discount Notes in exchange for shares of Sterling Chemicals in the Merger. In addition, the Debtors expect that Reorganized Sterling Chemicals will realize a substantial amount of COD income upon cancellation of the Old Unsecured Note Claims as well as upon the cancellation of other Claims pursuant to the Plan, including General Unsecured Claims.

         Because each of the Debtors will be a debtor in a title 11 bankruptcy case at the time it realizes COD income, none of the Debtors will be required to include such COD income in its gross income, but rather the Debtors will be required to reduce certain of their respective tax attributes by the amounts of COD income so excluded. Under the general rules of IRC Section 108, the required attribute reduction will be applied first to reduce any NOLs generated during the taxable year of the discharge by the Debtors, and next against the NOL carryforwards of the Debtors to the extent of such NOL carryforwards, and then to reduce certain other tax attributes of the Debtors (including the basis of their depreciable property). The basis of property, however, will not be reduced by more than the amount, if any, by which the aggregate basis of the property held by the Debtors immediately after the discharge exceeds the aggregate of the liabilities of the Debtors immediately after the discharge (the "Aggregate Liabilities Limitation"). IRC Section 108(b)(5) permits a corporation in bankruptcy proceedings to elect to apply the required attribute reduction first to reduce the basis of its depreciable property to the extent of such basis, without regard to the Aggregate Liabilities Limitation, with any excess applied next to reduce its NOLs and NOL carryforwards, and then to reduce certain other tax attributes. Whether any of the Debtors will make the election under IRC Section 108(b)(5) is subject to further analysis. Any required attribute reduction is to be made after the determination of the tax imposed on the Debtors for the taxable year in which the discharge of debt occurs. Therefore, for example, the amount of NOL carryforward reduction will be determined after the Debtors' anticipated use of their NOLs and NOL carryforwards to offset the anticipated PulpCo Gain.

         It is not clear whether, in the case of affiliated corporations filing a consolidated federal income tax return (such as the Debtors and Sterling Chemicals Acquisitions, Inc., their non-Debtor United States affiliated corporation), the attribute reduction rules apply separately to the particular corporation whose debt is being discharged or to the entire group without regard to the identity of the debtor. However, the IRS has recently taken the position that consolidated NOLs must be reduced irrespective of the source of those losses. The current IRS position as to the impact of the attribute reduction rules on other consolidated tax attributes of consolidated group members is less clear. While the resolution of this issue may affect the timing and amount of the Debtors' pre-bankruptcy tax attributes, if any, that remain available in taxable years following the year in which the Effective Date occurs, the Debtors do not believe that the unresolved nature of this issue will have a material impact on the Debtors.

         4. Federal Alternative Minimum Tax

         For purposes of computing the regular tax liability of a corporation, all of the taxable income recognized by a corporation in a taxable year generally may be offset by the carryforward of the corporation's NOLs (to the extent permitted under the IRC and subject to various limitations, including IRC Section 382, as discussed above). However, even if all of a corporation's regular tax liability for a given year is eliminated by virtue of its NOLs, the corporation may still be subject to the alternative minimum tax ("AMT"). The AMT imposes a tax equal to the amount by which 20% of a corporation's alternative minimum taxable income ("AMTI") exceeds the corporation's regular tax liability for the year. AMTI is calculated pursuant to specific rules in the IRC which eliminate or limit the availability of certain tax deductions and which include as income certain amounts not generally included in computing regular tax liability. Although the Debtors do not believe they have net unrealized built-in losses, it should be noted that a corporation with net unrealized built-in losses must reduce the tax basis of its property to fair market value for certain AMT purposes following an IRC Section 382 ownership change. Of particular importance to the Debtors, in calculating AMTI, in general only 90% of a corporation's AMTI may be offset by NOL carryforwards (as computed for AMT purposes). Thus, in any year in which the Debtors' regular tax liability is eliminated by virtue of their respective NOLs, the Debtors may nonetheless be subject to the AMT at an effective rate of 2% (i.e., 10% of AMTI multiplied by the 20% AMT tax rate). As a result of the passage of the Job Creation and Worker Assistance Act of 2002 (H.R. 3090; P.L. 107-147), NOL carryforwards to taxable years ending in 2002 may be used to offset 100 percent of a taxpayer's AMTI. The Debtors currently maintain a taxable year ending on September 30. For valid business reasons which are independent of federal income tax, the Debtors are considering changing to a calendar year end, which the Debtors believe they are permitted to do under IRS guidelines. If the Debtors determine to change their taxable year to a taxable year ending December 31, 2002, and if the Plan is consummated by December 31, 2002, the Debtors should be entitled to use available NOL carryforwards to offset up to 100% of any AMT liability for such taxable year.

         5. Accrued Interest

         To the extent that the consideration issued to holders of Claims pursuant to the Plan is attributable to accrued and unpaid interest, the Debtors should be entitled to interest deductions in the amount of such accrued interest (except to the extent that such accrued interest is attributable to the disqualified portion of the original issue discount on the Old Discount Notes as such disqualified portion is determined for purposes of the "applicable high yield discount obligation" rules under IRC Section 163(e)(5)(C)), but only to the extent the Debtors have not already deducted such amounts. As noted above, the Debtors should not have COD income from the discharge of any accrued but unpaid interest pursuant to the Plan to the extent that the payment of such interest would have given rise to a deduction.

         The Plan provides that consideration paid pursuant to the Plan with respect to a Claim will be allocated first to the principal amount of such Claim as determined for federal income tax purposes and then to accrued interest, if any, with respect to such Claim. Although the ability of parties to allocate consideration between accrued interest and principal is unclear, in cases where creditors receive less than the full principal amount of their claims, consistent with the Plan, the Debtors intend to allocate the full amount of the consideration transferred to the holders of such claims to the principal amount of such obligations and to take the position that no amount of the consideration to be received by such holders is attributable to accrued interest. Holders of Old Discount Note Claims, Old Unsecured Note Claims and General Unsecured Claims will receive less than the full principal amount of their claims. Consequently, the Debtors intend (consistent with the Plan) to allocate the full amount of the consideration transferred to the holders of such Claims to the principal amount of such obligations and to take the position that no amount of the consideration to be received by such holders is attributable to accrued interest. There is no assurance that such allocation will be respected by the IRS for federal income tax purposes.

         As discussed above, the Debtors expect that the amount of the Class 5 Proceeds paid to the Holders of the Old 12-3/8% Secured Notes, together with the issue price of any New SCI Notes issued to the holders of the Old 12-3/8% Secured Notes, will equal the adjusted issue price of the Old 12-3/8% Secured Notes plus the amount of the accrued interest thereon. Under these circumstances, the Debtors should be entitled to interest deductions in the amount of the accrued interest on the Old 12-3/8% Secured Notes, but only to the extent the Debtors have not already deducted such amounts.

B.    Federal Income Tax Consequences to Claim Holders

         For purposes of the following discussion, a "United States Person" is
(a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created or organized in or under the law of the United States or any state thereof, (c) an estate, the income of which is subject to United States federal income taxation, regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust. The United States federal income tax consequences to Persons who hold their claims through a partnership created or organized under the laws of the United States or any state thereof generally will be determined with reference to such partner's status and the activities of the partnership. A "Non-United States Person" is any Person that is not a United States Person. For the income tax consequences to Claim holders that are Non-United States Persons see the discussion under the heading "Non-United States Persons," below.

         The federal income tax treatment of holders of Claims and the character and amount of income, gain or loss recognized as a consequence of the Plan and the distributions provided for by the Plan will depend upon, among other things, (a) whether the Merger will be characterized as a G Reorganization, (b) whether the consummation of the Plan will be treated as a recapitalization or other tax-free transaction by the IRS as to the particular holder, (c) the manner in which a holder acquired a Claim, (d) the length of time the Claim has been held, (e) whether the Claim was acquired at a discount, (f) whether the holder has taken a bad debt deduction with respect to the Claim or any portion thereof in the current or prior years, (g) whether the holder has previously included accrued but unpaid interest with respect to the Claim, (h) the method of tax accounting of the holder, (i) whether the Claim is an installment obligation for United States federal income tax purposes and (j) whether the Claim constitutes a "security" for United States federal income tax purposes. The definition of the term "security" for federal income tax purposes is discussed under the heading "Definition of a Security," below. The following discussion is general in nature only. Therefore, holders of Claims should consult their tax advisors to discuss factors that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the implementation of the Plan.

         1. Class 4 (Other Secured Claims)

         A holder of an Other Secured Claim who receives the right to receive deferred cash payments in exchange for an Other Secured Claim or who receives a return of the collateral securing an Other Secured Claim generally will be required to recognize income or loss for federal income tax purposes equal to the difference between such holder's adjusted tax basis, if any, in the Other Secured Claim and the fair market value of the holder's right to receive deferred cash payments or the fair market value of the returned collateral, as the case may be. To the extent not previously included in income, such holder should include the portion, if any, of the consideration received which is attributable to accrued but unpaid interest as interest income for federal income tax purposes.

         The consummation of the Plan generally should be a non-taxable event for a holder of an Other Secured Claim whose legal, equitable and contractual rights are Reinstated pursuant to the Plan. Notwithstanding the foregoing, the consummation of the Plan could be a taxable event to such holder if, as a result of the consummation of the Plan, either (x) the obligor of the holder's Other Secured Claim as Reinstated changes or (y) any property which is subject to a Lien which secures the holder's Other Secured Claim is transferred to another entity (unless such transfer occurs pursuant to a specified non-recognition transaction such as a transaction that qualifies as a "reorganization" for federal income tax purposes). Even in such cases, however, the consummation of the Plan generally should be a non-taxable event for such holder if such holder's Other Secured Claim is non-recourse in nature. In the event the consummation of the Plan is a taxable event for the holder of an Other Secured Claim whose legal, equitable and contractual rights are Reinstated pursuant to the Plan, such holder generally would be required to recognize income or loss equal to the difference between such holder's adjusted tax basis, if any, in the Other Secured Claim and the fair market value of such holder's Other Secured Claim on the Effective Date.

         2. Class 5 (Old 12-3/8% Secured Note Claims)

         The holders of Old 12-3/8% Secured Notes will realize gain or loss for federal income tax purposes as a result of the consummation of the Plan equal to the difference between their adjusted tax basis in their Old 12-3/8% Secured Notes immediately prior to the Effective Date and the sum of (a) the amount of the Class 5 Proceeds they receive and (b) the issue price of the New SCI Notes (generally expected to equal the principal amount thereof if the New SCI Notes are not "publicly traded" or their fair market if they are "publicly traded"), if any, issued to them. The definition of "publicly traded" is discussed under the heading "Cancellation of Indebtedness Income," above.

         If the New SCI Notes are not distributed or, if distributed, do not constitute "securities" for federal income tax purposes or if the Old 12-3/8% Secured Notes do not constitute "securities," then the exchange will be a fully taxable transaction to the holders of the Old 12-3/8% Secured Notes and such holders will be required to recognize the full amount of their realized gain or loss on the exchange (see discussion under the heading "Definition of Security," below). In such case, the initial tax basis of the former holders of the Old 12-3/8% Secured Notes in any New SCI Notes received in the exchange should be equal to the issue price of such New SCI Notes immediately after the Effective Date. The holder's holding period in such New SCI Notes would commence on the day after the Effective Date.

         If the Old 12-3/8% Secured Notes constitute "securities" and the New SCI Notes are issued and constitute "securities," the exchange will be treated as a "recapitalization" for U.S. federal income tax purposes. In such case, the holders of the Old 12-3/8% Secured Notes who realize gain on the exchange will be required to recognize the lesser of the amount of such realized gain and the amount of Class 5 Proceeds received. Holders of the Old 12-3/8% Secured Notes who realize loss will not be permitted to recognize the amount of such realized loss. Further, the initial tax basis of the former holders of the Old 12-3/8% Secured Notes in their New SCI Notes will equal their adjusted tax basis in the Old 12-3/8% Secured Notes immediately before the exchange, increased by the amount of gain, if any, recognized by them in the exchange, and decreased by the amount of Class 5 Proceeds paid to them. A holder's holding period in any New SCI Notes distributed will include such Holder's holding period in the Old 12-3/8% Secured Notes surrendered in exchange therefor.

         With respect to the treatment to holders of the Old 12-3/8% Secured Notes of accrued but unpaid interest (if any) and amounts allocable thereto, see the discussion under the heading "Accrued Interest," below.

         3. Class 6 (Old Discount Note Claims)

         Assuming that the Merger qualifies as a G Reorganization, the holders of the Old Discount Notes generally will not recognize gain or loss for federal income tax purposes upon their exchange of the Old Discount Notes for stock in Sterling Chemicals pursuant to the Merger. The tax basis of the former holders of the Old Discount Notes in their New SCI Common Shares will equal their adjusted tax basis in the Old Discount Notes immediately prior to the Merger. The holding period of a former holder of Old Discount Notes in the New SCI Common Shares received pursuant to the Merger should include such holder's holding period in the Old Discount Notes surrendered in exchange therefor.

         The foregoing discussion assumes that the Old Discount Notes properly would be characterized as "securities" for federal income tax purposes. If the Old Discount Notes are not properly characterized as "securities" for federal income tax purposes or if the Merger is not properly characterized as a G Reorganization, the exchange of Old Discount Notes for New SCI Common Shares pursuant to the Merger would be a fully taxable transaction.

         With respect to the treatment of accrued but unpaid interest (if any) and amounts allocable thereto, see the discussion below under the heading "Accrued Interest".

         4. Class 7 (General Unsecured Claims)

         The holders of General Unsecured Claims will be required to recognize gain or loss for federal income tax purposes equal to the difference between their adjusted tax basis in their General Unsecured Claims and the sum of (a) the fair market value of the property received in the Unsecured Distribution (other than any Unsecured Proceeds and any New UC Notes) (i.e., the New SCI Common Shares, the New SCI Warrants, and possibly the fair market value, if any, of the Subscription Rights), (b) the issue price of the New UC Notes (generally expected to equal the principal amount thereof if they are not publicly traded or their fair market value if they are publicly traded), if any, issued to them and (c) the amount of Unsecured Proceeds, if any, received. The definition of "publicly traded" is discussed under the heading of "Cancellation of Indebtedness Income," above. The initial tax basis of the former holders of General Unsecured Claims in the New SCI Common Shares included in the Unsecured Distribution, the New SCI Warrants, and possibly the Subscription Rights received, as the case may be, will equal the fair market value of such New SCI Common Shares, New SCI Warrants, and Subscription Rights on the Effective Date. The initial tax basis of the former holders of General Unsecured Claims in the New UC Notes will equal the issue price of such New UC Notes immediately after the Effective Date. The holder's holding period in any New SCI Common Shares, New SCI Warrants, and New UC Notes, if any, included in the Unsecured Distribution should commence on the day after the Effective Date. Holders who do not exercise the Subscription Rights or the New SCI Warrants will be entitled to a capital loss upon the expiration thereof to the extent of their tax basis in such property, if any.

         The foregoing discussion assumes that the General Unsecured Claims are not properly characterized as "securities" of Sterling Chemicals for federal income tax purposes. If the General Unsecured Claims are properly characterized as "securities" for federal income tax purposes, the exchange of General Unsecured Claims for the Unsecured Distribution pursuant to the Plan generally would be treated as a "recapitalization" for federal income tax purposes and taxed in the manner described in the section below under the heading "Class 8 (Old Unsecured Note Claims)" applicable to holders of Old Unsecured Notes.

         With respect to the treatment of accrued but unpaid interest (if any) and amounts allocable thereto, see the discussion below under the heading "Accrued Interest."

         5. Class 8 (Old Unsecured Note Claims)

         The holders of Old Unsecured Notes Claims will realize gain or loss for federal income tax purposes as a result of the consummation of the Plan equal to the difference between their adjusted tax basis in the Old 11-1/4% Notes or the Old 11-3/4% Notes, as the case may be, (the "Old Unsecured Notes") and the sum of (a) the fair market value of the property received in exchange thereof in the Unsecured Distribution (other than any Unsecured Proceeds and any New UC Notes) (i.e., the New SCI Common Shares, the New SCI Warrants, and possibly the fair market value, if any, of the Subscription Rights), (b) the issue price of the New UC Notes (generally expected to equal the principal amount thereof if they are not publicly traded or their fair market value if they are publicly traded), if any, issued to them in exchange thereof, and (c) the amount of Unsecured Proceeds, if any, received by them in exchange thereof. The definition of "publicly traded" is discussed under the heading "Cancellation of Indebtedness Income," above.

         The Company believes that the Old Unsecured Notes should be characterized as "securities" for federal income tax purposes and therefore that the exchange should be treated as a "recapitalization" for federal income tax purposes. Consequently, the holders of the Old Unsecured Notes who realize gain on the exchange will be required to recognize the lesser of the amount of such realized gain and the amount of the Unsecured Proceeds, if any, paid to them plus the issue price of the New UC Notes, if any, distributed to them, if such New UC Notes do not constitute "securities." However, holders of the Old Unsecured Notes will not be required to recognize their realized gain if they do not receive the Unsecured Proceeds and if the New UC Notes are not issued or, if issued, constitute securities for federal income tax purposes. Holders of Old Unsecured Notes who realize loss will not be permitted to recognize that loss.

         Assuming that the exchange would be treated as a "recapitalization" for federal income tax purposes, the initial tax basis of a former holder of the Old Unsecured Notes in the New SCI Common Shares included in the Unsecured Distribution, the New SCI Warrants, the New UC Notes, if any, received if such New UC Notes constitute "securities," and possibly the Subscription Rights will equal (i) such holder's adjusted tax basis in its Old Unsecured Notes immediately before the exchange, (ii) increased by the amount of gain, if any, that such holder recognizes in the exchange, and (iii) decreased by the amount of the Unsecured Proceeds, if any, paid to such holder and the issue price of the New UC Notes, if any, issued to such holder if such New UC Notes do not constitute "securities." Such aggregate initial tax basis will be allocated among the New SCI Common Shares included in the Unsecured Distribution, the New SCI Warrants, the New UC Notes, if any, received if such New UC Notes constitute "securities," and possibly the Subscription Rights based on the respective fair market values of each immediately after the Effective Date. The initial tax basis of the former holders of the Old Unsecured Notes in any New UC Notes received should equal the issue price of the New UC Notes (generally expected to equal their principal amount thereof if they are not "publicly traded" or their fair market value on the Effective Date if they are "publicly traded") immediately after the Effective Date if such New UC Notes do not constitute "securities." The definition of "publicly traded" is discussed under the heading "Cancellation of Indebtedness Income," above. The holders' holding period in the New SCI Common Shares included in the Unsecured Distribution, the New SCI Warrants and the New UC Notes, if any, received if such New UC Notes constitute "securities" should include such holder's holding period in the Old Unsecured Notes surrendered in exchange thereof. The holder's holding period in the New UC Notes, if any, received if such New UC Notes do not constitute "securities" would commence on the day after the Effective Date. Holders of Old Unsecured Note Claims who do not exercise the Subscription Rights or the New SCI Warrants will be entitled to a capital loss upon the expiration thereof to the extent of their tax basis in such property, if any.

         The foregoing discussion assumes that the Old Unsecured Notes properly would be characterized as "securities" for federal income tax purposes. If the Old Unsecured Notes are not properly characterized as "securities" for federal income tax purposes, the exchange of Old Unsecured Notes for the Unsecured Distribution pursuant to the Plan would be a fully taxable transaction.

         With respect to the treatment of accrued but unpaid interest (if any) and amounts allocable thereto, see the discussion below under the heading "Accrued Interest."

         6. Class 9 (Tort Claims)

         The holders of Tort Claims generally should not recognize any income, gain or loss for federal income tax purposes as a result of the consummation of the Plan to the extent that the payments received are received on account of personal physical injuries or physical sickness, but they generally will recognize income if such payments are not on account of personal physical injuries or physical sickness.

         7. Definition of "Security"

         Whether an instrument constitutes a "security" for federal income tax purposes is determined based on all of the facts and circumstances. Certain authorities have held that one factor to be considered is the length of the initial term of the debt instrument. These authorities have indicated that an initial term of less than five years is evidence that the instrument is not a security, whereas an initial term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, but not limited to, whether repayment is secured, the level of creditworthiness of the obligor, whether or not the instrument is subordinated, whether the holders have the right to vote or otherwise participate in the management of the obligor, whether the instrument is convertible into an equity interest, whether payments of interest are fixed, variable or contingent and whether such payments are made on a current basis or are accrued. Based on the foregoing, the Debtors intend to take the position that each of the Old Unsecured Notes and Old Discount Notes, as well as the New SCI Notes and New UC Notes, if issued, should be classified as securities for federal income tax purposes and that the General Unsecured Claims should not be classified as securities for federal income tax purposes. However, there can be no assurance that the IRS would come to the same determination with respect to the classification of each of these instruments.

         8. Accrued Interest

         The Plan provides that consideration paid pursuant to the Plan with respect to a Claim will be allocated first to the principal amount of such Claim as determined for federal income tax purposes and then to accrued interest, if any, with respect to such Claim.

         As discussed above, the manner in which the consideration received in exchange for a debt instrument is to be allocated for federal income tax purposes between accrued but unpaid interest and principal, respectively, is unclear under present law. Although there can be no assurance with respect to the issue, the Debtors intend (consistent with the Plan) to take the position that no portion of the consideration distributed to holders of General Unsecured Claims, Old Unsecured Notes or Old Discount Notes pursuant to the Plan is allocable to accrued and unpaid interest on such Claims.

         A holder of General Unsecured Claims, Old Unsecured Notes or Old Discount Notes that previously included in income accrued but unpaid interest attributable to these obligations should recognize an ordinary loss to the extent that such previously included accrued interest exceeds the amount of consideration, if any, received by the holder that is attributable to accrued interest for federal income tax purposes. To the extent a holder of General Unsecured Claims, Old Unsecured Notes or Old Discount Notes did not previously include in income accrued but unpaid interest attributable to its Claim, any portion of the consideration received that is properly allocable to accrued but unpaid interest should be recognized as interest income, regardless of whether the holder realizes an overall gain or loss upon the surrender of its Claim or whether such gain or loss is recognized. Based on the Debtors' position (consistent with the Plan) that no portion of the consideration paid should be allocable to accrued and unpaid interest on the General Unsecured Claims, Old Unsecured Notes or Old Discount Notes, no such income inclusion should be required by holders of such Claims. If income inclusion is required, holders of Old Discount Notes that are corporations may be entitled to a dividends received deduction (generally at a 70 percent rate) with respect to the portion of any such income inclusion that constitutes the disqualified portion of the original issue discount of the Old Discount Notes (as such disqualified portion is determined for purposes of the applicable high yield debt obligation rules under IRC Section 163(e)(5)(C)).

         In the case of the Old 12-3/8% Secured Notes, as discussed above, the Debtors expect the amount of the Class 5 Proceeds, together with the issue price of the New SCI Notes, if any, issued to the holders of the Old 12-3/8% Secured Notes (which issue price generally should equal the principal amount thereof if the Old 12-3/8% Secured Notes are not "publicly traded" or their fair market value on the Effective Date if they are "publicly traded"), will equal the adjusted issue price of the Old 12-3/8% Secured Notes plus the amount of the accrued interest thereon. In this event, to the extent not previously included in income, a holder of Old 12-3/8% Secured Notes should include the portion of the consideration received in the exchange which is attributable to accrued but unpaid interest as interest income for federal income tax purposes.

         9. Market Discount

         A holder of Old Notes who purchased such Old Notes at a price less than such notes' principal amount (or, in the case of a note issued with original issue discount, less than such notes' revised issue price, as defined for federal income tax purposes) generally will have "market discount" with respect to such Old Notes in an amount equal to such difference. If a holder of Old Notes has accrued market discount with respect to such Old Notes and such holder realizes gain upon the exchange of the Old Notes for property pursuant to the Plan, such holder may be required to include as ordinary income the amount of such holder's accrued market discount to the extent of such realized gain. A holder of Old Notes who realizes loss on such exchange of the Old Notes generally will not be required to include the amount of any such market discount in income. A holder of Old Notes who receives New SCI Notes or New UC Notes in an exchange pursuant to the Plan that qualifies as a "recapitalization" for federal income tax purposes may not be required to include in income immediately the accrued market discount to the extent such accrued market discount is allocable to the New SCI Notes or New UC Notes. In this event, such portion of the accrued market discount should carry over to the New SCI Notes or New UC Notes, as the case may be. Holders of Old Notes who have accrued market discount with respect to such notes should consult their tax advisors as to the application of the market discount rules to them in view of their particular circumstances.

         10. Bad Debt or Loss Deduction

         Under certain circumstances, a holder of a Claim against a Debtor may recognize ordinary income to the extent that such holder is deemed on the Effective Date to have received consideration for such Claim that represents a recovery of a prior bad debt or loss deduction, regardless of whether gain or loss would have otherwise been realized or recognized by such holder on consummation of the Plan. Holders of Claims who have taken a bad debt or loss deduction with respect to their Claims should consult their tax advisors as to the effect of such deduction in light of their particular circumstances.

         A holder of a Claim that receives New SCI Common Shares in satisfaction (in whole or in part) of such Claim generally will be required to treat as ordinary income any gain recognized by such holder on a subsequent disposition of such New SCI Common Shares (or stock of a successor corporation) to the extent of any bad debt deductions or ordinary loss deductions taken by such holder with respect to such Claim, reduced by any gain recognized on the receipt of New SCI Common Shares.

         11. Non-United States Persons

         Notwithstanding the foregoing, a holder of a Claim against a Debtor that is a Non-United States Person generally will not be subject to United States federal income or withholding tax with respect to property received in exchange for such Claim pursuant to the Plan, unless (a) such Claim holder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is "effectively connected" for United States federal income tax purposes, or (b) if such Claim holder is an individual, such Claim holder is present in the United States for 183 days or more during the taxable year of the exchange, and certain other requirements are met. If and to the extent any consideration that is received by a Non-United States Person pursuant to the Plan is allocable to accrued interest, withholding tax at the rate of 30% may apply in certain circumstances unless such rate is reduced pursuant to the terms of an applicable income tax treaty. In order to qualify for the benefits of an applicable income tax treaty, the recipient generally must properly execute and submit to the payor the applicable form (generally IRS Form W-8 BEN) certifying that such recipient qualifies to claim benefits under such income tax treaty.

         12. Information Reporting and Backup Withholding

         Certain payments, including the payments with respect to Claims pursuant to the Plan, are generally subject to information reporting by the payor (the relevant Debtor) to the IRS. Moreover, such reportable payments will be subject to backup withholding under certain circumstances. Under the backup withholding rules of the IRC, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) or (b) provides a correct United States taxpayer identification number and certifies as to certain other information.

         Holders of Claims that are Non-United States Persons and that receive payments or distributions under the Plan through a United States office of the relevant Debtor will not be subject to backup withholding, provided that the holders furnish certification of their status as Non-United States Persons (and furnish any other required certifications), or are otherwise exempt from backup withholding. Holders who receive payments or distributions under the Plan through a foreign office of the relevant Debtor may, if the Debtor has certain types of relationships to the United States, be subject to information reporting to the IRS regarding the exchange (but not backup withholding) unless the Debtor possesses in its files documentary evidence that the holder is a Non-United States Person and certain other conditions are met, or the holder otherwise establishes an exemption.

         Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder's United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a United States federal income tax return).

C.    Importance of Obtaining Professional Tax Assistance

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIM HOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, CLAIM HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

          X. FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS

A.    Feasibility of the Plan

         In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to Section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

         To support their belief in the feasibility of the Plan, the Debtors have relied upon the Projections, which are annexed to this Disclosure Statement as Appendix B.

         The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations and to fund their operations as contemplated by the Business Plan. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of Section 1129(a)(11) of the Bankruptcy Code.

         The Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, the Debtors' independent certified public accountants have not compiled or examined the Projections and, accordingly, do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Projections. The Debtors will be required to adopt "fresh-start" accounting upon their emergence from Chapter 11. The Projections include the adjustments necessary for "fresh-start" accounting.

         The Projections are based upon numerous assumptions that are an integral part of the Projections, including, without limitation, confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Debtors for the Reorganized Debtors; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, including environmental legislation or regulations, exchange rates or generally accepted accounting principles; general business and economic conditions; competition; adequate financing; absence of material contingent or unliquidated litigation, indemnity or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and the assumptions on which they are based are considered reasonable by the Debtors, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only an estimate that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Debtors or any other Person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The projected financial information contained herein should not be regarded as a representation or warranty by the Debtors, the Debtors' advisors or any other Person that the Projections can or will be achieved. The Projections should be read together with the information in Article VII of this Disclosure Statement entitled "Certain Factors to be Considered," which sets forth important factors that could cause actual results to differ from those in the Projections.

         Sterling Holdings and Sterling Chemicals are subject to the informational requirements of the Exchange Act, and in accordance therewith file periodic reports and other information with the SEC relating to their businesses, financial statements and other matters. Such filings will not include projected financial information. The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This Disclosure Statement and the Projections contained herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Disclosure Statement are forward-looking statements, including, without limitation, the statements, and the underlying assumptions, regarding the timing of, completion of and scope of the current restructuring, the Plan, the Business Plan, bank financing, debt and equity market conditions, the cyclicality of the Debtors' industry, current and future industry conditions, the potential effects of such matters on the Debtors' business strategy, results of operations or financial position, the adequacy of the Debtors' liquidity and the market sensitivity of the Debtors' financial instruments. The forward-looking statements are based upon current information and expectations. Estimates, forecasts and other statements contained in or implied by the forward-looking statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to evaluate and predict. Although the Debtors believe that the expectations reflected in the forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain important factors that could cause actual results to differ materially from the Debtors' expectations or what is expressed, implied or forecasted by or in the forward-looking statements include developments in the Chapter 11 Case, adverse developments in the timing or results of the Debtors' Business Plan (including the time line to emerge from Chapter 11), the timing and extent of changes in commodity prices and global economic conditions, industry production capacity and operating rates, the supply-demand balance for the Debtors' products, competitive products and pricing pressures, increases in raw material costs, the Debtors' ability to obtain raw materials and energy at acceptable prices, in a timely manner and on acceptable terms, federal and state regulatory developments, the Debtors' financial leverage, motions filed or actions taken in connection with the bankruptcy proceedings, the availability of skilled personnel, the Debtors' ability to attract or retain high quality employees and operating hazards attendant to the industry. Additional factors that could cause actual results to differ materially from the Projections or what is expressed, implied or forecasted by or in the forward-looking statements are stated herein in cautionary statements made in conjunction with the forward-looking statements or are included elsewhere in this Disclosure Statement.

B.    Acceptance of the Plan

         As a condition to Confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

         Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, holders of Claims in each sub-Class of Class 4 and in Classes 5, 6, 7, 8 and 9 will have voted to accept the Plan only if two-thirds (2/3) in amount and a majority in number of the Claims actually voting in each Class cast their ballots in favor of acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan.

C.    Best Interests Test

         As noted above, even if a plan is accepted by the holders of each class of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of claims or interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in Section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

         To calculate the probable distribution to holders of each impaired class of claims and interests if the debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its Chapter 11 case were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

         The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 case. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtors in its Chapter 11 case (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 cases, litigation costs and claims arising from the operations of the debtor during the pendency of the Chapter 11 case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby significantly enlarge the total pool of unsecured claims by reason of resulting rejection damages claims.

         Once the bankruptcy court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders.

D.    Liquidation Analysis

         In order to determine the amount of liquidation value available to Creditors, the Debtors, with the assistance of their financial advisor, Greenhill, prepared a liquidation analysis, annexed hereto as Appendix G (the "Liquidation Analysis"), which concludes that in a Chapter 7 liquidation, holders of prepetition unsecured Claims would receive less of a recovery than the recovery they would receive under the Plan and, potentially, no recovery whatsoever. This conclusion is premised upon the assumptions set forth in Appendix G, which the Debtors and Greenhill believe are reasonable.

         Notwithstanding the foregoing, the Debtors believe that any liquidation analysis with respect to the Debtors is inherently speculative. The liquidation analysis for the Debtors necessarily contains estimates of the net proceeds that would be received from a forced sale of assets and/or business units, as well as the amount of Claims that would ultimately become Allowed Claims. Claims estimates are based solely upon the Debtors' incomplete review of the Claims filed and the Debtors' books and records. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. In preparing the liquidation analysis, the Debtors have projected an amount of Allowed Claims that represents their best estimate of the Chapter 7 liquidation dividend to holders of Allowed Claims. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

         In the absence of the compromises and settlements reflected in the Plan, the Plan Investor, the Creditors Committee and the Unofficial Secured Noteholders Committee may each have different views as to the assumptions and estimates contained in the Liquidation Analysis, and in the absence of a Plan in which the Plan Investor is the Proposed Investor, the Proposed Investor may have different views as to such assumptions and estimates. By supporting the Plan, neither the Plan Investor, the Creditors Committee nor the Unofficial Secured Noteholders Committee waives its right to assert alternative positions if the Plan is not consummated, and the Proposed Investor retains its right to assert alternative positions if it is not the Plan Investor.

E.    Valuation of the Reorganized Debtors

         The reorganization value of the Reorganized Debtors (excluding the pulp chemicals business, which will be sold, and the acrylic fibers business, which will be transferred) is assumed for the purposes of the Plan to be between approximately $320 million to $350 million, with a midpoint value of $335 million. Based upon the midpoint going concern value of the Debtors' business and an assumed total debt of between $153.4 million and $80 million (based on after-tax net proceeds from the sale of the Debtors' pulp chemicals business of $300 million and $500 million, respectively), the Debtors have employed an assumed range of equity values for the Reorganized Debtors of approximately $181.6 million and $255 million.

         The foregoing valuations are based on a number of measured assumptions, including a successful reorganization of the Debtors' business and finances in a timely manner, the achievement of the forecasts reflected in the Projections, the availability of certain tax attributes, the outcome of certain expectations regarding market conditions and the Plan becoming effective in accordance with its terms. The estimates of value represent hypothetical reorganization values of the Reorganized Debtors as the continuing operator of their businesses and assets and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any assets or securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of operating businesses such as the Debtors' businesses, and in particular their petrochemicals business, is subject to uncertainties and contingencies that are difficult to predict, and will fluctuate with changes in factors affecting the financial condition and prospects of such businesses. In particular, the valuations herein assume that certain key operating contracts are assumed with agreements or successful litigation as to cure amounts. A decision to reject the contracts could materially impact projected operating results and materially reduce the valuation.

         In the absence of the compromises and settlements reflected in the Plan, the Plan Investor, the Creditors Committee and the Unofficial Secured Noteholders Committee may each have different views as to valuation, and in the absence of a Plan in which the Plan Investor is the Proposed Investor, the Proposed Investor may have different views as to valuation. By supporting the Plan, neither the Plan Investor, the Creditors Committee nor the Unofficial Secured Noteholders Committee waives its right to assert alternative theories of valuation if the Plan is not consummated, and the Proposed Investor retains its right to assert alternative theories of valuation if it is not the Plan Investor.

F. Application of the "Best Interests" of Creditors Test to the Liquidation Analysis and the Valuation

         It is impossible to determine with any specificity the value each holder of a General Unsecured Claim in Class 7 or an Old Unsecured Note Claim in Class 8 will receive as a percentage of its Allowed Claim. This difficulty in estimating the value of recoveries for such holders is due to, among other things, the lack of any public market for the New SCI Common Shares, which is the primary component of their recovery under the Plan.

         Notwithstanding the difficulty in quantifying recoveries with precision, the Debtors believe that the financial disclosures and projections contained herein imply a greater or equal recovery to holders of Claims in Impaired Classes than the recovery available in a Chapter 7 liquidation. As set forth in the Liquidation Analysis, holders of Old 12-3/8% Secured Note Claims in Class 5 are estimated to receive an 87.8% recovery in a Chapter 7 liquidation and, under the Plan, such Claim holders are estimated to receive a 100% recovery. The Liquidation Analysis further shows that holders of Old Discount Note Claims, General Unsecured Claims, Old Unsecured Note Claims and Tort Claims (other than from applicable insurance proceeds, if any) are estimated not to receive any material recovery in a Chapter 7 liquidation. Conversely, under the Plan, holders of Allowed General Unsecured Claims in Class 7, Old Unsecured Note Claims in Class 8 and Allowed Self-Insured Tort Claims in Class 9 will each receive recoveries between 16.6% to 53.4% based upon the estimated value of the New SCI Common Shares and a range of after-tax net proceeds from the sale of the pulp chemicals business of $300 million on the low end and $500 million on the high end. Based on the same assumptions, holders of Old Discount Note Claims in Class 6 are estimated to receive under the Plan a recovery of 1.2% at the low end and 1.7% at the high end.

         It should be noted, however, with respect to estimated recoveries under the Plan for holders of Allowed General Unsecured Claims in Class 7, Old Unsecured Note Claims in Class 8 and Allowed Self-Insured Tort Claims in Class 9, that rejections of certain key operating contracts (as opposed to the anticipated but not guaranteed assumption of those contracts) could create rejection damages claims in material amounts that will have the affect of significantly reducing recoveries for such holders.

         Accordingly, the Debtors believe that the "best interests" test of
Section 1129 of the Bankruptcy Code is satisfied.

G.    Confirmation Without Acceptance of All Impaired Classes:
      The "Cramdown" Alternative

         In view of the deemed rejection by holders of Classes 10, 11, 12, 13 and 15, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. The Debtors further reserve the right to seek confirmation of the Plan with respect to the Claims in Classes 4, 5, 6, 7, 8 and 9 in the event the holders of such Claims vote to reject the Plan. Specifically, Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm a plan at the request of the debtors if the plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

         The Debtors believe the Plan does not discriminate unfairly with respect to the Claims and Interests in Classes 10, 11, 12, 13 and 15. Such Classes include Claims or Interests that are subordinated to other Claims under Section 510(b) or (c) of the Bankruptcy Code or Section 726(a)(2)(C),
(a)(3), (a)(4) or (a)(5) of the Bankruptcy Code as incorporated into Section 1129(a)(7) of the Bankruptcy Code, or are otherwise not entitled to payment under the absolute priority rule until all other Creditors have been paid in full. Thus, because all holders of Claims and Interests in Classes 10, 11, 12, 13 and 15 are similarly treated, there is no unfair discrimination with respect to such holders or Claims and Interests.

         A plan is fair and equitable as to a class of unsecured claims that rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

         A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest or (b) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

         The Debtors believe that they will meet the "fair and equitable" requirements of Section 1129(b) of the Bankruptcy Code with respect to holders of Claims in Classes 10, 11, 12 and 13 and holders of Interests in Class 15 in that no holders of junior claims or interests will receive distributions under the Plan.

         As to Classes 4, 5, 6, 7, 8 and 9, in the event it becomes necessary to "cramdown" the Plan over the rejection of any such Classes, the Debtors will demonstrate at the Confirmation Hearing that the Plan does not discriminate unfairly and is fair and equitable with respect to such Classes. The fair and equitable test set forth above for unsecured claims applies to Classes 7, 8 and 9. The fair and equitable test for secured claims, which is applicable to the Other Secured Claims in Class 4, the Old 12-3/8% Secured Notes Claims in Class 5 and the Old Discount Note Claims in Class 6, is that the plan provides (a) that the holders of secured claims retain the liens in the property securing such claims to the extent of the allowed amount of such claims, and that the holders of such claims receive on account of such claims deferred cash payments totaling at least the allowed amount of such claims, of a value, as of the effective date of the plan, of at least the value of such holders' interest in the estate's interest in such property, (b) for the sale of any property subject to the liens securing such claims, free and clear of such liens, with the liens attaching the proceeds of such sale, and such liened proceeds being treated either pursuant to (a) or (c), or (c) for the realization by such holders of the indubitable equivalent of such claims.

        XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The Debtors believe that the Plan affords holders of Claims in Classes 4, 5, 6, 7, 8 and 9 the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. If, however, the requisite acceptances are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include (a) formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A.    Alternative Plan(s) of Reorganization

         If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors' exclusive periods in which to file and solicit acceptances of a plan of reorganization have expired, any other party in interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

         With respect to an alternative plan, the Debtors have explored various alternatives in connection with formulation and development of the Plan, and in fact are now pursuing an alternative plan process as described in
Section II.D. The Debtors believe that the Plan enables Creditors to realize the greatest possible value under the circumstances and, compared to any alternative plan of reorganization, has the greatest chance to be confirmed and consummated.

B.    Liquidation under Chapter 7 or Chapter 11

         If no plan is confirmed, the Debtors' cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

         The Debtors believe that in a liquidation under Chapter 7, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' Estates. The assets available for distribution to Creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, arising by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets. More importantly, as set forth in Appendix G, consequences of conversion to a Chapter 7 liquidation would likely result in the immediate cessation of the Debtors' businesses, leaving little value for prepetition unsecured Creditors.

         The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors' assets could theoretically be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, thus resulting in a potentially greater recovery. Conversely, to the extent the Debtors' businesses incur operating losses, the Debtors efforts to liquidate their assets over a longer period of time could theoretically result in a lower net distribution to Creditors than they would receive through a Chapter 7 liquidation. Nevertheless, because there would be no need to appoint a Chapter 7 trustee and hire new professionals, a Chapter 11 liquidation might be less costly than a Chapter 7 liquidation and thus provide larger net distributions to Creditors than in a Chapter 7 liquidation. Any recovery in a Chapter 11 liquidation, while potentially greater than in a Chapter 7 liquidation, would also be highly uncertain.

         Although preferable to a Chapter 7 liquidation, the Debtors believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to Creditors than the Plan because of the greater return anticipated by the Plan.

                   XII. THE SOLICITATION; VOTING PROCEDURES

A.    Parties in Interest Entitled to Vote

         Under Section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (a) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

         In general, a holder of a claim or interest may vote to accept or to reject a plan if (a) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (b) the claim or interest is impaired by the plan. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

B.    Classes Entitled to Vote to Accept or Reject the Plan

         Holders of Claims in Classes 4, 5, 6, 7, 8 and 9 are entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and each Impaired Class of Claims that will receive nothing under the Plan is deemed to have rejected the Plan and, therefore, the holders of Claims in such Classes are not entitled to vote to accept or reject the Plan. Consequently, Classes 1, 2 and 3 are deemed to have accepted the Plan and Classes 10, 11, 12, 13 and 15 are deemed to have rejected the Plan and, therefore, none of the holders of Claims in such Classes are entitled to vote to accept or reject the Plan. The votes of holders of Claims in Classes 7, 8 and 9 will be aggregated and acceptance or rejection of the Plan by such Classes will be determined as if Classes 7, 8 and 9 were one Class.

C.    Solicitation Order

         On October 11, 2002, the Bankruptcy Court entered an order that, among other things, determines the dates, procedures and forms applicable to the process of soliciting votes on the Plan and establishes certain procedures with respect to the tabulation of such votes (the "Solicitation Order"). Parties in interest may obtain a copy of the Solicitation Order by making written request upon the Debtors' counsel or may access a copy on the Debtors' website, at www.sterlingchemicals.com.

D.    Waivers of Defects, Irregularities, Etc.

         Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of ballots will be determined by the Voting Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of ballots; Revocation," effective withdrawals of ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular ballot. The interpretation (including the ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.    Withdrawal of Ballots; Revocation

         Any party who has delivered a valid ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (a) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (b) be signed by the withdrawing party in the same manner as the ballot being withdrawn, (c) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (d) be received by the Voting Agent in a timely manner at Logan & Company, Inc., 546 Valley Road, Upper Montclair, New Jersey 07043. The Debtors intend to consult with the Voting Agent to determine whether any withdrawals of ballots were received and whether the requisite acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of ballots.

         Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast ballot.

         Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed ballot may revoke such ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed ballot is received, only the ballot which bears the latest date will be counted for purposes of determining whether the requisite acceptances have been received.

F.    Special Instructions for Holders of Old Note Claims in Voting Classes

         If you are the holder of any of the Old 12-3/8% Secured Notes, the Old 11-3/4% Notes, the Old 11-1/4% Notes or the Old Discount Notes, or if you are acting on behalf of the holder of any of such Old Notes, please carefully review the special instructions that accompany your ballot. The special instructions may not be consistent with the general instructions contained herein. In the event of an inconsistency, the special instructions that accompany your ballot should be followed.

G.    Voting Rights of Disputed Claimants

         Holders of Claims in Classes 4, 7 and 9 (a) whose Claims are asserted as wholly unliquidated or wholly contingent in Proofs of Claim filed prior to the Voting Record Date or (b) whose Claims are asserted in Proofs of Claim as to which an objection to the entirety of the Claim is pending as of the Voting Record Date (collectively, the "Disputed Claimants") are not permitted to vote on the Plan except as provided in the Solicitation Order. Pursuant to the procedures outlined in the Solicitation Order, Disputed Claimants may obtain a ballot for voting on the Plan only by filing a motion under Bankruptcy Rule 3018(a) seeking to have their Claims temporarily allowed for voting purposes (a "Rule 3018 Motion"). Any such Rule 3018 Motion must be filed with the Bankruptcy Court and served upon the Debtors' counsel and the Voting Agent by no later than November 6, 2002 at 4:00 p.m. Central Time (the "Rule 3018 Motion Deadline"). Any party timely filing and serving a Rule 3018 Motion will be provided a ballot and be permitted to cast a provisional vote to accept or reject the Plan. If and to the extent that the Debtors and such party are unable to resolve the issues raised by the Rule 3018 Motion prior to the November 13, 2002 voting deadline established by the Bankruptcy Court, then at the Confirmation Hearing the Bankruptcy Court will determine whether the provisional ballot should be counted as a vote on the Plan. Nothing herein affects the Debtors' right to object to any Proof of Claim after the Voting Record Date. With respect to any such objection, the Debtors may request that any vote cast by the holder of the Claim subject to the objection be disallowed and not counted in determining whether the requirements of Section 1126(c) of the Bankruptcy Code have been met.

H.    Further Information; Additional Copies

         If you have any questions or require further information about the voting procedures for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d) or the Solicitation Order), please contact the Voting Agent at:

                  LOGAN & COMPANY, INC.
                  546 VALLEY ROAD
                  UPPER MONTCLAIR, NEW JERSEY 07043
                  ATTENTION: DAWN NISLER
                  TELEPHONE: (973) 509-3190

                     XIII. RECOMMENDATION AND CONCLUSION

         For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims in Classes 4, 5, 6, 7, 8 and 9 to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED on or before 4:00 p.m. Central Time on the Voting Deadline.

Dated:  October 14, 2002

                                         Sterling Chemicals Holdings, Inc.
                                         (for itself and on behalf of Sterling
                                         Chemicals, Inc.
                                         and the Subsidiary Debtors)

                                         By:      /s/ David G. Elkins
                                                  --------------------------
                                         Name:    David G. Elkins
                                         Title:   President and Co-Chief
                                                  Executive Officer

                                         By:      /s/ Richard K. Crump
                                                  --------------------------
                                         Name:    Richard K. Crump
                                         Title:   Co-Chief Executive Officer

Kenneth M. Hale
Vice President and General Counsel
Sterling Chemicals Holdings, Inc., et al.
1200 Smith Street, Suite 1900
Houston, Texas 77002
Telephone: (713) 650-3700
Fax: (713) 654-9577

D. J. Baker (Texas Bar No. 01566500) Rosalie Walker Gray (Texas Bar No. 20729020) Alexandra Margolis (Texas Bar No. 12978500)
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Telephone: (212) 735-3000
Fax: (212) 735-2000

Jeffrey E. Spiers
(Texas Bar No. 18933950)
Timothy A. Davidson II
(Texas Bar No. 24012503)
Andrews & Kurth L.L.P.
600 Travis Street, Suite 4200
Houston, Texas 77002-2910
Telephone: (713) 220-4200
Fax: (713) 220-4285

Attorneys for Sterling Chemicals Holdings, Inc., et al.

                                 APPENDIX A

  JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
                 OF STERLING CHEMICALS HOLDINGS, INC., et al.
                 --------------------------------------------

The Joint Plan of Reorganization under Chapter 11, United States Code, of Sterling Chemicals Holdings, Inc., et. al., dated October 14, 2002 (as amended November 18, 2002), is hereby incorporated by reference to Exhibits 2.1 and
2.2 of the Corporation's Form 8-K, filed on November 26, 2002.

                                 APPENDIX B

                      PRO FORMA FINANCIAL PROJECTIONS
                      -------------------------------

                                                                    Appendix B


                           Sterling Chemicals, Inc.
                                  Projections


Assumptions:

Terms based on current term sheet

Financial statements include Petrochemicals operations only
(except for 2002 balance sheet)

Fibers not included post 2002

Pulp business sold on 12/31/02 for $370M

Contingent shortfall notes not included on balance sheet

Borrowings made under working capital revolver to pay interest currently on New SCI Notes

No cash taxes paid due to reorganization with only $40M PP&E basis going forward

No valuation issues/problems with fresh start accounting

                                                Sterling Chemicals, Inc.
                                     Projected Consolidated Statement of Operations
                                      For the 12-Month Periods Ended September 30,
                                                 (Dollars in Thousands)


                              2002         2003          2004         2005         2006          2007          2008          2009
                              ----         ----          ----         ----         ----          ----          ----          ----
Revenues                   $ 376,436    $ 544,830     $ 870,411    $ 631,998    $ 480,142     $ 537,004     $ 747,236     $ 870,411

Cost of goods sold           360,414      512,548       649,328      579,085      472,696       536,922       666,207       661,621
                           ---------      -------     ---------     --------     --------      --------      --------     ---------

Gross profit                  16,022       32,282       221,083       52,913        7,446            82        81,029       208,790

Selling, general and
administrative expenses       12,902       10,488        11,600       11,600       11,600        11,600        11,600        11,600

Reorganization items          17,500        4,500             -            -            -             -             -             -

Interest expense,
net of interest income        40,707        9,301         2,192            -            -           514             -             -
                           ---------      -------     ---------     --------     --------      --------      --------     ---------

Income (loss) before
income taxes                 (55,087)       7,993       207,291       41,313       (4,154)      (12,032)       69,429       197,190

Provision (benefit)
for income taxes                   -        8,357        84,091       21,019        3,741           748        31,703        80,252
                           ---------      -------     ---------     --------     --------      --------      --------     ---------

Net income (loss)          $ (55,087)     $  (365)    $ 123,200     $ 20,294     $ (7,895)     $(12,780)     $ 37,726     $ 116,938
                           =========      =======     =========     ========     =========     =========     ========     =========


Calculation of EBITDA:

Operating income           $ (14,380)     $17,294     $ 209,483     $ 41,313     $ (4,154)    $ (11,518)     $ 69,429     $ 197,190

Reorganization items          17,500        4,500             -            -            -             -             -             -

Plus depreciation
and amortization              22,197       12,373        15,093       17,863       20,573        23,023        25,263        27,263
                           ---------      -------     ---------     --------     --------      --------      --------     ---------

EBITDA                      $ 25,317      $34,167     $ 224,576     $ 59,176     $ 16,419      $ 11,505      $ 94,692     $ 224,453
                           =========      =======     =========     ========     =========     =========     ========     =========

                                                Sterling Chemicals, Inc.
                                          Projected Consolidated Balance Sheets
                                            For the Months Ended September 30
                                                 (Dollars in Thousands)

ASSETS                                         Consolidated   Fresh Start
------                                         ------------   -----------
Current Assets:                                     2002         12/31/02        2003           2004          2005          2006
---------------                                     ----         --------        ----           ----          ----          ----
Cash and cash equivalents                         $ 18,490       $ 34,427       $ 2,000        $ 2,000      $ 25,536      $ 11,114
Accounts receivable, net                           104,583         58,224        82,624        122,624        82,624        82,624
Inventories                                         48,082         27,629        39,382         39,382        29,382        29,382
Prepaid expenses                                     5,454          6,455         6,455          6,455         6,455         6,455
Deferred income tax benefit                             -              -             -              -             -             -
                                                 ---------      ---------     ---------      ---------     ---------     ---------
Total current assets                               176,609        126,735       130,461        170,461       143,997       129,575

Property, plant and equipment, net                 268,291        123,728       132,255        144,362       154,200       160,727
Deferred income tax benefit                            111              -             -              -             -             -
Other assets                                        49,752         15,000        15,000         15,000        15,000        15,000
                                                 ---------      ---------     ---------      ---------     ---------     ---------
Total assets                                     $ 494,763      $ 265,463     $ 277,716      $ 329,823     $ 313,197     $ 305,302
                                                 =========      =========     =========      =========     =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable                                  $ 50,854       $ 22,787      $ 22,787       $ 22,787       $ 7,787       $ 7,787
Accrued liabilities                                 40,200         32,675        33,733         33,733        33,733        33,733
Current portion of long-term debt                    3,482              -             -              -             -             -
                                                 ---------      ---------     ---------      ---------     ---------     ---------
Total current liabilities                           94,536         55,462        56,520         56,520        41,520        41,520
Long-term debt                                      85,178         80,000        93,014         21,921             0             0
Deferred income tax liability                       14,752              -             -              -             -             -
Deferred credits and other liabilities           1,098,648         70,000        70,000         70,000        70,000        70,000
Commitments and contingencies                            -              -             -              -             -             -
Stockholders' equity
Common stock, $.01 par value                             1              1             1              1             1             1
Stock warrants                                           -              -             -              -             -             -
Additional paid-in capital                        (547,363)        60,000        60,000         60,000        60,000        60,000
Retained earnings                                 (215,622)             -        (1,819)       121,381       141,676       133,781
Pension adjustment                                  (3,398)             -             -              -             -             -
Accumulated translation adjustment                 (31,969)            -             -              -             -             -
                                                 ---------      ---------     ---------      ---------     ---------     ---------
Total stockholders' equity                        (798,351)        60,001        58,182        181,382       201,677       193,782
Total liabilities and stockholders' equity       $ 494,763      $ 265,463     $ 277,716      $ 329,823     $ 313,197     $ 305,302
                                                 =========      =========     =========      =========     =========     =========


[TABLE CONTINUED]


ASSETS
Current Assets:                                         2007          2008           2009
---------------                                         ----          ----           ----
Cash and cash equivalents                              $ 2,000      $ 37,445      $ 126,646
Accounts receivable, net                                82,624        82,624        122,624
Inventories                                             29,382        29,382         39,382
Prepaid expenses                                         6,455         6,455          6,455
Deferred income tax benefit                                 -             -              -
                                                     ---------     ---------      ---------
Total current assets                                   120,461       155,906        295,107

Property, plant and equipment, net                     162,204       159,341        152,078
Deferred income tax benefit                                  -             -              -
Other assets                                            15,000        15,000         15,000
                                                     ---------     ---------      ---------
Total assets                                         $ 297,665     $ 330,247      $ 462,185
                                                     =========     =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable                                       $ 7,787       $ 7,787       $ 22,787
Accrued liabilities                                     33,733        33,733         33,733
Current portion of long-term debt                           -             -              -
                                                     ---------     ---------      ---------
Total current liabilities                               41,520        41,520         56,520
Long-term debt                                           5,144             0              0
Deferred income tax liability                                -             -              -
                                                     ---------     ---------      ---------
Deferred credits and other liabilities                  70,000        70,000         70,000
Commitments and contingencies                                -             -              -
Stockholders' equity
Common stock, $.01 par value                                 1             1              1
Stock warrants                                               -             -              -
Additional paid-in capital                              60,000        60,000         60,000
Retained earnings                                      121,000       158,726        275,664
Pension adjustment                                           -             -              -
Accumulated translation adjustment                           -             -              -
                                                     ---------     ---------      ---------
Total stockholders' equity                             181,001       218,727        335,665
Total liabilities and stockholders' equity           $ 297,665     $ 330,247      $ 462,185
                                                     =========     =========      =========


                                                Sterling Chemicals, Inc.
                                     Projected Consolidated Statements of Cash Flows
                                      For the 12-Month Periods Ended September 30,
                                                 (Dollars in Thousands)


                                                                 2002           2003           2004           2005          2006
                                                                 ----           ----           ----           ----          ----
Net income                                                   $ (55,087)       $  (365)     $ 123,200       $ 20,294      $ (7,895)
Depreciation and amortization                                   22,197         12,373         15,093         17,863        20,573
Net change in working capital                                  (11,685)       (35,095)       (40,000)        35,000             -
Other                                                               -               -              -              -             -
                                                               --------       --------       --------       --------      --------
Net cash provided by (used in) operating activities            (44,575)       (23,087)       98,293         73,157        12,677
                                                               --------       --------       --------       --------      --------

Net cash used in investing activities                          (23,200)       (20,900)       (27,200)       (27,700)      (27,100)
                                                               --------       --------       --------       --------      --------

Net cash provided by (used in) financing activities             97,730         13,014        (71,093)       (21,921)            -
                                                               --------       --------       --------       --------      --------

Net increase (decrease) in cash and cash equivalents            29,955        (30,973)             0         23,536       (14,423)

Cash and cash equivalents - beginning of year                    3,018         32,973          2,000          2,000        25,536
                                                               --------       --------       --------       --------      --------

Cash and cash equivalents - end of year                       $ 32,973        $ 2,000        $ 2,000       $ 25,536      $ 11,114
                                                              ========        ========       ========      ========      =========


[TABLE CONTINUED]
                                                                      2007           2008           2009
                                                                      ----           ----           ----
Net income                                                        $ (12,780)      $ 37,726      $ 116,938
Depreciation and amortization                                        23,023         25,263         27,263
Net change in working capital                                             -              -        (35,000)
Other                                                                     -              -              -
                                                                    --------       --------      ---------
Net cash provided by (used in) operating activities                 10,243         62,989        109,201
                                                                    --------       --------      ---------

Net cash used in investing activities                               (24,500)       (22,400)       (20,000)
                                                                    --------       --------      ---------

Net cash provided by (used in) financing activities                   5,144         (5,144)            -
                                                                    --------       --------      ---------

Net increase (decrease) in cash and cash equivalents                 (9,113)        35,445         89,201

Cash and cash equivalents - beginning of year                        11,114          2,000         37,445
                                                                    --------       --------      ---------

Cash and cash equivalents - end of year                             $ 2,000       $ 37,445      $ 126,646
                                                                    ========      ========      =========



                                                Sterling Chemicals, Inc.
                                       Projected Consolidated Capitalization Table
                                                   As of September 30,
                                                 (Dollars in Thousands)


                                          2003          2004          2005          2006          2007          2008          2009
                                          ----          ----          ----          ----          ----          ----          ----
Cash                                    $ 2,000       $ 2,000      $ 25,536      $ 11,114       $ 2,000      $ 37,445     $ 126,646

Long-term debt:
Senior secured debt                           -             -             -             -             -             -             -
New term notes                           90,000        21,921             -             -             -             -             -
Secured revolver                          3,014             -             -             -         5,144             -             -
                                         ------        ------        ------        ------        ------        ------        ------
Total long-term debt                     93,014        21,921             -             -         5,144             -             -

Shareholders' equity:
Common shares                                 1             1             1             1             1             1             1
Additional paid-in-capital               60,000        60,000        60,000        60,000        60,000        60,000        60,000
Retained earnings (deficit)              (1,819)      121,381       141,676       133,781       121,000       158,726       275,664
Accumulated translation adjustment            -             -             -             -             -             -             -
                                         ------        ------        ------        ------        ------        ------        ------
Total shareholders' equity               58,182       181,382       201,677       193,782       181,001       218,727       335,665

Total capitalization                  $ 153,196     $ 205,303     $ 227,213     $ 204,896     $ 188,145     $ 256,172     $ 462,311
                                      =========     =========     =========     =========     =========     =========     =========

                                 APPENDIX C

                                 TERM SHEET
                                 ----------

                                                                    Appendix C




    Term Sheet for Proposed Plan of Reorganization (the "Plan") of Sterling Chemicals Holdings, Inc. ("Holdings") and certain of its subsidiaries dated as of September 4, 2002 among Resurgence Asset Management, L.L.C. ("Resurgence"), the Ad Hoc Committee (the "Ad Hoc Committee") of Holders
    of 12-3/8% Senior Secured Notes ("Secured Noteholders"), the Official Committee of Unsecured Creditors (the "Unsecured Creditors Committee")
                     and Sterling Chemicals, Inc. ("SCI")
==============================================================================


1. Upon the execution of this Term Sheet by Resurgence, the Ad Hoc Committee, the Unsecured Creditors Committee and SCI, SCI shall continue to market its pulp chemicals operations ("PulpCo Business") for sale, with the goal of closing such sale at the time SCI consummates the Plan (the "Effective Date"); provided, however, that in no event will the Effective Date be later than June 30, 2003. A motion (in form and substance satisfactory to Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee) seeking approval of bidding procedures ("Procedures Motion") for the sale of the PulpCo Business will be filed with the Bankruptcy Court as soon as is reasonably practicable.

         SCI shall regularly inform representatives of Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee as to the status of the foregoing sale process, and SCI shall consult with such representatives regarding such sale process. If there are no bids for an amount at least equal to $300 million of Proceeds (as defined below), this Term Sheet shall be null and void unless Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee agree to a revised Term Sheet. If there are competing bids received by SCI for an amount of Proceeds in excess of $300 million, SCI, Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee shall mutually agree as to the highest and best bid for SCI to accept. If SCI, Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee disagree as to the highest and best bid, the dispute shall be submitted by any of such parties to the Bankruptcy Court to resolve, upon notice to the other of such parties and all other parties entitled to notice.

         As of the Effective Date, PulpCo Business net debt will not exceed $25 million and subsidiaries holding pulp assets will not sell any pulp assets outside of the ordinary course of business prior to the Effective Date beyond anything contemplated in SCI's business plan.

         On the Effective Date, the PulpCo Business will be sold to a third party. The sales proceeds (the "Proceeds") means the net cash and/or other consideration acceptable to the Ad Hoc Committee, in each case received in connection with the sale of the PulpCo Business. For the purposes hereof, "net" means, without limitation, net of all fees and expenses associated with the sale, the amount of funded debt of the PulpCo Business repaid with the consideration received, and a provision for taxes or alternative minimum taxes, if any.

         All petrochemicals assets will be retained by Reorganized SCI. SCI's acrylic fibers business will either be retained by Reorganized SCI, transferred to a third party (possibly for little or no consideration) or converted to a Chapter 7 liquidation, depending on further review of the available options and subject to approval by Resurgence and the Unsecured Creditors Committee.

2. At or prior to the Effective Date, $80 million will be set aside from the Proceeds and advanced to Reorganized SCI. In consideration of the foregoing advance, Reorganized SCI will issue new notes (the "New SCI Notes") to the Secured Noteholders (subject to adjustment under paragraph 4), with the following terms:

         Principal:            $80 million

         Maturity:             5 years

         Interest:             Payable semi-annually in arrears

         Annual Rate:          10% if cash or 13-3/8% if paid-in-kind at
                               Reorganized SCI's sole option,
                               subject to the PIK Period provision below

         PIK Period:           First 24 months at the option of
                               Reorganized SCI; provided that Reorganized SCI will make interest payments in cash if after any such payment Reorganized SCI would have excess cash of more than $15 million beyond its budgeted requirements

         Security:             Subject to any existing liens, first liens on
                               Texas City fixed assets

         Covenants:            No dividends to be paid from Reorganized SCI
                               while the New SCI Notes are outstanding. Other covenants consistent with usual and customary covenants of typical secured indebtedness including, without limitation, covenants regarding capital expenditures (which will not be inconsistent with Reorganized SCI's business plan) and use of proceeds from asset sales.

         The balance of the Proceeds will be paid to the Secured Noteholders subject to the provisions of paragraph 4 and being limited to the Secured Noteholders Claim (as defined in paragraph 3).

3. For purposes of this Term Sheet, the term "Shortfall" means the amount by which the sum of the principal of the existing 12-3/8% Senior Secured Notes ($295,000,000), plus all accrued pre petition interest ($18,253,125) and all accrued post petition interest (including interest on interest to be calculated in accordance with the Indenture) at a 12-3/8% rate to the Effective Date (the "Secured Noteholders Claim"), exceeds the Proceeds.

4. If there is a Shortfall, the amount of the New SCI Notes will be increased by the Shortfall. If the Proceeds exceed the Secured Noteholders Claim (any such excess, "Excess Proceeds"), (i) the first $80 million of such Excess Proceeds shall be distributed to the Secured Noteholders, (ii) the original principal amount of New SCI Notes to be issued by Reorganized SCI under paragraph 2 shall be reduced by an amount equal to the amount distributed to the Secured Noteholders pursuant to clause (i), (iii) Reorganized SCI shall issue new notes to the unsecured creditors of Debtors other than Holdings (the "UC Notes") having an original principal amount equal to such reduction, and (iv) to the extent Excess Proceeds exceed $80 million, such amount shall be distributed to the unsecured creditors. The UC Notes shall generally have the same terms and conditions as the New SCI Notes as agreed to by the Ad Hoc Committee and the Unsecured Creditors Committee; provided, however, that the UC Notes shall be expressly subordinated in right of payment to the New SCI Notes and shall be secured by liens junior to all liens securing the New SCI Notes on terms acceptable to the Ad Hoc Committee in its sole discretion.

5. Unsecured creditors of Debtors other than Holdings will receive (i) any amounts payable to them under paragraph 4, (ii) 11.7% of the common equity of Reorganized SCI issued and outstanding as of the Effective Date (assuming conversion of all Convertible Preferred (as defined below) into common equity), (iii) warrants for 15% of the fully diluted common equity of Reorganized SCI as of the Effective Date (including the maximum number of shares issuable under the management incentive plan) and (iv) the right to subscribe for a portion of the Equity Investment (as defined below) pursuant to paragraph 6. The warrants will have a strike price based on $260 million total equity value and a six-year expiration. The Holdings' 13-1/2% Senior Discount Notes due 2008 (the "Senior Discount Notes") and old equity will be cancelled; provided, however, that the holders of the Senior Discount Notes will receive 1.3% of the common equity of Reorganized SCI. Securities issued to unsecured creditors under the plan will have no restrictions on resale other than as may be imposed by applicable law. During the period of 18 months after the Effective Date, the Company will cause the Common Stock to be registered under Section 12(g) and will timely file all required reports under Section 13 of the Securities Exchange Act of 1934. Resurgence will have normal and customary demand registration rights and other holders of more than 5% of the fully diluted Common Stock will have normal and customary piggy back rights.

6. Reorganized SCI will receive $60 million of new equity capital on the Effective Date (the "Equity Investment"). Unsecured creditors will have the right to subscribe for up to $30 million of the Equity Investment. Reorganized SCI shall issue 43.5% of the common equity of Reorganized SCI issued and outstanding as of the Effective Date (assuming the conversion of all Convertible Preferred into common equity) in exchange for the $30 million. Resurgence and/or funds managed by Resurgence will invest the remaining $30 million of the Equity Investment in exchange for $30 million of liquidation preference convertible preferred stock of Reorganized SCI (the "Convertible Preferred"). The Convertible Preferred will be initially convertible into 43.5% of the common equity of Reorganized SCI issued and outstanding as of the Effective Date (assuming the conversion of all Convertible Preferred into common equity), and will have a 4% per quarter dividend payable in kind quarterly in arrears. Resurgence and/or funds managed by Resurgence will underwrite the entire Equity Investment.

         Resurgence and/or funds managed by Resurgence will execute a tag-along agreement pursuant to which it agrees to allow the participation of the equity issued to the unsecured creditors pursuant to paragraph 5 (including warrants) in any sale or proposed sale of more than 50% of the equity of Reorganized SCI (assuming the conversion of all Convertible Preferred into common equity), on a pro rata basis and on the same economic terms.

7. Administrative claims will not exceed $40 million (other than normal post-petition trade payables that will be assumed by the respective companies owing them), unless otherwise approved by Resurgence, and the Plan will require payment of the professional fees and reasonable expenses incurred by (i) the Ad Hoc Committee for Houlihan Lokey Howard & Zukin ("Houlihan Lokey"), Kramer Levin Naftalis & Frankel LLP, and Floyd, Isgur, Rios & Warhlich, P.C. consistent with the engagement letters executed by the members of the Ad Hoc Committee,
         (ii) the professional fees, expenses and costs of the Indenture Trustee (or any successor Indenture Trustee) for SCI's 12-3/8% Senior Secured Notes up to $1.4 million in the aggregate from the Debtors' Estates (the Plan will not limit the rights of such Indenture Trustee under the Indenture from recovering professional fees, expenses and costs of the Indenture Trustee in excess of $1.4 million from sources other than the Debtors' Estates); and (iii) the professional fees, expenses and costs of the Indenture Trustee (s) for the 11-1/4% and 11-3/4% notes of SCI and the Indenture Trustee for the Senior Discount Notes up to $325,000 in the aggregate from the Debtors' Estates, provided, however, such amount may be increased if a plan is non-consensual or the Effective Date is later than March 1, 2003 (in any event, the Plan will not limit the right of such Indenture Trustees from recovering in excess of an aggregate of $325,000 from sources other than the Debtors' Estates). So long as this Term Sheet is effective, neither SCI nor the Unsecured Creditors Committee will commence any action or proceeding challenging (i) the validity or priority of the liens securing the claims of the Secured Noteholders or (ii) the priority and allowability of the claims of the Secured Noteholders, and the Unsecured Creditors Committee will hold any existing action in abeyance.

8. Resurgence will have the right to designate a percentage of the Board members of Reorganized SCI equivalent to its percentage ownership of the outstanding voting stock of Reorganized SCI; provided, however, that for so long as Resurgence owns at least 35% of the outstanding voting stock of Reorganized SCI, Resurgence will be entitled to appoint a majority of the directors of Reorganized SCI. The unsecured creditors, through the Unsecured Creditors Committee, will have the right to appoint one director to the board of Reorganized SCI in conjunction with confirmation of the Plan which director shall serve a two-year term. So long as the New SCI Notes are outstanding, the Ad Hoc Committee will have the right to appoint one director of Reorganized SCI.

9. Customary releases to current officers and directors, and as to former officers and directors as Resurgence, the Unsecured Creditors Committee and SCI may mutually agree. Standard exculpation provisions.

10. Except as SCI and Resurgence may mutually agree in the Definitive Agreement (defined below), all of SCI's existing plans, programs and policies benefiting SCI's current and former employees ("Existing Plans") will be assumed in connection with the reorganization of SCI; provided, however, that the assumption of any Existing Plan will not impair or infringe upon the right of Reorganized SCI to thereafter terminate or modify the same in accordance with the provisions thereof, and provided further, that if Resurgence notifies SCI prior to September 13, 2002 that Resurgence desires for SCI to reject, terminate or modify any Existing Plan in connection with the reorganization of SCI and if SCI thereafter informs Resurgence by September 20, 2002 that it is unwilling to take the desired action, then Resurgence shall be entitled to terminate its obligations under this Term Sheet by giving prompt written notice to the other parties. Notwithstanding the foregoing, nothing herein shall prevent Resurgence at any time prior to the Effective Date from suggesting revisions to the Existing Plans based on prudent business considerations and if such suggestions are made SCI will consider such suggestions in good faith. Subject to the foregoing, Resurgence will have control over executory contract issues of SCI.

11. As soon as practicable, SCI and Resurgence shall enter into a definitive agreement (the "Definitive Agreement") based on and reflecting the terms of this Term Sheet. Subsequently, a second amended Plan will be filed by as soon as practicable, and the confirmation of such Plan shall have occurred by the later of December 4, 2002 or such date as soon thereafter as possible that accommodates the schedule of the Bankruptcy Court, subject to extension by mutual agreement. The amended Plan and all documentation will be satisfactory in form and substance to SCI, the Ad Hoc Committee, the Unsecured Creditors Committee and Resurgence, with typical confirmation and effective date conditions. The amended Plan will contain an agreed upon procedure to estimate contingent claims, allowing for a prompt issuance of stock to allowed unsecured claims.

12. The obligations of Resurgence and the Secured Noteholders under this Term Sheet and the Definitive Agreement shall not be subject to any due diligence or other material and non-customary conditions; provided, however, that Resurgence's obligations shall be subject to customary closing conditions, including a material adverse change condition for the period beginning when the Definitive Agreement is signed and ending on the date on which the Plan is confirmed. For purposes hereof, a "material adverse change" shall mean any material adverse change in the business or financial condition of SCI (excluding the pulp chemical business) since the date of the execution of the Definitive Agreement, excluding any change (i) resulting from general economic conditions or the execution of this Term Sheet or the Definitive Agreement or (ii) that affects the chemicals industry as a whole.

13. Subject to court approval, Resurgence will be reimbursed by SCI for all reasonable out-of-pocket expenses as incurred in connection with its due diligence (including up to $250,000 as provided for in that certain letter from SCI to Resurgence dated May 13, 2002), and Resurgence will be entitled to a break-up fee of $3 million cash, plus reimbursement for all out-of-pocket expenses in connection with Plan (the "Break-Up Fee"), payable by wire transfer of same day funds, if (a) Resurgence executes the Definitive Agreement and (b) thereafter, SCI files a plan or disclosure statement that does not include Resurgence as the sole new money underwriter ("Alternative Plan"). In addition, subject to court approval, Resurgence will be reimbursed by SCI for any out-of-pocket fees incurred in connection with the sale of the PulpCo Business. All Resurgence's out of pocket expenses to be reimbursed will not exceed $2,000,000 in the event the Break-Up Fee is payable.

14. Concurrently with the execution of this Term Sheet, lock-up agreements will be entered into by Resurgence, and members of the Ad Hoc Committee and the Unsecured Creditors Committee (other than Indenture Trustees and trade creditors) substantially in the form annexed hereto. SCI, Resurgence, the Ad Hoc Committee and the Unsecured Creditors Committee agree to hold information about the specific principal amount of securities of SCI owned by each signatory to the lock-up agreements in confidence and will not disclose such specific information to third parties. Notwithstanding the foregoing, Resurgence and SCI will be permitted to disclose the aggregate securities held by all signatories thereto. Subject to applicable fiduciary duties, SCI, Resurgence, the Ad Hoc Committee and the Unsecured Creditors Committee will not, directly or indirectly, solicit or knowingly encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any transaction that if consummated would constitute an Alternative Plan or support or accept an Alternative Plan; provided that they may answer questions in response to unsolicited inquiries. If the Plan is not confirmed within the timetable set forth in paragraph 11 or if SCI is required to pay Resurgence the Break-Up Fee described in paragraph 13, the restrictions in this paragraph will terminate.

15. The Ad Hoc Committee will use their reasonable best efforts to issue written directions to the Indenture Trustee to hold the DIP proceedings in abeyance, and if necessary, follow the procedures for the removal and replacement of the Indenture Trustee, provided however, that the Ad Hoc Committee will not be obliged to initiate any judicial or administrative proceeding to enforce any rights or powers under the Indenture or otherwise to comply with the terms of this provision. The Indenture Trustee for the Secured Noteholders, SCI, Resurgence, and the Unsecured Creditors Committee may rely upon instructions from 50% in principal amount of the Secured Noteholders executing this Agreement, or their transferees, to make any amendments to or to take any action or give any consent on behalf of the Ad Hoc Committee with respect to this Term Sheet.


AGREED AND ACKNOWLEDGED
ON THIS  _____ DAY OF September, 2002:


STERLING CHEMICALS HOLDINGS, INC.

By: _______________________________
    Name:
    Title:



STERLING CHEMICALS, INC.

By: _______________________________
    Name:
    Title:

    Term Sheet for Proposed Plan of Reorganization (the "Plan") of Sterling Chemicals Holdings, Inc. ("Holdings") and certain of its subsidiaries dated as of September 4, 2002 among Resurgence Asset Management, L.L.C. ("Resurgence"), the Ad Hoc Committee (the "Ad Hoc Committee") of Holders
    of 12-3/8% Senior Secured Notes ("Secured Noteholders"), the Official Committee of Unsecured Creditors (the "Unsecured Creditors Committee")
                     and Sterling Chemicals, Inc. ("SCI")





AGREED AND ACKNOWLEDGED
ON THIS _____ DAY OF SEPTEMBER, 2002:


RESURGENCE ASSET MANAGEMENT, L.L.C.,
on behalf of itself and its affiliated funds


By: _______________________________
    Name:
    Title:

    Term Sheet for Proposed Plan of Reorganization (the "Plan") of Sterling Chemicals Holdings, Inc. ("Holdings") and certain of its subsidiaries dated as of September 4, 2002 among Resurgence Asset Management, L.L.C. ("Resurgence"), the Ad Hoc Committee (the "Ad Hoc Committee") of Holders
    of 12-3/8% Senior Secured Notes ("Secured Noteholders"), the Official Committee of Unsecured Creditors (the "Unsecured Creditors Committee")
                     and Sterling Chemicals, Inc. ("SCI")




AGREED AND ACKNOWLEDGED
ON THIS _____ DAY OF SEPTEMBER, 2002:


OFFICIAL COMMITTEE OF
UNSECURED CREDITORS


By: _______________________________
    Name:
    Title:

                                 APPENDIX D

                      HISTORICAL FINANCIAL INFORMATION
                      --------------------------------


The relevant Historical Financial Information is hereby incorporated by reference to the Corporation's Form 10-Q, filed for the three and nine-months ended June 30, 2002 (pp. 5-26), and by reference to the Corporation's Form 10-K, filed for the fiscal year ended September 30, 2001 (pp. 50-101).

         (The financial data as of June 30, 2002 has been reviewed by the Company's outside accountants but has not been audited.)

     (The financial data as of September 30, 2001 has been reproduced from the audited financial statements included in the Company's Form 10-K for the fiscal year ended September 30, 2001 but, due to its inclusion in this Disclosure Statement, is considered unaudited under applicable accounting rules. To review the full audited financial statements for the Company for such period,
        please refer to such Form 10-K on file with the Securities and
            Exchange Commission, which may be accessed through the
             Company's website, http://www.sterlingchemicals.com.)

                                 APPENDIX E

                            INVESTMENT AGREEMENT
                            --------------------


                                                                CONFORMED COPY

                             INVESTMENT AGREEMENT
                             --------------------


                               October 11, 2002



Sterling Chemicals Holdings, Inc.
Sterling Chemicals, Inc.
1200 Smith Street, Suite 1900
Houston, Texas 77002

Attention:  David G. Elkins

Gentlemen:

         This Investment Agreement (as the same may hereafter be amended, modified or supplemented, this "Agreement") sets forth the agreement among Sterling Chemicals Holdings, Inc., a Delaware corporation ("Holdings"), Sterling Chemicals, Inc., a Delaware corporation (including, on or after the Effective Date, as defined herein, its successor as reorganized pursuant to the Bankruptcy Code, as defined herein, "Chemicals") (Holdings and Chemicals collectively, the "Company"), and Resurgence Asset Management, L.L.C., a Delaware limited liability company ("RAM") on behalf of itself and its Affiliates' managed funds and accounts (such funds and accounts, collectively, the "Investor").

         The Company hereby agrees to issue and sell to Investor, and RAM agrees to cause Investor to purchase from the Company, on the terms and conditions contained herein and in the Plan (as defined below), and subject to entry of the Confirmation Order (as defined below), 2,175 shares of the Company's liquidation preference convertible preferred stock (the "New SCI Preferred Shares"), convertible into 43.5% of the Company's common equity issued and outstanding as of the Effective Date (assuming the conversion of all New SCI Preferred Shares), for an aggregate of $30,000,000 in cash. In addition, on the terms and conditions contained herein and in the Plan, and subject to the procedures governing the proposed offering (the "Subscription Rights Offering") to holders (collectively, the "Unsecured Holders") of General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims (as such terms are defined in the Plan) of subscription rights entitling the Unsecured Holders to purchase up to 43.5% of the common stock of the Company assuming the conversion of all New SCI Preferred Shares (the "Subscription Shares") for an exercise price of $1,000 per right (the "Subscription Rights" and any Subscription Rights not subscribed for by such Unsecured Holders for any reason, including, without limitation, any Subscription Rights not subscribed for as a result of any recalculation of the "Eligible Claim Amount", as such term is described in Exhibit F to the Plan, the "Unsubscribed Subscription Rights"), RAM agrees to cause Investor to subscribe for any Unsubscribed Subscription Rights, and to purchase all Underwritten Subscription Shares (as defined below). RAM shall cause Investor to pay to Chemicals for the Underwritten Subscription Shares an amount in cash determined by multiplying the Subscription Price (as defined below) by the total number of Subscription Rights exercisable for the Underwritten Subscription Shares. The terms of the New SCI Preferred Shares, the New SCI Common Shares (as defined below) and the Subscription Rights shall be as set forth in the Plan and in the Term Sheet attached as Appendix A hereto.

         Investor's purchase of the New SCI Preferred Shares and the Underwritten Subscription Shares (collectively, the "Investment") will be made in connection with and as part of the transactions to be consummated pursuant to the amended plan of reorganization of the Company dated October 11, 2002, as the same may be later modified with the consent of RAM (the "Plan") and an order confirming the Plan (the "Confirmation Order") issued by the Bankruptcy Court (as defined in the Plan). The Plan will contain provisions called for by, or otherwise consistent with, this Agreement.

         SECTION 1. Definitions.

         For purposes of this Agreement, except as expressly provided herein or unless the context otherwise requires, the following terms shall have the following respective meanings (capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan):

         "Affiliate" shall mean (a) when used with reference to any partnership, any Person that, directly or indirectly, owns or controls 10% or more of either the capital or profit interests of such partnership or is a partner of such partnership or is a Person in which such partnership has a 10% or greater direct or indirect equity interest and (b) when used with reference to any corporation, any Person that, directly or indirectly, owns or controls 10% or more of the outstanding voting securities of such corporation or is a Person in which such corporation has a 10% or greater direct or indirect equity interest. In addition, the term "Affiliate," when used with reference to any Person, shall also mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in the preceding sentence, (x) the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity referred to, whether through ownership of voting securities, by contract or otherwise and (y) the terms "controlling" and "controls" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, the Company will not be deemed to be an Affiliate of Investor or any of its partners or assignees.

         "Agreement" shall have the meaning specified in the first paragraph of this Agreement.

         "Alternate Bid" shall have the meaning specified in Section 17(b).

         "Alternate Bid Procedures" shall have the meaning specified in
Section 17(b).

         "Alternative Plan" shall mean a plan of reorganization (other than the Plan) that does not include Investor and/or funds managed by Investor as the sole new money underwriter.

         "Approvals" shall mean all approvals, permits, authorizations, consents, licenses and agreements that are necessary or required in order to consummate the Investment and the other transactions contemplated hereby and to permit the Company to carry on its business after the Effective Date in a manner consistent in all material respects with the manner in which it was carried on prior to the Effective Date.

         "Chemicals" shall have the meaning specified in the first paragraph of this Agreement.

         "Company" shall have the meaning specified in the first paragraph of this Agreement.

         "Deposit" shall have the meaning specified in Section 13(e).

         "Designated Directors, Officers and Employees" shall mean (a) each director, officer and employee of each of the Debtors that serves in such capacity at any time on or after the date hereof and (b) each director, officer or employee of each of the Debtors that serves as a fiduciary of any employee benefit plan or program of any of the Debtors at any time on or after the date hereof.

         "Disclosure Statement" shall mean the disclosure statement with respect to the Plan dated October 11, 2002, as the same may be later modified with the consent of Investor.

         "Eligible Claim Amount" shall mean $15,849.98, subject to recalculation as set forth in the Plan and the Disclosure Statement.

         "Escrow Agreement" shall have the meaning specified in Section 13(e).

         "Governmental Authority" shall mean (a) any nation or government, (b) any federal, state, county, locality, province, city, town, municipality, commonwealth, territory, possession or other political subdivision thereof,
(c) any agency, authority, instrumentality, council, court, tribunal, arbitrator, department, bureau, commission, board or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and (d) any other governmental entity, agency or authority having or exercising jurisdiction over any relevant Person, item or matter.

         "Holdings" shall have the meaning specified in the first paragraph of this Agreement.

         "Initial Order" shall mean the order or orders to be obtained by the Company pursuant to Section 16 with respect to expenses and the break-up fee.

         "Investment" shall have the meaning specified in the third paragraph of this Agreement.

         "Investor" shall have the meaning specified in the first paragraph of this Agreement.

         "Investor Securities" shall mean the New SCI Preferred Shares and the Underwritten Subscription Shares.

         "Outside Date" shall mean June 30, 2003.

         "Permitted Transactions" shall have the meaning set forth in Section 19(b).

         "Plan" shall have the meaning specified in the third paragraph of this Agreement.

         "Preferred Shares Purchase Price" shall have the meaning specified in
Section 3.

         "Present DIP Financing" shall have the meaning set forth in Section 18(b)(F).

         "Regulatory Approvals" shall mean all Approvals required to be obtained from, or notices to or registrations or filings with, any Governmental Authority.

         "SEC" shall mean the United States Securities and Exchange
Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Subscription Price" shall mean the $1,000 cash subscription price per 72.5 New SCI Common Shares distributed upon exercise of each Subscription Right.

         "Subscription Rights" shall have the meaning set forth in the second paragraph of this Agreement.

         "Subscription Shares" shall have the meaning set forth in the second paragraph of this Agreement.

         "Term Sheet" shall mean the term sheet dated as of September 4, 2002, among Investor, the Company, the Unofficial Secured Noteholders Committee and the Creditors Committee, a copy of which is included as Appendix A hereto.

         "Total Purchase Price" shall mean, collectively, (a) the Preferred Shares Purchase Price and (b) the aggregate amount payable for the purchase of the Underwritten Subscription Shares.

         "Underwritten Subscription Shares" shall mean all Subscription Shares not purchased for any reason pursuant to the Subscription Rights Offering, including, without limitation, (a) all Subscription Shares that RAM is required to cause Investor to subscribe for pursuant to the Unsubscribed Subscription Rights, (b) all Subscription Shares issued into reserve for the benefit of a holder of a Disputed General Unsecured Claim, Disputed Old Unsecured Note Claim or Disputed Self-Insured Tort Claim whose claim is found by a final order of the Bankruptcy Court not to be an Allowed Claim or, if found to be partially an Allowed Claim, to the extent found not to be an Allowed Claim, and (c) all Subscription Shares not purchased by any other Person as a result of any recalculation of the Eligible Claim Amount.

         "Unsubscribed Subscription Rights" shall have the meaning set forth in the second paragraph of this Agreement.

         SECTION 2. Term Sheet Commitments.

         The Company and RAM are parties, along with the Unofficial Secured Noteholders Committee and the Creditors Committee, to the Term Sheet. The Term Sheet contains commitments by the Company and RAM as to the treatment under the Plan of the Old 12-3/8% Secured Note Claims, a majority of whose holders are believed to be represented by the Unofficial Secured Noteholders Committee, the treatment under the Plan of General Unsecured Claims, Old Unsecured Note Claims and Old Discount Note Claims, whose holders are represented by the Creditors Committee, and as to other material terms and provisions of the Plan. The Company and RAM acknowledge that this Agreement does not modify the commitments of the Company or RAM under the Term Sheet to the Unofficial
Secured Noteholders Committee or the Creditors Committee, which commitments remain in full and force effect.

         SECTION 3. Commitment to Make Investment. Subject to the terms and conditions of this Agreement, on the Effective Date, the Company shall issue and sell to Investor, and RAM shall cause Investor to purchase from the Company, the New SCI Preferred Shares and all Underwritten Subscription Shares. The New SCI Preferred Shares shall be issued, sold and delivered to Investor (as designated by RAM), and the $30,000,000 purchase price for the New SCI Preferred Shares (the "Preferred Shares Purchase Price") shall be paid on the Effective Date by one or more wire transfers of immediately available funds to an account to be designated in writing by the Company prior to the Effective Date. RAM shall cause Investor to (a) purchase all of the New SCI Preferred Shares, (b) subscribe for all Unsubscribed Subscription Rights, (c) underwrite all other Subscription Rights, (d) purchase all Underwritten Subscription Shares and (e) pay the Deposit and the balance of the Total Purchase Price at the times specified in this Agreement and the Plan by wire transfer(s) of immediately available funds to an account to be designated in writing by the Company. The New SCI Common Shares constituting Underwritten Subscription Shares shall be issued and delivered to Investor (as designated by RAM) on or as soon as practicable after the Effective Date. It is the parties' expressly agreed intent that upon the consummation of the Rights Offering and of the transactions contemplated hereunder the Company shall receive $60,000,000 in new capital and that RAM shall cause Investor to fully underwrite such amount. For the avoidance of doubt, no term of this Agreement shall prevent RAM (on behalf of itself and its Affiliates' managed funds and accounts) from exercising its pro rata portion of the Subscription Rights allocated to RAM (on behalf of itself and its Affiliates' managed funds and accounts) in its capacity as a holder of Old Unsecured Note Claims in Class 8.

         SECTION 4. Plan of Reorganization.

         The Plan shall (a) be proposed by the Company with the consent of RAM, (b) be consistent with commitments made to the Unofficial Secured Noteholders Committee and the Creditors Committee as set forth in the Term Sheet unless otherwise agreed by such parties and (c) contain terms and conditions reasonably satisfactory to Investor and the Company; provided that RAM and the Company may, by mutual agreement, and with the consent of the Unofficial Secured Noteholders Committee and the Creditors Committee, modify the Plan or otherwise restructure the Investment in a manner consistent with the contemplated economic consequences to the Company and RAM if necessary to achieve business or financial objectives or to obtain confirmation of the Plan.

         SECTION 5. Disposition of Non-Core Businesses.

            (a) The Company shall market its pulp chemicals business for sale, with the goal of closing such sale on the Effective Date but in no event later than the Outside Date. The Company shall regularly inform RAM as to the status of the sale process, shall consult with RAM regarding the sale process and shall not accept any bid as the highest and best bid without the written agreement of RAM and as otherwise required by the Term Sheet unless pursuant to an order of the Bankruptcy Court. The net proceeds of the sale shall be allocated as provided in the Plan.

            (b) The Company's acrylic fibers business will be transferred to local senior management of the Company's acrylic fibers business for little or no consideration; provided, however, that the Company shall not enter into any definitive documentation for such transaction unless and until RAM has approved the form and content of such definitive documentation.

         SECTION 6. Capitalization.

            (a) Equity. As of the Effective Date, the Company's authorized capital shall consist of 10,000,000 New SCI Common Shares and 25,000 New SCI Preferred Shares. Subject to the terms and conditions of the Plan, the Company shall issue:

      (i) 65,000 New SCI Common Shares to the holders of Allowed Old Discount Note Claims;

      (ii) 585,000 New SCI Common Shares to the holders of Allowed General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims;

      (iii) 2,175,000 New SCI Common Shares to the holders of Allowed General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims and Investor (as designated by RAM) pursuant to the Subscription Rights Offering;

      (iv) 2,175 New SCI Preferred Shares to Investor (as designated by RAM);
and

      (v) New SCI Warrants to purchase 15% of the fully-diluted New SCI Common Shares outstanding as of the Effective Date (assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares, the exercise of all New SCI Warrants and the prior issuance of all shares available for issuance under the SCI Management Incentive Plan) to the holders of Allowed General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims.

In addition, the Company shall reserve for issuance after the Effective
Date the maximum number of New SCI Common Shares available for issuance under the SCI Management Incentive Plan and the number of New SCI Common Shares issuable upon conversion of all New SCI Preferred Shares and the exercise of all New SCI Warrants.

            (b) Secured Notes Due 2009. Subject to the terms and conditions of the Plan, the Company shall issue the New SCI Notes to the holders of Old 12-3/8% Secured Note Claims and shall issue the New UC Notes to the holders of Allowed General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims.

            (c) New Credit Agreement. On the Effective Date, the Company shall enter into a new secured revolving credit facility in an amount up to $100 million.

         SECTION 7. Company's Board of Directors.

         The Plan shall provide that, on the Effective Date, the Company's Board of Directors shall consist of eight members, six of which shall be designated by RAM (on behalf of Investor), one of which shall be designated by the Unofficial Secured Noteholders Committee and one of which shall be designated by the Creditors Committee. The Certificate of Incorporation of the Company shall provide that, from and after the Effective Date, RAM (on behalf of Investor and its Affiliates) shall continue to be entitled to designate a number of directors of the Company in proportion to its equity ownership of the Company (assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares), but in any event not less than a majority of such directors for so long as Investor and its Affiliates hold, in the aggregate, at least 35% of the New SCI Common Shares (on a fully diluted basis), and each such director may only be removed (other than for cause) by, and any vacancy resulting from the death, resignation or removal of any such director may only be filled by, a majority vote of the New SCI Common Shares and New SCI Preferred Shares that are owned by Investor and its Affiliates. During the period commencing on the Effective Date and continuing thereafter until the New SCI Notes have been paid in full, the holders of the New SCI Notes shall continue to have the right to designate one member of the Board of Directors of the Company in the manner set forth in the Plan and the member designated by the Unofficial Secured Noteholder Committee or the holders of the New SCI Notes, as the case may be, may only be removed (other than for cause) by, and any vacancy resulting from the death, resignation or removal of such director may only be filled by, the holders of the New SCI Notes in the manner set forth in the Plan. The Director designated by the Creditors Committee shall serve for a period of two (2) years after the Effective Date, and may only be removed (other than for cause) by, and any vacancy resulting from the death, resignation or removal of such director may only be filled by, the Creditors Committee in the manner set forth in the Plan. The Persons designating initial board members of the Company shall file with the Bankruptcy Court and give to the Debtors written notice of the identities of such members on a date that is not less than five (5) days prior to the Confirmation Hearing; provided, however, that if and to the extent that any such Person fails to file and give such notice, the Debtors shall designate, after consultation with such Person, the members of the Board of Directors of the Company which such Person is entitled to designate by announcing their identities at the Confirmation Hearing.

         SECTION 8. Matters Affecting Securities.

            (a) At all times during the period commencing with the Effective Date and continuing thereafter for 18 months, the Company shall cause the New SCI Common Shares to be registered under Section 12(g) of, and will timely file with the SEC all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and applicable to a U.S. company subject to such sections, within such time limits and periods provided therefor notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 of such act.

            (b) The Company, RAM (on behalf of the Investor) and any recipient of at least 5% of the fully diluted New SCI Common Shares on the Effective Date will execute and deliver on the Effective Date a registration rights agreement providing for normal and customary demand registration rights for Investor and normal and customary piggyback rights for such recipient.

            (c) The Certificate of Incorporation of the Company shall include provisions for, and RAM, on behalf of Investor, shall execute, a tag-along agreement (the "Tag-Along Agreement") for the benefit of all holders of New SCI Common Shares and holders of New SCI Warrants (other than Investor and other Affiliates of RAM) prohibiting RAM and Investor (and its Affiliates) from selling, in a single transaction or related series of transactions (a "Proposed Transfer"), New SCI Common Shares, New SCI Preferred Shares and/or New SCI Warrants representing, in the aggregate, 50% or more of all Equity Securities (as defined below) of Chemicals unless all other holders of New SCI Common Shares and New SCI Warrants (other than Investor and its Affiliates) shall have been given a reasonable opportunity to participate therein on a pro rata basis and at the same price per share and on the same economic terms and conditions applicable to such sale; provided, however, that neither RAM nor Investor (or any of its Affiliates) shall be required to provide the holders of New SCI Warrants an opportunity to participate in such Proposed Transfer, and RAM, on behalf on Investor, shall not be prohibited from selling New SCI Warrants, if the value of the aggregate per share consideration offered for New SCI Common Shares in such Proposed Transfer (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of the New SCI Common Shares into which such New SCI Preferred Shares are convertible) is less than the Minimum Consideration (as defined below). For purposes of this Section 8(c), "Equity Securities" shall mean (i) all New SCI Common Shares then outstanding assuming the conversion of all New SCI Preferred Shares and, in the event the value of the aggregate per share consideration offered for New SCI Common Shares in the Proposed Transfer (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of the New SCI Common Shares into which such New SCI Preferred Shares are convertible) is equal to or exceeds the exercise price of the New SCI Warrants, the exercise of all New SCI Warrants (including New SCI Warrants held by Investor and its Affiliates) or (ii) in the event the value of the aggregate per share consideration offered for New SCI Common Shares in the Proposed Transfer (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of the New SCI Common Shares into which such New SCI Preferred Shares are convertible) is less than the exercise price of the New SCI Warrants, all New SCI Common Shares outstanding assuming the conversion only of all New SCI Preferred Shares. For purposes of this Section 8(c), "Minimum Consideration" shall mean an amount equal to the exercise price of the New SCI Warrants. Notwithstanding the foregoing, no sale, transfer or other disposition of New SCI Common Shares, New SCI Preferred Shares and/or New SCI Warrants by an Investor to any Affiliate of RAM shall constitute a Proposed Transfer or shall otherwise be subject to this Section 8(c); provided, however, that the Tag-Along Agreement shall contain an acknowledgment by RAM, on behalf of any such proposed transferee that, upon any such sale, transfer or other disposition, such transferee shall be bound by the terms of the Tag-Along Agreement.

            (d) The New SCI Common Shares and the New SCI Preferred Shares acquired by Investor pursuant to this Agreement, the New SCI Common Shares issued upon conversion of such New SCI Preferred Shares, and the New SCI Warrants acquired by the Investor pursuant to the Plan shall be conspicuously endorsed with an appropriate legend to the effect that such securities may not be sold, transferred or otherwise disposed of except in compliance with applicable securities laws. All New SCI Common Shares, New SCI Preferred Shares and New SCI Warrants acquired by the Investor pursuant to this Agreement or the Plan, and the New SCI Common Shares issued upon conversion of such New SCI Preferred Shares or exercise of such New SCI Warrants, and any New SCI Common Shares, New SCI Preferred Shares or New SCI Warrants transferred or disposed of to any Affiliates of RAM pursuant to the last sentence of 8(c) shall be conspicuously endorsed with an appropriate legend to the effect that such securities may not be sold, transferred or otherwise disposed of except in compliance with the terms of the Tag-Along Agreement and the Company's Certificate of Incorporation.

         SECTION 9. Conditions to Investor's Obligations Relating to the Investment.

            The obligations of RAM to cause Investor to consummate the Investment and the other transactions contemplated herein shall be subject to the satisfaction on or before the Effective Date, or the earlier date identified below, or the written waiver by RAM, of the following conditions:

            (a) the Disclosure Statement Order shall have been entered and there shall not be in effect any stay of such Disclosure Statement Order, nor shall such Disclosure Statement Order have been vacated or reversed;

            (b) the Confirmation Order shall have been entered in form and substance reasonably satisfactory to Investor by December 4, 2002 (or such date as soon thereafter as possible that accommodates the schedule of the Bankruptcy Court, or by such later date as shall have been agreed to in writing by the Company, RAM, the Unofficial Secured Noteholders Committee Majority (or their advisors) or the Creditors Committee Majority (or their advisors)), and there shall not be in effect any stay of such Confirmation Order, nor shall such Confirmation Order have been vacated or reversed;

            (c) the outstanding amount of Allowed Administrative Claims (excluding normal post-petition trade payables and amounts payable to Investor under Section 16 or Section 23) shall not exceed $40 million in the aggregate, provided, however, that this subsection is not intended to, and shall not be deemed or construed to, prohibit or limit the ability or right of RAM to object to any Administrative Claim;

            (d) the documents necessary to implement the Plan, including the Merger Agreement, the Certificate of Incorporation of the Company, the Bylaws of the Company, the New Credit Agreement, the Purchase Agreement, the New SCI Warrants, the New Indentures, the Registration Rights Agreement, the Fibers Buyout Agreement and the SCI Management Incentive Plan, shall be in form and substance reasonably acceptable to RAM and shall be executed and delivered by the parties thereto;

            (e) the Company shall have arranged for credit availability under the New Credit Agreement in amount, form and substance reasonably acceptable to RAM;

            (f) the Company shall have received at least one bid for, and shall have executed a definitive agreement with respect to a sale of, the Pulpco Business that would result in the receipt of an amount greater than or equal to $300,000,000 in cash or other consideration acceptable to the Ad Hoc Committee (such amount to be net of all fees and expenses of the Pulpco Sale, the amount of funded debt of the Pulpco Business repaid with the consideration received and a provision for taxes or alternative minimum taxes, if any);

            (g) all conditions precedent to the consummation of the transactions contemplated by the Purchase Agreement shall have been satisfied or waived by the parties thereto and the PulpCo Sale shall be consummated on the Effective Date;

            (h) the Company and Investor, as applicable, shall have received all Regulatory Approvals, which shall have become final and nonappealable or any period of objection by Governmental Authorities shall have expired, as applicable;

            (i) the Company shall have received all other material Approvals from other Persons;

            (j) there shall not be any application for, or in effect any, injunction, stay, restraining order, appeal or decree pending before, or issued by, any court of competent jurisdiction, whether foreign or domestic, requesting a stay of or staying the effectiveness of any of the Approvals, the Disclosure Statement Order or the Confirmation Order; provided, however, that the foregoing condition shall not apply to any such injunction, stay, order or decree requested, initiated or supported by Investor, RAM or any of RAM's partners or other Affiliates or to any such request or motion made, initiated or supported by Investor, RAM or any of RAM's partners or other Affiliates;

            (k) during the period commencing on the date hereof and continuing thereafter until the Confirmation Date, there shall have not been any Material Adverse Change. For purposes hereof, a "Material Adverse Change" shall mean any material adverse change in the business or financial condition of the Company (expressly excluding the pulp chemicals business) as such shall exist on the date of execution of this Agreement, excluding any change (i) resulting from general economic conditions in the U.S. or elsewhere or the execution of the Term Sheet or this Agreement or (ii) that affects the chemicals industry as a whole;

            (l) the Company shall have performed in all material respects (i) all obligations on its part required to be performed on or before the Effective Date under this Agreement and (ii) all obligations on its part required to be performed on or before the Effective Date under all orders of the Bankruptcy Court;

            (m) all representations and warranties of the Company under this Agreement shall be true in all material respects as of the Effective Date (except (i) to the extent such representations are qualified as to materiality, in which case they shall be true and correct in all respects (after giving effect to such qualifications) and (ii) to the extent such representations are expressly made as of a different date, in which case they shall be true and correct in all respects as of such date);

            (n) all other conditions precedent to the Effective Date as set forth in the Plan shall have been satisfied on or before the Effective Date or waived as provided for in the Plan; and

            (o) the Effective Date shall have occurred on or prior to the Outside Date unless the reason therefor shall be attributable to the breach by RAM or Investor of any of its express representations, warranties, covenants or obligations contained herein (regardless of whether Investor is an express party hereto).

         SECTION 10. Conditions to the Company's Obligations Relating to Investment.

            The Company's obligations to issue the Investor Securities pursuant to this Agreement and to consummate or cause the consummation of the other transactions contemplated hereby, shall be subject to the satisfaction on or before the Effective Date, or the written waiver by the Company, of the following conditions:

            (a) the Disclosure Statement Order shall have been entered and there shall not be in effect any stay on such Disclosure Statement Order, nor shall such Disclosure Statement Order have been vacated or reversed;

            (b) the Confirmation Order shall have been entered in form and substance reasonably satisfactory to the Company by December 4, 2002 (or such date as soon thereafter as possible that accommodates the schedule of the Bankruptcy Court, or by such later date as shall have been agreed to in writing by the Company, RAM, the Unofficial Secured Noteholders Committee Majority (or their advisors) or the Creditors Committee Majority (or their advisors)), and there shall not be in effect any stay of such Confirmation Order, nor shall such Confirmation Order have been vacated or reversed;

            (c) the documents necessary to implement the Plan, including the Merger Agreement, the Certificate of Incorporation of the Company, the Bylaws of the Company, the New Credit Agreement, the Purchase Agreement, the New SCI Warrants, the New Indentures, the Registration Rights Agreement, the Fibers Buyout Agreement and the SCI Management Incentive Plan, shall be in form and substance reasonably acceptable to the Company and shall be executed and delivered by the parties thereto;

            (d) the payment of the Total Purchase Price by Investor at the times and in the manner contemplated hereby;

            (e) the Company shall have arranged for credit availability under the New Credit Agreement in amount, form and substance acceptable to the Company;

            (f) the sale of the Company's pulp chemicals business shall have been consummated and the Company shall have retained $80 million from the proceeds of such sale;

            (g) the Company and Investor, as applicable, shall have received all Regulatory Approvals, which shall have become final and nonappealable or any period of objection by Governmental Authorities shall have expired, as applicable;

            (h) the Company shall have received all other material Approvals from other Persons;

            (i) there shall not be any application for, or in effect any, injunction, stay, restraining order, appeal or decree pending before, or issued by, any court of competent jurisdiction, whether foreign or domestic, requesting a stay of or staying the effectiveness of any of the Approvals, the Disclosure Statement Order or the Confirmation Order; provided, however, that the foregoing condition shall not apply to any such injunction, stay, order or decree requested, initiated or supported by the Company or to any such request or motion made, initiated or supported by the Company;

            (j) RAM shall have, and shall have caused Investor to, perform in all material respects (i) all obligations of RAM and Investor required to be performed on or before the Effective Date under this Agreement and (ii) all obligations of RAM and Investor required to be performed on or before the Effective Date under all orders of the Bankruptcy Court;

            (k) all representations and warranties of RAM and Investor under this Agreement shall be true in all material respects as of the Effective Date (except (i) to the extent such representations are qualified as to materiality, in which case they shall be true and correct in all respects (after giving effect to such qualifications) and (ii) to the extent such representations are expressly made as of a different date, in which case they shall be true and correct in all respects as of such date);

            (l) all other conditions precedent to the Effective Date as set forth in the Plan shall have been satisfied on or before the Effective Date or waived as provided for in the Plan; and

            (m) the Effective Date shall have occurred on or prior to the Outside Date unless the reason therefor shall be attributable to the breach by the Company of any of its representations, warranties, covenants or obligations contained herein.

         SECTION 11. Representations, Warranties and Agreements of the Company.

            The Company represents and warrants to RAM and Investor as follows:

            (a) Subject to the Bankruptcy Code, the Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been authorized by all requisite action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, upon entry of the Confirmation Order (assuming this Agreement constitutes a valid and binding obligation of RAM), shall constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

            (b) The Company has complied in all material respects with the terms of all orders of the Bankruptcy Court in respect of the Investment and this Agreement.

            (c) The Company has delivered to RAM copies of the audited balance sheets, statements of income, stockholders' equity and cash flows of the Company and its affiliates, on a consolidated basis, for the fiscal year ended September 30, 2001 and for the three years then ended, together with the notes thereto; and unaudited balance sheets, statements of income, stockholders' equity and cash flows of the Company and its affiliates, on a consolidated basis, for the three and nine-month periods ending June 30, 2002. Such financial statements present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the financial position and results of operations of the Company as of the dates and for the periods therein set forth.

            (d) No written statement, memorandum, certificate, schedule or other written information provided to Investor by or on behalf of the Company in connection with the transactions contemplated hereby, when viewed together with all other written statements and information provided to Investor by or on behalf of the Company, in light of the circumstances under which they were made, (i) contains any materially misleading statement or (ii) omits to state any material fact necessary to make the statements therein not misleading.

            (e) Except as disclosed on Schedule I, there is no suit, claim, action, proceeding, or investigation pending or, to the knowledge of the Company, threatened against or directly affecting the Company, any subsidiary of the Company or any of the directors or officers of the Company or any of its subsidiaries in their capacity as such which would have a material adverse effect on the Company.

            The Company agrees that:

            (i) the Company shall promptly notify, but in any event within 5
(five) days, RAM of receipt of information that there is a suit, claim, action, proceeding, or investigation pending or threatened against or directly affecting the Company, any subsidiary of the Company or any of the directors or officers of the Company or any of its subsidiaries in their capacity as such, in which the damages sought exceed $175,000 individually or $1,000,000 when taken in the aggregate; and

            (ii) RAM or its agents shall have reasonable access to all facilities used for the conduct of the Company's businesses during normal business hours, and the Company shall make its management available to RAM or its agents upon its reasonable request and notice.

         SECTION 12. Representations and Warranties of RAM.

            RAM, as to itself or on behalf of Investor (as applicable), represents and warrants to the Company as follows:

            (a) RAM has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement and the consummation by RAM of the transactions contemplated hereby have been authorized by all requisite action on the part of RAM. This Agreement has been duly and validly executed and delivered by RAM on it own behalf and on behalf of its Affiliates' managed funds and accounts and, constitutes a legal, valid and, upon entry of the Confirmation Order (assuming this Agreement constitutes a valid and binding obligation of the Company), binding obligation of RAM and the Investor enforceable against RAM and the Investor in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

            (b) RAM has full legal authority and power of attorney to bind Investor to consummate the transaction contemplated herein in all respects, and RAM has such knowledge of Investor and its affairs to have a reasonable basis for making the representations and warranties of Investor made on its behalf by RAM herein.

            (c) Investor has, or has binding commitments for, sufficient funds to pay the Total Purchase Price and to consummate the transactions contemplated by this Agreement.

            (d) No written statement, memorandum, certificate, schedule or other written information provided to the Company or any of its representatives by or on behalf of RAM when viewed together with all other written statements and information provided to the Company and its representatives by or on behalf of RAM, in light of the circumstances under which they were made, (i) contains any materially misleading statement or (ii) omits to state any material fact necessary to make the statements therein not misleading.

            (e) No Approvals (other than those which have been applied for and obtained) are required for the execution, delivery and performance of this Agreement and the consummation by RAM or the Investor of the transactions contemplated hereby.

            (f) The Investor Securities will be acquired for investment for the account of such Investor, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; and Investor has no present intention of selling, granting any participation in or otherwise distributing the same.

            (g) Investor does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person with respect to any of the Investor Securities.

            (h) RAM, as agent and on behalf of Investor, participated fully in the formulation of the Plan of which the acquisition of the Investor Securities hereunder is a part. RAM, as agent and on behalf of Investor, has received all information it considers necessary or appropriate for deciding whether to cause Investor to purchase the Investor Securities, and RAM, as agent and on behalf of Investor, has had an opportunity to ask questions of, and receive answers from, the Company regarding the terms and conditions of the offering of the Investor Securities and the business, properties, prospects and financial condition of the Company.

            (i) RAM, on behalf of the Investor or its Affiliates, has invested in securities of numerous companies undergoing restructuring through bankruptcy proceedings and represents that (i) Investor can bear the economic risk and the total loss of the Investment and (ii) RAM has such knowledge, experience and sophistication in financial or business matters that it is capable of evaluating the merits and risks of the Investment in the Investor Securities. RAM further represents that Investor has not been organized for the purpose of acquiring the Investor Securities or, in such case, that the equity holders of such Investor are "accredited investors" within the meaning of Rule 501 of Regulation D, as promulgated by the SEC and as presently in effect ("Rule 501").

            (j) Investor is an "accredited investor" within the meaning of Rule 501.

            (k) Investor understands that the Investor Securities are characterized as "restricted securities" under the federal securities laws (as they are being acquired from the Company in a transaction not involving a public offering pursuant to Section 4(2) of the Securities Act), and that under such laws and applicable regulations the Investor Securities may be resold without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering the Investor Securities (or the New SCI Common Shares issued on conversion or exercise thereof, as applicable) or an available exemption from registration under the Securities Exchange Act of 1934, as amended, the Investor Securities (and any New SCI Common Shares issued on conversion or exercise thereof, as applicable) must be held indefinitely. In this connection, such Investor represents that it is familiar with Rule 144 under the Securities Act of 1933, as amended, as presently in effect, and understands the resale limitations imposed thereby, and to the extent applicable, by the Securities Exchange Act of 1934, as amended.

         SECTION 13. Undertakings of RAM.

            (a) RAM shall cause Investor to take all actions necessary to consummate the Investment. It is expressly understood and agreed that payment of the Total Purchase Price is a material element of the Plan, and that upon the failure to pay all or any portion of the Total Purchase Price in accordance with the terms of this Agreement, the Company shall be entitled to pursue all available remedies in law or at equity.

            (b) RAM shall provide sufficient evidence of its authority to execute this Agreement on behalf of Investor as the Company may reasonably request; provided, however, that the Company shall maintain as confidential all such information provided.

            (c) The obligations of RAM and Investor hereunder shall not be subject to any due diligence or other conditions other than those expressly set forth herein.

            (d) On or before the close of business on October 25, 2002, RAM shall provide to the Company a schedule identifying (i) the names of the funds and/or accounts constituting Investor, (ii) the amounts to be invested by such funds and/or accounts, (iii) entity status of such funds and/or accounts, and
(iv) the addresses of each such fund and/or account; provided, however, that no term of this Agreement shall prevent RAM from designating additional or substitute funds constituting Investor at any time prior to the Effective Date. The Company hereby agrees to maintain as confidential all such information.

            (e) On or before the close of business on October 25, 2002, and subject to the terms of an escrow agreement to be executed between the Company and RAM in form and substance reasonably acceptable to RAM (the "Escrow Agreement"), RAM shall cause Investor to transfer to a segregated, interest bearing account of the Company a deposit equal to $9,000,000 (the "Deposit"), which amount is equal to 15% of the new capital commitment contemplated by
Section 3 hereof. The Escrow Agreement shall provide, among other things, that the Deposit, subject to customary terms and conditions terms with respect to retention of the Deposit by the Company in the event of certain breaches of the Agreement by RAM or Investor to be mutually agreed upon by the Company and RAM, together with the interest earned thereon, shall be released (i) to RAM promptly after the date of any termination of this Agreement by RAM pursuant to Section 34(a) or (ii) to the Company on the Effective Date as partial payment of the total amount due and payable to the Company on the Effective Date pursuant to this Agreement.

         SECTION 14. Financial Information.

            (a) The Company shall provide RAM with reports of the Company's operating performance, in form and substance reasonably satisfactory to Investor, on a monthly basis no later than 30 (thirty) days after the end of each month.

            (b) The Company shall deliver to RAM, as soon as it is available, a copy of the unaudited balance sheet of the Company as of the end of each fiscal quarter of the Company prior to the Effective Date and the unaudited statements of income and cash flows for the periods then ended.

            (c) The Company shall deliver to RAM, no later than December 24, 2002, copies of the audited balance sheets, statements of income, stockholders' equity and cash flows of the Company on a consolidated basis, for the fiscal year ended September 30, 2002 and for the three years then ended, together with the notes thereto. Such financial statements shall present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the financial position and results of operations of the Company as of the dates and for the periods therein set forth.

            (d) The Company shall notify RAM promptly upon any material change in its ability to operate any of its assets.

            (e) The Company shall promptly furnish to RAM such other information and in such form as RAM may reasonably request.

         SECTION 15. Certain Taxes.

            The Company shall bear and pay all transfer, stamp or other similar taxes (if any are not exempted under Section 1146 of the Bankruptcy
Code) imposed in connection with the issuance and sale of the Investor
Securities.

         SECTION 16. Break-Up Fee; Expense and Fee Reimbursements.

            (a) Subject to approval of the Bankruptcy Court, and after the date of execution of this Agreement, if the Company files an Alternative Plan, RAM shall be entitled to a break-up fee from the Company in the amount of $1,800,000 plus an amount equal to all documented out-of-pocket expenses incurred by RAM in connection with the Plan, payable by wire transfer of same day funds; provided however, that the aggregate amount of out-of-pocket expenses reimbursed to RAM, together with all other expenses for which RAM is reimbursed pursuant to Section 16(b), shall not exceed $1,000,000 in the aggregate.

            (b) Subject to approval of the Bankruptcy Court, the Company shall, from time to time, upon request and upon receipt of an accounting reasonably acceptable to the Company, promptly reimburse RAM for all reasonable out-of-pocket expenses actually paid or incurred by RAM on behalf of Investor in connection with its due diligence in pursuit of the Investment (including up to $250,000 as provided for in that certain letter from the Company to RAM dated May 13, 2002 (adequate documentation for which the Company hereby acknowledges having previously been provided) and all out-of-pocket fees incurred in connection with the sale of the Company's pulp chemicals business, including without limitation the fees of Renard Strautman; provided, however, that in the event that the break-up fee becomes payable to RAM in accordance with Section 16(a), the aggregate amount of expenses to be reimbursed by the Company, including the expenses referred to in this paragraph (b) and the expenses included within the break-up fee, shall not exceed $1,000,000 in the aggregate.

            (c) The Company shall use commercially reasonable efforts, and endeavor in good faith and without unreasonable delay, to obtain an order of the Bankruptcy Court approving the break-up fee and the reimbursement of expenses provided for in Sections 16(a) and 16(b) above.

            (d) Notwithstanding any provision of this Agreement to the contrary, the Company shall have no obligation under this Agreement to pay, or reimburse RAM or any other Person for, any expenses or fees unless approved by the Bankruptcy Court either by specific order or pursuant to the Plan as confirmed.

         SECTION 17. No Solicitation; Alternate Bid Procedures; etc.

            (a) Prior to the termination of this Agreement, but subject to its fiduciary duties, the Company shall not, directly or indirectly, solicit or knowingly encourage the initiation of any inquiries or proposals regarding any transaction that if consummated would constitute an Alternative Plan; provided, that the Company may answer questions and furnish information in response to unsolicited inquiries.

            (b) Notwithstanding the foregoing, the Company may provide information to and enter into negotiations with potential alternate bidders regarding unsolicited proposals for an Alternative Plan ("Alternate Bids") in accordance with the agreement reached on October 7, 2002, among the Company, the Creditors Committee, the Unofficial Secured Noteholders Committee, Phoenix Acquisition Corporation, Mariner Investment Group, Inc. and Trilogy Capital LLC as to procedures (the "Alternate Bid Procedures") to allow for consideration of Alternate Bids as set forth in this Section 17(b) and as described in the Disclosure Statement, as such description may be modified and amended from time to time. Any Alternate Bid (together with any and all related documents) must be submitted to the Company and RAM prior to 9:00 a.m. New York time on October 28, 2002. The Company shall also provide to RAM copies of any written proposals, and summaries of any oral proposals, received prior to 9:00 a.m. on October 27, 2002 within 24 hours after the receipt of such proposals. Any Alternate Bid must be without contingencies and conditions (other than substantially similar contingencies and conditions to those to RAM's and the Investor's obligations under this Agreement), must be fully financed (and evidence of committed financing must be provided to RAM and the Company at the time such proposal is made) and must be capable of being consummated by December 31, 2002. The Company shall advise RAM by 9:00 a.m. New York time on October 29, 2002 whether any Alternate Bid is considered more favorable to the Estates and the Creditors, together with an analysis of the basis for such conclusion. No later than 9:00 a.m. New York time on October 30, 2002, the Company shall notify RAM if the Company, in consultation with the Creditors Committee and the Unofficial Secured Noteholders Committee, has determined to accept a more favorable Alternate Bid. In the event the Company notifies RAM of its determination to accept a more favorable Alternate Bid, RAM shall be entitled to, until 12:00 p.m. New York time on October 30, 2002, either (i) submit to the Company a counter-proposal to such more favorable Alternate Bid or (ii) immediately terminate this Agreement pursuant to Section 34(a). A meeting will be held on October 30, 2002 commencing at 9:00 a.m. New York time, to be attended by the Company, the Creditors Committee, the Unofficial Secured Noteholders Committee, RAM and any party who timely submitted an Alternate Bid, at which (A) any proponent of an Alternate Bid shall be entitled to submit one or more counter-proposals to any existing Alternate Bid or any counter-proposal(s) submitted by RAM, and (B) RAM shall be entitled to submit one or more counter-proposals to any counter-proposal(s) submitted by any proponent of an Alternate Bid, provided, that, RAM and each of such other parties shall have the right to make topping counter-proposals until 1:30 p.m. Central Time on October 31, 2002 (the "Bidding Deadline"). At the Bidding Deadline, the Company, in the exercise of its business judgment and in consultation with the Creditors Committee and the Unofficial Secured Noteholders Committee, will determine which among the proposal of RAM as set forth in this Agreement (including any counter-proposal) and any Alternate Bids submitted is most favorable to the Estates and the Creditors, taking into account the factors listed above and such other factors as may be deemed relevant, including the existence, or absence, and the amount of any deposit to secure the performance of any Alternate Bid. The Company will submit its determination as to which bid is most favorable to the Bankruptcy Court for approval on October 31, 2002. If at the Bidding Deadline the Company, in consultation with the Creditors Committee and the Unofficial Secured Noteholders Committee, has determined to accept an Alternate Bid, RAM shall be entitled to immediately terminate this Agreement in accordance with Section 34(a). The Company shall be entitled to terminate this Agreement, with the consent of the Creditors Committee Majority (or its advisors) and the Unofficial Secured Noteholders Committee Majority (or its advisors) upon acceptance of an Alternate Bid in accordance with Section 34(a). To the extent of any inconsistency between this Section 17(b) and the description of the Alternate Bid Procedures in the Disclosure Statement, the description in the Disclosure Statement shall govern and is incorporated herein by reference.

            (c) Notwithstanding anything to the contrary in this Agreement, the Company and RAM agree and acknowledge that in the event that the Company accepts a RAM counter-proposal in accordance with Section 17(b) above, (i) this Agreement shall be deemed to be amended to include the terms of such more favorable counter-proposal and (ii) RAM and the Company shall take all such actions as are commercially reasonable to effect such counter-proposal, subject to Bankruptcy Court approval.

            (d) Notwithstanding anything to the contrary in this Agreement, in the event the Company (i) elects to accept an Alternate Bid or files an Alternative Plan and (ii) elects to terminate this Agreement, or if RAM shall terminate this Agreement pursuant to Section 34(a) hereof, RAM and the Investor shall (i) be released from their obligations hereunder with the exception of their obligations set forth in Sections 21(b), 27, 33, 34 and 35,
(ii) not be obligated to vote to approve any such Alternative Plan, (iii) be able to rescind any prior vote and may vote to reject the Plan and (iv) retain all their rights under the Bankruptcy Code.

         SECTION 18. Interim Period.

            The Company covenants as follows with respect to the period prior to the earlier of the Effective Date and the termination of this Agreement:

            (a) The Company shall use commercially reasonable efforts and take all actions reasonably necessary or appropriate to preserve the business, assets and goodwill of the Company's petrochemicals and pulp chemicals businesses and to operate the petrochemicals and pulp chemicals businesses of the Company in the ordinary and normal course consistent in all material respects with prior practices.

            (b) Except as expressly permitted hereunder or with the written consent of RAM (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall not implement any material changes to the operation of its petrochemicals business, (ii) shall not enter into any new material contracts (such as labor union contracts and employment contracts) or amend, modify or terminate any such contracts, or waive any of its material rights thereunder and (iii) shall not modify its petrochemicals business plans or budgets in any material respect; provided, however, that nothing in this Agreement shall be construed to prohibit the Company from taking any of the following actions (collectively, the "Permitted Transactions"):

      (A) operating its businesses or managing its properties in the ordinary course, and paying obligations that arise in connection therewith;

      (B) complying with its obligations as a debtor-in-possession under the Bankruptcy Code, the Bankruptcy Rules and orders of the Bankruptcy Court;

      (C) renewing or extending existing contracts for products and services, or entering into replacement contracts for such products and services, in the ordinary course of business and upon terms and conditions available in the market place in arms'-length transactions with non-Affiliates;

      (D) reconciling, objecting to and litigating or resolving claims asserted against the Company;

      (E) paying administrative obligations that arise in the ordinary course or are authorized to be paid by order of the Bankruptcy Court, including obligations for fees and expenses owed to professionals employed by the Company and the Creditors Committee, and compromising any of such obligations as may be appropriate;

      (F) amending the Company's existing debtor-in-possession credit facility ("Present DIP Financing") as necessary to insure the availability of funding through the Effective Date;

      (G) selling the Company's pulp chemicals business as contemplated by the Plan but subject to compliance with Section 5(a);

      (H) disposing of the Company's acrylic fibers business as contemplated by the Plan but subject to compliance with Section 5(b); or

      (I) selling or otherwise disposing of surplus assets within the limits specified in the Present DIP Financing.

            (c) The Company shall provide RAM with (i) access to all of the Company's data (as reasonably requested by Investor), (ii) access to the Company's officers and (iii) full opportunity to investigate the Company's businesses and assets. The Company shall keep RAM fully informed in reasonable detail and with all reasonable promptness regarding (A) negotiations with its creditors, employees, labor unions and other interested parties in the Company's chapter 11 case and (B) the nature of, and any material changes to, its condition (financial or other), businesses, assets, liabilities (including contingencies), properties, results of operations and cash flows.

            (d) The Company will promptly advise RAM, and will afford RAM with reasonable and timely opportunities to consult, regarding any material actions to be taken or omitted by the Company with respect to the proceedings in the Bankruptcy Court or with respect to any material changes in its charter or bylaws, material capital commitments, material capital expenditures, material financing transactions (including renegotiations or other modifications to existing material debt, credit or lease liabilities or arrangements, material purchases or sales of assets, material contracts or material litigation); provided, however, that, notwithstanding anything to the contrary contained in this Agreement, ultimate control of the business of the Company shall remain exclusively with the Company until the Effective Date.

            (e) As soon as practicable, the Company and RAM will make, and cooperate in making, all filings, applications, requests for consents or similar authorizations for any Regulatory Approvals.

         SECTION 19. Cooperation.

            (a) The Company and RAM shall use commercially reasonable efforts and endeavor in good faith and without unreasonable delay to (i) file any modifications to the Plan as may be necessary (and which are in, any event, consistent with the provisions of the Term Sheet and this Agreement), (ii) obtain the Initial Order, the Disclosure Statement Order and the Confirmation Order; (iii) subject to the entry of the Confirmation Order, consummate the transactions contemplated by this Agreement, and (iv) obtain all necessary Approvals, all within the respective time periods set forth in this Agreement. RAM agrees to cooperate in good faith with all reasonable requests of the Company in performing the obligations under this paragraph (a).

            (b) The Company shall consult and coordinate with RAM with respect to all material filings, hearings and other proceedings in the Bankruptcy Court, including, without limitation, those that are pertinent to (i) the Company's performance of its obligations under this Agreement or to the satisfaction of the conditions to the consummation of the transactions contemplated hereby or (ii) the entry of the Initial Order, the Disclosure Statement Order and the Confirmation Order. Such consultation and coordination shall include providing RAM with reasonable opportunity to review and comment on all significant drafts of the Initial Order, the Disclosure Statement Order and the Confirmation Order, which documents shall be in form and substance satisfactory to RAM.

            (c) Notwithstanding anything to the contrary contained in this Agreement, neither the refusal or failure of the Bankruptcy Court to enter the Initial Order, the Disclosure Statement Order or the Confirmation Order, nor the confirmation of a plan of reorganization relating to the Company other than the Plan, shall constitute a breach of this Agreement by either party, except to the extent that such refusal or failure resulted primarily from a breach by such party of one or more of its obligations under this Agreement.

         SECTION 20. Public Announcements.

            Unless otherwise mutually agreed, neither party hereto shall make or authorize any public release of information regarding the matters contemplated by this Agreement, except that (a) the parties may communicate with employees, creditors and other parties in interest in the Company's chapter 11 case, customers, suppliers, stockholders, bondholders, lenders, lessors, Governmental Authorities, analysts, stock exchanges and other particular groups, including prospective lenders and investor groups, as may be necessary or appropriate and not inconsistent with the prompt consummation of the transactions contemplated by this Agreement, it being understood that each party hereto will keep the other reasonably informed with respect to such communications which are material and not confidential, and (b) either party, on advice of legal counsel, may make such press releases and other public disclosures as it deems necessary to comply with applicable law.

         SECTION 21. Liability.

            (a) RAM or Investor and its permitted assigns (including any Affiliate, stockholder, director, officer, agent, advisor or Representative (as defined below) thereof shall not have nor be under any liability of any nature whatsoever to the Company arising out of or in any manner connected with this Agreement, or any actions, inactions or omissions in any manner relating hereto or to any actions or transactions contemplated hereby, whether occurring prior to or after the date hereof, except to the extent that RAM or Investor is liable to the Company for damages which are found in a final judgment by a court of competent jurisdiction to have resulted from any material breach by RAM or Investor of an express obligation or undertaking contained in this Agreement (regardless of whether Investor is an express party hereto) or any material breach (as of the date made) by RAM or Investor of an express representation or warranty contained in this Agreement (regardless of whether Investor is an express party hereto) or for any act of bad faith or willful or deliberate wrongdoing by RAM or Investor, which bad faith, breach or wrongdoing is not discontinued or remedied promptly (and in any event within 7 (seven) days) after written notice thereof specifying the same in reasonable detail from the Company.

            (b) The Company and its permitted assigns (including any Affiliate, stockholder, director, officer, agent, advisor or Representative thereof (as defined in 21(d) below)) shall not have nor be under any liability of any nature whatsoever to Investor arising out of or in any manner connected with this Agreement, or any actions, inactions or omissions in any manner relating hereto or to any actions or transactions contemplated hereby, whether occurring prior to or after the date hereof, except to the extent that the Company is liable to Investor for damages which are found in a final judgment by a court of competent jurisdiction to have resulted from any material breach by the Company of an express obligation or undertaking contained in this Agreement or any material breach (as of the date made) by the Company of an express representation or warranty contained in this Agreement or for any act of bad faith or willful or deliberate wrongdoing by the Company, which bad faith, breach or wrongdoing is not discontinued or remedied promptly (and in any event within 7 (seven) days) after written notice thereof specifying the same in reasonable detail from RAM or Investor.

            (c) The Plan shall contain standard exculpations (i) providing that neither RAM nor Investor nor the Company (nor other appropriate parties as identified in the Plan) shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Company's chapter 11 case, the formulation, negotiation or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, and (ii) providing that no holder of a Claim or an Interest, no other party in interest, none of their respective agents, employees, representatives, advisors, attorneys or affiliates, and none of their respective successors or assigns, shall have any right of action against RAM or Investor or the Company (or other appropriate parties as identified in the Plan), or any of their respective present or former members, officers, directors, employees, advisors or attorneys, for any act or omission in connection with, relating to or arising out of, the Company's chapter 11 case, the formulation, negotiation or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

            (d) "Representative" shall include (i) any and all officers, directors, employees, Affiliates, agents, partners and representatives of a Person, (ii) all lawyers, financial advisers, appraisers, accountants, other professionals or consultants (and their respective officers, directors, employees, Affiliates, agents, partners and representatives) engaged by a Person and (iii) any prospective purchaser of any Investor Securities and any prospective lender that is considering making a loan to the Investor to assist in the consummation of the transactions contemplated hereby and their respective lawyers, financial advisers, appraisers, accountants, other professionals or consultants (and their respective officers, directors, employees, Affiliates, agents, partners and representatives) engaged by such prospective purchaser or lender.

         SECTION 22. Assumption and Rejection Decisions.

            (a) RAM agrees that Company may assume all plans, programs and policies benefiting the Company's current and former employees existing as of the date hereof (the "Existing Plans"); provided, however, that the assumption of any Existing Plan will not impair or infringe upon the right of the Company to thereafter terminate or modify the same in accordance with the provisions thereof. At any time prior to the Effective Date, RAM may suggest revisions to the Existing Plans based on prudent business considerations and, if such suggestions are made, the Company will consider such suggestions in good faith.

            (b) Except with respect to Existing Plans, the Company's decisions with respect to assumption or rejection of prepetition executory contracts and unexpired leases shall be subject to approval by RAM.

         SECTION 23. Administrative Expense.

            All amounts owed to RAM or its assignees by the Company under this Agreement and approved by order of the Bankruptcy Court in respect thereof shall be treated as an allowed administrative expense priority claim under
Section 507(a)(1) of the Bankruptcy Code.

         SECTION 24. Notices.

            All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) or by prepaid express courier to the parties at the following addresses or facsimile numbers:

           If to the Company:          Sterling Chemicals, Inc.
                                       1200 Smith Street, Suite 1900
                                       Houston, Texas 77002
                                       Attention:  David G. Elkins
                                       Fax Number:  (713) 750-0079
                                       Attention:  Kenneth M. Hale
                                       Fax Number:  (713) 654-9577

           with a copy to:             Skadden, Arps, Slate, Meagher & Flom LLP
                                       Four Times Square
                                       New York, New York 10036-6522
                                       Attention: D.J. Baker
                                       Fax Number: (212) 735-2000

           If to RAM or Investor:      Resurgence Asset Management, L.L.C.
                                       10 New King Street
                                       White Plains, New York  10604
                                       Attention:  Byron Haney
                                       Fax Number:  (914) 683-3610
                                       Attention:   Marc Kirschner
                                       Fax Number:  (914) 683-3610

           with a copy to:             Weil, Gotshal & Manges LLP
                                       700 Louisiana, Suite 1600
                                       Houston, Texas  77002
                                       Attention: Alfredo R. Perez
                                       Fax Number: (713) 224-9511

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 24 be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 24, be deemed given upon receipt, and (c) if delivered by mail or by express courier in the manner described above to the address as provided in this Section 24, be deemed given upon receipt (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 24). Either party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         SECTION 25. Governing Law.

            Except to the extent inconsistent with the Bankruptcy Code, this Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts or choice of law under which the laws of any other jurisdiction would apply.

         SECTION 26. Amendment and Waivers.

            No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced. No failure or delay on the part of either party in exercising any right, power or privilege hereunder, and no course of dealing between the parties, shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on either party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of either party to any other or further action in any circumstances without notice or demand.

         SECTION 27. No Third Party Beneficiary.

            This Agreement is made solely for the benefit of the Company, RAM and Investor and their respective permitted assigns, and no other Person (including, without limitation, employees, customers, suppliers, contract parties, stockholders and creditors of the Company) shall have any right, claim or cause of action under or by virtue of this Agreement, except to the extent such Person is entitled to protection as contemplated by Section 31.

         SECTION 28. Assignment.

            Except as otherwise provided herein and by the terms of the Investor Securities, RAM may assign all or part of its rights under this Agreement to any of its Affiliates and may assign any Investor Securities (or the right to purchase any Investor Securities) to any lawfully qualified Person or Persons, and the Company may assign this Agreement to any Person with which it may be merged or consolidated or to whom substantially all of its assets may be transferred in facilitation of the consummation of the Plan and the effectuation of the issuance and sale of the Investor Securities as contemplated hereby. None of such assignments shall relieve the Company, RAM or Investor of any obligations hereunder.

         SECTION 29. Counterparts.

            This Agreement may be executed by the parties hereto in counterparts and by telecopy, each of which shall be deemed to constitute an original and all of which together shall constitute one and the same instrument. With respect to signatures transmitted by telecopy, upon request by either party to the other party, an original signature of such other party shall promptly be substituted for its facsimile.

         SECTION 30. Invalid Provisions.

            If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, rules or regulations, and if the rights or obligations of Investor and the Company under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible. If the rights and obligations of Investor or the Company will be materially and adversely affected by any such provision held to be illegal, invalid or unenforceable, then unless such provision is waived in writing by the affected party in its sole discretion, this Agreement shall be null and void. SECTION 31. Directors' Liability and Indemnification.

            (a) RAM shall permit the Company to seek to assume, and subject to the entry of the Confirmation Order the Plan shall provide for the assumption of, the prepetition indemnification agreements between the Company and the Designated Directors, Officers and Employees. In addition, (i) RAM agrees that the Plan shall include releases in favor of the Designated Directors, Officers and Employees and the Company's present agents, equity holders, financial advisors, representatives, affiliates and professionals (including Professionals (as such term is defined in the Plan) retained by the Company) as of the Effective Date, excluding, in each case, any Person who has, on or before the Effective Date, asserted any claim (other than a Proof of Claim as to which the Company has not made any objection on or before the Effective
Date) or initiated any suit, action or similar proceeding against the Company that has not been waived by such Person in its entirety on or prior to the Effective Date (the "Releases") and (ii) RAM shall permit the Company to enter agreements and take such other action as necessary to effectuate the Releases as contemplated under the Plan.

            (b) RAM, on behalf of itself and Investor, agrees that no recourse or liability whatsoever shall be had, directly or indirectly, against any Person who is a director or executive officer of the Company on the date hereof with respect to this Agreement, the Plan or the consummation of the transactions contemplated hereby or thereby, such recourse and liability, if any, being expressly waived and released by RAM, on behalf of itself and Investor, as a condition of, and in consideration for, the execution and delivery of this Agreement provided, however, that if (i) the Company files an Alternate Plan or (ii) RAM terminates this Agreement pursuant to Section 34(a), this Section 31(b) shall be null and void and RAM shall retain all of its rights, remedies and causes of action.

            (c) Upon, and at all times after the Effective Date, the Certificate of Incorporation and Bylaws of the Company shall contain provisions which (i) eliminate the personal liability of the Company's present and future directors for monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law and (ii) require the Company subject to appropriate procedures, to indemnify the Designated Directors, Officers and Employees and the Debtors' present and future directors, officers and other key employees to the fullest extent permitted by applicable law, including, without limitation, for pre-Effective Date acts and occurrences.

            (d) The Company shall be permitted to enter into written agreements with each person who is a director, officer or member of management of the Company as of the Effective Date providing for similar indemnification of such person and providing that no recourse or liability whatsoever with respect to the Plan, the Investment Agreement or the consummation of the transactions contemplated hereby or thereby shall be had, directly or indirectly, by or in the right of the Company against such person.

         SECTION 32. Jurisdiction of Bankruptcy Court.

            The parties agree that the Bankruptcy Court shall have and retain exclusive jurisdiction to enforce and construe the provisions of this Agreement.

         SECTION 33. Interpretation.

            In this Agreement, unless a contrary intention appears, (a) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (b) reference to any Section means such Section hereof. The Section headings herein are for convenience only and shall not affect the construction hereof. No provision of this Agreement shall be interpreted or construed against either party solely because such party or its legal representative drafted such provision.

         SECTION 34. Termination.

            (a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Effective
Date:

      (i) by mutual consent of RAM and the Company (with the consent of the Creditors Committee Majority and the Unofficial Secured Noteholders Committee Majority or their respective advisors);

      (ii) by either RAM or the Company (with the consent of the Creditors Committee Majority and the Unofficial Secured Noteholders Committee Majority or their respective advisors) if a domestic court of competent jurisdiction or a domestic Regulatory Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Investment, and such order, decree or ruling or other action shall have become final and non-appealable;

      (iii) by RAM if:

                (A) any of the conditions specified in Sections 9(b) or 9(o) hereof has not been satisfied by the respective deadlines (as extended from time to time) set forth with respect thereto in such clauses for any reason other than a material breach by RAM or Investor of any of its express representations, warranties, covenants or obligations under this Agreement (regardless of whether Investor is an express party hereto);

                (B) any of the other conditions specified in Section 9 hereof has not been or, in the reasonable good faith determination of RAM, will not be able to be satisfied by the Outside Date for any reason other than a material breach by RAM or Investor of any of its express representations, warranties, covenants or obligations under this Agreement (regardless of whether Investor is an express party hereto);

                (C) the Initial Order is not approved at the hearing convened for the purpose of considering the Initial Order and RAM provides written notice to the Company of its election to terminate this Agreement within 10
(ten) days of such hearing provided, that, absent such timely notice, RAM shall not be entitled to terminate this Agreement under this Section 34(a)(iii)(C);

                (D) an order is entered by a court of competent jurisdiction reversing or staying the Initial Order;

                (E) the Company has breached in any material respect any of its covenants or obligations hereunder;

                (F) any of the Company's representations or warranties made herein prove to have been inaccurate in any material respect when made; or

                (G) in accordance with Section 17(b) hereof, if the Company notifies RAM of its determination to accept an Alternate Bid;

provided, however, that RAM shall not be entitled to terminate this Agreement pursuant to this clause (iii) at a time when RAM (or it Affiliates, including Investor) shall be in material breach of any of its representations, warranties, covenants or obligations under this Agreement (regardless of whether Investor is an express party hereto); and, provided further, however, that upon RAM becoming aware of any breach by the Company of any of its representations, warranties, covenants or obligations under this Agreement, or the failure of conditions or the occurrence or nonoccurrence of any other event, in any such case which would give RAM the ability to terminate this Agreement pursuant to the provisions of this clause (iii), RAM promptly shall notify the Company, the Unofficial Secured Noteholders Committee and the Creditors Committee in writing of its intention to terminate this Agreement, specifying the provision hereof under which RAM is exercising such right and, in the case of proposed termination under clause (B), (C) or (D) above, shall provide the Company 7 (seven) business days to cure such breach or remedy such occurrence or nonoccurrence;

      (iv) by the Company if:

                (A) any of the conditions specified in Sections 10(b) or 10(m) hereof has not been satisfied by the respective deadlines (as extended from time to time) set forth with respect thereto in such clauses for any reason other than a material breach by the Company of any of its representations, warranties, covenants or obligations under this Agreement;

                (B) any of the other conditions specified in Section 10 hereof has not been or, in the reasonable good faith determination of the Company, will not be able to be satisfied by the Outside Date for any reason other than a material breach by the Company of any of its representations, warranties, covenants or obligations under this Agreement;

                (C) RAM has breached in any material respect any of its covenants or obligations hereunder; or

                (D) any of RAM's representations or warranties made herein prove to have been inaccurate in any material respect when made;

provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this clause (iv) at a time when the Company shall be in material breach of any of its representations, warranties, covenants or obligations under this Agreement; and, provided further, however, that upon the Company becoming aware of any breach by Investor of any of its representations, warranties, covenants or obligations hereunder or under this Agreement, or the failure of conditions or the occurrence or nonoccurrence of any other event, in any such case which would give the Company the ability to terminate this Agreement pursuant to the provisions of this clause (iv), the Company promptly shall notify RAM, the Unofficial Secured Noteholders Committee and the Creditors Committee in writing of its intention to terminate this Agreement, specifying the provision hereof under which the Company is exercising such right and, in the case of a proposed termination under clause
(B), (C) or (D) above, shall provide RAM 7 (seven) business days to cure such breach or remedy such occurrence or nonoccurrence; or

      (v) by the Company, with the consent of the Creditors Committee Majority and the Unofficial Secured Noteholders Committee Majority or their respective advisors, in the event of an acceptance of an Alternate Bid as contemplated in
Section 17(b);

            (b) In the event of the termination of this Agreement by either party pursuant to paragraph (a) above, written notice thereof shall be promptly given to the other party and, subject to paragraph (d) below, this Agreement shall terminate and the transactions contemplated hereby and thereby shall be abandoned without further action by Investor or the Company.

            (c) This Agreement shall automatically terminate upon confirmation of an Alternative Plan.

            (d) In the event of the termination of this Agreement as provided in paragraph (a) or (c) above, (i) this Agreement shall forthwith become null and void, (ii) RAM shall have no further obligations under the Term Sheet or any other agreements entered into in connection therewith and (iii) there shall be no liability on the part of RAM or the Company or any of their respective partners, officers, directors, employees, agents or stockholders, except for fraud or for willful breach of this Agreement (but only if the Confirmation Order is entered) provided, however, that, that the parties shall continue to be obligated as set forth in Sections 16, 21(a), 21(b), 27, 33 and 35, and this Section 34, all of which Sections shall survive the termination of this Agreement, and RAM shall retain its consent rights under Section 10.4 of the Plan.

            (e) The termination of this Agreement pursuant to paragraph (a) above shall become effective when (i) in the case of a termination pursuant to clause (i) of paragraph (a) above, the required consent is executed, and (ii) in the case of a termination pursuant to any other clause of paragraph (a) above, the required notice is given by the terminating party and any applicable cure period has passed without cure of the relevant breach or remedy of the relevant occurrence or non-occurrence.

            (f) No termination of this Agreement pursuant to this Section 34 shall constitute a breach of this Agreement. The termination of this Agreement shall not cause or constitute a termination of any existing confidentiality agreement between the Company and Investor or one or more Affiliates of Investor.

         SECTION 35. Privileged Communication.

            The parties hereto anticipate that, being similarly situated and having a common interest in the Company's chapter 11 case with respect to the Plan, and in anticipation of potential litigation with other constituents of the Company, they may share certain documents, information, factual materials, mental impressions, memoranda, reports and attorney-client communications that may be privileged from disclosure to adverse or other parties as a result of the attorney-client privilege, the attorney work product privilege or other applicable privileges. The parties hereto agree that the sharing of such information or materials shall not diminish in any way the confidentiality of such information or materials and shall not constitute a waiver of any applicable privilege.

         SECTION 36. Entire Agreement.

            This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties with respect to the matters contemplated hereby, and supersedes all prior agreements, arrangements and understandings between the parties with respect thereto, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties concerning the subject matter hereof except as set forth herein.


                           [Signature page follows]

                                   RESURGENCE ASSET MANAGEMENT, L.L.C.,
                                   on behalf of itself and its Affiliates'
                                   Managed Funds and Accounts


                                   By:     /s/ Marc S. Kirschner
                                           -----------------------------------
                                   Name:   Marc S. Kirschner
                                   Title:  Managing Director and General Counsel


Accepted and Agreed to this 11th day of October, 2002.


STERLING CHEMICALS HOLDINGS, INC.,
as Debtor and Debtor-in-Possession


By:      /s/ David G. Elkins
         --------------------------
Name:    David G. Elkins
Title:   President



STERLING CHEMICALS, INC.,
as Debtor and Debtor-in-Possession.


By:      /s/ David G. Elkins
         --------------------------
Name:    David G. Elkins
Title:   President

                                  APPENDIX A
                                  ----------

                                 [TERM SHEET]

                                    OMITTED

                    SEE APPENDIX C TO DISCLOSURE STATEMENT





                                  SCHEDULE I
                                  ----------

                           [SCHEDULE OF LITIGATION]

                                    OMITTED

            COPY AVAILABLE UPON WRITTEN REQUEST TO DEBTORS' COUNSEL

                                 APPENDIX F

                  LETTER OF INTENT FOR BUYOUT TRANSACTION
                  ---------------------------------------


                                                          September 16, 2002



Mr. Paul K. Saunders
Mr. William T. Crawford
c/o Sterling Fibers, Inc.
5005 Sterling Way
Pace, FL 32571

Gentlemen:

         The purpose of this letter is to set forth our agreement in principle that you and certain other employees (collectively, the "Buyout Group") of Sterling Fibers, Inc. will acquire through a new corporation ("Newco") all the outstanding capital stock of Sterling Fibers, Inc. and Sterling Chemicals International, Inc. (collectively, "Fibers") from Sterling Chemicals, Inc. ("Sterling"). Fibers owns all real property and equipment, as well as all intellectual property, trademarks, patents, brands, know-how and the like, associated with Sterling's acrylic fibers business.

         This letter of intent is intended to serve as only a mutual expression of the parties' intentions with respect to the proposed stock transaction (the "Transaction") and not as a legally binding contract or commitment; provided, however, that paragraph 3 below will constitute a legally binding agreement of the Buyout Group.

         1. Sterling and the Buyout Group will negotiate in good faith and prepare as soon as practicable a definitive agreement relating to the Transaction (the "Definitive Agreement"). The Definitive Agreement will set forth all of the provisions and conditions relating to the Transaction and will constitute a legally binding contract.

         2. The Definitive Agreement will call for Sterling's plan of reorganization (the "POR") to be amended so as to specifically provide for the Transaction. The Transaction will be consummated pursuant to the Definitive Agreement and the POR (as confirmed by the Bankruptcy Court) and will become effective prior to or concurrently with the emergence of Sterling and Fibers from the Chapter 11 bankruptcy case.

         3. Prior to consummation of the Transaction (the "Closing"), Fibers will conduct its operations in the normal course of business. This means, without limitation, that Fibers will not, and the members of the Buyout Group will not cause or permit Fibers to, (i) dispose of any of its assets except for inventory sales in the ordinary course of business, (ii) terminate, or increase the compensation or benefits of, any employees of Fibers, (iii) delay receipt of any accounts receivable owing to Fibers,
(iv) delay sales of any inventory owned by Fibers or (v) take or omit to take any other action outside the usual and ordinary course of business, including any action or failure to act in anticipation of the Transaction.

         4. Sterling will not be obligated to complete the Transaction unless and until all employees of Fibers have unconditionally and irrevocably waived in writing their rights and entitlements (present and future) as participants under Sterling's Severance Pay Plan and Key Employee Protection Plan. The members of the Buyout Group will use their best efforts to obtain such waivers.

         5. As of the Closing date, Fibers will withdraw as a participating employer in all employee benefit plans and programs sponsored or maintained by Sterling. In connection with such withdrawal, all such plans and programs will be amended, if necessary, to terminate participation therein by all employees of Fibers; provided, however, that no such amendment or termination will impair any previously accrued rights or benefits of employees of Fibers.

         6. Concurrently with the Closing, all inter-company receivables and payables will be cancelled.

         7. All of Fibers' contracts (both pre-petition and post-petition) will be rejected pursuant to the bankruptcy proceedings except for those contracts, if any, which are specifically designated for assumption in the Definitive Agreement. Newco shall be solely obligated to pay all cure costs relating to all assumed contracts of Fibers.

         8. No purchase or other consideration will be paid by Newco to Sterling at the Closing. After the Closing, Sterling will be entitled to receive the consideration described in paragraphs 9 and 10 below.

         9. As soon as practicable after the Closing, Newco and Sterling will jointly determine the value of Fibers' inventory and accounts receivable as of the Closing date on the same basis and applying the same accounting principles, policies and practices that were used in preparing the balance sheet of Fibers as at March 31, 2002. In the event that the aggregate value of Fibers' inventory and accounts receivables as of the Closing date is greater than the aggregate amount reflected in the March 31, 2002 balance sheet, then Newco/Fibers will promptly pay to Sterling an amount in cash equal to the excess.

         10. The real property owned by Fibers consists of 1,100 acres, including 688 acres used in the conduct of Fibers' business and operations of Fibers and 412 acres (the "Excess Land") adjacent to, but not considered a part of, the plant site. In no event will the Excess Land be used by Fibers or Newco for any commercial purpose. Fibers will use its reasonable best efforts to sell the Excess Land to a third party for cash in an arms'-length transaction as soon as practicable after the Closing date. The net proceeds from the sale of the Excess Land will be split between Fibers/Newco and Sterling as follows:

         o     first $1,500,000, 100 % to Fibers/Newco and;

         o     thereafter, 75% to Fibers/Newco and 25% to Sterling.

For this purpose, "net proceeds" means the aggregate amount of the consideration paid by the buyer minus (i) the ordinary and reasonable out-of-pocket expenses actually incurred by Fibers in connection with the sale and (ii) all out-of-pocket expenses actually incurred after the Closing Date for the sole purpose of causing the Excess Land to be in compliance with applicable environmental laws and regulations.

         11. Property taxes for 2002 will be prorated between Sterling and the Buyout Group as of the Closing date.

         12. The obligation of Newco and the Buyout Group to consummate the Transaction will not be subject to any conditions precedent, including (i) any financing or due diligence contingency or (ii) any contingency relating to Calpine or any governmental agency.

         13. During the 60-day period prior to the Closing, Fibers will purchase all of its AN requirements directly from the supplier in a manner which does not expose Sterling to any financial or legal risk. Sterling personnel will be available to assist Fibers with the logistics, but the actual purchase must be solely for the account of Fibers and not Sterling.

         14. At the Closing, Sterling and Fibers will enter into an AN supply agreement. The AN supply agreement will be for a term of ten years, and would be evergreen for additional one year terms thereafter, unless either party gives 180 days written notice of termination prior to the end of a contract period. The AN supply agreement will provide for the sale of up to 1.2 million pounds per month. During the first five years, the monthly price would equal Sterling Chemicals' actual variable cost to produce acrylonitrile during the month of shipment plus freight. During the second five years, the monthly price would be equivalent to the lowest netback value for any of Sterling's third party sales to acrylic fiber producers during the month of shipment plus freight. Sterling's obligation to supply AN will only be effective during periods of time that Sterling, in its sole discretion, elects to operate its AN facility in Texas City; provided, however, that Sterling's obligation to supply AN will remain in effect during periods when the AN facility is shutdown for normal, routine maintenance activities.

         15. The Definitive Agreement will contain no representations, warranties or indemnities of Sterling. It is acknowledged that neither Sterling nor any of its affiliates has made, and will not make, any representation or warranty of any kind in connection with the Transaction, and none of Fibers, Newco or any member of the Buyout Group (nor any person claiming by, through or under any of them) will have any causes of action, claims, rights of set-off, indemnification, reimbursement or other remedies against Sterling or any of its affiliates, creditors, stockholders, officers, directors or employees (collectively, the "Sterling Parties") based on or arising out of the Transaction or the financial condition, business, affairs, operations, assets, liabilities or employees of Fibers. Fibers will retain and be solely responsible for all of its liabilities (of every kind, character, or description) other than those discharged pursuant to the POR upon emergence from Chapter 11. In no event will any of the Sterling Parties have any post-Closing liabilities or obligations of any kind, character or description relating to the Transaction or relating to Fibers or its business, affairs, operations, assets, employees or former employees, except that Sterling will retain (i) its obligation to pay the bonuses that may be earned by Paul Saunders under Sterling's Retention Bonus Plan and (ii) its obligations under the Sterling retiree medical plan relating to former employees of Fibers who retired from Fibers prior to May 1, 2002. Under the Definitive Agreement, Fibers, Newco and the Buyout Group will agree not to sue Sterling, and to waive all rights they may have against Sterling for contribution or cost recovery, with respect to environmental matters under statutory or common law.

         16. The members of the Buyout Group will acknowledge and agree that (i) they are very familiar with the financial condition, affairs, business, assets, operations and prospects of Fibers and have been afforded full access to the personnel, books and records of Fibers and (ii) they initiated discussions relating to the Transaction and possess all information required in order for them to make fully-informed decisions concerning all aspects of the Transaction.

         17. Sterling and the Buyout Group will separately bear its own expenses in connection with the negotiation and execution of this letter of intent and the Definitive Agreement and the consummation of the Transaction; provided, however, that, if the Transaction does not occur because either party breaches its obligations under the Definitive Agreement, then such party shall be obligated to pay all the expenses (including attorneys' fees) incurred by the other party in connection with the negotiation, execution and performance of this letter of intent and the Definitive Agreement.

         18. The members of the Buyout Group acknowledge and agree that they have not taken, or caused to be taken, any action that would entitle any finder, broker or financial advisor to receive any fee in connection with the negotiation and execution of this letter of intent and the Definitive Agreement or the consummation of the Transaction.

         If the foregoing correctly states our mutual intent, please sign and return a copy of this letter to the undersigned.


                                            STERLING CHEMICALS, INC.


                                            /s/ David G. Elkins
                                            David G. Elkins, President & Co-CEO


Accepted and Agreed to as of the date first above written:


/s/ Paul K. Saunders
________________________________
Paul K. Saunders


/s/ William T. Crawford
_________________________________
William T. Crawford

                                 APPENDIX G

                            LIQUIDATION ANALYSIS
                            --------------------


This Liquidation Analysis reflects the Debtors' estimate of the proceeds that would be realized under a hypothetical scenario if the Debtors were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. Capitalized terms used herein without definition have the meanings set forth in the Plan or the Disclosure Statement.

To estimate the likely returns to each holder of a Claim against or Interest in each of the Debtors in a Chapter 7 liquidation, the Debtors determined the amount of liquidation proceeds that would be available for distribution and the allocation of such proceeds among the Classes of Claims and Interests based on their relative priority. In conducting this analysis, the Debtors were assisted by their financial advisor, Greenhill & Co., LLC.

Based upon the Liquidation Analysis, the Debtors believe that confirmation of the Plan will provide each holder of a Claim against and Interest in each of the Debtors with a recovery that is not less than such holder would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors and Greenhill, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and their advisors. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION and ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

The Liquidation Analysis assumes a liquidation as of December 31, 2002 (the "Liquidation Date"), and assumes further that the liquidation would be substantially complete within a six-month period. The liquidation of the Debtors' assets through a forced sale under such a compressed time frame will yield values substantially lower than those that could be achieved through a sale process conducted outside the context of a Chapter 7 liquidation. The Wind Down Costs (defined hereinafter) during the six-month liquidation period have been estimated by the Debtors and any deviation from this time frame could have a material impact on the Wind Down Costs, Administrative Claims, proceeds from asset sales, and the ultimate recovery to the holders of Claims against or Interests in the Debtors' Estates. The Debtors have performed an entity-by-entity liquidation analysis assuming, where applicable, a pro rata payment by each of the Debtors of those Claims for which they share joint and several liability (with certain exceptions for Sterling Fibers, Inc.).

The liquidation process would entail the immediate shutdown and sale of the Texas City, Texas petrochemical operations ("Petrochemicals") and the Pensacola, Florida acrylic fibers operations ("Fibers") through an auction process. The Debtors' corporate office is estimated to operate at significantly reduced levels consistent with the expected wind down of the business.

The relative priority of distribution of liquidation proceeds with respect to any Claim or Interest depends on (i) its status as secured, priority unsecured, or non-priority unsecured and (ii) its relative subordination.

In general, liquidation proceeds would be allocated in the following priority:
(i) first, to the Claims of secured creditors to the extent of the value of their collateral; (ii) second, to the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtors' Chapter 7 case, including tax liabilities; (iii) third, to the unpaid Administrative Claims of the Chapter 11 case; (iv) fourth, to Priority Tax Claims and other Claims entitled to priority in payment under the Bankruptcy Code; (v) fifth, to the claims of unsecured creditors calculated on a debtor-specific basis; and (vi) sixth, to stockholders.

The Debtors' liquidation costs in Chapter 7 would include the compensation of a bankruptcy trustee, as well as compensation of counsel and of other professionals retained by such trustee, asset disposition expenses, applicable taxes, litigation costs, claims arising from the operation of the Debtors during the pendency of the Chapter 7 case and all unpaid Administrative Claims incurred by the Debtors during the Chapter 11 case that are Allowed Claims in the Chapter 7 case. The liquidation itself would trigger certain Priority Claims, such as Claims for severance pay to certain employees, which might not otherwise arise in the context of a reorganization of the Debtors.

This Liquidation Analysis is provided solely to discuss the effects of a hypothetical Chapter 7 liquidation of the Debtors. This Liquidation Analysis is based on numerous estimates and assumptions that, although developed and considered reasonable by the Debtors and their financial advisors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors. This Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation.

General Framework for Liquidation Analysis

The Liquidation Analysis assumes the conversion of the Debtors' Chapter 11 cases to Chapter 7 on the Liquidation Date and a six-month liquidation process.

The liquidation process is assumed to entail the immediate shutdown and sale of the Debtors' petrochemical and fibers operations through an expedited auction process. The Debtors' pulp chemicals facility located in Valdosta, Georgia ("Valdosta"), patented pulp generator technology operations ("SCI Generator"), and non-Debtor pulp chemicals entities (collectively, the "Pulp Chemicals Operations") are assumed to continue operating during the liquidation process through the point at which they are each sold pursuant to an expedited Chapter 7 process. The Debtors believe they have made reasonable assumptions regarding the values achievable through such an expedited sale process; however, there can be no assurance that these valuation assumptions would, in fact, be realized in the context of a Chapter 7 liquidation sale process.

With respect to the distribution of the proceeds generated from the sale of the Debtors' assets, the Liquidation Analysis reflects the lien position(s) (or lack thereof) and relative priorities of category of Claims and Interests. In this regard, the Liquidation Analysis reflects the following:

       (i) proceeds from liquidation of current assets are assumed distributed first; proceeds from liquidation of fixed and other assets and proceeds from the expedited sale of Pulp Chemicals Operations are assumed distributed thereafter;

       (ii) all proceeds realized from the sale of working capital assets of the Debtors are assumed to be utilized to satisfy first(1) (x) the DIP facility (the "DIP Facility") current asset revolver (the "Current Asset Revolver") and then (y) the DIP Facility fixed asset revolver (the "Fixed Asset Revolver"), with any excess proceeds being available to satisfy administrative claims, priority claims and other unsecured claims, in order of priority;

       (iii) all proceeds realized from the sale of fixed assets of the Debtors are assumed to be utilized to satisfy first(2) (x) any remaining amount outstanding up to $40 million of the Current Asset Revolver, then (y) any remaining amount outstanding of the Fixed Asset Revolver, and then (z) the Old 12-3/8% Secured Notes, with any excess proceeds being available to satisfy administrative claims, priority claims and other unsecured claims, in order of priority;

       (iv) all proceeds realized from the sale of the equity of Sterling Pulp Chemicals, Ltd. are assumed first split (x) 65% to satisfy the Old 12-3/8% Secured Notes ; and (y) 35% to satisfy first any remaining amounts outstanding under the DIP Facility; and second to Sterling Canada, Inc., whereupon the proceeds will be used to satisfy administrative claims, priority claims and other unsecured claims of Sterling Canada, Inc., in order of priority;

       (v) all proceeds realized from the sale of the equity of Sterling Chemicals Acquisitions, Inc. are to be utilized to satisfy administrative claims, priority claims and other unsecured claims of the Debtors, in order of priority; and

       (vi) all proceeds realized from the sale of unencumbered other assets of each of the Debtors, except as otherwise provided herein, are assumed to be utilized to satisfy administrative claims, priority claims and other unsecured claims, in order of priority on a Debtor-specific basis, with any remaining proceeds flowing to each Debtor's Equity Holders.

______________________

(1) The cash proceeds from the liquidation of the current and fixed assets of the Debtors would also be utilized to satisfy any other claims secured by liens alleged to attach to the Debtors' assets. Such claims may include, but are not limited to, those claims held by BP Chemicals, Inc. under the acrylonitrile production agreement between BP Chemicals, Inc. and Sterling Chemicals that are determined to be secured by BP Chemicals, Inc.'s lien on Sterling Chemical's third acrylonitrile reactor and related equipment at Petrochemicals. For purposes of this analysis, the Debtors have assigned no value to claims alleged to be secured by such liens. To the extent there are allowed claims secured by such liens, the recoveries to the Old 12-3/8% Secured Notes and other junior creditors described herein would be reduced.

(2) See footnote 1, above.




Other Assumptions
-----------------

The following notes describe the other significant assumptions reflected and referred to in the Liquidation Analysis.

Note A - Book Value
The book values used in this Liquidation Analysis are forecasts of the book values that the Debtors believe they will carry on the Liquidation Date.

Note B - Recovery Amount
The recovery amount reflects the Debtors' estimates of the realizable value for each asset category in the context of a Chapter 7 expedited liquidation sale scenario and based on the other assumptions provided for herein.

Note C - Recovery Percentage of Book Value
The recovery percent of book value is listed for informational purposes only.

Note D - Trade Receivables, net
Trade receivables consist primarily of credit given to large, multinational companies with solid credit backing. Receivables deemed uncollectible pursuant to G.A.A.P. in the ordinary course of the Debtors' business have been subtracted from the gross trade receivables balance to calculate the net book value. The net book value amount includes receivables of all Debtor entities.

Note E - Inventory
Inventory consists of the Debtors' finished products, raw materials and supplies, substantially all of which are commodity chemicals. Inventory is valued at the lower of cost or market to derive book value. Some inventory may be unrecoverable, such as in-process inventory.

Note F - Prepaid Expenses
Prepaid Expenses consist primarily of payments made with respect to office space leases, as well as subscriptions and other prepaid activities of the Debtors.

Note G - Chapter 7 Trustee Fees
Section 326 of the Bankruptcy Code generally limits the Chapter 7 trustee fees to 3.0% of all monies disbursed by the Chapter 7 trustee to parties in interest, excluding the Debtor, but including holders of secured claims. In this analysis, Chapter 7 trustee fees were estimated at the cap imposed by
Section 326.

Note H - Present Value of Estimated Liquidation Proceeds
Total estimated liquidation proceeds have been discounted back to the Liquidation Date in order to accurately present the recoveries to holders of Claims and Interests in a form that is comparable under the Plan and a Chapter 7 case. The analysis assumes, for illustrative purposes only, a six-month liquidation period and a 5-1/2% discount rate. The discount rate is calculated by applying an assumed risk premium to the six-month Treasury bill rate.

Note I - Current Asset Revolver
The Current Asset Revolver reflects projected borrowings as of the Liquidation Date under the portion of the DIP Facility secured by a first lien on the Debtors' current assets and, as to the first $40 million in borrowings, a first lien on the Debtors' fixed assets.

Note J - Fixed Asset Revolver
The Fixed Asset Revolver reflects projected borrowings as of the Liquidation Date under the portion of the DIP Facility secured by a second lien on the Debtors' fixed assets and a second lien on the Debtors' current assets.

Note K - Cash Remaining from Liquidation of Current Assets
Reflects the cash remaining from the liquidation of current assets of the Debtors after satisfying the liens against such assets.

Note L - Fixed Assets
Consists primarily of the Debtors' machinery, equipment, land and buildings, net of accumulated depreciation

Note M - Old 12-3/8% Secured Note Claims (including accrued interest)
Consists of the Old 12-3/8% Secured Notes including accrued interest and interest on the accrued interest through the Liquidation Date. The Old 12-3/8% Secured Notes are secured by a third lien on the Debtors' fixed assets, a first lien on 65% of the stock of Sterling Pulp Chemicals, Ltd., Sterling Chemicals Marketing, Inc. and Sterling NRO, Ltd., and a third lien on 100% of the equity securities of the first tier domestic restricted subsidiaries of Sterling Chemicals, Inc.

Note N - Cash Remaining from Liquidation of Fixed Assets
Reflects the cash remaining from the liquidation of the fixed assets of after satisfying the liens against such assets.

Note O - Old 12-3/8% Secured Notes' Cash Proceeds from Liquidation of Fixed Assets
Represents value allocable to the Old 12-3/8% Secured Notes in respect of their lien on the fixed assets of the Debtors. The cash proceeds that the Old 12-3/8% Secured Notes will recover from the liquidation of the fixed assets of the Debtors may be reduced by an amount equal to the allowed amount of any claims that are determined to be secured by liens that are senior to the claims of the Old 12-3/8% Secured Notes. Such claims may include, but are not limited to, those claims held by BP Chemicals, Inc. under the acrylonitrile production agreement between BP Chemicals, Inc. and Sterling Chemicals that are determined to be secured by BP Chemicals, Inc.'s lien on Sterling Chemical's third acrylonitrile reactor and related equipment at Petrochemicals.

Note P - Cash from Lien on 65% of Sterling Pulp Chemicals, Ltd. &
Sterling NRO, Ltd. Stock
Represents value allocable to the Old 12-3/8% Secured Notes in respect of their first lien on 65% of the stock of Sterling Pulp Chemicals, Ltd., Sterling Chemicals Marketing, Inc. and Sterling NRO, Ltd. The value associated with 35% of the stock of Sterling Pulp Chemicals, Ltd. is available (i) first, to satisfy any remaining amounts outstanding under the DIP Facility; (ii) second, to Sterling Canada, Inc., whereupon the proceeds will be used to satisfy administrative claims, priority claims and other unsecured claims of Sterling Canada, Inc. (including any deficiency claim of the Old 12-3/8% Secured Notes arising under Sterling Canada, Inc.'s guarantee thereof), in order of priority; and (iii) third, the stockholders of Sterling Canada, Inc. The liquidation recovery is based upon the Old 12-3/8% Secured Notes' share of the proceeds from an expedited going-concern sale of this property less debt thereon.

Note Q - Old 12-3/8% Secured Notes' Deficiency Claim
Reflects the residual amount of the Old 12-3/8% Secured Notes after liquidating the assets from all of the Debtors upon which the Old 12-3/8% Secured Notes have a lien. Because each of the Debtors (with the exception of Sterling Chemicals Holdings, Inc.) is a guarantor of the Old 12-3/8% Secured Notes, the Old 12-3/8% Secured Notes would be able to participate against each Debtor to the extent of the full amount of their claim not satisfied through the liquidation of security held by that Debtor. This claim is superior to the Old Unsecured Notes at Sterling Chemicals, Inc. pursuant to the contractual subordination arrangement. Accordingly, any value attributable to the Old Unsecured Notes would be applied toward the Old 12-3/8% Secured Notes' deficiency claim.

Note R - Intangible Assets
Consists primarily of a patent on chlorine dioxide generator technology at Sterling Canada, Inc. When this patent is licensed, the Debtors receive revenue when a generator is sold to a mill and also receives royalties from the mill, generally over a ten-year period, based on the amount of chlorine dioxide produced by the generator.

Note S - Unamortized Debt Expense
Unamortized Debt Expense relates to fees paid by the Debtors for financing-related expenses.

Note T - Deferred Receivables
Reflects expected insurance recovery for pending litigation and other deferred receivables.

Note U - Deferred Catalyst Expense
Deferred Catalyst Expense is the unamortized cost of the catalyst installed in product reactors.

Note V - Investments
Investments include advances to and investments in partnerships and joint ventures, including the Debtors' investments in the S&L Cogen facility, an e-commerce chemical trading company and an offshore insurance joint venture. Factors that were considered in determining recovery values include the legal limitation on the sale of the Debtors' interests, the limited number of interested parties and realizable value in the context of a liquidation.

Note W - Long-Term Prepaid Postretirement Benefits
Long-term Prepaid Postretirement Benefits consists of the VEBA Trust for Texas City union medical benefits. In the event that postretirement benefits claimants were entitled to a recovery, the book value amount could be credited to such recovery.

Note X - Other Assets
Consists primarily of capitalized asbestos removal costs of $3.2 million and other miscellaneous amounts.

Note Y - Cash from Lien on 35% of Sterling Pulp Chemicals, Ltd. &
Sterling NRO, Ltd. Stock
Represents value available (i) first, to satisfy any remaining amounts outstanding under the DIP Facility; and (ii) second, to Sterling Canada, Inc., whereupon the proceeds will be used to satisfy administrative claims, priority claims and other unsecured claims of Sterling Canada, Inc. (including any deficiency claim of the Old 12-3/8% Secured Notes arising under Sterling Canada, Inc.'s guarantee thereof), in order of priority.

Note Z - Cash Available for Sterling Chemicals, Inc. from Liquidation of Sterling Chemicals Acquisitions, Inc. Represents value allocable to Sterling Chemicals, Inc. based on its position as the sole stockholder of Sterling Chemicals Acquisitions, Inc. (the beneficial owner of the Saskatoon pulp chemicals facility held at Sterling Pulp Chemicals (Sask) Ltd.). The liquidation recovery is based upon the Debtors' share of the proceeds from an expedited going-concern sale of this property less debt thereon.

Note AA - NRO Intercompany Note
NRO Intercompany Note is a super-priority administrative claim of Sterling NRO, Ltd. (a foreign restricted subsidiary of Sterling Chemicals, Inc.) against Sterling Canada, Inc. pursuant to the intercompany note dated as of July 19, 2001.

Note AB - Chapter 7 Professional Fees and Taxes
Reflects fees for professionals retained by the Chapter 7 trustee and known priority tax claims arising during the Chapter 7 period.

Note AC - Wind Down Costs
Wind Down Costs consist of corporate overhead, severance claims, stay bonuses and other related costs forecasted to be incurred during the Chapter 7 liquidation period.

Note AD - Contingent Administrative Claims (joint and several liability) Reflects an estimate of expected contingent priority claims in the event of a liquidation. Includes claim of PBGC asserted with administrative priority. If PBGC is unsuccessful in obtaining an administrative priority, its claim will be treated as an unsecured claim.

Note AE - Contingent Administrative Claims (Sterling Fibers, Inc. only) Consists of an estimate of the potential environmental costs associated with the shutdown of the acrylic fibers facility at the Sterling Fibers, Inc. entity.

Note AF - Other Administrative/Priority Claims Reflects Chapter 11 professional fees and other priority claims.

Note AG - Debtor Specific Chapter 11 Administrative Claim
Reflects each Debtor's specific administrative claims originated between the Chapter 11 filing date and the Liquidation Date.

Note AH - Pre-Petition Trade Payables
Consists of trade payables due as of the Chapter 11 filing date.

Note AI - Old Unsecured Notes
Represents the Old 11-3/4% Notes and Old 11-1/4% including accrued interest through the Chapter 11 filing date. Pursuant to the contractual subordination of the Old Unsecured Notes versus the Old 12-3/8% Secured Notes, the Old Unsecured Notes cannot receive a recovery unless the Old 12-3/8% Secured Notes are made whole.

Note AJ - Postretirement Benefits
Estimated liability for contractually obligated hourly retiree medical, drug and life insurance premium payments. This amount does not include any claims for retiree medical benefits for current employees.

Note AK - Contingent Liabilities
Contingent Liabilities consist of unsecured claims arising from contract rejections and other contingent liabilities.

Note AL - Old Discount Notes
Represents 13-1/2% discount notes issued by Sterling Chemicals Holdings, Inc. and secured by the stock of Sterling Chemicals, Inc. The stock of Sterling Chemicals, Inc. has zero recovery value, thereby providing the Old Discount Notes with no recovery. The resulting unsecured deficiency claim of the holders of the Old Discount Notes would also have no recovery given its structural subordination.

Sterling Chemicals Holdings, Inc.

Forecasted December 31, 2002

                                                                             ------------------------------------  --------
(US$ in Thousands)                                                               Book     Recovery    Recovery
                                                                              Value (A)  Amount (B)     % (C)       Note
                                                                             ------------------------------------  --------

Current Asset Liquidation
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents                                                         $6,992      $6,992      100.0%
Trade Receivables, net                                                            69,968      62,690       89.6%      D
Inventory                                                                         36,932      27,373       74.1%      E
Prepaid Expenses                                                                   6,547         646        9.9%      F
                                                                                --------     -------       ----
Total Current Assets                                                            $120,439     $97,700       81.1%

Less: Chapter 7 Trustee Fees                                                                  (2,931)                 G
                                                                                             --------
Total Estimated Liquidation Proceeds of Current Assets                                       $94,769

---------------------------------------------------------------------------------------------------------------------------
Present Value of Net Estimated Liquidation Proceeds of Current Assets                        $92,265                  H
---------------------------------------------------------------------------------------------------------------------------

First Lien:
Current Asset Revolver                                                                 -           -        0.0%      I
Second Lien:
Fixed Asset Revolver                                                              69,829      69,829      100.0%      J

---------------------------------------------------------------------------------------------------------------------------
Cash Remaining from Liquidation of Current Assets                                            $22,436                  K
---------------------------------------------------------------------------------------------------------------------------


Fixed Asset Liquidation
---------------------------------------------------------------------------------------------------------------------------

Net Property, Plant and Equipment                                                165,676     229,218      138.4%      L

Less: Chapter 7 Trustee Fees                                                                  (6,877)                 G
                                                                                             --------
Total Estimated Liquidation Proceeds of Fixed Assets                                         222,341

---------------------------------------------------------------------------------------------------------------------------
Present Value of Net Estimated Liquidation Proceeds of Fixed Assets                         $216,468                  H
---------------------------------------------------------------------------------------------------------------------------

First Lien:
Current Asset Revolver                                                                 -           -        0.0%      I
Second Lien:
Fixed Asset Revolver                                                                   -           -        0.0%      J
Third Lien:
Old 12-3/8% Secured Notes (including accrued interest)                           373,373     216,468       58.0%      M

---------------------------------------------------------------------------------------------------------------------------
Cash Remaining from Liquidation of Fixed Assets                                                   $0                  N
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
Old 12-3/8% Secured Notes' Deficiency Claim Calculation
-------------------------------------------------------
Total Claim (including accrued interest)                                                    $373,373                  M

Cash from Debtors' Fixed Asset Liquidation                                                   216,468                  O
Cash from Lien on 65% of Pulp Ltd. & NRO, Ltd. Stock                                         107,088                  P
                                                                                            --------
Old 12-3/8% Secured Notes' Deficiency Claim                                                  $49,817                  Q
---------------------------------------------------------------------------------------------------------------------------

                                                               Page 1 of 3

Sterling Chemicals Holdings, Inc.

Forecasted December 31, 2002
                                                                             ------------------------------------  --------
(US$ in Thousands)                                                               Book     Recovery    Recovery
                                                                              Value (A)  Amount (B)     % (C)       Note
                                                                             ------------------------------------  --------

Other Assets Liquidation
---------------------------------------------------------------------------------------------------------------------------

Intangible Assets                                                                  8,047      38,510      478.6%      R
Unamortized Debt Expense                                                           7,214           -        0.0%      S
Deferred Receivables                                                               4,017           -        0.0%      T
Deferred Catalyst Expense                                                         13,034           -        0.0%      U
Investments                                                                        6,908       3,454       50.0%      V
Long-Term Prepaid Postretirement Benefits                                          3,000           -        0.0%      W
Other Assets                                                                       4,057         406       10.0%      X
                                                                                 -------      ------
Total other assets                                                                46,277      42,369       91.6%

Less: Chapter 7 Trustee Fees                                                                  (1,271)                 G
                                                                                              -------
Total Estimated Liquidation Proceeds of Other Assets                                          41,098

---------------------------------------------------------------------------------------------------------------------------
Present Value of Liquidation Proceeds of Other Assets                                        $40,013                  H

Add:
Cash Remaining from Liquidation of Current Assets                                            $22,436                  K
Cash Remaining from Liquidation of Fixed Assets                                                    -                  N
Cash Available for Sterling Canada, Inc. from Liquidation of
    Sterling Pulp Chemicals, Ltd. & NRO, Ltd.                                                 57,663                  Y
Cash Available for Sterling Chemicals, Inc. from
    Liquidation of Sterling Chemicals Acquisition                                             79,963                  Z
                                                                                            ---------
Total Proceeds Available for Administrative Claims                                          $200,075
---------------------------------------------------------------------------------------------------------------------------

Administrative Claims
---------------------
  Current Asset Revolver                                                               -           -        0.0%      I
  Fixed Asset Revolver                                                                 -           -        0.0%      J

  Superpriority Claims
    NRO Intercompany Note                                                         19,409      19,409      100.0%     AA

  Chapter 7 Taxes and Professional Fees                                            9,000       9,000      100.0%     AB
   Wind Down Costs                                                                 6,000       6,000      100.0%     AC
   Contingent Administrative Claims (joint and several)                          144,375     144,375      100.0%     AD
   Contingent Administrative Claims (Sterling Fibers, Inc. only)                  50,000       5,249       10.5%     AE
     Subtotal of Chapter 7 Administrative Claims                                 209,375     164,624       78.6%

Administrative Claims Arising During Chapter 11:
  Other Administrative/Priority Claims                                             6,000       6,000      100.0%     AF
  Debtor Specific Chapter 11 Administrative Claims:                                                                  AG
  Sterling Chemicals, Inc.                                                        22,800       5,450       23.9%
  Sterling Energy, Inc.                                                                -           -        0.0%
  Sterling Canada, Inc.                                                              100         100      100.0%
  Sterling Pulp Chemicals, Inc.                                                    1,000          86        8.6%
  Sterling Pulp Chemicals US, Inc.                                                   100          11       10.7%
  Sterling Fibers, Inc.                                                            1,955           -        0.0%
  Sterling Chemicals International, Inc.                                               -           -        0.0%

---------------------------------------------------------------------------------------------------------------------------
Cash Available for Unsecured Claims                                                           $4,395
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Cash Available for Unsecured Claims                                                           $4,395
---------------------------------------------------------------------------------------------------------------------------


                                                                 Page 2 of 3

Sterling Chemicals Holdings, Inc.

Forecasted December 31, 2002

                                                                             ------------------------------------  --------
(US$ in Thousands)                                                               Book     Recovery    Recovery
                                                                              Value (A)  Amount (B)     % (C)       Note
                                                                             ------------------------------------  --------
Allowed Pre-Petition Trade Payables:                                                                                 AH
  Sterling Chemicals, Inc.                                                        15,500           -        0.0%
  Sterling Energy, Inc.                                                                -           -        0.0%
  Sterling Canada, Inc.                                                              300           5        1.6%
  Sterling Pulp Chemicals, Inc.                                                    1,900           -        0.0%
  Sterling Pulp Chemicals US, Inc.                                                     -           -        0.0%
  Sterling Fibers, Inc.                                                              600           -        0.0%
  Sterling Chemicals International, Inc.                                               -           -        0.0%
  Old 12-3/8% Secured Notes' Deficiency Claim                                     49,817       4,390        8.8%      Q
  Old 11-3/4% Notes                                                              288,500           -        0.0%     AI
  Old 11-1/4% Notes                                                              155,000           -        0.0%     AI
  Postretirement Benefits                                                         17,000           -        0.0%     AJ
  Contingent Liabilities                                                         300,000           -        0.0%     AK
                                                                                --------       ------
    Total Unsecured Claims of Sterling Chemicals, Inc.                          $805,927          $0        0.0%

  Old Discount Notes                                                            $190,200           -        0.0%     AL


Sterling Chemicals Holdings, Inc.

Summary of Recoveries
------------------------------------------------------------------------------------------------------------------

                                                             -----------------------------------------     -------
(US$ Thousands)                                                               Recovery     Recovery
                                                                $ Amount       Amount         %            Notes
                                                             -----------------------------------------     -------
Current Asset Revolver                                                   $0           $0         0.0%        I
Fixed Asset Revolver                                                 69,829       69,829       100.0%        J

Chapter 7 Taxes and Professional Fees                                 9,000        9,000       100.0%        AB
Wind Down Costs                                                       6,000        6,000       100.0%        AC
Contingent Administrative Claims (joint and several)                144,375      144,375       100.0%        AD
Contingent Administrative Claims (Sterling Fibers, Inc. only)        50,000        5,249        10.5%        AE

NRO Intercompany Note                                                19,409       19,409       100.0%        AA

Other Administrative/Priority Claims                                  6,000        6,000       100.0%        AF
Debtor Specific Chapter 11 Administrative Claims:                                                            AG
Sterling Chemicals, Inc.                                             22,800        5,450        23.9%
Sterling Energy, Inc.                                                     -            -         0.0%
Sterling Canada, Inc.                                                   100          100       100.0%
Sterling Pulp Chemicals, Inc.                                         1,000           86         8.6%
Sterling Pulp Chemicals US, Inc.                                        100           11        10.7%
Sterling Fibers, Inc.                                                 1,955            -         0.0%
Sterling Chemicals International, Inc.                                   -             -         0.0%
                                                                    -------      -------
Total                                                                25,955        5,647        21.8%

Old 12-3/8% Secured Notes Recovery Calculation
Cash from Debtors' Fixed Asset Liquidation                                       216,468                     O
Cash from Lien on 65% of Pulp Ltd. & NRO, Ltd. Stock                             107,088                     P
Cash from Deficiency Claim                                                         4,390                     Q
                                                                                 -------
Old 12-3/8% Secured Notes                                           373,373      327,946        87.8%        M

Unsecured Claims:
Old 11-3/4% Notes                                                   288,500            -         0.0%        AI
Old 11-1/4% Notes                                                   155,000            -         0.0%        AI
Allowed Pre-Petition Unsecured Claims:                                                                       AH
Sterling Chemicals, Inc.                                             15,500            -         0.0%
Sterling Energy, Inc.                                                     -            -         0.0%
Sterling Canada, Inc.                                                   300            5         1.6%
Sterling Pulp Chemicals, Inc.                                         1,900            -         0.0%
Sterling Pulp Chemicals US, Inc.                                          -            -         0.0%
Sterling Fibers, Inc.                                                   600            -         0.0%
Sterling Chemicals International, Inc.                                    -            -         0.0%
Postretirement Benefits                                              17,000            -         0.0%        AJ
Contingent Liabilities                                              300,000            -         0.0%        AK
Total Unsecured Claims                                             $778,800           $5         0.0%

Old Discount Notes                                                 $190,200           $0         0.0%        AL


                                                                Page 4 of 4